Exhibit 10.1

Execution Copy

LOAN AGREEMENT

Dated as of October 7, 2011

among

TIMES SQUARE HOTEL OWNER, LLC,
as Borrower,

TIMES SQUARE HOTEL OPERATING LESSEE, LLC,

as Operating Lessee,

EUROHYPO AG, NEW YORK BRANCH,
as Agent for the Lenders,

EUROHYPO AG, NEW YORK BRANCH,
as Lender,

AAREAL CAPITAL CORPORATION,

as Lender

and

EUROHYPO AG, NEW YORK BRANCH,
and
AAREAL CAPITAL CORPORATION,

as Joint Lead Arrangers

i

ARTICLE XI	SIGNAGE COLLATERAL RELEASE	154
Section 11.1	Signage Collateral Release	154

Exhibits and Schedules
Exhibit A:	The Land
Exhibit B:	Form of Note
Exhibit C:	Definition of Single Purpose Entity
Exhibit D:	Required Amortization Payments
Schedule 1.1	Example of Net Operating Income
Schedule 2.7(a):	Interest Rate Protection Agreement Acknowledgement
Schedule 5:	Exceptions to Representations and Warranties
Schedule 5.11:	Accounts
Schedule 5.17A:	Agreements Containing Option to Purchase or Right of First Refusal
Schedule 5.17B:	Material Operating Agreements
Schedule 5.17C:	Amendments to Certain Agreements
Schedule 5.26	Collective Bargaining Agreements
Schedule 6.11:	Insurance Requirements
Schedule 6.20	Organizational Chart
Schedule 6.34	Required Repairs
Schedule 6.38	Post-Closing Deliverables
Schedule 8.5:	Assignment and Acceptance

v

LOAN AGREEMENT

This LOAN AGREEMENT (this “Loan Agreement”) dated as of October 7, 2011 by and among TIMES SQUARE HOTEL OWNER, LLC, a Delaware limited liability company, having offices at 120 Vantis, Suite 350, Aliso Viejo, California 92656 (“Borrower”), TIMES SQUARE HOTEL OPERATING LESSEE, LLC, a Delaware limited liability company, having offices at 120 Vantis, Suite 350, Aliso Viejo, California 92656 (“Operating Lessee”; Borrower and Operating Lessee are each sometimes referred to as a “Loan Party” and collectively as “Loan Parties”), EUROHYPO AG, NEW YORK BRANCH, having offices at 1114 Avenue of the Americas, New York, New York 10036, as agent for the Lenders (in its capacity as agent, together with its permitted successors and assigns, “Agent”), as Joint Lead Arranger and as “Lender”, AAREAL CAPITAL CORPORATION, a Delaware corporation, having offices at 250 Park Avenue, Suite 820, New York, New York 10177, as Joint Lead Arranger and as “Lender”, and the other lenders party to this Loan Agreement from time to time (Eurohypo, Aareal and such lenders, together with their respective permitted successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as “Lenders”).

W I T N E S S E T H:

WHEREAS, Borrower is the owner of (a) a fee and leasehold interest in certain real property and (b) the improvements constructed thereon, which are collectively known as “The Doubletree Guest Suites Times Square” located in New York, New York, which property is more particularly described in Exhibit A attached hereto (the “Land”);

WHEREAS, Borrower, as lessor, and Operating Lessee, as lessee, are parties to that certain Lease Agreement dated as of December 28, 2006, as amended by that certain First Amendment of Operating Lease Agreement dated September 16, 2009 (the “Operating Lease;”); and

WHEREAS, Borrower wishes to borrow $180,000,000.00 (the “Loan Amount”) from Lenders upon the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  For purposes of this Loan Agreement, the following terms shall have the respective meanings set forth in this Article I:

“Aareal” means Aareal Capital Corporation, its successors or assigns by merger, consolidation, sale of all or substantially all of its assets or interests in one or a series of related transactions or other corporate reorganization.

“Acceleration Event” means the occurrence and continuance of the principal balance of the Loan being immediately due and payable in accordance with this Loan Agreement.

“Account(s)” means, collectively, the Tenant Security Account (if any), the Additional Cash Collateral Account, the Capital/FF&E Reserve Account, the Cap Extension Fee Reserve Account, the Cash Management Account, the Casualty/Taking Account, the Clearing Account, Debt Service Account, the Tax and Insurance Reserve Account and the Operating Account.

“Additional Cash Collateral Account” has the meaning set forth in the Cash Management Agreement.

“Additional Costs” has the meaning set forth in Section 2.12(c).

“Additional Interest” means, without duplication, all sums payable pursuant to Sections 2.8, 2.9, 2.10 and 2.12.

“Additional Transfer” has the meaning set forth in Section 8.1(b).

“Adjusted Debt Service” means as of any Testing Determination Date, the greatest of:

(a)           the Debt Service as of the applicable Testing Determination Date (provided that, with respect to the first three (3) Testing Determination Dates which shall occur during the term of the Loan, the Debt Service shall be annualized based upon the period commencing on the Closing Date and ending on such Testing Determination Date);

(b)           the aggregate amount of interest and principal amortization payments that would be payable over a twelve (12) month period on a hypothetical 30-year fully amortizing loan in an original principal amount equal to the outstanding principal amount of the Loan as of the applicable Testing Determination Date with an interest rate equal to the sum of the Treasury Rate plus two and one-quarter percent (2.25%) and which requires monthly constant payments of principal and interest on the first date of each month throughout the term of such loan; and/or

(c)           the product of (i) the outstanding principal amount of the Loan as of the Testing Determination Date multiplied by (ii) seven percent (7.00%).

“Adjusted Debt Service Coverage Ratio” means as of any Testing Determination Date, the ratio of (i) the Net Operating Income for the trailing twelve (12) month period ending on the Testing Determination Date to (ii) the Adjusted Debt Service applicable to such twelve (12) month period.

“Administrative Fee” has the meaning set forth in the Loan Fee Letter.

“Advance Date” has the meaning set forth in Section 2.5(f).

“Affected Lender” has the meaning set forth in Section 2.12(e).

“Affiliate” means, with respect to any Person, any other Person:

(a)           which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person or is an executive officer or board member (or other member of an equivalent governing body) of such Person; or

(b)           which, directly or indirectly, beneficially owns or holds ten percent (10%) or more of any class of stock or any other ownership interest in such Person;

(c)           which is a member of the family (as defined in Section 267(c)(4) of the IRC) of such Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the IRC) of such Person; or

(d)           which is a subsidiary (whether direct or indirect), general partner, controlling shareholder, managing member, executive officer or board member (or other member of an equivalent governing body) of such Person.

“Agent” has the meaning set forth in the first paragraph of this Loan Agreement.

“Agent Parties” has the meaning set forth in Section 6.1(l).

“Agent’s Counsel” means such counsel as Agent from time to time may engage on behalf of itself and/or Lenders.

“Agent’s Counsel Fees” means the reasonable, documented out-of-pocket fees and disbursements of Agent’s Counsel for services heretofore or hereafter rendered to Agent on behalf of itself and/or Lenders in connection with the Loan (except as otherwise set forth herein), including the preparation, negotiation, administration and modification of the Loan Documents, and the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transaction Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Applicable Accounting Standards” means (i) with respect to reports prepared by Loan Parties or a Guarantor, GAAP, and (ii) with respect to reports prepared by Property Manager, the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition (unless otherwise set forth in the Management Agreement), consistently applied.

“Applicable Interest Rate” has the meaning set forth in Section 2.2(a).

“Appraisal” means a written appraisal report of the Premises as the term “appraisal” is defined in the Code of Professional Ethics of the Appraisal Institute, meeting the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, prepared by a professional appraiser retained by Agent at Borrower’s expense (to the extent provided in Section 6.5) who is a member of the Appraisal Institute, addressed to Agent and in form, scope and substance reasonably satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value.

“Appraisal Update” means any written supplement or “update” to an Appraisal required hereunder, prepared by a professional appraiser retained by Agent at Borrower’s expense (to the extent provided in Section 6.5) who is a member of the Appraisal Institute, addressed to Agent and in form, scope and substance reasonably satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value.

“Appraised Value” means the “as-is” fair market value of the Premises, which would be obtained in an arm’s length sale of the Premises between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, on the appraisal date of the Appraisal or Appraisal Update, as applicable.

“Approved Assignee” means an Eligible Assignee which, as of the date of determination, is not then directly or through an Affiliate adverse to Agent or its Affiliates in any pending litigation, action, proceeding, mediation or arbitration involving claims or counterclaims of fraud or bad faith against such Eligible Assignee or Affiliate.

“Approved Bank” means Agent and any other bank or other financial institution, the long term senior unsecured debt obligations of which are rated at least “A” by Standard & Poor’s or equivalent rating by Moody’s or Fitch Inc.

“Approved Capital/FF&E Expenditures Budget” means, for any fiscal year of Loan Parties, the Capital/FF&E Expenditures Budget approved (or deemed approved) by Agent pursuant to Section 6.1(j), and any amendments or modifications thereto approved (or deemed approved) by Agent pursuant to Section 6.1(j).

“Assignee” has the meaning set forth in Section 8.1.

“Assignment and Acceptance” has the meaning set forth in Section 8.5.

“Assignment of Agreements” means that certain Assignment of Agreements dated as of the Closing Date made by Loan Parties in favor of Agent.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents dated as of the Closing Date made by Loan Parties in favor of Agent.

“Authorized Agent Representative” means Annabelle Librojo, with a copy to portfoliooperations-us@ehus.com, and any other person designated as such by Agent from time to time for purposes of Sections 2.3(c) or (d) by delivery of a notice to Loan Parties.

“Authorized Loan Parties’ Representative” means either of Lindsay Monge or Bryan Giglia and any other Person designated as such by Loan Parties from time to time for purposes of Sections 2.3(c) or (d) by delivery of a notice to Agent.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Proceeding” means with respect to any Person, (i) consenting in writing to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitting in writing its inability to pay its debts generally as they become due or (iii) filing a petition, or otherwise instituting, or consenting in writing to the institution against it of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Base Rate” means, as of any date of determination, the sum of (a) the highest of (i) the prime rate announced from time to time by Eurohypo, (ii) the Federal Funds Rate plus one-half of one percent (0.50%) per annum, or (iii) the sum of (X) the LIBOR Rate (for a three (3) month Interest Period) plus (Y) 2.86222% (which is the difference between LIBOR, as of the Closing Date, and the prime rate announced by Eurohypo, as of the Closing Date).  Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.  For purposes of this definition, the LIBOR Rate referred to above shall be the London Interbank Offered Rate for a three (3) month period, as determined by Agent based on quotes or other information available to it, and shall not be required to be determined strictly in accordance with the requirements of the definition of “LIBOR Rate” and the notice and other provisions applicable thereto as set forth herein, plus (b) the Margin.

“Borrower” has the meaning set forth in the first paragraph of this Loan Agreement.  For the avoidance of doubt, in no event shall Operating Lessee be deemed a co-borrower under the Loan, and any and all agreements, covenants and other undertakings of Operating Lessee hereunder shall be limited solely to itself and the performance of its own obligations.

“Borrower Materials” has the meaning set forth in Section 6.1(l).

“Breakage Costs” has the meaning set forth in Section 2.8.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, London, England or Frankfurt, Germany are authorized or required by law or executive order to close.

“Calendar Quarter” means each of the periods of January 1 through the immediately succeeding March 31, April 1 through the immediately succeeding June 30, July 1 through the immediately succeeding September 30, and October 1 through the immediately succeeding December 31.

“Cap Extension Fee” has the meaning set forth in Section 2.7(h).

“Cap Extension Fee Reserve Account” has the meaning set forth in the Cash Management Agreement.

“Capital/FF&E Expenditures” means expenditures for (a) capital alterations or improvements to the Premises which are required or permitted under Applicable Accounting Standards to be capitalized or (b) the repair, replacement or acquisition (as appropriate) of FF&E.

“Capital/FF&E Expenditures Budget” means, for any fiscal year of Loan Parties, a budget for Capital/FF&E Expenditures delivered to Agent pursuant to Section 6.1(j).

“Capital/FF&E Reserve Account” has the meaning set forth in the Cash Management Agreement.

“Capital/FF&E Reserve Amount” means, for any calendar month, an amount equal to four percent (4%) of FF&E Gross Revenues for the month prior to the immediately preceding calendar month, e.g., the Capital/FF&E Reserve Amount due and payable on November 1, 2011 will be four percent (4%) of FF&E Gross Revenues for September, 2011.

“Capital/FF&E Reserve Fund” has the meaning set forth in Section 3.4.

“Cash Collateral Payment Amount” has the meaning assigned in the Cash Management Agreement.

“Cash Management Account” has the meaning assigned in the Cash Management Agreement.

“Cash Management Agreement” means that certain Cash Management and Security Agreement among Borrower, Operating Lessee, Agent (on behalf of the Lenders), and the Depository Bank, dated as of the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

“Cash Sweep Condition” shall exist:

(a)                                  during the continuance of an Event of Default; and/or

with respect to each Testing Determination Date (i) from the thirtieth (30th) day after the delivery of a Compliance Statement required to be delivered to Agent pursuant to Section 6.1(c) for the Calendar Quarter ending on such Testing Determination Date which provides that the Adjusted Debt Service Coverage Ratio for the applicable Calendar Quarter is less than 1.25:1.00 (the “Minimum DSCR”) or (ii) if the Compliance Statement required to be delivered to Agent pursuant to Section 6.1(c) for the Calendar Quarter ending on such Testing Determination Date is not delivered to Agent by the date required under Section 6.1(c), from such date of required delivery unless, in the case of clause (i) (but not clause (ii)), Borrower shall have either within such thirty (30) day period (y) made a partial prepayment of the Loan in an amount such that, after giving effect thereto as though such prepayment was made on the first day of the twelve (12) month period ending on such Testing Determination Date (but, for the avoidance of doubt, giving effect to Required Amortization Payments and other payments of principal actually received during such twelve (12) month period), the Adjusted Debt Service Coverage Ratio would be greater than or equal to the Minimum DSCR (which prepayment Borrower shall not be permitted to make prior to the Permitted Prepayment Date) or z) delivered to Agent a Cash Sweep Letter of Credit in an amount which if deducted from the outstanding principal amount of the Loan on the first day of the twelve (12) month period ending on such Testing Determination Date (but, for the avoidance of doubt, giving effect to Required Amortization Payments and other payments of principal actually received during such twelve (12) month period) would cause the Adjusted Debt Service Coverage Ratio to be greater than or equal to the Minimum DSCR; and in the case of any Cash Sweep Condition occurring under clauses (i) and/or (ii) above, such Cash Sweep Condition shall continue to exist thereafter until the Adjusted Debt Service Coverage Ratio shall be equal to or greater than 1.35:1.00 for two (2) consecutive Testing Determination Dates.  Notwithstanding the foregoing, any Cash Sweep Condition which commenced solely with respect to the matter described in clause (b)(ii) above shall end upon the delivery of the Compliance Statement then required to be delivered to Agent pursuant to Section 6.1(c), if such Compliance Statement provides that the Adjusted Debt Service Coverage Ratio was equal to or greater than the Minimum DSCR as of the last Testing Determination Date, but only to the extent that such Compliance Statement is delivered to Agent within thirty (30) days of the date due, it being agreed that this provision shall not be applicable with respect to any Compliance Statement which is delivered more than thirty (30) days after the date due.

“Cash Sweep Letter of Credit” means a Letter of Credit in an amount which if deducted from the outstanding principal amount of the Loan on the first day of the twelve (12) month period ending on such Testing Determination Date (but, for the avoidance of doubt, giving effect to Required Amortization Payments and other payments of principal actually received during such twelve (12) month period) would cause the Adjusted Debt Service Coverage Ratio to be greater than or equal to the Minimum DSCR.

“Casualty” means damage or destruction to all or any part of the Premises.

“Casualty/Taking Account” has the meaning assigned in the Cash Management Agreement.

“Casualty Threshold” means $10,000,000.

“Central Bank Pledge” has the meaning set forth in Section 8.1.

“Claim” has the meaning set forth in Section 10.1(a).

“Clearing Account” has the meaning assigned in the Cash Management Agreement.

“Clearing Account Agreement” means the Cash Management and Multi Party Lockbox Operating Agreement among Borrower, Operating Lessee, Agent, and the Clearing Bank pertaining to the Clearing Account, dated as of the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

“Clearing Bank” has the meaning assigned in the Cash Management Agreement.

“Closing” means the execution and delivery of this Loan Agreement and the funding of the Loan.

“Closing Date” means the date upon which the Closing occurs.

“Collateral” means the Mortgaged Property and all other property, real or personal, tangible or intangible, and all Loan Parties’ rights thereto, now or hereafter pledged, mortgaged, assigned or delivered pursuant or with respect to the Loan Documents or otherwise by Loan Parties to Agent and/or Lenders as security for the Obligations.

“Commitment(s)” means, (a) as to any Lender, the commitment of such Lender with respect to the Loan in the amount set forth on the signature page hereto, and hereafter, as any Lender’s commitment shall be established pursuant to any Assignment and Acceptance by which such Lender becomes a Lender or by which such Lender assigns all or any portion of its rights and/or obligations in and to the Loan and the other Loan Documents to an Assignee, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Loan, which aggregate commitment shall be the Loan Amount on the Closing Date, as the amounts set forth in the foregoing clauses (a) and (b) may be adjusted in accordance with this Loan Agreement.

“Comparable Standards” means the standards of management, operation and maintenance of 3.5 star hotels in the Borough of Manhattan, New York which are comparable to the Premises in size, facilities, amenities, quality and nature.

“Compliance Statement” has the meaning set forth in Section 6.1(c).

“Condemnation Threshold” means $10,000,000.

“Constituent Member(s)” means any direct shareholder, member or partner in Loan Parties and any person or entity that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities is a member or partner in Loan Parties or owns an interest in Loan Parties.

“Contingent Obligations” means contingent indemnity obligations of Loan Parties which survive the repayment of the principal amount of the Loan and Interest for which no claim has been asserted by Agent or Lenders (other than such claims which have been settled and paid).

“Control” (and its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, by contract or otherwise; provided that neither a change in the composition of the board of directors of Guarantor nor the change in the identity of any officer of Guarantor shall be deemed to constitute a change of Control.

“Debt Service” means as of any Testing Determination Date, the sum of (i) the Required Amortization Payments under the Loan Documents for the twelve (12) month period ending on the applicable Testing Determination Date and (ii) the scheduled Interest payments

(net of any payments received on account of any Interest Rate Protection Agreement in effect) due under the Loan Documents for the twelve (12) month period ending on the applicable Testing Determination Date.  All of such calculations shall be subject to the reasonable approval of Agent.

“Debt Service Account” has the meaning assigned in the Cash Management Account.

“Debt Service Coverage Ratio” means as of any Testing Determination Date, the ratio of (i) the Net Operating Income for the trailing twelve (12) month period ending on the Testing Determination Date to (ii) (A) during the period from the Closing Date to the date which is two (2) years after the Closing Date, the Debt Service applicable to such twelve (12) month period (provided that, with respect to the first three (3) Testing Determination Dates which shall occur during the term of the Loan, the Debt Service shall be annualized based upon the period commencing on the Closing Date and ending on such Testing Determination Date) and (B) thereafter, the greater of (1) the Debt Service as of the applicable Testing Determination Date and (2) the product of (I) the outstanding principal amount of the Loan as of the Testing Determination Date multiplied by (II) six percent (6%).  The Debt Service Coverage Ratio shall be as determined by Agent based upon the most recent Compliance Statements required to have been submitted (or, if no such reports have been so submitted, such other information as Agent shall determine in its sole and absolute discretion), which determination shall be conclusive in the absence of manifest error.

“Debt Yield” means the ratio expressed as a percentage of (a) Net Operating Income for the applicable period to (b) the outstanding principal amount of the Loan as of the date of determination.  The Debt Yield shall be as determined by Agent, and based upon the most recent reports submitted by Loan Parties pursuant to Section 6.1 or more recent monthly information submitted by Loan Parties (or, if the most recent report or more recent monthly information has not been submitted pursuant to such section or otherwise, based on such other information as Agent shall determine in its reasonable discretion), which determination shall be conclusive in the absence of manifest error.

“Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default DSCR” has the meaning set forth in Section 6.33.

“Default DSCR Cash Deposit” means a cash deposit in an amount which if deducted from the outstanding principal of the Loan as of the first day of the twelve (12) month period ending on the most recent Testing Determination Date (but, for the avoidance of doubt, giving effect to Required Amortization Payments and other payments of principal actually received during such twelve (12) month period) would cause the Debt Service Coverage Ratio to be greater than or equal to the Default DSCR.  At Borrower’s election, the Default DSCR Cash Deposit may be applied to the Obligations without any Prepayment Fee.

“Default DSCR Letter of Credit” means a Letter of Credit in an amount which if deducted from the outstanding principal of the Loan as of the first day of the twelve (12)

month period ending on the most recent Testing Determination Date (but, for the avoidance of doubt, giving effect to Required Amortization Payments and other payments of principal actually received during such twelve (12) month period) would cause the Debt Service Coverage Ratio to be greater than or equal to the Default DSCR.

“Default Rate” means a rate per annum equal to five percent (5%) plus the Base Rate as in effect from time to time; provided, however, that in no event shall the Default Rate exceed the maximum rate allowed by applicable law.

“Defaulting Lender(s)” has the meaning set forth in Section 9.14(a).

“Disclosure Documents” has the meaning set forth in Section 8.4(a).

“Depository Bank” means at any time Agent (or its designee) or any other depository bank approved by Agent which is party to the Cash Management Agreement.  If required by Agent, Agent shall be the Depository Bank under the Cash Management Agreement.

“Documentation” has the meaning set forth in Section 10.24.

“Dollars” or the sign “$” means dollars in the lawful currency of the United States of America.

“Eligibility Requirements” means, with respect to any Person in connection with a Pfandbrief Transfer, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

“Eligible Assignee” means any of the following which is not an Affiliate of Loan Parties or Guarantor:

(a)                                  a Lender;

(b)                                 Agent;

(c)                                  an Affiliate of any Lender or Agent (but not any natural person);

(d)                                 a commercial bank organized under the laws of the United States, or any State thereof, which is not directly or indirectly an Affiliate of Loan Parties and which has (x) total assets in excess of $5,000,000,000 and (y) a combined capital and surplus of at least $500,000,000;

(e)                                  a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country which is not directly or indirectly an Affiliate of Loan Parties and has (x) total assets in excess of $5,000,000,000 and (y) a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD;

(f)                                    a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States which is not directly or indirectly an Affiliate of Loan Parties, and has assets of at least $5,000,000,000;

(g)                                 a pension fund in the business of making loans, or an Affiliate thereof organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State which is not directly or indirectly an Affiliate of Loan Parties and has (1) total assets of at least $5,000,000,000 and (2) a net worth of at least $500,000,000;

(h)                                 a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Loan Party or directly or indirectly an Affiliate of a Loan Party) organized under the Laws of any State of the United States, and licensed or qualified to conduct such business under the Laws of any such State and having (1) total assets of at least $2,500,000,000 and (2) a net worth of at least $500,000,000; provided, however, that as long as no Event of Default exists, Borrower’s consent shall be required (which consent shall not be unreasonably withheld, conditioned or delayed) for any such nationally recognized investment banking company or other financial institution (including, without limitation, any private equity fund) that has previously made a direct or indirect debt or equity investment in the Premises or is in the business of owning and operating hotels;

(i)                                     any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; or

(j)                                     (1) any other Person into which, or with which, Eurohypo is merged, consolidated or reorganized, or which is otherwise a successor to Eurohypo by operation of law, or which acquires all or substantially all of the assets of Eurohypo; (2) any other Person which is a successor to the business operations of Eurohypo and engages in substantially the same activities; or (3) any Affiliate of the Persons described in clauses (2) and (3) of this definition.

“Enforcement Action Plan” has the meaning set forth in Section 9.16(f).

“Environmental Indemnity” means that certain Environmental Indemnity dated as of the Closing Date made by Borrower and Guarantor in favor of Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any organization, trade or business, or other arrangement (whether or not incorporated) which is a member of a group of which either Loan Parties is also a member and which is treated as a single employer within the meaning of IRC, Section 414(b), (c), (m) or (o) or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of Loan Parties or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of either Loan Party or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution, or threat of institution, of proceedings to terminate or appoint a trustee to administer a Pension Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Pension Plan or Multiemployer Plan, (h) the imposition of a lien under IRC Section 430(k) or Section 303(k) of ERISA on either Loan Party or any ERISA Affiliate, (i) the failure with respect to any Pension Plan to satisfy the minimum funding standards IRC Section 412 or Section 302 of ERISA, whether or not waived, or (j) any event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the imposition on either Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurohypo” means Eurohypo AG, New York Branch, its successors or assigns by merger, consolidation, sale of all or substantially all of its assets or interests in one or a series of related transactions or other corporate reorganization.

“Event of Default” has the meaning set forth in Section 7.1.

“Excluded Sums” has the meaning set forth in Section 9.3.

“Excluded Taxes” means (a) income, franchise, branch profits or similar Taxes imposed on (or measured by) any Person’s net income or net profits by any jurisdiction (other than a jurisdiction (other than the State of New York and any political subdivision thereof, it being agreed that income taxes payable by any Lender in the State of New York and any political subdivision thereof shall constitute Excluded Taxes) in which such Person would not have a connection but for and solely as a result of its execution, delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder); (b) withholding Taxes, except to the extent imposed solely as a result of a change in applicable law occurring after (i) the date that such Person became a party to this Loan Agreement, or (ii) with respect to an assignment, acquisition, designation of a new applicable lending office or the appointment of a successor Agent or other transfer, the effective date thereof, except that such Person shall be entitled to additional amounts for withholding Taxes to the extent that such Person’s predecessor was entitled to such amounts (or in the case of a designation of a new applicable lending office, to the extent such Person was entitled to such amounts with respect to its prior applicable lending office) and (c) Taxes imposed by reason of the failure of Agent or such Person to comply with its obligations under Section 2.10 and/or Section 9.10.

“Exercise Notice” has the meaning set forth in Section 9.14(c).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (based on a 360-day year) equal, for each day of such period, to the rate of interest quoted at 11:00 a.m. New York time charged on overnight federal funds transactions with member banks of the Federal Reserve System.

“FF&E” has the meaning set forth in the Mortgage.

“FF&E Gross Revenues” means “Gross Receipts” as defined in the Management Agreement.

“Franchisor Warning Notice” means the receipt by Agent of written notice from a franchisor under a Franchise Agreement that the Premises is not being maintained in accordance with the requirements of such Franchise Agreement (which condition could, after expiration of all applicable notice and cure periods, result in a default under the Franchise Agreement) or that a default by the franchisee otherwise exists under the terms of such Franchise Agreement.

“Funding Direction Letter” means that certain Funding Direction Letter dated as of the Closing Date from Borrower to Agent.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board and which are consistently applied for all periods, so as to properly reflect the financial position of a Person.

“Government List” means (a) the OFAC SDN List, (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Loan Parties in writing is now included in “Government Lists,” (c) any similar lists maintained by (i) the United States Department of State, (i) the United States Department of Commerce, (ii) any other U.S. Governmental Authority, (iii) the European Union or (iv) the Federal Republic of Germany or (d) any similar lists maintained pursuant to any Executive Order of the President of the United States of America that Agent notified Loan Parties in writing is now included in “Government Lists.”

“Governmental Authority” means any federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency, committee, or quasi-governmental unit whether of the United States of America or any instrumentality of any of them, or any other political subdivision thereof.  For purposes of Section 2.12, “Governmental Authority” shall include the European Union and the Federal Republic of Germany and any government, department, commission, board, court, agency, committee, quasi-governmental unit, any other political subdivision thereof or any instrumentality of any of them.

“Gross Revenues” means all revenue of Loan Parties derived from the ownership and operation of the Premises from whatever source determined on cash basis (provided that, for the purpose of determining Net Operating Income, Gross Revenues shall be determined on an accrual basis), including, but not limited to, revenues from the rental of guest rooms, whether to individuals, groups or transients; revenues from the sale of food and beverages, whether from restaurants, room service, catering or otherwise; revenues from vending machines, honor bar, movie rental, telephone, concessions and similar services; revenues from fitness centers, recreational and other facilities and equipment rentals related to any of the foregoing; revenues from business centers, internet kiosks, fax stations and similar services; revenues from parking and guest transportation services or facilities; revenues from retail sales; rents and other revenues (including any common area maintenance revenues and other items denominated as additional rent) received from tenants, lessees, licensees or concessionaires (but not including their gross receipts); concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance; and withdrawals from cash reserves (except to the extent any operating expenses paid therewith are excluded from Operating Expenses);

excluding, without duplication, for the purpose of determining the Cash Collateral Payment Amount on the date such amount is due, the following:  (a) gratuities to employees; (b) federal, state, or municipal excise, and sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; (c) proceeds received on account of a Taking which are other than in the nature of compensation for lost rents or profits; (d) proceeds received pursuant to any Insurance Policy (other than the proceeds received on account of any business interruption or rental/loss); and (e) unapplied Security Deposits; and

excluding, without duplication, for the purpose of determining Net Operating Income the following:  (a) gratuities to employees; (b) federal, state, or municipal excise, and sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; (c) proceeds received on account of a Taking which are other than in the nature of compensation for lost rents or profits; (d) proceeds received pursuant to any Insurance Policy (other than the proceeds received on account of any business interruption or rental/loss); (e) unapplied Security Deposits, (f) proceeds of the Loan and any loan, equity investment or capital contribution made by any member of Loan Parties or any other Person to Loan Parties; (g) any gain arising from any write-up of assets or other non-cash items; (h) proceeds from the sale of FF&E and all other non-recurring extraordinary items of income; (i) Rent payable under any Lease with a Lessee which is the subject of a Bankruptcy Proceeding at any time during the applicable period unless such Lease shall have been affirmed; (j) Rent payable under any Lease where there exists at any time during the applicable period a rent default and such rent default has continued for a period in excess of sixty (60) days; (k) lease termination payments; (l) interest income; (m) any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; (n) proceeds of casualty insurance and condemnation awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question); and (o) any disbursements to Loan Parties from the Reserve Funds.

For purposes of calculating guest room revenues only, if on a trailing twelve (12) month basis occupancy of the Premises exceeds 95% (or 159,505 room nights (95% x 460 rooms x 365 days)) on any Testing Determination Date, then actual guest room revenues for such 12-month period will be reduced by an amount (the “Room Revenue Reduction Amount”) equal to the actual guest room revenues for such period minus the product of the average daily rate for such period and 159,505; provided, however, that if the number of guest rooms at the Premises shall change at any time (to the extent permitted hereunder), Agent and Borrower shall agree upon a new calculation of the Room Revenue Reduction Amount based on such revised guest room number.  Schedule 1.1 sets forth, for purposes of an example only, a list of items included as Gross Revenues.

“Ground Lease” or “Ground Leases” has the meaning set forth in the Mortgage.

“Ground Lessor” means the ground lessor under the applicable Ground Lease.

“Ground Rent” means any and all rent payable by Borrower under the Ground Leases.

“Guarantor” means, individually and collectively, Sunstone Hotel Partnership, LLC, a Delaware limited liability company, or any other Person that now or hereafter guarantees any of Loan Parties’ obligations under the Loan Documents.

“Highgate” means Highgate Hotels, Inc., a Texas corporation.

“Hotel Franchise Agreement” means that certain Amended and Restated Franchise License Agreement, dated as of October 1, 2011, between Hotel Franchisor and Operating Lessee, with such modifications, together with any replacement Hotel Franchise Agreement entered into with another Hotel Franchisor, as shall be entered into in accordance with the terms of this Loan Agreement.

“Hotel Franchisor” means (i) as of the date hereof, Doubletree Franchise LLC and (ii) at any time after the date hereof, any other hotel franchisor of the Premises that is hereafter approved in the reasonable discretion of Agent in accordance with this Loan Agreement.

“Hotel Rebranding” has the meaning set forth in Section 6.37.

“Impositions” means and includes all taxes, assessments for public improvements or benefits and any payments in lieu thereof, whether or not commenced or completed prior to the date hereof or while any of the Obligations are outstanding, water and sewer rents, charges, and other governmental levies or payments, of every kind and nature whatsoever, general and special, foreseen or unforeseen, ordinary and extraordinary, which now or at any time hereafter are assessed, levied, confirmed, imposed or which become a lien upon the Mortgaged Property, or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, revenue, income, proceeds or profits thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise or income or franchise taxes in lieu of taxes which are otherwise imposed upon the Mortgaged Property, together with any penalties or other charges with respect to the late payment or non-payment thereof.

“Improvements” has the meaning set forth in the Mortgage.

“Indebtedness” means:

(a)                                  all indebtedness for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise in connection with letter of credit facilities, acceptance facilities or other similar facilities);

(b)                                 all obligations evidenced by bonds, notes, debentures or other similar instruments;

(c)                                  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(d)                                 all capital lease obligations; and

(e)                                  all indebtedness of the nature referred to in clauses (a) through (d) above of another Person guaranteed or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by the Person with respect to whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” has the meaning set forth in Section 10.1(a).

“Insurance Policies” means, in addition to any insurance required to be maintained by Loan Parties pursuant to the Ground Leases, the Hotel Franchise Agreement and the Management Agreement, the policies of insurance required to be maintained pursuant to Section 6.11.

“Insurance Premiums” means the premiums payable with respect to the Insurance Policies.

“Insurance Requirements” means and includes all requirements of any Insurance Policy, all requirements of the issuer of any such Insurance Policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Premises.

“Interest” means interest payable on the Loan at the Applicable Interest Rate or the Default Rate, as applicable.

“Interest Period” means the period commencing on each Payment Date and ending on the day immediately preceding the next succeeding Payment Date, provided that the first Interest Period shall commence on the Closing Date.

“Interest Rate Protection Agreement” means an agreement with respect to an interest rate cap or swap or other derivative arrangement reasonably acceptable to Agent, in each case, which conforms to the requirements set forth in Section 2.7 and shall include any Lender Interest Rate Protection Agreement.

“Interest Rate Protection Agreement Acknowledgment” has the meaning set forth in Section 2.7(a)(v).

“IRC” means the Internal Revenue Code of 1986, as amended.

“Land” has the meaning set forth in the recitals hereof.

“Lease” has the meaning set forth in the Mortgage, but shall be limited to commercial leases and licenses (including the Signage Licenses) entered into by a Loan Party from time to time with a Lessee and shall specifically exclude the Ground Leases and Operating Lease.

“Lease Letter(s) of Credit” means any letter of credit provided to Operating Lessee by any Lessee under or guarantor of any Lease as security or otherwise.

“Legal Requirements” means, collectively, (a) all current and future laws, statutes, regulations, ordinances, codes, rules, rulings, orders, judgments, decrees, injunctions and other requirements of any Governmental Authority (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) in any way applicable to Loan Parties or to the acquisition, construction, development, sale, use, occupancy, possession, operation, management, maintenance or ownership of the Premises, or the Collateral or any part thereof, or any part thereof; and (b) all requirements of each Operating Permit.

“Lender” and “Lenders” have the meaning set forth in the first paragraph of this Loan Agreement.

“Lender Interest Rate Protection Agreement” means any Interest Rate Protection Agreement to which Borrower and Eurohypo or Aareal or any Affiliate of either of them are parties in the event that Loan Parties and Eurohypo or Aareal or any Affiliate of either of them elect to enter into an Interest Rate Protection Agreement.  Borrower’s performance of its obligations pursuant to any Lender Interest Rate Protection Agreement which is not an interest rate cap is secured by the Collateral.

“Lender Representatives” has the meaning set forth in Section 10.24.

“Lessee” means a lessee, tenant, licensee, concession holder or other Person having the right to use or occupy all or any portion of the Premises pursuant to a Lease, but excluding each and all hotel guests of the Premises and excluding Borrower as lessee under the Ground Leases and Operating Lessee as lessee under the Operating Lease.

“Letter of Credit” means an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Agent in its good faith reasonable discretion (either an evergreen letter of credit or one which does not expire until at least one hundred (100) days after the scheduled Maturity Date) in favor of Agent and entitling Agent to draw thereon in New York, New York (or in accordance with the procedures of the issuing bank, provided that such issuing bank allows for draws by facsimile), issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, at the request of an applicant/obligor that is not a Loan Party.

“LIBOR” means (a) the London Interbank Offered Rate for Dollar deposits in an amount equal to the applicable Loan Portion being determined as appearing on the Reuters Screen LIBOR 01 Page (or such other page as may replace LIBOR 01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits) at approximately 11:00 A.M. London time (or as soon thereafter as practicable) on the day which is two (2) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period and with respect to which the LIBOR Rate is being determined for a time period equal to, or if no equal time period is so appearing on the Reuters Screen LIBOR 01 Page (or substitute thereof as aforesaid), the time period so appearing which is most approximately equal to, such LIBOR Rate Period; or (b) if the method referred to in clause (a) above for determining the London Interbank Offered Rate shall not be available, the arithmetic average of the rates per annum (rounded upwards, if necessary, to the nearest 1/1000th of 1%) quoted by the Reference Banks at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the day which is two (2) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period for the offering by the Reference Banks to leading banks in the London interbank Eurodollar market having a term comparable to such LIBOR Rate Period and in an amount equal to the applicable Loan Portion.  Each determination of the London Interbank Offered Rate by Agent shall be conclusive, absent manifest error.  In no event, however, shall LIBOR be less than 0%.

“LIBOR Banking Day” means any Business Day on which dealings in deposits in Dollars are transacted in the London interbank market and banks are also open for business in London, England and New York City.

“LIBOR Rate” means, as to any Loan Portion, with respect to any period during which an Applicable Interest Rate shall be a LIBOR Rate, an interest rate per annum equal to the sum of (a) the applicable LIBOR, plus (b) the Margin.

“LIBOR Rate Period” means for any Loan Portion, each period for the computation of Interest on a Loan Portion at a LIBOR Rate.  Subject to Section 2.3(e), each LIBOR Rate Period shall have a duration of three (3) or six (6) months (in each case, subject to general availability), as selected by Borrower in accordance with Section 2.3(a) and/or Section 2.3(c).  Notwithstanding the foregoing, in the case of a LIBOR Rate Period which would otherwise end after the date which is the Maturity Date, such LIBOR Rate Period shall have a duration equal to the period commencing on the effective date of such LIBOR Rate Period and ending on and including the Maturity Date.  Each LIBOR Rate Period shall commence with respect to any outstanding principal of the Loan, on any date selected by Borrower in accordance with Section 2.3; provided, however, that notwithstanding anything in this definition of LIBOR Rate Period to the contrary, (i) if any LIBOR Rate Period would otherwise end on a day which is not a LIBOR Banking Day, such LIBOR Rate Period shall be extended to the next succeeding LIBOR Banking Day, unless the result of such extension would be to carry such LIBOR Rate Period over into another calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding LIBOR Banking Day and (ii) any LIBOR Rate Period that begins on the last LIBOR Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall end on the last LIBOR Banking Day of the calendar month during which the LIBOR Rate Period would otherwise expire (e.g., three (3) or six (6) months).

“Lien” means any deed of trust, mortgage, pledge, assignment of leases and rents, security interest, encumbrance, lien or charge of any kind including any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan” has the meaning set forth in Section 2.1.

“Loan Agreement” has the meaning set forth in the first paragraph of this Loan Agreement.

“Loan Amount” has the meaning set forth in the recitals hereof.

“Loan Documents” means, collectively, this Loan Agreement, the Notes, the Mortgage, the Assignment of Leases and Rents, the Assignment of Agreements, the Environmental Indemnity, the Recourse Liability Agreement, the Loan Fee Letter, the Funding Direction Letter, the Loan Parties’ Certificate, the UCC Financing Statements, the Manager SNDA, any Lender Interest Rate Protection Agreement, the Clearing Account Agreement, the Cash Management Agreement, the Standstill and Subordination Agreement, and all other agreements, certificates or other documents now or hereafter evidencing or securing or entered into by either Loan Party and/or Guarantor (or any Affiliate(s) of Loan Parties and/or Guarantor) for the benefit of Agent and/or Lenders in connection with the Loan.

“Loan Fee Letter” means that certain Loan Fee Letter dated as of the Closing Date between Agent and Borrower.

“Loan Parties” has the meaning set forth in the first paragraph of this Loan Agreement.

“Loan Parties’ Certificate” means that certain Loan Parties’ Certificate dated as of the Closing Date made by Loan Parties in favor of Agent.

“Loan Party Member” means Pension Holding Corporation, a Delaware corporation, the sole member of Borrower.

“Loan Portion” means any principal of the Loan with respect to which an Applicable Interest Rate has been established (and, in the case of any LIBOR Rate, whether or not such Applicable Interest Rate has become effective); provided, however, that the amount of any Loan Portion shall be at least equal to $1,000,000 and in additional incremental amounts of at least $100,000.

“Loan-to-Value Ratio” means the ratio of the outstanding principal amount of the Loan as of the date of determination to the Appraised Value of the Premises based on the then most current Appraisal or Appraisal Update.

“Management Agreement” means that certain Hotel Management Agreement, dated as of December 28, 2006, as amended by First Amendment to Hotel Management Agreement dated July 6, 2007, Second Amendment to Hotel Management Agreement dated November 9, 2007, and Third Amendment to Hotel Management Agreement dated January, 2008 between Property Manager and Operating Lessee, with such modifications, together with any replacement Management Agreement entered into with another Property Manager, as shall be entered into in accordance with an Assignment and Assumption of Management Agreement and this Loan Agreement.

“Manager SNDA” means that certain Conditional Assignment and Subordination of Management Agreement dated as of the Closing Date and entered into between Agent, Property Manager and Loan Parties, as may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Margin” means three and 25/100 percent (3.25%) per annum.

“Material Adverse Effect” means the occurrence or existence of a condition or event which could be reasonably in good faith expected to (i) materially adversely affect the condition (financial or otherwise) or business of Loan Parties or Guarantor, (ii) materially adversely affect the condition, use, value or ownership of the Mortgaged Property, (iii) adversely affect the validity or enforceability of any Loan Document (or the priority of the Lien thereof), (iv) materially adversely affect the ability of Loan Parties or Guarantor to pay any amounts under the Loan Documents as they become due, (v) prevent Loan Parties or Guarantor from performing the material obligations under such Loan Documents which Loan Parties or Guarantor, as the case may be, are party to, or (vi) prevent or materially impede or limit in any material respect Agent’s ability to exercise those rights and remedies which Agent must reasonably be able to exercise in order to realize the principal benefits and/or security intended to be provided by the Loan Documents.

“Material Alteration” means either (a) a structural alteration or (b) an alteration to the Improvements where the anticipated cost to complete such alterations exceeds $5,000,000; provided, however, that in no event shall any of the following constitute a Material Alteration: (i) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Loan Agreement; (ii) any work required to be completed pursuant to Section 6.12 or 6.13; (iii) any work to be performed under an Approved Capital/FF&E Expenditures Budget, (iv) any work to be performed in connection with the Hotel Rebranding, or (v) any work to be performed in connection with a modification of the building signage as more particularly set forth in, and as required by, Section 6.10(a)(D).

“Material Lease” means (i) all Leases which individually or in the aggregate with respect to the same Lessee and its Affiliates (A) demise 5,000 square feet or more of space in the Improvements or (B) with annual aggregate rentals greater than $300,000 or (ii) any Lease which by its terms requires the performance of a Material Alteration or (iii) any Lease entered into while an Event of Default exists.

“Material Lease Action” has the meaning set forth in Section 6.10(a).

“Material Operating Agreement” means the Operating Agreements listed on Schedule 5.17 hereto and any additional Operating Agreements entered into after the date hereof which either (a) have non-cancelable terms of longer than ninety (90) days and are not terminable at any time without cause by Loan Parties without any penalty or other fee (other than payment of amounts then due and owing) or (b) require payments by Loan Parties in excess of $1,000,000 per calendar year.

“Material Taking” means a Taking of a portion of the Premises (a) in excess of fifteen percent (15%) of the area of the Improvements and (b) where the condemnation award is greater than or equal to fifteen percent (15%) of the outstanding principal amount of the Loan.

“Maturity Date” means October 7, 2018, or such earlier date as the entire principal amount of the Loan shall become due and payable by acceleration or otherwise pursuant to the terms of the Loan Documents.

“Mechanic’s Claim” has the meaning set forth in Section 6.7.

“Minimum DSCR” has the meaning set forth in the definition of “Cash Sweep Condition.”

“Minimum Signage Release Prepayment Amount” has the meaning set forth in Section 11.1(a)(i).

“Minor Lease” means any Lease which is not a Material Lease.

“Mortgage” means that certain Consolidated, Amended and Restated Fee and Leasehold and Subleasehold Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents dated as of the Closing Date made by Loan Parties for the benefit of Agent.

“Mortgaged Property” has the meaning set forth in the Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which either Loan Party or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Operating Income” means, as of any Testing Determination Date, the excess, if any, of Gross Revenues for the immediately preceding twelve (12) month period over the Operating Expenses for such twelve (12) month period.  Schedule 1.1 sets forth, for purposes of an example only, a calculation of Net Operating Income.

“Net Proceeds” means the amount of all insurance proceeds paid pursuant to any Insurance Policy as the result of a Casualty, after deduction of the reasonable costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Net Restoration Award” means the amount of all awards and payments received by or for the account of Loan Parties on account of a Taking, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Non-Availability Notice” has the meaning set forth in Section 2.11(a).

“Note” or “Notes” means each Splitter Note dated as of the date hereof executed by Borrower and payable to the order of each Lender in the amount of each Lender’s Commitment and collectively in the maximum principal amount of the Loan, substantially in the form of Exhibit B as amended, modified, replaced, restated, extended or renewed from time to time.

“Obligations” means, collectively, all present and future indebtedness, obligations, duties and liabilities of each Loan Party to Agent and Lenders arising, as applicable, pursuant to the terms of this Loan Agreement, any Lender Interest Rate Protection Agreement and the other Loan Documents or evidenced by the Notes, and all interest accruing thereon, pursuant to the Loan Documents, regardless of whether such indebtedness, obligations, duties or liabilities are fixed, contingent, joint, several or joint and several.

“OECD” has the meaning set forth in the definition of “Eligible Assignee” in this Section 1.1.

“OFAC” means the Office of Foreign Assets Control of the United States.

“OFAC Laws” means any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC) and any similar laws, regulations or orders of the European Union or the Federal Republic of Germany.

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC

“OFAC Violation” has the meaning assigned to such term in Section 6.29(e).

“Operating Account” means account number HSBC 048-76074-9 (Times Square Hotel Oper Lessee LLC) with the Clearing Account Bank established pursuant to the Operating Account Agreement.

“Operating Account Agreement” means the Deposit Account Control Agreement (Operating Account) Borrower, Operating Lessee, Agent, Manager and the Clearing Bank pertaining to the Operating Account, dated as of the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

“Operating Agreement” means any agreement entered into by a Loan Party, other than the Premises Documents, the limited liability company agreement (or comparable agreement) of Loan Parties, the Leases, the Ground Leases, the Operating Lease, any Management Agreement, the Hotel Franchise Agreement, and any reservation agreement with a hotel guest entered into by a Loan Party or Property Manager in the ordinary course of business, which relates to the ownership, operation or maintenance of, or the use, licensing or leasing of any personal property or equipment in connection with the operation and maintenance of, the Premises.

“Operating Expenses” means, for any period, collectively but without duplication, the operating costs and expenses incurred by Loan Parties or reserved by Loan Parties to the extent such reserves are maintained in the ordinary course of business and in a manner consistent with good business practices, during such period in connection with the ownership, use, occupancy, management, leasing and/or operation of the Premises, determined in accordance with clause (ii) of the definition of Applicable Accounting Standards, including, (i) Ground Rent, (ii) management fees payable under the Management Agreement, (iii) franchise fees payable under the Hotel Franchise Agreement, (iv) annualized insurance premiums divided by the applicable period, (v) annualized real estate taxes and assessments divided by the applicable period, and (vi) except during the Hotel Rebranding, the Capital/FF&E Expenditures;

excluding, without duplication, the following:

(a)                                  any Operating Expense to the extent paid from any reserve maintained by Loan Parties or any other Person, including Property Manager and Agent, on behalf of or for the benefit of Loan Parties and treated as an Operating Expense in prior periods;

(b)                                 the scheduled Interest payments, Required Amortization Payments and other amounts payable to Agent or a Lender under the Loan Documents and any sums payable by Loan Parties in connection with an Interest Rate Protection Agreement;

(c)                                  federal and state income taxes, franchise taxes or other taxes based on income due and owing from Loan Parties;

(d)                                 depreciation and amortization (including, without limitation, Ground Lease amortization) or any other non-cash deductions of Loan Parties; and

(e)                                  amounts funded from insurance or condemnation proceeds which are applied to the repair or Restoration of the Mortgaged Property.

For purposes of determining Operating Expenses in connection with the determination of the Debt Service Coverage Ratio (but not for purposes of Loan Parties’ obligations under the Loan Documents to use Gross Revenues to pay certain costs), (1) management fees shall be deemed to be the greater of (y) management fees actually paid during the applicable period and (z) an imputed rate of 3.00% of annualized Gross Revenues (excluding any signage revenue) divided by the applicable period and (2) except during the Hotel Rebranding, the Capital/FF&E Expenditures at an imputed rate of 4.00% of annualized Gross Revenues divided by the applicable period.  Nothing contained in this definition shall be deemed to limit or restrict the payment of operating expenses, tenant improvement costs, leasing commissions or other costs and expenses of Loan Parties or with respect to the Mortgaged Property; provided, however, the foregoing does not limit any restrictions, limitations or other requirements specifically provided elsewhere in this Loan Agreement or in the other Loan Documents.  In the event that the occupancy of the Premises as of any Testing Determination Date is above 95% on a trailing twelve (12) month basis, Operating Expenses for such twelve (12) month period will be reduced by an amount equal to 55% of such period’s Room Revenue Reduction Amount (as defined in the definition of “Gross Revenues”)  .Schedule 1.1 sets three forth, for purposes of an example only, a list of Operating Expenses.

“Operating Lease” has the meaning set forth in the recitals hereto.

“Operating Lessee” has the meaning set forth in the recitals hereto.

“Operating Permits” means, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for the ownership, use and occupancy of the Premises in accordance with all Legal Requirements.

“Participant” has the meaning set forth in Section 8.2.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended, supplemented or replaced from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism or (ii) the Anti-Money Laundering Laws.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date” means the first (1st) Business Day of each calendar month during the Term, and the Maturity Date.  “Payment Date” shall also include such earlier date, if any, on which the unpaid principal amount of the Loan is paid in full.

“Payor” has the meaning set forth in Section 2.5(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, IRC Section 412 or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Encumbrances” means, collectively (i) the matters set forth in Schedule B-II of the Title Policy and/or on the Survey, (ii) Liens created by the Loan Documents, (iii) Liens, if any, for Impositions or any Mechanic’s Claim for amounts not yet due and payable or delinquent or that are being contested as set forth in Section 6.8; (iv) any pledge which would constitute a Permitted Transfer, (v) such other matters expressly consented to by Requisite Lenders in their reasonable discretion, and (vi) Liens (including “precautionary” UCC financing statements) to secure or memorialize Permitted Equipment Financing.

“Permitted Equipment Financing” means equipment financing (including, without limitation, any Equipment Lease) that is (i) entered into in the ordinary course of Loan Parties’ business, (ii) for equipment related to the ownership or operation of the Premises whose removal would not materially damage or impair the value of the Premises and (iii) which is secured only by the financed equipment.

“Permitted Indebtedness” means any Indebtedness of Loan Parties under (a) the Loan, (b) Operating Agreements entered into in accordance with this Loan Agreement, (c) Permitted Equipment Financing and (d) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Mortgaged Property which in the case of Permitted Equipment Financing and trade payables (1) are not evidenced by a note, (2) do not exceed, at any time, a maximum aggregate amount (for all Permitted Equipment Financing and all of such trade payables) of four percent (4%) of the original principal amount of the Loan and (3) subject to Loan Parties’ contest rights set forth in Section 6.8, are paid prior to delinquency.

“Permitted Prepayment Date” means April 7, 2013.

“Permitted Transfer” means

(a)                                  a Transfer by Sunstone REIT of all or a portion of its direct or indirect ownership interest in a Loan Party to an Affiliate of Sunstone REIT which is wholly-owned and Controlled by Sunstone REIT;

(b)                                 a Transfer, directly or indirectly, of any interests in Borrower (other than the interest owned by the Loan Party Member) provided that:

(i)                                     after giving effect to such Transfer (1) Sunstone REIT shall directly or indirectly retain (beneficially and of record) not less than fifty-one percent (51%) of the interests in (A) Borrower in the aggregate and (B) Guarantor in the aggregate (subject to subsection (e) below), (2) Sunstone REIT shall, directly or indirectly, continue to Control Borrower, Operating Lessee and Guarantor (subject to subsection (e) below), (3) Sunstone REIT shall directly or indirectly retain (beneficially and of record) one hundred (100%) of the interests in the Operating Lessee, and (4) the representation set forth in Section 5.33 of this Loan Agreement shall be true; and

(ii)                                  with respect to any Transfer of a direct or indirect interest in Borrower equal to or greater than twenty percent (20%), (1) the proposed transferee shall (x) be solvent, (y) have never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (z) have no outstanding material judgments against them and (2) except with respect to a transferee which is Controlled by Sunstone REIT, Agent shall have received a credit check and background investigation against such individuals and/or entities reasonably acceptable to Agent;

(c)                                  a Transfer and/or issuance of any publicly traded shares in Sunstone REIT or a Transfer and/or issuance of any operating partnerships units in Guarantor; provided that, after giving effect to such Transfer, Sunstone REIT shall (1) directly or indirectly retain (beneficially and of record) not less than fifty-one percent (51%) of the interests in (A) Borrower in the aggregate and (B) Guarantor in the aggregate (subject to subsection (e) below), (2) directly or indirectly, continue to Control Borrower, Operating Lessee and Guarantor (subject to subsection (e) below), and (3) directly or indirectly retain (beneficially and of record) one hundred (100%) of the interests in the Operating Lessee;

(d)                                 a Transfer of Personal Property in the ordinary course of business provided that such Personal Property is replaced with comparable Personal Property;

(e)                                  a REIT Merger which is permitted pursuant to, and in accordance with, Section 6.15(c), including obtaining the consent of each Lender as required pursuant to Section 6.15(c); and

(f)                                    a Lease entered into in accordance with the Loan Documents.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of any kind.

“Personal Property” has the meaning set forth in the Mortgage.

“Pfandbrief Transfer” has the meaning set forth in Section 8.1(b).

“Plan Assets” has the meaning set forth in Section 5.25.

“Platform” has the meaning set forth in Section 6.1(l).

“Premises” has the meaning set forth in the Mortgage.

“Premises Documents” has the meaning set forth in the Mortgage.

“Prepayment Fee” has the meaning set forth in Section 2.4(d).  For the avoidance of doubt, it is agreed that notwithstanding anything contained herein to the contrary, no Prepayment Fee shall be payable in connection with any prepayment made by Borrower in order to meet the Default DSCR or the Minimum DSCR, made with funds drawn under the any Cash Sweep Letter of Credit or funded with amounts drawn from the Additional Cash Collateral Account by Agent pursuant to Section 3.2.

“Pro Rata Share” means, with respect to all matters relating to any Lender, the ratio, expressed as a percentage, obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitment of all Lenders, in each case as of the date of determination.

“Property Manager” means (i) as of the date hereof, 1568 Broadway Hotel Management LLC, a Delaware limited liability company, and (ii) at any time after the date hereof, Highgate, an entity wholly owned and Controlled by Highgate or a Qualified Manager.

“Proposed Material Lease(s)” has the meaning set forth in Section 6.10(a).

“Public Lender” has the meaning set forth in Section 6.1(l).

“Purchase Date” has the meaning set forth in Section 9.14(c).

“Qualified Carrier” has the meaning set forth in Section 6.11(h).

“Qualified Counterparty” means a financial institution which is reasonably acceptable to Agent in its sole discretion and whose senior long term debt is rated not less than “A” by Standard & Poor’s.

“Qualified Franchisor” means Marriott International, Inc., Hilton Worldwide, Hyatt Hotels Corporate, Starwood Hotels & Resorts, Inc. or InterContinental Hotels Group plc, in each case provided that such entity has not experienced a significant reputational or financial downgrade after the Closing Date, as reasonably determined by Agent or (ii) in the reasonable judgment of Agent, a reputable and experienced franchisor unaffiliated with Loan Parties possessing experience in flagging hotel properties similar in size, scope, sue and value to the Premises reasonably acceptable to Agent.

“Qualified Manager” means, at the time such manager is appointed, (i) Marriott International, Inc., Hilton Worldwide, Hyatt Hotels Corporate, Starwood Hotels & Resorts, Inc. or InterContinental Hotels Group plc, in each case provided that such entity has not experienced a significant reputational or financial downgrade after the Closing Date, as reasonably determined by Agent or (ii) a reputable and experienced management organization possessing experience (or having principals possessing experience) of not less than ten (10) years managing full service hotels which are similar in size, scope, class, use and value to the Premises and is (or has principals currently) managing at least five (5) full service hotels similar in size, scope, class, use and value to the Premises reasonably acceptable to Agent.

“Recourse Liability Agreement” means that certain Recourse Liability Agreement dated as of the Closing Date made by Borrower and Guarantor for the benefit of Agent.

“Reference Banks” means Eurohypo AG, Aareal Bank AG, Deutsche Bank AG, Barclays Bank PLC and BNP Paribas London or such other banks constituting Approved Banks as may be reasonably and in good faith selected by Agent (without any implied requirement of advance consultation with Loan Parties) from time to time with concurrent written notice to Loan Parties.

“Register” has the meaning set forth in Section 8.6.

“REIT Merger” has the meaning set forth in Section 6.15(c).

“Release Condition” and “Release Conditions” has the meaning set forth in Section 6.12(d)(i).

“Rents” has the meaning set forth in the Mortgage.

“Rent Roll” has the meaning set forth in Section 5.34.

“Replacement Lender” has the meaning set forth in Section 2.12(f) of this Loan Agreement.

“Required Amortization Payments” means, with respect to each Payment Date commencing with the Payment Date in November, 2013, the amortization payment in the amount set forth on Exhibit D attached hereto, required to be made pursuant to Section 2.4(b); provided, that upon a Signage Release Prepayment, Exhibit D shall be revised to reflect the new outstanding principal amount of the Loan after giving effect to such Signage Release Prepayment, and shall be calculated based on a hypothetical 30-year fully amortizing loan equal to such new outstanding principal amount of the Loan with an interest rate equal to six percent (6%) per annum.

“Required Payment” has the meaning set forth in Section 2.5(f).

“Required Repairs” has the meaning set forth in Section 6.34.

“Requisite Lenders” means, at any time, non-Defaulting Lenders having Commitments representing at least sixty seven percent (67%) of the total Commitments of all non-Defaulting Lenders at such time.

“Reserve Funds” means, collectively, the Tax and Insurance Reserve Fund and the Capital/FF&E Reserve Fund, and all other funds in the Accounts.

“Restoration” means in case of a Casualty or a Taking, the restoration, replacement or rebuilding of the portion of the Premises affected by the Casualty or Taking such that when such restoration, replacement or rebuilding is completed, the Premises shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Taking, to an integral unit as substantially similar as reasonably possible, taking into account the extent of the Taking, to the character and condition of the Premises prior to such Taking, in each case in accordance with this Loan Agreement, all Legal Requirements and the Permitted Encumbrances in all material respects.  In any case, Restoration shall provide sufficient (in Agent’s reasonable and good faith determination) access across and over the Premises to the public roads and highways, provided that if the Premises has the same access that existed before the Casualty or Taking, such access shall be deemed sufficient.

“RevPAR” means revenues per available room.

“RevPAR Yield Index” means the percentage amount determined by dividing the RevPAR of the Premises by the RevPAR of the Premises’ competitive set as reported by Smith Travel Research or if Smith Travel Research is no longer publishing, a successor reasonably acceptable to Agent.

“Section 2.12 Prepayment Notice” has the meaning set forth in Section 2.12(e).

“Section 2.12 Replacement Notice” has the meaning set forth in Section 2.12(e).

“Securities Certification” has the meaning set forth in Section 8.4(a).

“Security Deposit” means any cash security or other deposit given by or on behalf of a Lessee to Operating Lessee as the landlord under a Lease that has not been applied or returned in accordance with such Lease.

“Security Documents” means, collectively, this Loan Agreement, the Mortgage, the Assignment of Agreements, the Assignment of Leases and Rents, the Clearing Account Agreement, the Cash Management Agreement, the UCC Financing Statements and any other Loan Document entered into to secure the Obligations.

“Security Trustee” has the meaning set forth in Section 8.1(b).

“Signage Collateral” has the meaning set forth in Section 11.1(a).

“Signage License” means all present and future leases, subleases, licenses, permits, concessions or other agreements or arrangements, whether oral or written, and all present and future agreements for the use or occupancy of all or any portion of the exterior portion of the Improvements used for signage, together with any and all extensions or renewals thereof.

“Signage Release Prepayment” has the meaning set forth in Section 11.1(a)(i).

“Signage Sale” has the meaning set forth in Section 11.1(a).

“Single Purpose Entity” has the meaning set forth on Exhibit C attached hereto.

“Spread Maintenance Premium” means, with respect to any payment or prepayment of the outstanding principal amount of the Loan (including an acceleration of the Loan but excluding any prepayment by Borrower to satisfy the Default DSCR or Minimum DSCR or any mandatory prepayment of the Loan as a result of a Casualty, a Taking or usury in accordance with this Loan Agreement) prior to the Permitted Prepayment Date, an amount equal to the greater of (i) five percent (5%) of the amount prepaid and (ii) product of the following:  (A) the amount of such prepayment (or the amount of principal so accelerated), multiplied by (B) the then applicable Margin, as applicable), multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of days difference between the Permitted Prepayment Date and the date such prepayment occurs and a denominator equal to three hundred sixty (360).

“Standard & Poor’s” means Standard & Poor’s Rating Group.

“Successor REIT” has the meaning set forth in Section 6.15(c).

“Sunstone REIT” means Sunstone Hotel Investors, Inc., a Maryland corporation.

“Survey” means that certain survey prepared by Douglas R. Lehr, Registration No. 49223 of Lehr Land Surveyors, field work completed on September 14, 2011, plat or map dated October 3, 2011, Computer #10-L-41A.

“Taking” (and its correlative meanings) means any temporary or permanent taking by any Governmental Authority of the Premises or any portion thereof through eminent domain, condemnation or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any portion thereof during the pendency of any such proceedings.

“Tax and Insurance Reserve Account” has the meaning assigned in the Cash Management Agreement.

“Tax and Insurance Reserve Fund” has the meaning set forth in Section 3.7(a).

“Taxes” has the meaning set forth in Section 2.10.

“Tenant Security Account” has the meaning set forth in Section 3.3(a).

“Term” means the period commencing on the Closing Date and ending on the Maturity Date.

“Terrorism Insurance Cap” has the meaning set forth in Schedule 6.11(a)(i).

“Testing Determination Date” means the date which is the last day of the Calendar Quarter.

“Title Company” means First American Title Insurance Company.

“Title Policy” means the mortgagee title insurance policy in favor of Agent issued on the Closing Date, including all endorsements thereto.

“Transferred Interest” has the meaning set forth in Section 8.1(b).

“Transferring Lender” has the meaning set forth in Section 8.1(b).

“Transfer” means (a) the conveyance, transfer, assignment, pledge, mortgage, encumbrance, hypothecation or sale, by operation of law or otherwise, of (i) the Collateral, or any part thereof or interest therein (except for the sale or other disposition of inventory in the ordinary course of business and the replacement or disposition of tangible personal property that is obsolete or worn out and is being or will be replaced with items of at least the same utility, quality and value, unless Property Manager reasonably determines that the replacement of such personal property is not required in order to continue to operate the Premises in accordance with

Comparable Standards), or (ii) a direct or indirect equity or beneficial interest as a partner, shareholder, member or otherwise in a Loan Party or in any Person having a direct or indirect equity or beneficial interest in a Loan Party, (b) the leasing of all or substantially all of the Premises (except in accordance with this Loan Agreement) or (c) any change in Control of either Loan Party, as the case may be.  The term “Transfer” does not include Permitted Encumbrances, Permitted Equipment Financing.

“Treasury Rate” means, as of any Testing Determination Date, the annualized yield on securities issued by the United States Treasury having a remaining maturity of one hundred twenty (120) months, as quoted in Federal Reserve Statistical Release H. 15(519) under the heading “U.S. Government Securities - Treasury Constant Maturities” for the Treasury Rate Determination Date, converted to a monthly equivalent yield.  If yields for such securities of such applicable maturity are not shown in such publication, then the Treasury Rate shall be determined by Agent by linear interpolation between the yields of securities of the next longer and next shorter maturities.  If said Federal Reserve Statistical Release or any other information necessary for determination of the Treasury Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Treasury Rate shall be reasonably determined by Agent based on comparable data.

“Treasury Rate Determination Date”  means the date which is five (5) Business Days prior to the applicable Testing Determination Date.

“TRIPRA” has the meaning set forth in Section 6.11(h).

“UCC Financing Statements” means such UCC financing statements as Agent shall deem reasonably necessary or desirable to perfect Agent’s security interest in the Collateral (or any portion thereof).

“Withdrawal Liability” means at any time the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Section 1.2                                   Other Definitional Provisions.

(a)                                  All terms defined in this Loan Agreement shall have the above-defined meanings when used in the Notes or any of the other Loan Documents, or in any other certificate, report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.

(b)                                 Whenever appropriate herein or required by the context or circumstances, the masculine shall be construed as the feminine and/or the neuter, the singular as the plural, and vice versa.

(c)                                  The words “hereof”, “herein”, “hereunder” and similar terms when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.

(d)                                 The words “include” and “including” wherever used in this Loan Agreement or any other Loan Document shall be deemed to be followed by the words “without limitation”.

(e)                                  Any reference to any Loan Document or any other document, instrument or agreement in this Loan Agreement or in any other Loan Document shall be deemed to mean such Loan Document or other document, instrument or agreement, as applicable, as it may from time to time be amended, supplemented, restated, consolidated, severed, split, extended, substituted for, partially released, replaced, increased, waived, cross-collateralized, renewed or otherwise modified in accordance with the terms of the Loan Documents.

ARTICLE II

THE LOAN

Section 2.1                                   The Loan; Use of Funds; Several Obligations.  Subject to the conditions and upon the terms herein provided, each Lender severally agrees to lend to Borrower and Borrower agrees to borrow from each Lender, on the Closing Date, an amount up to such Lender’s Commitment, which Commitments in the aggregate shall equal the Loan Amount, or such lesser amount as shall be the maximum amount available pursuant to the terms of this Loan Agreement (the “Loan”).  The Loan shall be made by Lenders ratably in proportion to their respective Commitments.  The Loan shall be evidenced by the Notes.  Interest and Additional Interest, if any, shall be payable in accordance with the Notes and this Loan Agreement.  The Loan shall be repaid with Interest, Additional Interest, costs, fees and charges as more particularly set forth in this Loan Agreement, the Notes, the Mortgage and the other Loan Documents.  Principal amounts of the Loan which are repaid for any reason may not be reborrowed.  The proceeds of the Loan shall be used to (i) repay indebtedness, (ii) pay transaction costs and (iii) make deposits into Accounts as required in this Loan Agreement.  Any excess proceeds may be used for any lawful purpose.  The failure of any Lender to make any Loan to be made by it on the date specified therefore shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.  For avoidance of doubt, the Operating Lessee is not (nor shall be deemed to be) a borrower hereunder, nor liable for the repayment of the Loan in any respect, and joins this Agreement solely with respect to the representations, warranties and covenants set forth herein which are applicable to the Operating Lessee.

Section 2.2                                   Interest.

(a)                                  Interest at the Applicable Interest Rate.  Until paid in full, and subject to Sections 2.5(c), 2.11 and 2.12(d), each Loan Portion shall bear interest at an interest rate which shall be a LIBOR Rate as designated by Borrower pursuant to Section 2.3 or the Base Rate as provided in Section 2.11 or Section 2.12 (the “Applicable Interest Rate”).

(b)                                 Interest Payments.

(i)                                     , Borrower shall pay Interest on the unpaid outstanding principal amount of the Loan from the date hereof through and including November 1, 2011.

(ii)                                  On December 1, 2011 (i.e., the second Payment Date) and on each Payment Date thereafter, Borrower shall pay Interest as provided in this Loan Agreement on each Loan Portion, in arrears, for the Interest Period then ending.

(iii)                               Borrower shall pay Additional Interest as and when provided herein, and in the event any Lender Interest Rate Protection Agreement is in effect, in such Lender Interest Rate Protection Agreement.

(c)                                  Calculation of Interest.

(i)                                     Interest accruing at the Applicable Interest Rate shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

(ii)                                  Any change in the Base Rate shall be automatically effective as of the day on which such change in rate occurs.

(iii)                               Each determination of an interest rate by Agent pursuant to the provisions of this Loan Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

(d)                                 Late Fee.  In addition to any sums due under this Section 2.2, Borrower shall pay to Agent for the account of the Lenders a late payment premium in the amount of four percent (4)% of any principal not paid on the due date thereof (excluding any payment of principal due on the Maturity Date), or of any interest and/or other sums due under the Loan Documents not paid within five (5) days after the due date thereof, which late payment premium shall be due with any such late payment or upon demand by Agent.  Such late payment charge represents the reasonable estimate of Borrower and the Lenders of a fair average compensation for the loss that may be sustained by the Lenders due to the failure of Borrower to make timely payments.  Such late charge shall be paid without prejudice to the right of Agent and the Lenders to collect any other amounts provided herein or in the other Loan Documents to be paid or to exercise any other rights or remedies under the Loan Documents.

Section 2.3                                   Determination of Applicable Interest Rate.

(a)                                  Applicable Interest Rate.

(i)                                     The initial Applicable Interest Rate for the Loan shall be the applicable LIBOR Rate based on the LIBOR Rate Period(s) selected by Borrower in writing and delivered to Agent on or prior to the Closing Date for each Loan Portion.

(ii)                                  The Applicable Interest Rate (and any related LIBOR Rate Period) from time to time applicable to any Loan Portion upon and after the expiration of any LIBOR Rate Period with respect to such Loan Portion shall be determined in the manner set forth in Section 2.3(c), (d) and (e), Section 2.11(a) and (b) and Section 2.12(d).

(iii)                               After a conversion election, each Loan Portion shall bear interest during each applicable Interest Period at the Applicable Interest Rate as shall have been designated pursuant to Section 2.3(c) or (e), or as otherwise provided in Section 2.3(d).  In connection with the selection or conversion of the Applicable Interest Rate pursuant to Section 2.3(c) or (e), Borrower shall specify the principal amount of the Loan Portion for which such selection or conversion is being made.

(iv)                              At any particular time, the sum of all Loan Portions shall equal the outstanding principal amount of the Loan.

(v)                                 There shall be no more than three (3) Loan Portions at any one time.

(b)                                 Intentionally Omitted.

(c)                                  LIBOR Rate Conversion Options.  Subject to Section 2.3(f) and Section 2.5(c), Borrower may elect to convert the Applicable Interest Rate from one LIBOR Rate to another LIBOR Rate effective upon the expiration of the then current LIBOR Rate Period; provided, however, that (x) there shall not have occurred and be continuing any Event of Default, (y) the circumstances referred to in Section 2.11 or Section 2.12(d) shall not have occurred and be continuing, and (z) after giving effect to such conversion, the number of LIBOR Rate Loan Portions in effect shall not exceed, in the aggregate, three (3).  If Borrower wishes to convert the Applicable Interest Rate on any Loan Portion as permitted by the preceding sentence, an Authorized Loan Parties’ Representative shall give notice thereof (which shall be irrevocable) to Agent to the attention of an Authorized Agent Representative prior to 12:00 p.m. (New York City time) on the day that is not less than three (3) LIBOR Banking Days prior to the proposed conversion date specifying (A) the principal amount of the Loan with respect to which such conversion shall occur, (B) the proposed conversion date, which shall be determined in accordance with the preceding sentence, and (C) the applicable LIBOR Rate Period.  Notwithstanding the foregoing, and without limiting the rights and remedies of Agent and the Lenders under Sections 7.2 through 7.9, inclusive, in the event that any Event of Default exists, Agent may (and at the request of the Requisite Lenders shall) for so long as such Event of Default exists, suspend the right of Borrower to convert any Loan Portion into a LIBOR Rate Loan Portion, or to continue any Loan Portion as a LIBOR Rate Loan Portion, in which event (x) all Loan Portions subject to the LIBOR Rate shall be converted to the Base Rate on the last day(s) of the respective LIBOR Rate Period therefor (and no such LIBOR Rate Loan Portion shall be subject to earlier conversion) and (y) all Loan Portions subject to the Base Rate shall be continued as Base Rate Loan Portions.  In connection with any such conversion, on the last day(s) of the respective LIBOR Rate Period therefor, a Lender may (at its sole and absolute discretion) transfer a Loan Portion from one applicable lending office to another.

(d)                                 Reversion to Three-Month LIBOR Rate.  If an Authorized Loan Parties’ Representative fails to timely notify an Authorized Agent Representative in accordance with Section 2.3(a)(i), (c) or (e) of Borrower’s election of a LIBOR Rate or Base Rate for any Loan Portion with an expiring LIBOR Rate Period or fails to provide all of the information required by Section 2.3(c) or (e) for the election of a LIBOR Rate, the Applicable Interest Rate on such Loan Portion shall, provided that no Event of Default shall then exist, automatically upon the expiration of such LIBOR Rate Period convert to a LIBOR Rate having a LIBOR Rate Period of three (3) months or, if such three-month LIBOR Rate Period would end after the Maturity Date, a LIBOR Rate Period having a duration equal to the period commencing upon the expiration of such expiring LIBOR Rate Period and ending on and including the Maturity Date, subject to the proviso in the definition of “LIBOR Rate Period” herein.

(e)                                  Interest Rate Corresponding to Interest Rate Protection Agreements.  Notwithstanding anything to the contrary set forth in this Section 2.3, at all times that a LIBOR Rate shall be in effect, Borrower shall cause a portion of the Loan corresponding to the notional amount with respect to which any such Interest Rate Protection Agreements were established to have an Applicable Interest Rate which is a LIBOR Rate having a LIBOR Rate Period that is the same as and is co-terminous with the period used in such Interest Rate Protection Agreement.

(f)                                    Notice of Applicable Interest Rate Conversion.  Agent shall promptly notify each Lender upon its receipt of notice from Borrower pursuant to Section 2.3(c) electing to convert to an Applicable Interest Rate.

Section 2.4                                   Principal Payments.

(a)                                  Principal Payment at Maturity.  Borrower shall pay the then outstanding unpaid principal amount of the Loan in a single installment on the Maturity Date, together with all accrued and unpaid Interest and all other sums then due to Agent and Lenders under the Loan Documents.

(b)                                 Amortization Payments.  Commencing on the Payment Date in November, 2013 and on each Payment Date thereafter, Borrower shall pay to Agent, in addition to Interest then due, the applicable Required Amortization Payment.  Prepayments of the Loan made pursuant to Section 2.4(d) or other provision hereof (other than a Signage Release Prepayment) shall not reduce the amount of such scheduled amortization payments.

(c)                                  Cash Sweep Condition Prepayment.  Agent (with the consent or at the direction of the Requisite Lenders) may, in accordance with and subject to the terms and conditions of Section 3.2, apply funds on deposit in the Additional Cash Collateral Account to the repayment of (i) principal, (ii) Breakage Costs, if any, payable in accordance with Section 2.8 and (iii) all sums required to be paid pursuant to Section 2.4(g).

(d)                                 Optional Prepayments.  Borrower may not voluntarily prepay the Loan, in whole or in part, prior to the Permitted Prepayment Date other than as permitted pursuant to Article XI or in connection with any Debt Service Coverage Ratio cure effected hereunder.  From and after the Permitted Prepayment Date, Borrower, upon three (3) Business Days’ prior written notice to Agent, may prepay the Loan, in whole or in part in $1,000,000 increments, in accordance with this Section 2.4(d) and subject to the following prepayment fees (the “Prepayment Fee”):

Prepayment Dates	Prepayment Fee
From and after the Permitted	1.50% of the principal amount of the

Prepayment Dates	Prepayment Fee
Prepayment Date to the date immediately preceding the 24th Payment Date after the Closing Date	Loan being prepaid
From the 24th Payment Date to the date immediately preceding the 36th Payment Date after the Closing Date	1.20% of the principal amount of the Loan being prepaid
From the 36th Payment Date to the date immediately preceding the 48th Payment Date after the Closing Date	0.9% of the principal amount of the Loan being prepaid
From the 48th Payment Date to the date immediately preceding the 60th Payment Date after the Closing Date	0.7% of the principal amount of the Loan being prepaid
From the 60th Payment Date to the date immediately preceding the 72nd Payment Date after the Closing Date	0.5% of the principal amount of the Loan being prepaid
From the 72nd Payment Date to the date immediately preceding the 83rd Payment Date after the Closing Date	0.2% of the principal amount of the Loan being prepaid
Thereafter	None

Any such prepayment notice shall specify the date (which shall be a Payment Date) and amount of the prepayment to be made; provided, however, neither Borrower’s failure to make such prepayment, nor Borrower’s making of such prepayment on a date which is different than the date specified in such prepayment notice, shall be a Default or an Event of Default; provided, further, that Borrower shall pay within five (5) Business Days of written demand by Agent (i) all reasonable out-of-pocket expenses incurred by Agent and any Lender by reason of Borrower’s failure to make such prepayment on the date specified in such prepayment notice and (ii) Breakage Costs and Additional Interest which, in each case, results from Agent not having received such payment prior to 11:00 A.M. (New York time) on the date specified in such prepayment notice.  Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(g).

(e)                                  Other Sums.  Borrower shall pay to Agent all other sums owed to Agent and/or Lenders pursuant to the Loan Documents when such sums are due and payable as provided in the applicable Loan Document, or if not provided therein, within ten (10) days after the due date thereof or if expressly required or with respect to amounts payable which cannot be determined by Borrower in the absence of determination by Agent or Lenders, within ten (10) days after written demand by Agent.  To the extent any other such sums are determined on a per diem or similar basis, such sums shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

(f)                                    Mandatory Prepayment.  Borrower shall be required to prepay the Loan upon the occurrence of any of the circumstances expressly requiring prepayment described in Section 6.12 and/or Section 6.13 in this Loan Agreement by paying the principal amount so required to be prepaid, provided that such prepayment shall be without payment of any Prepayment Fee or other penalty or premium (for the avoidance of doubt, it is agreed that the payment of Additional Interest shall not be deemed to be a penalty or premium).  Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with Section 2.4(g).  For the avoidance of doubt, it is agreed that any prepayment made in accordance with Section 6.33 and any prepayment made to prevent the commencement of or end the continuation of a Cash Sweep Condition shall not be subject to payment of the Prepayment Fee.

(g)                                 Reduction of Interest Rate Protection Arrangement and Payment of Other Sums.  Concurrently with any prepayment of principal pursuant to this Section 2.4, Borrower shall, as a further condition of such prepayment, (w)(1) in the case of any Lender Interest Rate Protection Agreement other than an interest rate cap then in effect, cause a reduction of the notional amount of such interest rate protection arrangement so as to cause such notional amount to correspond to the outstanding principal amount of the Loan, after giving effect to such prepayment, (2) pay all sums, if any, payable by Borrower pursuant to any Interest Rate Protection Agreement with respect to such reduction and (3) provide evidence to Agent of Borrower’s compliance with clauses (1) and (2) above, (x) pay all accrued and unpaid Interest to and including the date of such prepayment on the amount being prepaid, (y) pay all Additional Interest and any other amounts due and payable to Agent and/or Lenders hereunder and under the Notes, the Mortgage and the other Loan Documents and (z) pay all reasonable fees and out-of-pocket expenses incurred by Agent in connection with the Loan and/or with the prepayment of the Loan.  In addition, concurrently with any prepayments of principal, other than as expressly set forth in Section 2.4(f), which occur prior to the 83rd Payment Date, Borrower shall, in addition to the other sums described in this Section 2.4(g), pay the Prepayment Fee, applicable thereto.

Section 2.5                                   Payment; Default Rate; Application of Certain Monies; Priority of Payments; Set-offs.

(a)                                  Manner of Payment.  All sums payable by Borrower under this Loan Agreement or any other Loan Document shall be made in Dollars and in immediately available funds not later than 11:00 a.m. (New York City time) on the date when such payment is due.  Such sums shall be payable by wire transfer to the credit of Agent, at Commerzbank AG New York, ABA # 026008044, Account # 150-9409269-00USD, Account Name:  Eurohypo AG New York, Reference:  Sunstone Doubletree Times Square, or to such other account or address as Agent may from time to time designate in writing to Borrower.  In the event that any sums are received by Agent from or on behalf of Borrower after the applicable time limit set forth in this Section 2.5(a), such sums shall be treated as being received by Agent on the immediately succeeding Business Day for all purposes.

(b)                                 Payment on a Non-Business Day.  Whenever any payment to be made under the Loan Documents shall be stated to be due, or if the Maturity Date would otherwise occur, on a day which is not a Business Day, such payment shall be made, and the Maturity Date shall occur, as applicable, on the immediately succeeding Business Day.  Any such extension of time shall be included in the computation of payment of Interest (including interest at the Default Rate), fees, and Additional Interest.

(c)                                  Default Rate.

(i)                                     Notwithstanding anything to the contrary contained herein or in another Loan Document, if an Event of Default shall have occurred and be continuing, each Loan Portion and any other sums which are due but unpaid shall bear Interest from and including the date of the occurrence of such Event of Default (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate with respect to each Loan Portion and any other sums which are due but unpaid, which interest at the Default Rate shall be payable upon demand of Agent.  Interest accruing at the Default Rate shall be calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days.

(ii)                                  Agent’s failure to collect interest at the Default Rate at any time shall not constitute a waiver of Lenders’ right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected interest at the Default Rate or to collect subsequently accruing interest at the Default Rate.

(d)                                 Priority of Payments.  All payments received with respect to the Loan shall be applied on account of sums due and owing pursuant to the Notes, this Loan Agreement, the Mortgage or the other Loan Documents in the manner set forth in the Notes.

(e)                                  No Set-offs.  All sums payable by Borrower under the Notes, this Loan Agreement and the other Loan Documents shall be paid in full and without set-offs, counterclaims, deductions or withholdings of any kind except as expressly provided in Section 2.10 and Section 9.10.

(f)                                    Non-Receipt of Funds Agent.  Unless Agent shall have been notified by a Lender or Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Agent, the recipient(s) of such payment shall, on demand, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to Agent and, if such recipient(s) shall fail promptly to make such payment, Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return or make, as the case may be, the Required Payment to Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i)                                     if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 2.5 to pay interest on the Required Payment at the Default Rate; it being understood that Borrower shall not be required to pay more than the late fee pursuant to Section 2.2(d) and the Default Rate on such payments), it being understood that the return by the recipient(s) of the Required Payment to Agent shall not limit such obligation of Borrower under Section 2.5 to pay interest at the Default Rate in respect of the Required Payment, and

(ii)                                  if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 2.2 is applicable to the type of such Loan, it being understood that the return by Borrower of the Required Payment to Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.

Section 2.6                                   Usury.  The Notes, this Loan Agreement, the Mortgage, and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Obligations at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by law to contract for or to agree to pay.  If by the terms of the Notes, this Loan Agreement, the Mortgage or any other Loan Document, Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest shall be deemed to be immediately reduced to such maximum rate and the interest payments in excess of such maximum rate shall be applied (without any Prepayment Fee or other premium or penalty, (for the avoidance of doubt, it is agreed that the payment of Additional Interest shall not be deemed to be a penalty or premium)) and shall be deemed to have been payments in reduction of principal.

Section 2.7                                   Interest Rate Protection Agreement.

(a)                                  Interest Rate Protection Agreement.  At or before the Closing, Borrower shall, enter into and satisfy all conditions precedent to the effectiveness of one or more Interest Rate Protection Agreements that shall collectively satisfy all of the following conditions and shall thereafter maintain such Interest Rate Protection Agreement in full force and effect:

(i)                                     The Interest Rate Protection Agreement shall be an interest rate cap or swap, the effect of which is to protect Borrower against upward fluctuations of an Applicable Interest Rate which is LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of three (3) months in excess of four percent (4%) per annum for a minimum term of four (4) years in the notional amounts corresponding to the then applicable principal amount of the Loan as set forth in the Required Amortization Payments attached hereto as Exhibit D,;

(ii)                                  The Interest Rate Protection Agreement shall be entered into between Borrower and (x) a Qualified Counterparty or (y) Eurohypo or Aareal or its respective Affiliate;

(iii)                               All sums payable by Borrower on account of the purchase price for the Interest Rate Protection Agreement during the term of the Interest Rate Protection Agreement shall have been paid in full on or prior to the effective date thereof;

(iv)                              Borrower’s interest in such Interest Rate Protection Agreement, including all rights of Borrower to payment thereunder and any residual value thereof, shall have been collaterally assigned to Agent pursuant to the Mortgage and the Assignment of Agreements;

(v)                                 The financial institution which is party to such Interest Rate Protection Agreement shall have executed and delivered to Agent a consent to the collateral assignment of Borrower’s interest in such Interest Rate Protection Agreement referred to in clause (iv) above pursuant to a consent substantially in the form annexed hereto as Schedule 2.7(a) or otherwise in form and content reasonably acceptable to Agent (the “Interest Rate Protection Agreement Acknowledgment”); and

(vi)                              Such Interest Rate Protection Agreement shall be reasonably satisfactory to Agent in form and content.

(b)                                 Supplemental Interest Rate Protection Agreement.  Prior to the expiration of the Interest Rate Protection Agreement described in Section 2.7(a) and each supplemental Interest Rate Protection Agreement thereafter described in this Section 2.7(b), Borrower shall enter into an Interest Rate Protection Agreement with a one year term commencing immediately after the expiration of the Interest Rate Protection Agreement described in Section 2.7(a) or such supplemental Interest Rate Protection Agreement in the notional amounts corresponding to the then applicable principal amount of the Loan as set forth in the Required Amortization Payments attached hereto as Exhibit D, the effect of which shall be to protect Borrower against, at Borrower’s election, (i) upward fluctuations of an Applicable Interest Rate which is LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of three (3) months or six (6) months in excess of four percent (4%) annum or (ii) the Adjusted Debt Service Coverage Ratio from falling below 1.40:1.00 based on the most recent Compliance Certificate required to have been delivered pursuant to Section 6.1(c) or, at Borrower’s option, an updated certificate delivered by the Loan Parties in accordance with the requirements of Section 6.1(c), and in either case which otherwise satisfies the requirements of Section 2.7(a) and shall thereafter maintain such Interest Rate Protection Agreement in full force and effect throughout the term of such agreement.

(c)                                  Failure to Provide Interest Rate Protection.  In the event that Borrower breaches its obligation to maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.7(a) and/or Section 2.7(b) and such failure continues for ten (10)

Business Days after Borrower’s receipt of notice from Agent, in addition to Agent’s and Lenders’ rights and remedies hereunder or under the other Loan Documents, Agent may, but shall have no obligation to, at Borrower’s sole cost and expense and on Borrower’s behalf, enter into an Interest Rate Protection Agreement as may be required pursuant to Section 2.7(a) or 2.7(b), as applicable.  In the event that Agent shall elect to enter into an Interest Rate Protection Agreement on Borrower’s behalf after the above described notice and cure period, such Interest Rate Protection Agreement, at Agent’s election, may be a Lender Interest Rate Protection Agreement; provided that such Lender Interest Rate Protection Agreement contains commercially reasonable terms consistent with an arms-length transaction comparable to the transaction which is the subject of this Loan Agreement.  Agent is hereby irrevocably appointed the true and lawful attorney of Borrower (coupled with an interest), in its name and stead, to execute such an Interest Rate Protection Agreement and all necessary documents ancillary thereto (each of which shall be in a reasonable form),  Borrower hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof consistent with the terms hereof, provided that Agent shall not exercise such power of attorney unless Borrower has failed to enter into an Interest Rate Protection Agreement in the form and content required pursuant to Section 2.7(a) or 2.7(b), as applicable following the expiration of the ten (10) Business Day cure period set forth in this Section 2.7(c).  All sums paid and liabilities incurred by Agent pursuant to this Section 2.7 shall be paid by Borrower (and not from the proceeds of the Loan) within ten (10) days after Agent’s demand with interest at the Default Rate to the date of payment to Agent and such sums and liabilities, including such interest until paid, shall be deemed and shall constitute advances under this Loan Agreement and be evidenced by the Notes and be secured by the Security Documents.

(d)                                 Obligation of Borrower Unaffected by Interest Rate Protection Agreement.  No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay Interest or Additional Interest on the Loan, as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

(e)                                  Termination, etc. of Interest Rate Protection Agreement.  Borrower shall not terminate, modify, cancel or surrender, or consent to the termination, modification, cancellation or surrender of, any Interest Rate Protection Agreement without the prior consent of the Requisite Lenders.  Within thirty (30) days after Borrower obtains knowledge of or receipt of notice (which may be given by Agent or a Lender) of a default by the financial institution that is a party to any Interest Rate Protection Agreement, Borrower shall substitute for such defaulted Interest Rate Protection Agreement another Interest Rate Protection Agreement (to which the Person that defaulted under the defaulted Interest Rate Protection Agreement is not a party) so that, after giving effect to such substitution, Borrower is in compliance with the requirements of Section 2.7(a) or 2.7(b), as applicable.

(f)                                    Receipts from Interest Rate Protection Agreements.  All payments due to Borrower pursuant to any Interest Rate Protection Agreement, including upon any termination thereof, shall be payable to and held by Agent until repayment in full of the Obligations (other than Contingent Obligations); provided, however, that all periodic “net payments” due to Borrower so received by Agent in connection with a payment made by a counterparty to an Interest Rate Protection Agreement shall be applied by Agent on account of Interest then due and payable on the Loan or if no Interest is then due and payable, on account of Interest next due and payable on the Loan.  If an Event of Default occurs, Agent may, in its sole discretion, for so long as such Event of Default is continuing and in addition to any other rights and remedies hereunder, apply the amounts so held by Agent to the Loan or other amounts due by Borrower under the Loan Documents at Agent’s election.  Until such time as all Obligations (other than Contingent Obligations) have been paid in full, Borrower shall have no right to withdraw or otherwise apply any funds received by Agent on account of any Interest Rate Protection Agreement.  Such funds shall constitute additional security for the Obligations, a security interest therein being granted hereby.  In addition, upon the occurrence and continuation of an Event of Default, Agent shall have the right (but not the obligation) to secure or otherwise enter into one or more Interest Rate Protection Agreements with a Lender for and on behalf of Borrower (but only to the extent that Borrower has failed to secure such Interest Rate Protection Agreement(s) pursuant to Section 2.7(a)-(b), as applicable, and for the same term) without such action constituting a cure of such Event of Default and without waiving Agent’s or Lenders’ rights arising out of or in connection with such Event of Default.  If Agent shall enter into an Interest Rate Protection Agreement with a Lender in accordance with its right to do so pursuant to this subsection (f), then (i) the terms and provisions of any such Interest Rate Protection Agreement, including the term thereof, shall be determined by Agent in its sole and absolute discretion and (ii) Borrower shall pay all of Agent’s costs and expenses in connection therewith, including any fees charged by the applicable counterparty, attorneys’ fees and disbursements, and the cost of additional title insurance in an amount determined by Agent to be necessary to protect Agent and the Lenders from potential funding losses under any Interest Rate Protection Agreement provided by Agent.  In the event Borrower receives any sums pursuant to or in connection with any Interest Rate Protection Agreement, it shall promptly pay such sums to Agent to be held by Agent and applied to Interest which is or shall become due and payable.

(g)                                 Security.  No Interest Rate Protection Agreement shall be secured by all or any portion of the Collateral unless it is a Lender Interest Rate Protection Agreement, in which case such Lender Interest Rate Protection Agreement shall be secured by the Mortgage and other Security Documents but on a subordinated basis to the other Obligations.  Any Interest Rate Protection Agreement which is not a Lender Interest Rate Protection Agreement shall be non-recourse to Borrower.

(h)                                 Extension.  Eighteen (18) months prior to the expiration of the Interest Rate Protection Agreement described in Section 2.7(a) and six (6) months prior to the expiration of any supplemental Interest Rate Protection Agreement described in Section 2.7(b), Agent shall estimate the cost of extending the applicable Interest Rate Protection Agreement (assuming for such purpose that the Interest Rate Protection Agreement effecting such extension will be a Lender Interest Rate Protection Agreement in the form of an interest rate cap) for a further one year period (the “Cap Extension Fee”), which estimate shall be conclusive absent manifest error; provided, however, if Borrower objects to such estimate, it may, within two (2) Business Days after receipt of a notice of the amount of the Cap Extension Fee, obtain an estimate from Chatham Financial or another similar entity reasonably satisfactory to Agent and the Cap Extension Fee shall be the average of the two estimates.  Within five (5) Business Days after receipt by Borrower of a notice of the amount of the Cap Extension Fee, Borrower shall notify Agent that it elects to do one of the following:  (i) provided no Event of Default exists, have any excess cash funded immediately, on a monthly basis, into the Cap Extension Fee Reserve

Account in an amount equal to 1/18 of the cost of the estimated cap during the term of the Interest Rate Protection Agreement described in Section 2.7(a) and 1/6 of the cost of the estimated cap during the term of any Interest Rate Protection Agreement described in Section 2.7(b); (ii) make a cash deposit into the Cap Extension Fee Reserve Account in an amount equal to the Cap Extension Fee, in which event Borrower shall deliver such cash deposit at least thirty (30) days prior to the expiration of the applicable Interest Rate Protection Agreement or (iii) deliver to Agent a Letter of Credit in an amount equal to the Cap Extension Fee, in which event Borrower shall deliver such Letter of Credit at least thirty (30) days prior to the expiration of the Interest Rate Protection Agreement.  The amounts described in clauses (i) and (ii) shall be applied to extend the applicable Interest Rate Protection Agreement, if such Interest Rate Protection Agreement is a Lender Interest Rate Protection Agreement, or to enter into a Lender Interest Rate Protection Agreement if such Interest Rate Protection Agreement is not a Lender Interest Rate Protection Agreement.  In the event option (iii) is elected by Borrower, and Borrower does not pay the cost of extending the applicable Interest Rate Protection Agreement, Agent may, but shall not be obligated to, draw on such Letter of Credit and apply the proceeds thereof to such payment.  Borrower shall be liable for any difference between the actual cost of extending the applicable Interest Rate Protection Agreement and the Cap Extension Fee.  In the event the Letter of Credit is delivered but is not drawn upon by Agent to extend the applicable Interest Rate Protection Agreement, Agent shall return such Letter of Credit to Borrower, it being understood that in the event the conditions set forth in this subsection (h) require that Borrower again deliver a Letter of Credit at a later date, that Borrower shall be obligated to do so.  In the event Borrower enters into an Interest Rate Protection Agreement in the form of a swap (as opposed to extending the Interest Rate Protection Agreement or any supplemental Interest Rate Protection Agreement in the form of a cap), at Borrower’s option, provided no Event of Default shall have occurred and be existing, the funds in the Cap Extension Fee Reserve Account shall continue to be held in such Account and credited toward the next succeeding Cap Extension Fee or returned to Borrower.

(i)                                     Downgrade.  In the event of any downgrade, withdrawal or qualification of the rating of the a Qualified Counterparty below “A” by S&P, Borrower shall replace the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement meeting the requirements of this Section 2.7 not later than thirty (30) calendar days after learning of such downgrade, withdrawal or qualification.

(j)                                     Title Insurance.  If and to the extent that the Interest Rate Protection Agreement is secured by the Premises, Borrower shall, at its sole cost and expense, provide Agent with such commercially available additional title insurance coverage and endorsements to the title policy (or, if such additional title insurance is not available by endorsement, Borrower shall provide separate title insurance policies with respect thereto) as Agent shall reasonably require in connection with any Interest Rate Protection Agreement provided by Agent under Section 2.7(f).

(k)                                  Third Party Interest Rate Protection Agreement.  In connection with an Interest Rate Protection Agreement which is not a Lender Interest Rate Protection Agreement, Borrower shall obtain and deliver to Agent an opinion from counsel (which counsel may be in-house counsel for the Qualified Counterparty) for the Qualified Counterparty (in form reasonably satisfactory to Agent and upon which Agent, the Lenders and their respective successors and assigns may rely) which shall provide, in relevant part, that:

(i)                                     the Qualified Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(ii)                                  the execution and delivery of the Interest Rate Protection Agreement by the Qualified Counterparty, and any other agreement which the Qualified Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)                               all consents, authorizations and approvals required for the execution and delivery by the Qualified Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Qualified Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any Governmental Authority or regulatory body is required for such execution, delivery or performance; and

(iv)                              the Interest Rate Protection Agreement, and any other agreement which the Qualified Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Qualified Counterparty and constitutes the legal, valid and binding obligation of the Qualified Counterparty, enforceable against the Qualified Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.8                                   Breakage.  Borrower shall pay Agent and/or Lenders, as applicable, any documented out-of-pocket loss and/or reasonable and documented out-of-pocket cost or expense (excluding lost profits) which Agent or any Lender actually sustains or incurs as a consequence of any payment or prepayment (whether voluntary or involuntary) of the Loan or any portion thereof, whether or not required by any provision of this Loan Agreement or any other Loan Document or otherwise, made and applied on account of principal on a date other than the last day of a LIBOR Rate Period (noting, for purpose of clarification, that no such sums would be incurred with respect to an Applicable Interest Rate which is a Base Rate), including any loss or expense actually sustained or incurred by any Lender(s) in obtaining, liquidating or redeploying deposits or other funds acquired by such Lender(s) to maintain or fund the Loan or any portion thereof (“Breakage Costs”).  The amount of any loss or expense for which Borrower shall pay Agent or Lenders under this Section 2.8 shall be an amount equal to the excess, if any, as reasonably determined by Agent or the applicable Lender(s), of (i) the reasonable and documented out-of-pocket cost to the applicable Lender(s) of obtaining the funds for the portion of the Loan being paid or prepaid for the period from the date of such payment or prepayment to the last day of the LIBOR Rate Period over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender(s) in redeploying the funds so paid or prepaid, as the case may be.  Agent’s or any Lender’s determination of any amount or amounts which Agent and/or any Lender is entitled to receive pursuant to this Section 2.8 shall be conclusive, absent manifest error.  Upon Borrower’s request, Agent or the affected Lender shall provide Borrower with a calculation of the Breakage Costs incurred setting forth such Breakage Costs in reasonable detail.  For purposes of clarification, Breakage Costs shall not be deemed to be a prepayment premium or fee.

Section 2.9                                   “Additional Interest” under Lender Interest Rate Protection Agreements.  Borrower shall pay to Agent all documented losses and all reasonable and documented out-of-pocket, costs and expenses of Agent or any Lender incurred and payable by Borrower pursuant to any Lender Interest Rate Protection Agreement, including any termination thereof, unless such Lender Interest Rate Protection Agreement has been terminated in accordance with Section 2.7(e).  In the event of the foregoing, Borrower shall pay to Agent, concurrently with any principal payment, or within such shorter period as shall be specified in any Lender Interest Rate Protection Agreement, such amount as shall equal the amount of the Additional Interest (without duplication of payments due hereunder or under the Lender Interest Rate Protection Agreement) certified (with supporting detail) by Agent (or the applicable Lender) to Borrower by reason of such event.  Failure on the part of Agent to demand payment from Borrower for any Additional Interest attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.

Section 2.10                            No Withholdings.  All sums payable by Borrower under the Notes, this Loan Agreement and the other Loan Documents, shall be paid in full and without set-off or counterclaims and free of any deductions or withholdings for any and all present and future taxes, levies, imposts, deductions, duties, filing and other fees or charges (collectively, “Taxes”) other than Excluded Taxes.  In the event that Borrower is prohibited by any law from making any such payment free of such deductions or withholdings with respect to Taxes as a result of any change in any applicable law, regulation or treaty, or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court, then Borrower shall pay such additional amount to Agent as may be necessary in order that the actual amount received by Lenders after such deduction or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required; provided, however, that Borrower shall not be obligated to pay such additional amounts attributable to Excluded Taxes.  In addition, Borrower shall not be obligated to pay such additional amounts on account of a specific Lender or Agent if at the time such Lender became a “Lender” hereunder or at the time Agent became the “Agent” hereunder or as a result of the failure to update a form or document described below or in Section 9.10, Borrower is required to deduct or withhold any sums solely because such Lender or Agent had a legal basis to deliver, but failed to deliver, to Borrower (a) a duly executed copy of United States Internal Revenue Service Form W-8 BEN, W-8 ECI or W-8 IMY and/or any successor form or any required renewal thereof, as the case may be, certifying in each case that such Lender or

Agent is entitled to receive payments hereunder or under the other Loan Documents without deduction or withholding of any United States federal income taxes, (b) a duly executed United States Internal Revenue Service Form W-9 or any successor form or any required renewal thereof and/or (c) other required form or documentation establishing that a full exemption exists from United States backup withholding tax, and as result of such failure, Borrower was prohibited by the applicable Legal Requirements, from making any such payment free of such deductions or withholding.  Notwithstanding anything contained in this Section 2.10, in no event will any Lender’s failure to deliver any such forms, or any renewal or extension thereof, affect, postpone or relieve Borrower from any obligation to pay Interest, principal, Additional Interest and other amounts due under the Loan Documents (other than amounts due under this Section 2.10 as a result of Agent’s or a Lender’s failure to deliver such forms).  Such additional amount shall be due concurrently with the payment with respect to which such additional amount is owed in the amount of Taxes certified by Agent (or the applicable Lender).  A certificate as to the amount of Taxes submitted by Agent to Borrower setting forth Agent’s (or the applicable Lender’s) basis for the determination of Taxes shall be conclusive evidence of the amount thereof, absent manifest error.  Failure on the part of Agent to demand payment from Borrower for any Taxes attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.

Section 2.11                            Unavailability; Illegality of LIBOR.

(a)                                  Unavailability of LIBOR.  If on any date on which Borrower seeks to establish a LIBOR Rate as the Applicable Interest Rate pursuant to Section 2.3, or if Section 2.3(d) applies, Agent reasonably and in good faith determines that (i) Dollar deposits in an amount approximately equal to the then outstanding principal amount of the Loan Portion bearing interest at a LIBOR Rate are not generally available at such time in the London interbank Eurodollar market for deposits in Eurodollars or (ii) reasonable means do not exist for ascertaining LIBOR, Agent shall promptly give notice (the “Non-Availability Notice”) of such fact to Borrower and the option to convert to or to continue the Applicable Interest Rate on such Loan Portion as a LIBOR Rate shall be suspended until such time as such condition no longer exists.  In the event that the option to elect, to convert to or to continue an Applicable Interest Rate as a LIBOR Rate shall be suspended as provided in this Section 2.11(a), effective upon the giving of the Non-Availability Notice, and if applicable, effective as of the first date that the three (3) month LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d), interest on the Loan Portion for which a LIBOR Rate was to be determined shall be payable at the Base Rate, from and including the date of the giving of the Non-Availability Notice (or the date that the three (3) month LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d), if applicable) until the earlier to occur of:  the Maturity Date and the date that the conditions referred to in this Section 2.11(a) no longer exist.

(b)                                 Illegality.  In the event that at any time while any Loan Portion bears interest at a LIBOR Rate, any Lender determines (which determination shall be conclusive and binding on Borrower absent manifest error) that it shall become illegal for such Lender to maintain the Loan or a portion thereof on the basis of one or more LIBOR Rates, Agent shall promptly after receiving notice thereof from such Lender give notice of such fact to Borrower, and the option to elect, to convert to or to continue the Applicable Interest Rate on the applicable

Loan Portions as a LIBOR Rate shall be suspended until such time as such condition shall no longer exist.  In the case of existing Loan Portions affected by the circumstances described in the immediately preceding sentence, the Applicable Interest Rate on such Loan Portion shall be converted automatically to the Base Rate (unless such Lender determines that such conversion is not required with respect to any existing Loan Portion) and shall be payable at the Base Rate in the same manner as provided in Section 2.11(a) until the circumstance described in the first sentence of this Section 2.11(b) no longer exists.

Section 2.12                            Increased Costs and Capital Adequacy.

(a)                                  Borrower agrees to pay to Agent, without duplication of any other amounts paid by Borrower hereunder, such additional amounts as any applicable affected Lender shall reasonably and in good faith determine will compensate such affected Lender for documented out-of-pocket costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable with respect to the Loan as a result of (1) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any applicable new request or new directive implemented after the date hereof of any foreign or domestic Governmental Authority, central bank or comparable agency and/or (2) any change after the date hereof in any applicable law, regulation or treaty, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court, (i) changing the basis of taxation of payments to any Lender (other than Excluded Taxes), (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (whether directly, indirectly or on a portfolio wide basis) or (iii) imposing on any Lender any other condition affecting the Notes or the Loan, excluding, in each case, amounts relating to Taxes, which shall be governed solely by Section 2.10, in each case, to the extent increasing the costs incurred by any Lender in maintaining the Loan or any portion thereof.  Notwithstanding the foregoing, all requests, rules, guidelines or directions under or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed not to have been the subject of any request or directive implemented or any change having occurred prior to the date hereof.  No Lender shall impose on Borrower any Additional Cost pursuant to this Section 2.12(a) unless such Lender’s imposition of such cost is reasonably allocable to the Loan and unless such Lender imposes such costs on other similarly situated borrowers to which such governmental rules apply.

(b)                                 If any Lender shall reasonably and in good faith determine that (i) any change after the date hereof in the general application of any law, rule, regulation or guideline adopted or arising out of the June 2006 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “Basel II:  International Convergence of Capital Measurement and Capital Standards:  a Revised Framework - Comprehensive Version”, or any change in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) any applicable change after the date hereof in or adoption or implementation after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy (other than any rule, regulation or guideline adopted or issued after the date hereof that is consistent with any law in effect before the date hereof) or (iii) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any applicable request or directive regarding capital adequacy (having the force of law) of any such authority, central bank or comparable agency based on any such change, adoption or implementation, has the effect of reducing the rate of return on any Lender’s capital to a level below that which such Lender would have achieved but for such adoption, change, implementation or compliance (taking into consideration the policies of such Lender or such holding company with respect to capital adequacy), then upon notice from time to time Borrower shall, without duplication of any other amounts paid by Borrower hereunder, pay to Agent such additional amounts as will compensate such Lender for such actual reduction with respect to any portion of the Loan, if any, outstanding.  Notwithstanding the foregoing, any change based on the reports and supporting documentation of the Basel Committee on Banking Supervision of December 2009 entitled “Strengthening the Resilience of the Banking Sector” and “International Framework for Liquidity Risk Measurement, Standards and Monitoring”, in each case together with any amendments thereto, shall not be deemed to have occurred on or prior to the date hereof.  No Lender shall impose on Borrower any Additional Cost pursuant to this Section 2.12(b) unless such cost is reasonably allocable to the Loan and unless such Lender imposes such costs on other similarly situated borrowers to which such governmental rules apply.

(c)                                  Any amount payable by Borrower pursuant to Section 2.12(a) or (b) (such amounts collectively referred to as “Additional Costs”) shall be paid to Agent within ten (10) Business Days of receipt by Borrower of a certificate of Agent (or of the applicable Lender, with a copy to Agent) setting forth the amount due and Agent’s (or the applicable Lender’s) basis (with reasonable detail) for the determination of such Additional Costs, which certificate shall be sent by Agent within one hundred twenty (120) days after Agent (or the applicable Lender) obtains actual knowledge thereof.  If Agent (or the applicable Lender) fails to demand payment from Borrower for any such Additional Costs attributable to any particular period within such one hundred twenty (120) day period, Agent (or the applicable Lender) shall only be entitled to demand payment for costs incurred from and after the date that is one hundred twenty (120) days prior to the date that Agent (or the applicable Lender) actually notifies Borrower.

(d)                                 If any Lender shall reasonably and in good faith determine that the LIBOR Rate does not adequately and fully reflect such Lender’s costs of funds, then such Lender shall give prompt notice (including reasonable detail) to Borrower (with a copy to Agent) of such fact and the option to convert to or to continue the Applicable Interest Rate as a LIBOR Rate shall be suspended until such time as such condition no longer exists.  In the event that the option to convert to or to continue an Applicable Interest Rate as a LIBOR Rate shall be suspended as provided in this Section 2.12(d), effective upon the giving of such notice, and if applicable, effective as of the first date that the LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d), interest on the Loan Portion for which a LIBOR Rate was to be determined shall be payable at the Base Rate, from and including the date of the giving of such notice (or the date that the LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d), if applicable) until the earlier to occur of: the Maturity Date and the date that the conditions referred to in this Section 2.12(d) no longer exist.  No Lender shall provide notice of the suspension of the option to convert or continue the Applicable Interest Rate as a LIBOR Rate pursuant to this Section 2.12(d) unless such Lender takes similar action with respect to other similarly situated borrowers with respect to loans where such Lender has a contractual right to do so.

(e)                                  If any Lender (an “Affected Lender”) gives notice to Borrower of the occurrence of the circumstances described in Section 2.10, Section 2.11(b), Section 2.12(a), Section 2.12(b), or Section 2.12(d), Borrower may, within ninety (90) days of receipt of such notice, give written notice to Agent and to each Lender of Borrower’s intention to (y) replace the Affected Lender with an Eligible Assignee designated in such notice and otherwise reasonably acceptable to Agent (any such notice, a “Section 2.12 Replacement Notice”), or (z) from and after the Permitted Prepayment Date only, prepay the entire outstanding principal balance of the Loan, together with any Breakage Costs in connection therewith under Section 2.8, but, provided that no Event of Default shall have occurred and be continuing and provided further that Borrower shall have used commercially reasonable efforts for a period not less than ninety (90) days to replace the Affected Lender with a Replacement Lender, without any Prepayment Fee or any other prepayment premium or fee (any such notice, a “Section 2.12 Prepayment Notice”).

(f)                                    If Borrower delivers a Section 2.12 Replacement Notice, then unless the Affected Lender agrees, within ten (10) days of receipt of such Section 2.12 Replacement Notice, to waive the application of Section 2.11(b), Section 2.12(a), Section 2.12(b), or Section 2.12(d), as applicable, the Affected Lender shall thereafter, so long as no Event of Default exists, assign all of its rights and obligations under this Loan Agreement to a financial institution which is an Approved Assignee (the “Replacement Lender”) and the Replacement Lender shall assume all of the Affected Lender’s rights and obligations under this Loan Agreement, in each case pursuant to an agreement, substantially in the form of an Assignment and Acceptance, executed by the Affected Lender and the Replacement Lender.  In connection therewith, the Replacement Lender shall pay to the Affected Lender an amount equal to the Affected Lender’s Pro Rata Share of the outstanding principal amount of the Loan plus all interest accrued thereon, plus all other then accrued and unpaid amounts, if any, allocable to the Affected Lender.  Upon the effective date of such Assignment and Acceptance, the Replacement Lender shall become a party to this Loan Agreement and shall have all the rights and obligations of a Lender hereunder and the Affected Lender shall be released from its obligations hereunder, and no further consent or action by any party shall be required.  Borrower, Agent and the Lenders shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.  Any Affected Lender which is replaced as a Lender under this Section 2.12(f) shall remain entitled to the benefits of this Loan Agreement, including, without limitation, this Section 2.12, in respect of the period prior to its replacement.

(g)                                 If Borrower delivers a Section 2.12 Prepayment Notice, then unless the Affected Lender agrees, within ten (10) days of receipt of such Section 2.12 Prepayment Notice, to waive the application of Section 2.11(b), Section 2.12(a), Section 2.12(b), or Section 2.12(d), Borrower shall have the right, exercisable within ninety (90) days after the end of such ten (10) day period, to prepay the entire outstanding principal balance of the Loan, together with any Breakage Costs thereon under Section 2.8, but, provided that no Event of Default shall have occurred and be continuing and provided further that Borrower shall have used commercially reasonable efforts for a period not less than ninety (90) days to replace the Affected Lender with a Replacement Lender, without a Prepayment Fee, it being agreed, however, that Borrower shall have no right to make a prepayment under this Section 2.12(g) whatsoever until the occurrence of the Permitted Prepayment Date.  By way of example and not limitation, if Borrower delivers a Section 2.12 Prepayment Notice on April 1, 2013, the Affected Lender would have until April 10, 2013 to decide whether or not to waive the payment of the Additional Costs in question, and Borrower would then have until July 10, 2013 (so long no Event of Default exists at the time of such prepayment) to make such a prepayment of the Loan.

Section 2.13                            Obligation to Mitigate.  Each Lender agrees that, within a reasonable period of time after the officer of such Lender having primary responsibility for administering its portion of the Loan becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments or exercise rights under Section 2.11 or 2.12, such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its portion of the Loan through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender, or invoke the rights of such Lender, pursuant to Section 2.11 or 2.12 to be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its portion of the Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan portion or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.13 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.

Section 2.14                            Fees.  Borrower shall pay to Agent all fees provided for in the Loan Fee Letter in accordance with the terms of the Loan Fee Letter.

ARTICLE III

ACCOUNTS; RESERVES; LETTERS OF CREDIT

Section 3.1                                   Cash Management.

(a)                                  The Loan Parties shall, and shall cause the Property Manager to, deposit all Gross Revenues into the Clearing Account within one (1) Business Day of receipt thereof.  Without limiting the foregoing, Loan Parties shall, and shall cause the Property Manager to, (a) deliver written instructions to all tenants under leases to deliver all rents payable thereunder directly into the Clearing Account (which instructions shall be irrevocable for so long as the Loan is outstanding), (b) deliver written instructions to credit, debit and charge card companies to deliver all payments directly to the Clearing Account (which instructions shall be irrevocable for so long as the Loan is outstanding), and (c) deposit all amounts received by Loan Parties or Property Manager constituting rents or other revenue of any kind from the Premises into the Clearing Account.  Disbursements from the Clearing Account will be made in accordance with the terms and conditions of this Agreement, the Clearing Account Agreement and the Cash Management Agreement.  Disbursements from the Operating Account will be made in accordance with the terms and conditions of this Agreement, the Operating Account Agreement and the Cash Management Agreement.  Subject to the terms and conditions of this Agreement, the Cash Management Agreement, the Clearing Account Agreement, and the Operating Account Agreement, Agent shall have sole dominion and control over the Cash Management Account, the Clearing Account and the Operating Account, and Loan Parties shall have no rights to make withdrawals therefrom except as provided in the Cash Management Agreement, the Clearing Account Agreement, and the Operating Account Agreement.

(b)                                 Notwithstanding anything to the contrary contained in this Loan Agreement or the other Loan Documents, and provided no Event of Default exists, Borrower’s obligations with respect to the monthly payment of interest and principal (if any) and the deposits to be made into the Accounts and any other payment due pursuant to this Loan Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account and are unconditionally available to Agent (on behalf of the Lenders) to satisfy such obligations in accordance with the terms of this Loan Agreement and the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Agent.

(c)                                  The insufficiency of funds on deposit in the Clearing Account or the Cash Management Account (or any sub-account thereunder) shall not absolve Loan Parties of the obligation to make any payments as and when due pursuant to this Loan Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 3.2                                   Additional Cash Collateral Account; Cash Sweep Letter of Credit.

(a)                                  Intentionally omitted.

(b)                                 Intentionally omitted.

(c)                                  Prior to the occurrence of an Event of Default and only during the existence of a Cash Sweep Condition, on or before the twentieth (20th) day of each calendar month from and after the date hereof, Loan Parties shall (or shall cause Property Manager to) deposit the Cash Collateral Payment Amount into the Additional Cash Collateral Account as additional, cash collateral for the Obligations, in the manner set forth and in accordance with the terms of the Cash Management Agreement.  Provided that no Event of Default or monetary Default shall then be continuing, amounts in the Additional Cash Collateral Account then remaining shall be disbursed to the Loan Parties, or upon the request of Borrower, applied to the Obligations, upon the termination of such Cash Sweep Condition; provided further, that, if such Cash Sweep Condition shall exist for four (4) consecutive Testing Determination Dates, then Agent, may, if directed by the Requisite Lenders, apply all or any portion of the sums then on deposit in the Additional Cash Collateral Account to the Obligations as set forth in Section 2.4(c) (or, to the extent that a Cash Sweep Letter of Credit has been delivered to Agent, draw on such Cash Sweep Letter of Credit and apply the proceeds thereof to the Obligations, in either case in such order as Agent may elect).  Any amounts not applied to the Obligations in accordance with the previous sentence after a Cash Sweep Condition shall have existed for four (4) consecutive Testing Determination Dates shall, subject to Section 3.5, be held as cash collateral for the Obligations for the remainder of the Term.  Neither the application by Agent of sums on deposit in the Additional Cash Collateral Account to the Obligations nor the application of proceeds of a Cash Sweep Letter of Credit to the Obligations shall be subject to payment of a Prepayment Fee.

(d)                                 If Loan Parties shall have delivered a Cash Sweep Letter of Credit to Agent so as to prevent the occurrence of a Cash Sweep Condition (in accordance with the definition of Cash Sweep Condition in Section 1.1), then, provided that no Default or Event of Default shall then be continuing, Agent shall return such Cash Sweep Letter of Credit, (i) within ten (10) Business Days after the date on which the Cash Sweep Period which would have (in Agent’s determination) commenced in the absence of the delivery of such Cash Sweep Letter of Credit would have (in Agent’s reasonable and good faith determination) ended or (ii) in any event, upon repayment of the Obligations (other than Contingent Obligations) (or with respect to a repayment of the Obligations where the Appraised Value (as set forth in an Appraisal which is not dated more than thirty (30) days prior to the date of such repayment) is less than the Obligations (other than Contingent Obligations), one hundred (100) days after such prepayment).

(e)                                  In addition, Agent shall have the rights with respect to any Cash Sweep Letter of Credit set forth in Section 3.5.

Section 3.3                                   Tenant Security Account.

(a)                                  Loan Parties shall comply with all Legal Requirements in all material respects and the applicable Lease with respect to any security given under any Lease (excluding the Ground Leases or Operating Lease).  Subject to the foregoing and if required by applicable Legal Requirements, Loan Parties shall deposit or cause to be deposited all Security Deposits under the Leases into an account with a bank or other financial institution approved by Agent (the “Tenant Security Account”) within two (2) Business Days after receipt.  Subject to the terms of the applicable Leases and Legal Requirements, Loan Parties hereby grant to Agent and Lenders a security interest in all rights of Loan Parties in and to the Tenant Security Account and all sums on deposit therein as additional security for the Obligations.

(b)                                 Loan Parties shall not withdraw any sums from the Tenant Security Account or apply any Security Deposits if an Acceleration Event is continuing, except as provided below.  Loan Parties may make withdrawals from the Tenant Security Account at any time when an Acceleration Event is continuing, provided the proceeds are (i) applied in the ordinary course of business to sums due under the applicable Lease when the terms of such Lease or applicable Legal Requirements permit the application thereof or (ii) returned to the applicable Lessee pursuant to Legal Requirements or the terms of the applicable Lease which require Loan Parties to return such Security Deposit.  If an Acceleration Event is continuing, neither Loan Parties nor any other Person shall have any right to, and each Loan Party covenants that it shall not, withdraw any amounts from the Tenant Security Account or apply any Security Deposits, except as may be approved by Agent or as may be required by the terms of the applicable Lease or by Legal Requirements.  If, during the continuance of an Acceleration Event, either Loan Party is required pursuant to the terms of the applicable Lease or applicable Legal Requirements to return any Security Deposit to the applicable Lessee, such Loan Party shall deliver a notice to Agent certifying same and stating the reason therefor.  Agent shall promptly, at Agent’s option and at such Loan Party’s sole cost and expense, either permit such Loan Party to return the Security Deposit to the applicable Lessee or, if Agent elects, cause such Security Deposit to be returned directly to the applicable Lessee.

(c)                                  Within ten (10) Business Days of Agent’s request therefor during the continuance of an Event of Default, Loan Parties shall transfer (to the extent transferable) to the name of Agent and deliver to Agent all original Lease Letters of Credit obtained by Loan Parties promptly after receipt of same, together with reasonable evidence that all fees payable to the issuer on account of such assignment and transfer have been paid.  Subject to the terms of the applicable Lease and Legal Requirements, each Loan Party hereby grants to Agent and Lenders a security interest in all rights of Loan Parties in and to all Lease Letters of Credit, including all proceeds thereof, as additional security for the Obligations.  In addition to all other rights and remedies of Agent and Lenders, Agent may, and to the extent necessary in order to do so, each Loan Party hereby grants to Agent an irrevocable power of attorney, coupled with an interest, and Agent shall be entitled to act pursuant to such power following an Event of Default that shall have occurred and be continuing by reason of a failure to comply with the terms of this Section 3.3, solely to draw upon or otherwise realize on each such Lease Letters of Credit in accordance with its terms, applicable Legal Requirements and those of the applicable Lease.

(d)                                 If a Loan Party is entitled to make a drawing on any Lease Letter of Credit which is being held by Agent in accordance with Section 3.3(c) above under the terms of the applicable Lease, Lease Letter of Credit or Legal Requirements, Agent shall, at such Loan Party’s sole cost and expense, re-transfer such Lease Letter of Credit to such Loan Party in trust for the benefit of Agent and subject to Agent’s security interest, provided that such Loan Party delivers to Agent a written request certifying that such Loan Party is entitled to draw on the applicable Lease Letter of Credit, and indicating the applicable Lease and Lease Letter of Credit, the amount of the draw and the reasons for such draw.  Loan Parties shall hold any such Lease Letter of Credit solely for the purpose of drawing or realizing thereon in accordance with the provisions of the applicable Lease or Lease Letter of Credit and Legal Requirements and, during the continuance of an Event of Default, shall promptly remit the proceeds of any such drawing to Agent and Agent shall apply the same in reduction of the Obligations in such order as Agent shall elect, unless the drawing is being made to liquidate any Lease Letter of Credit because the issuer thereof has elected to cancel or not to renew same or for any other reason not arising from a default by the Lessee in which case the applicable Loan Party shall deposit such proceeds in the Tenant Security Account.  The original of any Lease Letters of Credit (to the extent not fully drawn) delivered to Loan Parties under this Section 3.3(d) shall be promptly re-assigned, transferred (to the extent transferrable) and re-delivered to Agent following Loan Parties’ draw on same.  If either Loan Party is required by the terms of the applicable Lease or applicable Legal Requirements to return any Lease Letter of Credit to the Lessee, Agent shall, at such Loan Party’s sole cost and expense, re-assign and transfer (to the extent transferable) and deliver possession of such original Lease Letter of Credit to such Loan Party provided such Loan Party delivers to Agent a written request for same, certifying the foregoing and indicating the applicable Lease and Lease Letter of Credit and the reasons for such return.  Upon a Loan Party’s receipt, such Loan Party shall promptly return the same to the applicable Lessee.  At Agent’s election and at such Loan Party’s sole cost and expense, instead of delivering such Lease Letter of Credit to such Loan Party, Agent may timely return same to the applicable Lessee.  If a Lease permits a Lessee to re-post a new Lease Letter of Credit, or to amend an existing Lease Letter of Credit, Agent will permit same and cooperate with such Loan Party to effect same, at such Loan Party’s sole cost and expense, provided that such new or amended Lease Letter of Credit names Agent as a beneficiary thereunder for so long as the Loan is outstanding.  In addition to complying the requirements set forth in Section 6.10, in the event any Lease entered into after the date hereof permits the tenant thereunder to post a Lease Letter of Credit, such Lease Letter of Credit shall name Agent as beneficiary thereunder for so long as the Loan is outstanding.

Section 3.4                                   Capital/FF&E Reserve Account/Funding the Capital/FF&E Reserve Account.

(a)                                  Deposits.  On each Payment Date (other than during a Hotel Rebranding) Loan Parties shall, or shall cause Property Manager to, deposit the Capital/FF&E Reserve Amount for the month prior to the immediately preceding calendar month in an interest-bearing account (the “Capital/FF&E Reserve Account”) as more particularly set forth in the Cash Management Agreement.  All amounts deposited into the Capital/FF&E Reserve Account (the “Capital/FF&E Reserve Funds”) by or on account of Loan Parties shall be held and applied in accordance with the terms of this Loan Agreement and the Cash Management Agreement.  Subject to the restrictions on disbursements from the Capital/FF&E Reserve Account contained in this Section 3.4, any interest the Capital/FF&E Reserve Funds shall accrue for the benefit of Loan Parties and may be used by Loan Parties for the payment of Capital/FF&E Expenditures pursuant to Section 3.4(b) hereof.

(b)                                 Disbursements.  Agent shall cause the Depository Bank to transfer the Capital/FF&E Reserve Funds to Borrower’s account to pay for Capital/FF&E Expenditures (provided that, during a Cash Sweep Condition (except in the case of an emergency), Loan Parties (or Property Manager) shall not make more than one withdrawal in any calendar month), subject to satisfaction of the following conditions:

(i)                                     at the time of making of such request and at the time a withdrawal is to be made, no Event of Default shall have occurred and be continuing;

(ii)                                  the Capital/FF&E Expenditures that are the subject of the disbursement request were identified in an Approved Capital/FF&E Expenditures Budget or are otherwise approved in writing by Agent (which approval shall not be unreasonably withheld, conditioned or delayed), except with respect to Capital/FF&E Expenditures made on account of an emergency as reasonably determined by Loan Parties; and

(iii)                               except in the case of an emergency as reasonably determined by Loan Parties, Loan Parties (or Property Manager) shall have delivered to Agent a written request for the withdrawal at least ten (10) Business Days prior to the date requested for the withdrawal, which shall include a certificate of a duly authorized officer of Loan Parties (x) certifying as to the matters set forth in the preceding clauses (i) through (ii) above, (y) attaching invoices or bills for the payment of the Capital/FF&E Expenditures which are the subject of such withdrawal request, and (z) stating the total amount of the requested withdrawal.

Except in the case of an emergency as reasonably determined by Loan Parties, Agent shall not be required to make disbursements from the Capital/FF&E Expenditures Account unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Capital/FF&E Expenditures is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 3.4.

Section 3.5            Security Interest in Accounts.  Loan Parties hereby grant to Agent a security interest in all rights of Loan Parties in and to the Reserve Funds and the Accounts and all sums on deposit therein.  Loan Parties shall cause all banks or financial institutions other than Agent which are holding any Account to execute and deliver to Agent account control agreements with respect to such Reserve Funds and Accounts in form and substance satisfactory to Agent.  Subject to the rights of Loan Parties (or Property Manager) expressly set forth herein to make withdrawals from the Accounts, and subject to the Manager SNDA, Loan Parties hereby acknowledge and agree that Agent shall have sole dominion and control of the Accounts as more particularly described in the Clearing Account Agreement and the Cash Management Agreement.  Loan Parties shall not close any Account without obtaining the prior written consent of Agent, or to the extent that such closed Account is not immediately replaced with another Account which shall be subject to a security interest in favor of Agent, the Requisite Lenders.  Loan Parties shall not open any Account other than the Accounts open as of the Closing Date (whether in substitution of another Account or otherwise) (a) without delivering to Agent at least ten (10) Business Days prior notice of Loan Parties’ intention to open a new Account and (b) unless, (i) the bank or other financial institution at which such Account is to be opened is reasonably acceptable to Agent and (ii) prior to the opening of such Account, Loan Parties shall have delivered to Agent an account control agreement with respect to such Account in form and substance satisfactory to Agent.  Loan Parties shall maintain the Accounts and shall pay all fees and charges payable to the depository bank with respect thereto when due, and shall keep in full force and effect the Clearing Account Agreement and the Cash Management Agreement with respect thereto.  All interest earned on amounts deposited in any Accounts shall be re-deposited therein and become part thereof.  No funds in any Account may be commingled with any other funds of Loan Parties, Property Manager, any Affiliate of Loan Parties or Property Manager or with any other Person or with any funds contained in any other Account; provided, that, the funds in any Account held by Agent, may be commingled with the general funds of Agent.  Agent shall not be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations under any of the Loan Documents.  All sums held in the Accounts shall constitute additional security for the Obligations.  At any time following the occurrence and during the continuance of an Event of Default, Agent may (at the direction of the Requisite Lenders) apply such sums (except with respect to the Tenant Security Account) as set forth in Section 7.5, subject to the Manager SNDA.

Section 3.6            Letters of Credit.

(a)           Each Letter of Credit (other than a Lease Letter of Credit) delivered to Agent in accordance with this Loan Agreement shall be held by Agent subject to the terms and conditions of this Loan Agreement and this Section 3.6.

(b)           Neither Loan Parties nor the applicant/obligor under any Letter of Credit shall be entitled to draw upon any such Letter of Credit.  If a Loan Party shall, at any time, receive notice that the bank issuing such Letter of Credit has ceased to be an Approved Bank, such Loan Party shall within twenty (20) Business Days after receipt of such notice replace such Letter of Credit with another Letter of Credit in the same amount as the replaced Letter of Credit, which new Letter of Credit shall be issued by a bank that is an Approved Bank.  Agent shall reasonably cooperate with Loan Parties to cause any such Letter of Credit to be cancelled timely so that any collateral securing such Letter of Credit may be used to issue the replacement Letter of Credit.

(c)           Each Letter of Credit delivered by or on behalf of a Loan Party under this Loan Agreement shall be additional security for the payment of the Obligations so long as such Letter of Credit continues to be held by Agent in accordance with this Loan Agreement.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, at its option, to draw on any such Letter of Credit and to apply the proceeds thereof to payment of the Obligations in such order, proportion or priority as Agent may determine.  Any such application to the Obligations (i) which occurs prior to the Permitted Prepayment Date shall be subject to the Spread Maintenance Premium and (ii) which occurs on or after the Permitted Prepayment Date shall be subject to the Prepayment Fee, to the extent of the principal reduction and further, with respect to clause (ii), only to the extent that in such circumstances the Prepayment Fee would otherwise be payable under the terms of this Loan Agreement.  Each Letter of Credit not previously returned to a Loan Party in accordance with the terms of this Loan Agreement shall be returned to such Loan Party promptly after repayment of the Obligations (other than Contingent Obligations), (or with respect to a repayment of the Obligations where the Appraised Value (as set forth in an Appraisal which is not dated more than thirty (30) days prior to the date of such repayment) is less than the Obligations (other than Contingent Obligations), one hundred (100) days after such prepayment).

(d)           In addition to any other right Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Loan Agreement, Agent shall have the additional rights to draw in full any Letter of Credit (unless such Letter of Credit is required to be re-delivered to a Loan Party under the other terms of this Loan Agreement):  (i) with respect to any evergreen Letter of Credit, if Agent has received a notice from the issuing bank that such Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least ten (10) days prior to the date on which such Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Agent has not received a notice from the issuing bank that it has renewed such Letter of Credit at least ten (10) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least ten (10) days prior to the date on which such outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that any Letter of Credit will be terminated and has not been replaced within ten (10) days of such notice; (iv) if Agent has received notice that the bank issuing such Letter of Credit shall cease to be an Approved Bank and Loan Parties shall not have replaced such Letter of Credit with a Letter of Credit issued by an Approved Bank within twenty (20) Business Days after notice thereof; or (v) if either Loan Party shall become a debtor in a Bankruptcy Proceeding within ninety (90) days after the prepayment of all or any portion of the Loan.  Notwithstanding anything to the contrary contained in the above, Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Loan Parties due to the insolvency of the bank issuing any Letter of Credit if Agent has not drawn such Letter of Credit.

(e)           This Section 3.6 shall not apply or govern with respect to any Lease Letters of Credit.

Section 3.7            Real Estate Tax and Insurance Reserve Fund.

(a)           Deposits.  On the Closing Date, Borrower shall deposit $2,069,284.25 with Agent, which amount shall be deposited by Agent in the Tax and Insurance Reserve Account.  In addition, on each Payment Date, Borrower shall deposit with Agent, for deposit in the Tax and Insurance Reserve Account, (i) a monthly amount, as determined by Agent, which will be sufficient to accumulate with Agent thirty (30) days prior to each due date therefor sufficient funds to pay all real estate taxes which Agent estimates will be payable during the next ensuing twelve (12) months, and (ii) a monthly amount, as determined by Agent, which will be sufficient to accumulate with Agent thirty (30) days prior to the expiration of the insurance policies which Agent estimates will be payable for the renewal of the coverage afforded by the insurance policies during the next ensuing twelve (12) months (said amounts in clauses (i) and (ii) above, together with the amount set forth in the first sentence of this Section 3.7(a), being, collectively, the “Tax and Insurance Reserve Fund”).  If at any time Agent reasonably determines that the Tax and Insurance Reserve Fund is not or will not be sufficient to pay real estate taxes and insurance premiums by the dates set forth in clauses (i) and (ii) above, Agent shall notify Borrower of such determination and Borrower shall increase its monthly payments to Agent by the amount that Agent estimates is sufficient to make up the deficiency thirty (30) days prior to delinquency of the real estate taxes and/or thirty (30) days prior to expiration of the insurance policies, as the case may be.

(b)           Disbursements.  Borrower shall furnish Agent with (i) bills for the charges for which such deposits are required and (ii) a disbursement request (in a form reasonably satisfactory to Agent), executed by an authorized officer of Borrower, at least thirty (30) days prior to the “total amount due by” date as stated on the New York City Finance Quarterly Statement of Account.  Provided that no Event of Default exists, Agent will, or will direct the Depository Bank to, apply the Tax and Insurance Reserve Fund to payments of insurance premiums and real estate taxes required to be made by Borrower pursuant to Sections 6.6 and 6.11, respectively, and under the Mortgage but not, in any event, earlier than ten (10) days prior to the due dates thereof.  In making any payment relating to the Tax and Insurance Reserve Fund, Agent or the Depository Bank may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to real estate taxes) or insurer or agent (with respect to insurance premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless said bill, statement or estimate is obviously incorrect.  If the amount of the Tax and Insurance Reserve Fund shall exceed the amounts due for real estate taxes and insurance premiums pursuant to Sections 6.6 and 6.11, respectively, Agent shall either return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance

Reserve Fund.  Provided that on the date that said real estate taxes are due and payable, no Event of Default exists and sufficient funds are on deposit in the Tax and Insurance Reserve Fund to pay real estate taxes, Borrower shall not be liable to pay and shall not be charged with any late charges, interest and/or penalties imposed by or payable to any Governmental Authority as a result of Agent’s or the Depository Bank’s failure to pay real estate taxes prior to the date that same become delinquent.

(c)           Notwithstanding the foregoing, Agent shall not require monthly deposits for insurance in accordance with subsection (a) above during any time in which (i) no Event of Default exists; and (ii) Borrower provides Agent with paid receipts and/or other evidence reasonably satisfactory to Agent that all such insurance premiums have been fully and timely paid, to the extent the required insurance is carried under blanket policies, which blanket policies are in form and substance satisfactory to Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO THE
EFFECTIVENESS OF THIS LOAN AGREEMENT

This Loan Agreement shall not be effective until Agent’s receipt, review and approval and/or confirmation of the following, at Loan Parties’ cost and expenses, each in form and content satisfactory to Agent in their reasonable discretion, except to the extent that Agent may elect (which election may be made without written or express notice of such waiver) to irrevocably waive any such conditions:

1.             The representations and warranties made by the Loan Parties and Guarantor in the Loan Documents and in any certificate, document, or financial or other statement furnished by Loan Parties or Guarantor pursuant to or in connection therewith, shall be true and correct in all material respects on and as of the Closing Date.

2.             The Loan Documents and all other documents, agreements (including the Interest Rate Protection Agreement), instruments, certificates and other items which are expressly required under the Loan Documents or Agent shall otherwise require, each of which shall be dated as of the Closing Date, unless otherwise expressly stated (all of which shall be in such form, substance and content as Agent shall require), executed by Borrower, Operating Lessee, Guarantor, as applicable.

3.             Payment to Agent (on behalf of the Lenders) of the commitment fee of $2,250,000 in cash or by wire transfer of immediately available funds.

4.             An ALTA (or equivalent) mortgagee policy of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Agent, and insuring that the Mortgage is a first-priority Lien on the Premises and related collateral.  Without limitation, such policy shall (a) be in the 1970 ALTA (revised 10-17-84) form or, if not available, ALTA 1992 form (deleting arbitration and creditors’ rights, if permissible) or, if not available, the form commonly used in the state where the property is located, insuring Agent (on behalf of the Lenders) or/ and its successors and assigns; and (b) include the following endorsements and/or affirmative coverages, if available in the State where the Land is located:

(1) Comprehensive endorsement, (2) Survey, (3) Zoning (with additional coverage for number and type of parking spaces), (4) Usury, (5) Doing Business, (6) Access, (7) Separate Tax Lot, (8) Environmental Protection Lien,  (9) Subdivision, (10) Contiguity, (11) Tax Deed (as applicable), and (12) Mortgage Recording Tax (as applicable), and such endorsements and/or affirmative coverages as Agent may require in its sole and absolute discretion.

5.             All documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Loan Parties and Guarantor for the execution, delivery, and performance of the Loan Documents by Loan Parties and Guarantor.

6.             Legal opinions issued by counsel for Loan Parties and Guarantor, opining as to the due organization, valid existence and good standing of Loan Parties and Guarantor, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to, Loan Parties and Guarantor; that the Loan, as reflected in the Loan Documents, is not usurious; and as to such other matters as Agent and Agent’s counsel reasonably may specify.

7.             Current Uniform Commercial Code searches, and litigation, bankruptcy and judgment reports as requested by Agent, with respect to Guarantor, Loan Parties, Loan Parties’ partners and members, and principals, and the immediately preceding owner of the Premises.

8.             Evidence of insurance as required by this Loam Agreement, and conforming in all respects to the requirements of Agent.

9.             A current ALTA survey of the Premises, dated or updated to a date not earlier than thirty (30) days prior to the date hereof, certified to Agent (on behalf of the Lenders) and the Title Company, prepared by a licensed surveyor acceptable to Agent and the Title Company, and conforming to Agent’s current standard survey requirements, which may include certification to additional participants, co-lenders and/or investors.  Without limitation, the minimum requirements for the survey shall be as set forth in the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, “Urban Survey” classification, with the following additional items from Table A, “Optional Survey Responsibilities and Specifications”: “3” (flood zone designation), “4” (land area), “6” (zoning classification, setbacks, height and bulk restrictions), “7” (exterior dimensions), “8” (other visible improvements), “9” (parking areas), “10” (access to public way, driveway and curb cuts), “11” (utilities), “13” (adjoining owners), “16” (observations regarding building construction), “18” (observations regarding site use) and “21” (professional liability insurance of surveyor).

10.           A current engineering report or architect’s certificate with respect to the Premises, covering, among other matters, inspection of heating and cooling systems, roof and structural details, showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards and reviewing and approving, among other matters, soil tests, plans and specifications (including heating, ventilation and cooling systems, roof and structural details, mechanical and electrical systems), and compliance with local, state or federal laws, regulations, codes, etc., and containing a declaration satisfactory to Agent that there will be no asbestos in the Premises.  The engineer/architect preparing such report or certificate must be satisfied that the Premises is in compliance with fire, safety and health standards which such engineer/architect deems reasonable, in addition to standards imposed by law, regulation or codes.

11.           A current an environmental engineering report for the Premises prepared by an engineer engaged by Agent at Loan Parties’ expense, and in a manner satisfactory to Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of hazardous materials on or about the Premises, and the past or present discharge, disposal, release or escape of any such substances, all consistent with good customary and commercial practice, and if necessary, a current Phase II.

12.           All appraisals, environmental reports and building condition reports delivered to Agent prior to the execution of this Loan Agreement shall be certified to Agent (on behalf of the Lenders and their successors and assigns) without modification or change thereto in the form reasonably requested by Agent which may include certification to additional participants, co-lenders and/or investors.

13.           A current rent roll of the Premises, certified by Loan Parties.  Such rent roll shall include the following information: (a) tenant names; (b) unit/suite numbers; (c) area of each demised premises and total area of the Premises (stated in net rentable square feet); (d) rental rate (including escalations) (stated in gross amount and in amount per net rentable square foot per year); (e) lease term (commencement, expiration and renewal options); (f) expense pass-throughs; (g) cancellation/termination provisions; (h) security deposit; and (i) material operating covenants and co-tenancy clauses.  In addition, Loan Parties shall provide Agent, at Agent’s request, true and correct copies of all leases of the Premises.

14.           A copy of the Ground Leases, the Operating Agreement, the Management Agreement, and the Hotel Franchise Agreement, certified by Loan Parties as being true, correct and complete.

15.           The Ground Lease estoppels, the Manager SNDA and the “comfort letter.”

16.           Borrower’s deposit into the applicable Reserve Account of the amount required by Agent to impound for taxes and assessments under Article 3 and to fund any other required escrows or reserves.

17.           Evidence reasonably acceptable to Agent that (a) the Premises and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required by any Governmental Authority have been issued without variance or condition, (b) following any casualty, the improvements which form a part of the Premises may be reconstructed and the current use thereof restored, and (c) that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters.

18.           No change shall have occurred in the financial condition of either Loan Party or Guarantor or in the Net Operating Income of the Premises, or in the financial condition of any major or anchor tenant, which would have, in Agent’s or any Lender’s reasonable judgment, a Material Adverse Effect.  Further, there shall not exist any material default (taking into account applicable notice and cure periods) by Loan Parties or any principal in Loan Parties (or any entity owned or controlled by any of them) under any loan, financing or similar arrangement with any lender.

19.           No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened in writing by the applicable Governmental Authority against the Premises; the Premises shall not have suffered any material damage by fire or other casualty which has not been repaired; no structural change to the Premises shall have occurred or to any of the Improvements thereon except as previously disclosed to Agent in any writing with respect to any ongoing construction or repair work; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any third party or Governmental Authority, in any of the foregoing cases in this subparagraph 19, which would have, in Agent’s or any Lender’s reasonable judgment, a Material Adverse Effect.

20.           The Adjusted Debt Service Coverage Ratio shall not be less than 1.357:1.00.

21.           The Loan-to-Value Ratio shall not exceed sixty-five percent (65%).

22.           Evidence of equity contribution to the Premises by Borrower of no less than $150,000,000 which shall have been invested as a cash contribution by Borrower.

23.           [Intentionally omitted.]

24.           The sources and uses budget showing total costs relating to closing of the proposed transaction, all uses of the initial advance, and amounts allocated for future advances (if any).

25.           Payment of Agent’s reasonable costs and expenses in underwriting, documenting, and closing the transaction, including reasonable fees and expenses of Agent’s inspecting engineers, consultants, and outside counsel.

26.           Estoppel certificates from Intercity, MC Networks, The Body Shop, Wells Fargo, Grayline Concierge and Hilton Resort Corporate and subordination, non-disturbance and attornment agreements from Intercity, MC Networks and The Body Shop.

27.           Service contracts, licenses and permits, applicable to the operation or use of the Premises.

28.           [Intentionally omitted.]

29.           [Intentionally omitted.]

30.           [Intentionally omitted.]

31.           Evidence satisfactory to Agent of compliance with all applicable zoning, which evidence shall consist of a PZR Report (or similar product from a zoning consultant acceptable to Agent).

32.           A certified organizational chart showing all beneficial ownership interests in the Loan Parties and Guarantor.

33.           [Intentionally omitted.]

34.           Operating Budgets for the past three (3) years and other cash flow projections for the Property as previously approved by Agent.

35.           An opening Balance Sheet for Borrower.

36.           Satisfactory financial review and background checks (including such background checks as deemed necessary by Agent and Lenders to comply with the Patriot Act) of Loan Parties and Guarantor, including, for each of the above parties, such information described in the “Notification Provided to Eurohypo Borrowers/Clients Requesting Information to Verify Their Identities” provided to Borrower prior to closing.

37.           Payment of any unpaid real estate taxes and assessments for the Premises or any portion thereof due and payable as of the closing of this transaction.

38.           ROFO Certification executed by Whitehall Street Global Real Estate Limited Partnership 2005, Whitehall Street Global Employee Fund 2005, L.P. and 1568 Broadway Hotel Investor LLC (which, with respect to 1568 Broadway Hotel Investor LLC, may be incorporated in the Managers SNDA).

39.           Such other documents or items as Agent or its counsel reasonably may require.

The conditions precedent in this Article IV shall be deemed satisfied or waived upon the authorization of Agent and Lenders to release the Loan proceeds from the closing escrow established among Agent, Loan Parties and the Title Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loan and to induce Lenders and Agent to enter into this Loan Agreement and to perform Lenders’ and Agent’s obligations hereunder, Loan Parties hereby represent and warrant to Agent and Lenders as follows as of the date hereof (which representations and warranties shall survive (but shall not be re-made or deemed to be made or re-made after the date hereof) the execution and delivery of this Loan Agreement and the other Loan Documents, regardless of any investigation made by Agent or Lenders or on its or their behalf), except to the extent (if any) disclosed on Schedule 5 hereto with reference to a specific Section of this Article V:

Section 5.1            Due Organization.  Each Loan Party is duly organized and validly existing under the laws of the state of its formation and duly qualified to do business in the state where the Premises are located.  Each Loan Party has all necessary limited liability company power and authority to own or lease the Mortgaged Property and to conduct its business as presently conducted and to enter into and perform its obligations under this Loan Agreement and the other Loan Documents to which it is a party, and all other agreements and instruments to be executed by Loan Parties, in connection herewith and therewith.  Attached to the Loan Parties’ Certificate is a true and correct organizational chart of Loan Parties as of the Closing Date.

Section 5.2            Due Execution.  This Loan Agreement and the other Loan Documents to which each Loan Party is a party have been duly executed and delivered, and all necessary actions have been taken to authorize each Loan Party to perform its obligations hereunder and thereunder.

Section 5.3            Enforceability.  This Loan Agreement and the other Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of each Loan Party, subject to principles of equity, bankruptcy, insolvency and other laws generally affecting creditors’ rights and enforcement of debtors’ obligations.

Section 5.4            No Violation.  The consummation of the transactions herein contemplated, the execution and delivery of this Loan Agreement, the other Loan Documents to which each Loan Party is a party, and all other agreements and instruments to be executed by each Loan Party in connection herewith and therewith, and the performance by each Loan Party of its obligations hereunder and thereunder, do not and will not (a) violate any Legal Requirement currently in effect, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which each Loan Party is a party or by which it or any of its properties is bound to the extent that any such breach is reasonably likely to result in a Material Adverse Effect, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of either Loan Party or any Guarantor (except as contemplated by this Loan Agreement and by the other Loan Documents) or (d) violate any provision of any organizational documents of either Loan Party.  Neither Loan Party is in default with respect to any Legal Requirement currently in effect relating to its formation or organization.

Section 5.5            No Litigation.  There are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority pending to which each Loan Party or any Guarantor is a party, or, to either Loan Party’s actual knowledge, threatened (in writing), against or affecting either Loan Party, Guarantor, the Premises, the Collateral or any material part thereof (including any condemnation or eminent domain proceeding against the Premises, or any part thereof) which is reasonably likely to result in a Material Adverse Effect.

Section 5.6            No Default or Event of Default.  No Default or Event of Default has occurred and is continuing.

Section 5.7            Offsets, Defenses, Etc.  Neither Loan Party has an offsets, defenses or counterclaims against its obligations under the Loan Documents as of the Closing Date, any and all such offsets, defenses and counterclaims, if any, being waived by Loan Parties.

Section 5.8            Consents.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities or any party to any Permitted Encumbrance that are required in connection with the valid execution, delivery and performance by Loan Parties of this Loan Agreement and the other Loan Documents have been obtained and are in full force and effect.

Section 5.9            Financial Statements and Other Information.  All statements of financial condition and related schedules of Loan Parties and Guarantor heretofore delivered to Agent or any Lender (when taken together) are true, correct and complete in all material respects, fairly present the financial conditions of the subjects thereof as of the respective dates thereof and have been prepared in accordance with Applicable Accounting Standards.  No material adverse change has occurred in the financial conditions reflected in the most recent of the aforesaid statements of financial condition and related schedules since the respective dates thereof.  Neither the aforesaid statements of financial condition and related schedules nor any written certificate, statement, document or information furnished to Agent, any Lender, Agent’s Counsel or to any other Person at the request of Agent or any Lender by or on behalf of Loan Parties or any Affiliate of Loan Parties in connection with or related to the transactions contemplated hereby, when taken together, nor any representation nor warranty in this Loan Agreement or any other Loan Document, when taken together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not materially misleading in light of the circumstances under which it was furnished.  Notwithstanding anything herein to the contrary, no representation or warranty is made with respect to any projections made by or on behalf of Loan Parties or Property Manager in respect of the Premises, Loan Parties or any Guarantor other than that such projections have been made by Loan Parties in good faith.

Section 5.10         Full Disclosure.  To Loan Parties’ actual knowledge, there is no material fact pertaining to Loan Parties, Guarantor, the Premises or the Collateral known to Loan Parties that Loan Parties have not disclosed to or is not known by Agent that is reasonably likely to result in a Material Adverse Effect.

Section 5.11         Accounts.  All Accounts of Loan Parties or of any other Person, held on behalf of or for the benefit of Loan Parties which are required to be established pursuant to this Loan Agreement or any other Loan Document and which are not held at or by Agent, including the account number of each Account and the name and address of the financial institution at which each Account is held, are as set forth on Schedule 5.11 attached hereto.  Loan Parties have no other Accounts except those held at Agent and those set forth on said schedule.

Section 5.12         Indebtedness.  Loan Parties are not currently indebted or in contract for any Indebtedness, and are not otherwise liable in respect of any Indebtedness, other than Permitted Indebtedness and are not holding out their credit as being available to satisfy the obligations of any other Person.

Section 5.13         Insurance Policies.  The Insurance Policies required to be maintained pursuant to this Loan Agreement are in full force and effect.

Section 5.14         Availability of Utilities and Access. All utility services and facilities necessary for the current operation, use and occupancy of the Premises are available at the boundaries of the Premises, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities.  The Premises have direct physical access to and from at least one public road.

Section 5.15         No Liens.  Except for the Loan Documents and Permitted Encumbrances, Loan Parties have not made, assumed or been assigned any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Collateral.  There exists no Lien on any direct or, with respect to holders of indirect interests equal to or greater than twenty percent (20%), indirect equity or beneficial interest in Loan Parties, other than to the extent of Liens which constitute Permitted Encumbrances and/or Permitted Transfers.

Section 5.16         Compliance with Legal Requirements.  The Legal Requirements, including zoning ordinances and regulations, permit the current operation, use and occupancy of the Premises in all material respects.  All Operating Permits for the existing use and operation of the Premises have been obtained and are in full force and effect, except those Operating Permits (if any) the failure of which to possess would not be reasonably likely to result in a Material Adverse Effect and all conditions to the continued effectiveness of such permits have been satisfied in all material respects, except to the extent that the failure to comply is not reasonably likely to have a Material Adverse Effect.  There are no pending or, to Loan Parties’ actual knowledge, threatened (in writing) actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which the Premises or any of the Operating Permits as currently existing are subject, in each case, to the extent that any such revocation, attachment, invalidation, rescission or modification is reasonably likely to have a Material Adverse Effect.  Loan Parties, the Premises and the existing uses thereof comply in all material respects with all Legal Requirements, including all applicable zoning ordinances and regulations and building codes.

Section 5.17         Certain Agreements.  Each Loan Party has delivered to Agent true, correct and complete copies of any unrecorded Permitted Encumbrances, the Management Agreement, the Hotel Franchise Agreement, and the Premises Documents.  No default or failure of performance in any material respect by Loan Parties exists under the Management Agreement, the Hotel Franchise Agreement, any Material Operating Agreement in effect as of the Closing Date, the Premises Documents or any Permitted Encumbrance, and each of said documents is in full force and effect.  To Loan Parties’ knowledge, there are no offsets, claims or defenses to the enforcement by Loan Parties of the Management Agreement, the Hotel Franchise Agreement, the Premises Documents, any Material Operating Agreement or Permitted Encumbrance presently outstanding and Loan Parties have not received a notice of default under the Management Agreement, the Hotel Franchise Agreement, the Premises Documents, any Material Operating Agreement or any Permitted Encumbrance, in each case, which is reasonably likely to result in a Material Adverse Effect.  Except as set forth on Schedule 5.17A, no Material Operating Agreement, Premises Document or unrecorded Permitted Encumbrance contains any option to purchase or right of first refusal to purchase the Mortgaged Property or any part thereof.  There are no Operating Agreements which are Material Operating Agreements except those set forth on Schedule 5.17B attached hereto.  The Management Agreement and the Hotel Franchise Agreement are each in full force and effect and are valid and enforceable.  Except as set forth on Schedule 5.17C, the Premises Documents, the Hotel Franchise Agreement, nor the Management Agreement, if any, has been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived by Loan Parties, except as permitted hereunder.  To Loan Parties’ knowledge, no default exists and no grounds for termination by Loan Parties or any other party to the Premises Documents, the Management Agreement or the Hotel Franchise Agreement exists and no event exists which, with the giving of notice or passage of any cure period, or both, would constitute a default thereunder or give rise to any right of any party thereto to terminate same.  To Loan Parties’ knowledge, there are no offsets, claims or defenses to the enforcement by Loan Parties of the Management Agreement or the Hotel Franchise Agreement, if any.  The Management Agreement and the Manager SNDA, taken together, represent the entire agreement between Loan Parties and Property Manager with respect to the management of the Premises, and there are no other agreements or representations, written or oral, between Loan Parties and Property Manager with respect to thereto.  The Management Agreement, if any, does not contain any option to purchase or right of first refusal to purchase the Mortgaged Property or any part thereof.  The Hotel Franchise Agreement and the “comfort letter”, taken together, represent the entire agreement between the Loan Parties and the Hotel Franchisor with respect to the licensing of the hotel brand for the Premises, and there are no other agreements or representations, written or oral, between Loan Parties and Hotel Franchisor with respect to thereto.  The Hotel Franchise Agreement, if any, does not contain any option to purchase or right of first refusal to purchase the Mortgaged Property or any part thereof.

Section 5.18         Security Documents.  The provisions of each Security Document are effective to create, in favor of Agent for the benefit of itself and Lenders, a legal, valid and enforceable Lien on or security interest in all of Loan Parties’ right, title and interest of Loan Parties in the collateral described therein, to the extent a Lien or security interest can be created therein (it being acknowledged and agreed to by Agent and Lenders that no representation or warranty is made with respect to any collateral description purporting to cover “all assets” or “all personal property” of any Person, or using similar language) under the governing law specified in such Security Document, and when the appropriate recordings and filings have been effected in public offices, each of the Security Documents will create a perfected Lien on and security interest in all right, title, estate and interest in the collateral described therein, prior and superior to all other Liens to the extent perfection can be achieved by such recording and filing, subject to the Permitted Encumbrances except as permitted under the Loan Documents.

Section 5.19         Casualty and Taking.  No Casualty has occurred to any portion of the Premises that has not been repaired.  No Taking of any portion of the Premises, or modification, realignment or relocation of any streets or roadways abutting the Premises or denial of access to the Premises from any point of access (public or private), has occurred or is pending,  or, to Loan Parties’ knowledge, has been threatened in writing.

Section 5.20         Brokerage.  Loan Parties have not dealt with any brokers or “finders” in connection with the Loan.

Section 5.21         Encroachments.  Other than as disclosed on the Survey, the Premises do not encroach upon any building line, setback line, side yard line, any Permitted Encumbrance or any other recorded easement or any visible easement or other easement of which Loan Parties are aware, except in the case of immaterial encroachments which are either permitted pursuant to the Permitted Encumbrances currently in effect or are affirmatively insured over in the Title Policy, or encroach over any property line of the Land.

Section 5.22         Foreign Person.  Neither Loan Party is a “foreign person” within the meaning of Section 1445 or 7701 of the IRC.

Section 5.23         Control Person.  Neither Loan Party is, and no Person having “control” (as that term is defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of either Loan Party is, an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any other subsidiary of a bank holding company of which any Lender is a subsidiary.

Section 5.24         Government Regulation.  Neither Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.  Neither Loan Party is engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of “purchasing or carrying any margin stock,” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.  No portion of the assets of either Loan Party consists of any such margin stock, and no part of the proceeds of the Loan shall be used to purchase or carry any such margin stock within the meaning of said regulation or to extend credit to others for such purpose.

Section 5.25         ERISA.  None of the assets of either Loan Party constitute or, as long as any Obligations remain outstanding, will constitute “Plan Assets” of one or more such plans within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA; and neither Loan Party is nor, as long as any Obligation remains outstanding, will it be a “governmental plan” within the meaning of § 3(3) of ERISA.  Each Pension Plan is in compliance in all material respects with all applicable provisions of ERISA, the IRC and other requirements of applicable law.  There has been no, nor is there reasonably expected to occur any, ERISA Event that could reasonably be expected to, alone or in the aggregate with all other ERISA Events, result in material liability to Loan Parties.  Neither Loan Parties nor any ERISA Affiliate has incurred any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 5.26         Labor Relations.  Set forth on Schedule 5.26 is a list of all collective bargaining agreements to which a Loan Party is a party.  Neither Loan Party as received any written notice of any pending material grievances, disputes or controversies with any union or any other organization of employees at the Premises, including employees of Loan Parties, or written threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

Section 5.27         Name; Principal Place of Business.  Except as set forth in Section 5.28, Loan Parties do not use nor will Loan Parties use any trade name and have not done nor will it do business under any name other than Loan Parties’ actual names set forth herein.  The principal place of business of Loan Parties is as stated in the first paragraph of this Loan Agreement.

Section 5.28         Intellectual Property.  Loan Parties shall notify Agent of any trademark used by Loan Parties in connection with the Premises.  Agent may make any filing, at Loan Parties’ sole cost and expense, with the United States Patent and Trademark Office or otherwise in order to obtain and perfect a security interest in such trademarks which are owned by Loan Parties.  To Loan Parties’ knowledge, there exists no claim by any Person that contests or questions Loan Parties’ right to use all applicable patents, trademarks, copyrights, technology, know-how and processes necessary for the conduct of the business and the operation of the Premises by Loan Parties or Property Manager substantially in the manner currently conducted and operated.  To Loan Parties’ knowledge, there are no claims and there is no infringement of the rights of any Person, arising from the use of such patents, trademarks, copyrights, technology, know-how and processes by Loan Parties.  To Loan Parties’ knowledge, there is no infringement by any third party on any rights of Loan Parties in any of their intellectual property.  No name or logo used by Loan Parties in connection with the Premises or any part thereof or business therein is a registered tradename or trademark, other than the intellectual property licensed or used by Property Manager or tradenames or trademarks registered by Loan Parties.

Section 5.29         Flood Zone.  Other than as disclosed on the Survey or in any flood hazard certificate delivered to Agent, neither the Premises nor any portion thereof is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development of the United States or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.

Section 5.30         Taxes.  All material tax returns required to be filed by Loan Parties in any jurisdiction have been filed and all material taxes, assessments, fees, and other governmental charges upon Loan Parties or upon any of its properties, income or franchises have been paid that are required to be paid prior to the time that the non-payment of such taxes could give rise to a Lien on any asset of Loan Parties, unless such tax, assessment, fee or charge is being contested in accordance with Section 6.8 hereof.  To Loan Parties’ knowledge, there is no material proposed tax assessment against the Premises which are in addition to those assessments currently affecting the Premises or any basis for such new assessment which is material and not being contested in good faith by Loan Parties through appropriate proceedings after the establishment of appropriate reserves therefor with Agent’s approval.  The Land is separately assessed from all other adjacent land for purposes of real estate taxes, and for all purposes may be dealt with as an independent parcel.

Section 5.31         Title.  Borrower has a good, marketable and indefeasible fee title in certain real property more particularly described in the “Parcel I” section of Exhibit A attached hereto and a good, marketable and indefeasible leasehold estate in certain real property and air rights more particularly described in the “Parcel II” and “Parcel III” sections of Exhibit A attached hereto, and Operating Lessee has a good, marketable and indefeasible sub-leasehold estate in the real property comprising the Mortgaged Property, in each case subject to no Liens or encumbrances other than the Permitted Encumbrances.  Each Loan Party owns its Personal Property free and clear of all Liens and encumbrances other than Permitted Encumbrances.

Section 5.32         Creditworthiness.  Both before and immediately after entering into each of the Loan Documents to which it is a party, Loan Parties are able to pay their debts and other obligations when due and has a positive net worth.

Section 5.33         Patriot Act.  Neither Loan Parties nor, any Persons holding any legal or beneficial interest in Loan Parties, whether directly or indirectly:  (a) appear on any Government List; (b) are included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to any of the Persons referred to or described in any Government List; (c) to Loan Parties’ knowledge, have conducted business with or engaged in any transaction with any Person named on any Government List or any Person included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to any of the Persons referred to or described in any Government List in contravention of applicable Legal Requirements; (d) are Persons who have been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof; (e) have been previously indicted for or convicted of any felony involving a crime or crimes or moral turpitude or for Patriot Act Offense; or (f) are currently under investigation by any Governmental Authority for alleged criminal activity.  Borrower is the ultimate beneficiary of the Loan.

Section 5.34         Leases.  A true, correct and complete copy (in all material respects) of the most recent rent roll for the Leases in effect for the Premises as of the Closing Date is attached to Loan Parties’ Certificate (such rent roll and any rent roll for the Premises subsequently delivered to Agent, a “Rent Roll”).  Each Loan Party has delivered to Agent true, correct and complete copies of the Leases.  As of the Closing Date, there are no Leases with respect to the Premises other than the Leases that are set forth on the Rent Roll which is attached to the Loan Parties’ Certificate.  Except as set forth on the Rent Roll or any estoppels delivered to Agent:  (a) each Lease is in full force and effect; (b) all Rents due and payable under the Leases have been paid and no portion of any Rent has been paid for any period more than thirty (30) days in advance; (c) the fixed rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and, to Loan Parties’ actual knowledge, there is no claim or basis for a claim by the Lessee thereunder for an adjustment to such fixed rent; (d) no Lessee has made any material written claim against Loan Parties or Property Manager that remains outstanding that either Loan Party is in default under its applicable Lease; (e) no material default has occurred by Loan Parties or, to Loan Parties’ actual knowledge, any Lessee under any Lease, and no event which, with the giving of notice or passage of time, or both, would constitute a material default under any Lease by Loan Parties or, to Loan Parties’ actual knowledge, any Lessee, has occurred; (f) each Lease is the valid, binding and enforceable obligation of Loan Parties, as applicable and, to Loan Parties’ actual knowledge, the applicable Lessee thereunder; (g) all Security Deposits under the Leases are as set forth on the Rent Roll and are held pursuant to Section 3.3 and Loan Parties and Property Manager, if any, are in compliance with all Legal

Requirements in all material respects with respect to all Security Deposits; (h) no use restriction contained in any Lease, Permitted Encumbrance or Premises Document is violated by any use permitted under any other Lease, any Permitted Encumbrances or any Premises Document where such violation is reasonably likely to result in a Material Adverse Effect; (i) no Lease contains any option to purchase or right of first refusal to purchase the Premises or any part thereof; (j) to Loan Parties’ actual knowledge, no Lease has been assigned or sublet by any tenant to any Person; and (k) to Loan Parties’ knowledge, no Lessee has (i) consented to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitted in writing its inability to pay its debts generally as they become due, (iii) filed a petition, or otherwise instituted, or consented to the institution against it, of proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (iv) made an assignment for the benefit of its creditors or (v) suspended payment of its obligations.  Nothing in this Section 5.34 shall apply or extend to the Ground Leases or Operating Lease.

Section 5.35         Special Purpose Entity.  Each Loan Party and the Loan Party Member are Single Purpose Entities.

Section 5.36         Ground Leases; Recording; Modification.

(a)           True and Correct Copies.  The Ground Lease estoppels delivered to Agent by Ground Lessors in connection with the Ground Leases contain a true, correct and complete copy of the Ground Leases (including all modifications and supplements thereto).  The Ground Leases constitute the entire agreement between the applicable Ground Lessor and Borrower with respect to the subject matter thereof.  Each Ground Lease is the valid, binding and enforceable obligation of Borrower and, to Borrower’s actual knowledge, the applicable Ground Lessor thereunder.  To Loan Parties’ knowledge, neither Ground Lessor has (i) consented to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitted in writing its inability to pay its debts generally as they become due, (iii) filed a petition, or otherwise instituted, or consented to the institution against it, of proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (iv) made an assignment for the benefit of its creditors or (v) suspended payment of its obligations.

(b)           Memorandum of Ground Leases.  Memoranda of the Ground Leases have been duly recorded.  Each Ground Lease permits the interest of Borrower and Operating Lessee thereunder to be encumbered by a mortgage.  There have been no amendments or modifications to the terms of the Ground Leases since their recordation (or a memoranda thereof), with the exception of written instruments which have been recorded or as have been attached to the estoppels delivered to Lender by Ground Lessors in respect of the Ground Leases.  The Ground Leases may not be terminated, surrendered or amended without the prior written consent of Agent.  Borrower has delivered to Agent in writing (or there is included in the applicable estoppel delivered to Agent) (i) the current address for notices, demands and communications to each lessor and payments due under the Ground Leases; and (ii) true and correct information as to the current rent payable under the Ground Leases.

(c)           No Liens.  Except for the Permitted Encumbrances, Borrower’s interest in the Ground Leases is not subject to any Liens or encumbrances superior to, of equal priority with, or subordinate to the Mortgage.

(d)           Default.  As of the date hereof, each Ground Lease is in full force and effect, there is no default on the part of Borrower thereunder and, to Borrower’s knowledge, (i) no default on the part of Ground Lessor exists thereunder and (ii) there is no existing condition which, but for the passage of time or the giving of notice, would result in a default by Borrower under the terms of the either Ground Lease.  As of the date hereof, all rents, additional rent and other sums due and payable under the Ground Leases have been paid in full.  Neither Borrower nor any Ground Lessor has commenced any action or given or received any notice for the purpose of terminating the Ground Leases.

Section 5.37         Operating Lease.

(a)           True and Correct Copies.  Loan Parties have delivered a true, correct and complete copy of the Operating Lease (including all modifications and supplements thereto) to Agent.  The Operating Lease constitutes the entire agreement between the Loan Parties with respect to the subject matter thereof.  The Operating Lease is the valid, binding and enforceable obligation of Loan Parties and, to Borrower’s actual knowledge, the applicable Ground Lessor thereunder.  As of the date hereof, there does not exist any “Working Capital Note” as defined in the Operating Lease.

(b)           No Liens.  Except for the Permitted Encumbrances, Loan Parties’ interest in the Operating Lease is not subject to any Liens or encumbrances superior to, of equal priority with, or subordinate to the Mortgage.

(c)           Default.  As of the date hereof, (i) the Operating Lease is in full force and effect, (ii) there is no default on the part of Loan Parties thereunder, and (iii) there is no existing condition which, but for the passage of time or the giving of notice, would result in a default by a Loan Party under the terms of the Operating Lease.  As of the date hereof, all rents, additional rent and other sums due and payable under the Operating Lease have been paid in full.  Neither Loan Party has commenced any action or given or received any notice for the purpose of terminating the Operating Lease.

Section 5.38         Own Behalf; For Own Account.  Borrower confirms that Borrower is acting on its own behalf and for its own benefit.  The Loan has been requested by Borrower, and the proceeds of the Loan shall be utilized by Borrower, for its own account.

ARTICLE VI

GENERAL AND OPERATIONAL COVENANTS

Section 6.1            Financial Statements, Reports and Documents of Loan Parties.  Loan Parties shall deliver to Agent each of the following:

(a)           Annual Financial Statements.  Within ninety (90) days after the close of each fiscal year of Loan Parties, financial statements of Loan Parties for such period, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow and statement of changes in members’ or partners’ capital or shareholder’s equity, as applicable, and contingent liability schedule in form reasonably acceptable to Agent, prepared in accordance with Applicable Accounting Standards.  Such financial statements shall be certified by Loan Parties as being true, correct and complete in all material respects and fairly presenting the financial position of Loan Parties as of the date of such statement and audited by and accompanied by an opinion thereon by an independent certified public accounting firm selected by Loan Parties and reasonably acceptable to Agent, which audit shall be unqualified as to the scope of audit and state that such financial statements were prepared in accordance with Applicable Accounting Standards, and that the examination of such accounting firm in connection with such financial statements has been made in accordance with generally accepted auditing standards (provided that, the annual financial statements of Loan Parties shall not be required to be audited if (i) the annual financial statements of such Loan Parties are audited in connection with the audit of Guarantor’s annual financial statements and (ii) the annual financial statements of Guarantor are delivered to Agent within ninety (90) days after the close of its fiscal year).

(b)           Monthly and Quarterly Financial Statements.

(i)            During the period from the Closing Date to December 31, 2013, as soon as practical, but in any event no later than thirty (30) days after the end of each calendar month, and from and after January 1, 2014, within forty five (45) days after the end of each Calendar Quarter (other than the Calendar Quarter ending December 31st of any year other than with respect to the items described in clauses (A) and (E)), Loan Parties shall deliver (or shall cause Property Manager to deliver) to Agent:

(A)          a leasing report (which shall be delivered monthly for the first twelve (12) months of the Term and quarterly thereafter), and a rent roll containing the names of all Lessees, the term and expiration date of their respective Leases, the space occupied, the rents payable and the Security Deposits, if any, thereunder, and the name of any Lease guarantor thereof;

(B)           the balance sheet of Loan Parties prepared in accordance with Applicable Accounting Standards and certified by Loan Parties as being true, correct and complete in all material respects and fairly presenting the financial position of Loan Parties as of the date of such statement;

(C)           statement of operations (income and expenses);

(D)          statement of cash flow; and

(E)           a comparison of the balance sheet and statement of operations to the applicable month or Calendar Quarter, as applicable, of the then previous year.

Each of the foregoing items shall be certified by Loan Parties as being true, correct and complete in all material respects and the items described in clauses (B), (C) and (D) shall be prepared in accordance with Applicable Accounting Standards.

(c)           Compliance Certificate.  Within forty five (45) days after the end of each of the Calendar Quarters in any fiscal year of Loan Parties, a certificate (a “Compliance Statement”) executed by Loan Parties which certificate shall (i) set forth the Adjusted Debt Service Coverage Ratio as of the Testing Determination Date occurring as of the end of such Calendar Quarter (together with the calculation thereof), (ii) set forth the Debt Service Coverage Ratio as of the Testing Determination Date occurring as of the end of such Calendar Quarter as applicable (together with the calculation thereof), (iii) certify that to the knowledge of Loan Parties, no Event of Default shall exist as of the date of such statement, and, if so, stating the facts with respect thereto, and (iv) contain such other statements pertaining to the operations of the Premises as Agent may reasonably request.

(d)           Notices by Governmental Authorities.  Promptly upon Loan Parties’ receipt of same, true and complete copies of any official written notice, claim or complaint by any Governmental Authority pertaining to Loan Parties, Property Manager, Guarantor, Hotel Franchisor, the Premises, the Collateral, Loan Parties’ rights under any Permitted Encumbrance, any Operating Permit obtained by Loan Parties, or the Liens securing the Obligations in each case, which is reasonably likely to have a Material Adverse Effect, including any written notice from a public authority concerning any tax or special assessment, or any notice of any alleged violation of any zoning ordinance and any written notice of any Taking or other eminent domain action or proceeding affecting or threatened in writing against any portion of the Premises.

(e)           Intentionally Omitted.

(f)            Monthly Reports. As soon as practical, but in any event no later than thirty (30) days after the end of each calendar month, Loan Parties shall deliver (or cause Property Manager to deliver) (w) a monthly operating statement of the Premises which statement shall (1) reflect the cash flow and operations of the Premises for such calendar month and on a year-to-date basis and (2) set forth the Gross Revenues, FF&E Gross Revenues, Operating Expenses, required deposits into the Capital/FF&E Reserve Account, Tax and Insurance Reserve Account, and Cash Collateral Payment Amount, if any, for such calendar month, (x) the Smith Travel Research STAR report for the Premises for such month, including average daily rate, advance booking information, occupancy levels and RevPAR Yield Index and RevPAR for the Premises and its competitive set and (y) the monthly Ground Leases rent calculation prepared by Property Manager for such calendar month.

(g)           Management.  Except as otherwise set forth in Section 6.1(h), contemporaneous with Loan Parties’ receipt or giving of same, a copy of all financial statements and reports provided to or by Loan Parties pursuant to the Management Agreement or the Hotel Franchise Agreement and any material notice or other material written communication (other than communications subject to a joint defense and communication agreement) given under, pursuant to or in connection with the Management Agreement or the Hotel Franchise Agreement.

(h)           Notification by Loan Parties.  The following notifications:

(i)            promptly upon Loan Parties’ learning thereof, any litigation or proceeding before any Governmental Authority or any mediation or arbitration with respect to Loan Parties, Guarantor, Property Manager, Hotel Franchisor, the Premises, the Collateral, Loan Parties’ rights under any Permitted Encumbrance, or any Operating Permit obtained by Loan Parties, the Liens securing the Obligations, in each case, provided same is reasonably likely to have a Material Adverse Effect, including any challenge to or appeal of any Operating Permit or zoning applicable to the Premises, specifying the nature and status thereof, and any material determinations in all such litigation, proceedings, mediations and arbitrations to the extent an unfavorable ruling in such litigation, proceeding, arbitration or mediation is reasonably likely to have a Material Adverse Effect;

(ii)           within ten (10) Business Days after Loan Parties’ learning thereof, of any acceleration of any material Indebtedness of Loan Parties;

(iii)          within ten (10) Business Days after the occurrence thereof, of any name change or change in fiscal year of Loan Parties;

(iv)          promptly upon the occurrence thereof, a copy of any material amendment to any organizational document of Loan Parties, and promptly following Agent’s request (not to be made more frequently than twice per fiscal year of Loan Parties), a list or organizational chart of the owners of direct or indirect beneficial and equitable interests in Loan Parties in the form and scope attached to the Loan Parties’ Certificate;

(v)           promptly upon Loan Parties’ learning thereof, any breach, default or failure of performance by any party under, or any notice that a party has challenged or denied the validity or enforceability of any material Permitted Encumbrances, any Material Operating Agreement, the Management Agreement, the Hotel Franchise Agreement, the Ground Leases, or any material other agreement, contract, or other instrument to which any Loan Party is a party or by which any of its properties are bound to the extent the same is reasonably likely to have a Material Adverse Effect;

(vi)          promptly upon Loan Parties’ learning thereof, any Event of Default;

(vii)         promptly upon Loan Parties’ learning thereof, the occurrence or existence, as applicable, of any act, event, condition or state of facts which in Loan Parties’ reasonable judgment, is reasonably likely to result in a Material Adverse Effect;

(viii)                        promptly upon Loan Parties’ learning thereof, any material adverse claim against or affecting Loan Parties, the Guarantor, the Premises, the Collateral, Loan Parties’ rights under any Permitted Encumbrance or any Operating Permit obtained by Loan Parties or the Liens securing the Obligations to the extent the same is reasonably likely to result in a Material Adverse Effect;

(ix)                                (i) within ten (10) days after Loan Parties or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event; (ii) within ten (10) days after Loan Parties or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under IRC Section 412 has been filed with respect to any Pension Plan or Multiemployer Plan, a written statement of Loan Parties describing such ERISA Event or waiver request and the action, if any, Loan Parties and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the Internal Revenue Service pertaining thereto; (iii) within thirty (30) days after Loan Parties or any ERISA Affiliate knows or has reason to know that there has been a material increase in the unfunded pension liability of any Pension Plan, notice of such occurrence; (iv) simultaneously with the date that Loan Parties or any ERISA Affiliate files a notice of intent to terminate any Pension Plan, if such termination would reasonably be expected to require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and (v) within ten (10) days after Loan Parties or any ERISA Affiliate adopts a new Pension Plan or becomes obligated to contribute to a Multiemployer Plan, written notice describing same;

(x)                                   other than statements and reports which are expressly referred to in Section 6.1(a), Section 6.1(b) or Section 6.1(g), or Section 6.1(h) promptly following Loan Parties’ receipt or giving of same, a copy of all material statements and reports provided to or by a Loan Parties pursuant to the Management Agreement or the Hotel Franchise Agreement and any material notice or other material written communication given under, pursuant to or in connection with the Management Agreement or the Hotel Franchise Agreement; and

(xi)                                within ten (10) days of a Loan Party’s receipt or giving of same, a copy of any written notice under, pursuant to or in connection with any Lease, (i) alleging a default by any Loan Parties or Lessee thereunder (provided that, with respect to a Lease which is not a Material Lease or a Signage License, such notice under this clause (i) shall not be required unless and until such default has continued beyond applicable notice and cure periods) or (ii) exercising a renewal, extension, expansion or termination option thereunder.

(i)                                     Notice Regarding Contracts.  Promptly following the occurrence thereof, notification of any material changes in any Material Operating Agreement, and with respect to any other contracts which are necessary for the operation of the Premises, including elevator maintenance agreements, agreements with respect to electricity, gas, water, and telephone service (both local and long distance), heating, ventilating and air conditioning, and other major mechanical maintenance agreements, Loan Parties will (or will cause Property Manager to)

notify Agent if any such contracts are not renewed or replaced with similar agreements upon their expiration or termination.

(j)                                     Annual Capital/FF&E Expenditures Budget and Annual Operating Budget.  As soon as available, but in any event no later than November 1 of each calendar year, Loan Parties shall deliver (y) a copy of the preliminary Capital/FF&E Expenditures Budget and (z) a copy of the preliminary operating budget, each for the next fiscal year of Loan Parties for review and approval by Agent, which approval shall not be unreasonably withheld, conditioned or delayed.  If Agent reasonably objects to such proposed Capital/FF&E Expenditures Budget and/or operating budget, Agent shall advise Borrower of such objections (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall within ten (10) days after receipt of notice of any such objections revise such Capital/FF&E Expenditures Budget and/or operating budget and resubmit the same to Agent, such procedure to be repeated until such time as Agents shall have approved such Capital/FF&E Expenditures Budget and/or operating budget; provided, however, that until such time as a new Capital/FF&E Expenditures Budget and/or operating budget is approved, the previously approved Capital/FF&E Expenditures Budget and/or operating budget shall control.  Loan Parties shall not approve any Capital/FF&E Expenditures Budget or operating budget without Agent’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided no Event of Default exists.  Provided no Event of Default or Cash Sweep Condition exists, Agent’s failure to approve or disapprove any Capital/FF&E Expenditures Budget or operating budget or revision thereto within fifteen (15) days after Agent’s receipt thereof shall be deemed to constitute Agent’s approval thereof.  No Approved Capital/FF&E Expenditures Budget or operating budget shall be materially amended or modified without the prior consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed, provided no Event of Default or Cash Sweep Condition exists; provided, however, that Agent agrees that variances from such Approved Capital/FF&E Budget in the case of an emergency or variances not exceeding ten percent (10%) in respect of the applicable line item and ten percent (10%) in the aggregate, shall not be deemed material amendments or modifications of such budget and shall not require Agent’s prior approval as long as no Event of Default or Cash Sweep Condition exists.  In addition, no Capital/FF&E Expenditures Budget or operating budget shall be materially amended or modified without delivering a copy of such amendment or modification to Agent at least ten (10) days prior to the effectiveness thereof.  No later than the last day of the first Calendar Quarter of the each fiscal year of Loan Parties, Loan Parties shall deliver to Agent a copy of the final operating and capital expense budget for the Premises for such fiscal year.  Subject to Agent’s prior reasonable consent, Loan Parties may apply savings from one Capital/FF&E budget line item to cost overruns in another Capital/FF&E budget line item provided (a) there are no Event of Default or Cash Sweep Condition exists, (b) all costs to be paid out of such budget line item from which funds are being re-allocated have been paid or sufficient sums remain in said line item to pay such costs when the same become due, (c) said savings are actual savings and are documented to the satisfaction of Agent in its reasonable discretion, (d) such reallocation will not violate the provisions of the Lien Law or affect the priority of the Mortgage on the Premises, and (e) the total budgeted amount set forth in the Capital/FF&E Expenditure Budget does not change.  Agent has reviewed and approved the Capital/FF&E Expenditure Budgets for the balance of fiscal year 2011 and for fiscal year 2012; provided, however, if, in Agent’s reasonable determination, there occurs a condition or event which could be reasonably in good faith expected to materially impact the Capital/FF&E Expenditures, Agent shall have the right to review the Capital/FF&E Expenditure Budget for fiscal year 2012 and require that appropriate revisions be made thereto.  Notwithstanding the foregoing, Borrower is not required to receive Agent’s approval for any Capital/FF&E Expenditures that are not funded through the Capital/FF&E Reserve Account, it being understood that any Capital/FF&E Expenditures that are not funded through the Capital/FF&E Reserve Account shall be funded by Guarantor or the Sunstone REIT and not by Borrower.

(k)                                  Estoppel Certificates.

(i)                                     Within ten (10) Business Days after request therefor from Agent (such request not to be made more than once per fiscal year of Loan Parties except in connection with an assignment or participation of a Lender’s interest in the Loan in accordance with Article VIII), Loan Parties will deliver to Agent a certificate executed by Loan Parties, stating (1) the amount due under the Notes and this Loan Agreement, (2) any known offsets or defenses to the payment of the Obligations, if any, (3) that this Loan Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification and (4) that as of the date of such certificate, to Loan Parties’ best knowledge, no Event of Default has occurred and is continuing or, if any such Event of Default has occurred and is continuing, describing in reasonable detail each such Event of Default and the action, if any, taken or being taken to cure the same, and such other information regarding the Loan, the Premises and Loan Parties as Agent reasonably requests.

(ii)                                  Within ten (10) Business Days after request therefor from Loan Parties or Guarantor (such request not to be made more than once every twelve (12) months), Agent will deliver to Loan Parties a certificate executed by Agent, stating (1) the amount due under the Notes and this Loan Agreement, (2) any offsets or defenses to the payment of the Obligations, if any, (3) that this Loan Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification and (4) that as of the date of such certificate whether or not Agent has sent any notice of default under the Loan Documents which remains uncured in the opinion of Agent.

(l)                                     Other Information; The Platform; Electronic Communications.

(i)                                     Promptly upon Agent’s request and at Loan Parties’ sole cost and expense, such other information concerning the business, properties, or financial condition of Loan Parties and Guarantor, including the performance of their obligations under the Loan Documents, as Agent shall reasonably request.

(ii)                                  Loan Parties hereby acknowledge that (a) Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower or any subsidiary thereof hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Syndtrak, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Loan Parties hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Loan Parties shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Loan Parties or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through the Platform; and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information.”

(iii)                               Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites or via the Platform) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication.  Agent or Loan Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(iv)                              Unless Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(v)                                 THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Loan Parties’ or Agent’s transmission or posting of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Loan Parties, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(m)                               Audits.  Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it deems necessary, which, if a monetary Event of Default or an Event of Default described in Section 7.1(o) or (p) exists, shall be at Borrower’s expense.  Loan Parties shall permit Agent to examine such records, books and papers of Loan Parties which reflect upon its financial condition and the income and expense relative to the Premises.

Section 6.2                                   Marketing, Management, Franchise, Maintenance and Repairs.  Subject to the Loan Parties’ rights in connection with a Hotel Rebranding pursuant to Section 6.37, the Loan Parties agree as follows (including after a Hotel Rebranding):

(a)                                  Management.

(i)                                     The Premises shall at all times be managed exclusively by Property Manager under the Management Agreement in a manner consistent in all material respects with Comparable Standards.  Agent acknowledges and agrees (i) that the Doubletree Guest Suites Times Square is a “3.5 Star” hotel brand and (ii) that the Premises satisfy the Comparable Standards as of the date hereof.  Operating Lessee shall (a) promptly perform and observe all of the material covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Agent of any default under the Management Agreement of which it is aware; (c) promptly deliver to Agent a copy of any notice of default or other material notice received by either Loan Party under the Management Agreement; (d) promptly give notice to Agent of any notice or information that either Loan Party receives which indicates that the Property Manager is terminating the Management Agreement; and (e) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Property Manager under the Management Agreement.  Loan Parties shall cause the Management Agreement to remain in full force and effect at all times, except as replaced in accordance with this Section 6.2, shall comply with the Management Agreement in all material respects at all times.  Subject to the terms of the Manager SNDA, the Property Manager shall be entitled to receive a management fee of not more than four percent (4.00%) of the total operating revenues as defined in the applicable Management Agreement.  The Property Manager shall, prior to the Closing Date, deliver an executed Manager SNDA, which shall provide, among other things that the Management Agreement is subordinate to Agent’s lien on the Mortgage and all of Agent’s rights with respect to the Premises and the Loan Documents and that Agent may cause the Operating Lessee to terminate and replace the Property Manager with a Qualified Manager in compliance with this Agreement if: (i) an Event of Default has occurred and is continuing, (ii) the Property Manager is in default of its obligations under the Management Agreement, (iii) the Property Manager becomes insolvent or the subject of any bankruptcy proceeding or (iv) there is a change of ownership or control of the Property Manager.  In the event Property Manager is replaced, Loan Parties shall cause the replacement manager to enter into a manager subordination, non-disturbance and attornment agreement substantially in the form of the Manager SNDA (and with changes thereto reasonably acceptable to the Requisite Lenders).  Operating Lessee shall not, without the prior consent of the Requisite Lenders, surrender, terminate or cancel the Management Agreement.  Operating Lessee shall not modify, amend or supplement any term or provision of the Management Agreement which would materially increase Loan Parties’ economic obligations thereunder, enter into any agreement in substitution for the Management Agreement, or consent to the assignment of the Management Agreement without, in each instance, the Requisite Lenders’ prior consent.  Operating Lessee shall comply in all material respects with all terms of the Management Agreement.  The Property Manager shall covenant to manage the Premises in such a manner as to not cause the Loan Parties to fail to maintain their status as Single Purpose Entities.

(ii)                                  The Management Agreement, including all of Property Manager’s rights thereunder, subject to the terms of the Manager SNDA, shall at all times be unconditionally subject, junior and subordinate to the terms and the Lien of this Loan Agreement, the Mortgage and the other Loan Documents to the extent set forth in the Manager SNDA.

(iii)                               Loan Parties shall not consent to any assignment by Property Manager of its rights and obligations under the Management Agreement without the prior written consent of the Requisite Lenders, noting, that for the purpose of avoiding any ambiguity, that Property Manager may assign its rights and obligations under the Management Agreement without the consent of Loan Parties to the extent that Loan Parties’ consent is not required under the Management Agreement as modified by the Manager SNDA (without giving effect to any subsequent amendment thereof) and the consent of Ground Lessor is not required under the Ground Leases (without giving effect to any subsequent amendment thereof).

(b)                                 Hotel Franchise.  Operating Lessee shall (1) promptly perform and observe all of the material covenants required to be performed and observed by it under the Hotel Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (2) promptly notify Agent of any default under the Hotel Franchise Agreement of which it is aware; (3) promptly deliver to Agent a copy of any notice of default or other material notice received by either Loan Party under the Hotel Franchise Agreement (including any Franchisor Warning Notice); (4) promptly give notice to Agent of any notice or information that either Loan Party receives which indicates that the franchisor thereunder is terminating the Hotel Franchise Agreement; and (5) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the franchisor under the Hotel Franchise Agreement.  If, at any time, a default has occurred and is continuing under the Hotel Franchise Agreement, Operating Lessee shall, at the request of Agent, terminate such Hotel Franchise

Agreement upon thirty (30) days prior notice to the franchisor and replace the franchisor with a Qualified Franchisor approved by Agent on terms and conditions satisfactory to Agent.  Subject to Section 6.37, Loan Parties will not, without the prior written approval of Agent, (i) replace any franchise or enter into any new Hotel Franchise Agreement; (ii) terminate or reduce or consent to the reduction of the term of any Hotel Franchise Agreement; (iii) increase or consent to the increase of the amount of any charges under any Hotel Franchise Agreement; (iv) otherwise modify, change, supplement, alter or amend (or waive or release any of its rights and remedies under) any Franchise Agreement in any material respect; or (v) consent to, approve or agree to any assignment or transfer by or with respect to the franchisor thereunder (including transfers of beneficial interests in the franchisor or assignments or transfers by the franchisor of any or all of its rights under any Hotel Franchise Agreement).  Any change in ownership or control of the franchisor under the Hotel Franchise Agreement other than as specifically set forth herein shall be cause for Agent to re-approve such franchisor and Hotel Franchise Agreement.  If at any time Agent consents to the appointment of a new Qualified Franchisor, such new Qualified Franchisor shall, as a condition of Agent’s consent, execute a “comfort letter” to Agent in form and substance satisfactory to Agent.  The franchisor under the Hotel Franchise Agreement shall hold and maintain all necessary licenses, certifications and permits required by Applicable Law.  At all times prior to the repayment in full of the Loan, Loan Parties shall maintain in full force and effect a “comfort letter” with respect to the Hotel Franchise Agreement for the Premises, which comfort letter shall be on terms satisfactory to Agent.

(c)                                  Repair Loan Parties shall not commit or permit any physical waste of or to the Premises or other Improvements, structures and equipment thereon (provided that the occurrence of a Casualty shall not constitute a breach of such covenant so long as Loan Parties performs their obligations under Section 6.12(c)).  Loan Parties shall promptly, diligently and continuously restore, replace or rebuild or cause to be restored, replaced or rebuilt any part of the Improvements on the Premises damaged or destroyed by any Casualty (including any Casualty for which insurance was not obtained or obtainable) or which may be affected by any Taking, in accordance with the Loan Documents.  Loan Parties shall promptly replace, or caused to be replaced, any part of the Premises taken by theft to the extent necessary to comply with the provisions of this Section 6.2(b).  All such repairs, renewals and replacements shall be substantially similar in quality, value and class to that of the Improvements which are the subject of such repairs, renewals and replacements.

(d)                                 Loan Parties shall cause the Premises to be at all times operated, managed and, without limiting Section 6.2(b) hereof, maintained, at all times and in the manner and accordance with the standards required pursuant to the Hotel Franchise Agreement and the Management Agreement (including all marketing, advertising, promotional and reservation programs in all material respects), but in no event below Comparable Standards.

Section 6.3                                   Inspection of Premises and Books and Records.

(a)                                  Subject to the rights of Lessees and hotel guests, Loan Parties will permit Agent and Lenders or designated representatives of Agent and Lenders to enter upon and inspect the Premises, or any part thereof, in an emergency and at all other times during normal business hours and upon reasonable notice, provided that such inspection shall be made in a way to minimize any disruption to the operation of the Premises.

(b)                                 Agent shall have no duty to make any inspection nor shall Agent incur any liability or obligation for not making any such inspection or, once having undertaken any such inspection, for making the inspection, not making the same carefully or properly, or for not completing the same; nor shall the fact that such inspection may not have been made by Agent relieve Loan Parties of any obligations that it may otherwise have under the Loan Documents.

(c)                                  Loan Parties shall at all times keep complete and accurate books, records and accounts of its transactions.  At Loan Parties’ expense (but not more than two times in any twelve (12) month period, unless an Event of Default shall be continuing), Loan Parties shall permit any representative of Agent, at all times during normal business hours upon reasonable notice, to examine and copy the books and records of Loan Parties, and all contracts, statements, invoices, bills, and claims for labor, materials, and services supplied for the construction, reconstruction, maintenance, operation and repair of the Premises in the possession of Loan Parties, Property Manager or any Affiliate of Loan Parties.  Loan Parties shall have no obligation to disclose materials (y) which are protected by attorney-client privilege or (z) to the extent the disclosure thereof would violate confidentiality obligations of Loan Parties, Property Manager or such Affiliate.

Section 6.4                                   Compliance with Legal, Insurance and Contractual Requirements.

(a)                                  Subject to Loan Parties’ right to contest as set forth in Section 6.8, Loan Parties, at their sole cost and expense, shall in all material respects comply and cause compliance of the Premises and the construction, use, occupancy, possession, operation, management, maintenance and ownership thereof, in all material respects of all Legal Requirements and all Insurance Requirements whether or not compliance therewith shall require changes in, or interfere with the use and enjoyment of, the Premises or any part thereof.  In furtherance of the foregoing, but subject to Loan Parties’ right to contest as set forth in Section 6.8, Loan Parties, at their sole cost and expense, shall cause all of the property violations existing on the date hereof to be remedied and/or satisfied on or before the date which is three (3) months from the Closing Date and shall provide to Agent copies of updated property violation searches which shall show no open violations at the Premises; provided, further, that such three (3) month period shall be deemed extended for so long as shall be required by Loan Parties in the exercise of due diligence to cure such violations, but in no event shall such three (3) month period be so extended to be a period in excess of six (6) months from the Closing Date with respect to any material violations.  Subject to Loan Parties’ rights under Section 6.8, Loan Parties shall preserve and maintain all of their material rights, privileges, licenses and Operating Permits necessary to operate the Premises in accordance with Section 6.2 hereof.  Agent shall not have any obligation or responsibility whatsoever for any matter incident to the Premises or the maintenance and operation of the Premises.  Subject to Loan Parties’ right to contest Legal Requirements in accordance with Section 6.8, Loan Parties agree that all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities required for the operation and maintenance of the Premises will be obtained when required, except where the failure to obtain is not reasonably likely to have a Material Adverse Effect.

(b)                                 Each Loan Party, at its sole cost and expense, shall comply with all of its material covenants, obligations, agreements and undertakings under the Premises Documents, the Permitted Encumbrances and the Material Operating Agreements to the extent that failure to comply is reasonably likely to result in a Material Adverse Effect, and shall use commercially reasonable efforts to secure the performance of the obligations of the other parties thereto.  Loan Parties shall keep in full force and effect and not terminate, cancel, surrender, materially modify, materially amend or enter into any agreement in substitution for any Permitted Encumbrance, any Premises Document or any Material Operating Agreement to the extent the same is reasonably likely to result in a Material Adverse Effect, in each case without the prior consent of the Requisite Lenders, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.5                                   Appraisals.

(a)                                  Agent shall be entitled to obtain, at Loan Parties’ expense, an Appraisal or Appraisal Update (as applicable) at Agent’s election not more than annually unless one or more of the following circumstances apply:

(i)                                     at any time that a monetary Default or an Event of Default has occurred and is continuing;

(ii)                                  in connection with the foreclosure of the Mortgage or the granting of a deed-in-lieu thereof or the exercise of other remedies against Loan Parties hereunder;

(iii)                               if required for regulatory purposes applicable to Agent or any Lender;

(iv)                              if required to determine the satisfaction of the condition described in Section 6.12(d)(i)(G) of this Loan Agreement; and

(v)                                 there is, in Agent’s reasonable judgment, a material adverse change in the Premises or the market conditions relating to the Premises; provided, that, as long as an Event of Default shall not exist, Loan Parties shall not be required to pay for more than one (1) Appraisal or Appraisal Update under clause (iii) or this clause (v) in any twenty-four (24) month period.

Loan Parties shall reasonably cooperate with Agent and any such appraiser and their agents and employees in connection with Appraisals and Appraisal Updates.

(b)                                 Nothing in this Loan Agreement shall require Loan Parties to cause the maintenance of any Loan-to-Value Ratio after the Closing Date (except as set forth in Section 6.12(d)(i)(G)), and the statements and conclusions set forth in any Appraisal or Appraisal Update shall in no event give rise to a Default or an Event of Default.

(c)                                  For any Appraisal or Appraisal Update paid for by Loan Parties, Agent shall deliver a copy of such Appraisal or Appraisal Update to Loan Parties and Guarantor upon a request from any of them, provided that Loan Parties and Guarantor shall first deliver to Agent an agreement whereby Loan Parties and Guarantor agree to release Agent from any claims arising from or relating to any such Appraisal or Appraisal Update, which release shall be in form and substance satisfactory to Agent.  Loan Parties and Guarantor acknowledge and agree that Agent makes no representation or warranty as to any such Appraisal or Appraisal Update.

(d)                                 Notwithstanding the foregoing, as long as an Event of Default shall not exist, Loan Parties shall not be required to pay for more than three (3) Appraisals or Appraisal Updates during the Term.

Section 6.6                                   Payment of Impositions.  Subject to Loan Parties’ right to contest as set forth in Section 6.8, Loan Parties shall pay or cause to be paid all Impositions on or before the due date thereof and in any event before any fine, penalty, interest or cost may be added for non-payment.  Loan Parties promptly shall deliver to Agent after payment of any Imposition and at other times, upon request, copies of official receipts or other evidence reasonably satisfactory to Agent evidencing the payment of the Impositions.

Section 6.7                                   Liens and Encumbrances; Ownership of Collateral.  Borrower shall at all times be the owner of, and have marketable legal, beneficial and indefeasible fee and leasehold title to the Premises, subject only to the Permitted Encumbrances.  Loan Parties shall at all times be the sole and absolute owner of and have legal and beneficial title to the other Collateral, free and clear of any Lien but subject to the Permitted Encumbrances and the Loan Documents, provided that Loan Parties shall be entitled to contest the validity of the demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien (each, a “Mechanic’s Claim”) in accordance with Section 6.8.  In furtherance of the foregoing, (a) Loan Parties shall not make, grant, modify or terminate any rights of way or use, declarations, transfers of air rights, other declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements and other encumbrances over, under or on the Land or Improvements or any portion thereof, without the prior consent of the Requisite Lenders, which consent shall not be unreasonably withheld, conditioned or delayed and (b) Loan Parties shall not directly or indirectly create or permit or suffer to be created any Lien on Loan Parties’ interest in the Collateral or any part thereof, other than the Permitted Encumbrances and the Loan Documents.  Subject to its rights under Section 6.8, no Loan Party shall directly or indirectly suffer or permit, and shall promptly discharge or cause to be discharged, any Lien on any direct or indirect equity or beneficial interest in a Loan Party or any Person directly or indirectly holding an equity or beneficial interest in either Loan Party except for Permitted Encumbrances.

Section 6.8                                   Permitted Contests.  Each Loan Party, at its sole cost and expense, may contest, or cause to be contested, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition, Mechanic’s Claim, Legal Requirement, utility payment or Insurance Requirement and defer the payment thereof or compliance therewith, subject, however, to the following conditions:

(i)                                     in the case of an unpaid Imposition, such proceedings shall suspend the collection thereof from Loan Parties, Agent, Lenders and the Mortgaged Property and other Collateral;

(ii)                                  neither the Mortgaged Property, the other Collateral, any Rents nor any part thereof or interest therein with a market or replacement value in excess of $100,000 in the aggregate over the term of the Loan would be in any imminent danger of being sold, forfeited, terminated, canceled or lost in any respect;

(iii)                               in the case of a Legal Requirement, Loan Parties would not be in danger of criminal liability for failure to comply therewith and neither Agent nor any Lender would be in danger of any civil or criminal liability for Loan Parties’ failure to comply therewith;

(iv)                              Loan Parties shall have furnished such security, if any, as may be required in the proceedings, or, if none is required, as may be reasonably and in good faith requested by Agent to ensure the payment of any Imposition or the compliance with any Legal Requirement or Insurance Requirement, as the case may be, together with any interest or penalties which become due in connection therewith;

(v)                                 the non-payment of the whole or any part of any Imposition during the pendency of any such action will not result in the delivery of a tax deed to the Mortgaged Property or any part thereof, because of such non-payment;

(vi)                              the payment of any sums required to be paid under this Loan Agreement and the other Loan Documents (other than any unpaid Imposition, Mechanic’s Claim, Legal Requirement or Insurance Requirement at the time being contested in accordance with this Section 6.8) shall not be interfered with or otherwise adversely affected;

(vii)                           in the case of any Insurance Requirement, the failure of Loan Parties to comply therewith shall not affect the validity or effectiveness of any insurance required to be maintained by Loan Parties under Section 6.11;

(viii)                        each Loan Party complies with any and all conditions or requirements set forth in any other agreement to which such Loan Party is a party or pursuant to which the Premises is bound with respect to such contest where the failure to comply therewith is reasonably likely to result in a Material Adverse Effect; and

(ix)                                Loan Parties give Agent prompt written notice of the commencement of such permitted contest.

provided, that, the conditions set forth in clauses (i), (iii), (iv), (v) and (vii) shall not be conditions to a permitted contest pursuant to this Section 6.8 if Loan Parties pay and otherwise comply with such Imposition, Mechanic’s Claim, Legal Requirement or Insurance Requirement.

Section 6.9                                   Alterations.

(a)                                  All repairs and alterations at the Premises shall be done in a good and workmanlike manner and shall be completed in accordance with all Legal Requirements in all material respects and, subject to the Permitted Encumbrances, free and clear of Liens or claims for materials supplied or for labor or services performed in connection with such repairs and alterations or otherwise.

(b)                                 Neither Agent’s nor any Lender’s prior approval shall be required in connection with any alterations or repairs to the Improvements (including entering into any contract regarding such alterations or repairs) which is not a Material Alteration.

(c)                                  Loan Parties shall not perform any Material Alteration without the Requisite Lenders’ prior written consent, which consent shall be conditioned on the satisfaction of the following conditions but shall not be unreasonably withheld or delayed:

(i)                                     the Requisite Lenders shall have determined in their reasonable discretion that (x) each Loan Party has the financial resources to complete the Material Alteration on a timely and lien-free basis and (y) the Material Alteration can be completed prior to the Maturity Date;

(ii)                                  if applicable considering the size, scope and nature of the alteration or repair, Agent shall have received architectural or engineering plans and specifications for the Material Alteration and an estimate of the costs and expenses of such Material Alteration, all of which shall be reasonably acceptable to Agent and Agent’s construction consultants;

(iii)                               if requested by Agent, Agent shall have received copies of the agreements pursuant to which the Material Alteration shall be done all of which shall be in form and substance reasonably satisfactory to the Requisite Lenders and, which also shall be reasonably satisfactory to the Requisite Lenders as to the party performing the construction obligations thereunder;

(iv)                              Agent shall have received the assignment to Agent of all construction and design-professional contracts related to the Material Alteration, together with the written consent to such assignments by all parties to such contracts (which may be included in any such contract), all of which shall be in form and substance reasonably satisfactory to Agent;

(v)                                 with respect to any Material Alteration which is being performed in connection with a new Lease, such Lease shall have been approved by Agent if required under Section 6.10;

(vi)                              Agent shall have received all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities that are required and then obtainable for the performance of the Material Alterations in accordance with all Legal Requirements, each of which shall be reasonably acceptable to Agent and Agent’s construction consultants;

(vii)                           with respect to any proposed Material Alteration which will increase the rentable square footage of the Premises, Agent shall have received evidence reasonably satisfactory to Agent that the Premises, after giving effect to such Material Alteration, comply with applicable zoning regulations; and

(viii)                        Agent shall have received such other information and documentation as Agent may reasonably request regarding the Material Alteration and the cost thereof.

Loan Parties shall not perform any Material Alteration except in compliance with this Section 6.9.  After completion of the Material Alteration, Loan Parties shall provide Agent with a copy of the as-built plans and specifications for same, if available.  Notwithstanding anything to the contrary set forth herein, the approval by Agent of a Lease in accordance with this Loan Agreement which requires the performance of a Material Alteration shall constitute approval of such Material Alteration under this Section 6.9 (provided that Loan Parties shall be required to satisfy the conditions set forth in clauses (i) through (iv) and (vi) through (viii) of this Section 6.9(c).

(d)                                 Agent’s Inspection.  From time to time and upon not less than two (2) Business Days’ prior notice to Loan Parties, unless in the event of an emergency or an Event of Default shall exist, Loan Parties shall permit Agent, Lenders and their agents and representatives, to enter upon the Premises during normal business hours for the purpose of inspection of a Material Alteration, provided that such inspection shall be conducted in such a manner as to minimize any disruption to the operation of the Premises.  Upon Agent’s reasonable request, Loan Parties shall to the extent available provide to Agent a copy of:

(i)                                     All materials, plans, specifications and drawings, including drawings marked up to reflect as-built conditions, substitutions and approved changes pertaining to the performance of the Material Alteration;

(ii)                                  Any material contracts, bills of sale, statements, receipts or vouchers pertaining to the Material Alteration; and

(iii)                               All books and records of Loan Parties pertaining to the Material Alteration, including all work done, labor performed or materials furnished.

provided, however, Loan Parties shall have no obligation to disclose materials (y) which are protected by attorney-client privilege or (z) to the extent the disclosure thereof would violate confidentiality obligations of Loan Parties, Property Manager or such Affiliate.

(e)                                  This Section 6.9 shall not apply to any rebuilding, repair or restoration being performed under Section 6.12, 6.13 or 6.37.

Section 6.10                            Leases.

(a)                                  Loan Parties shall not materially amend, materially modify, terminate, consent to the assignment (unless required to do so under the applicable Material Lease and excluding any assignment pursuant to any Loan Document) or surrender of, or grant a waiver of any material provision or right of Loan Parties under, or otherwise materially supplement any Material Lease or any guaranty thereof, any Signage License (subject to specific provisions regarding Signage Licenses in this sub-paragraph below, and Article XI hereof) or any guaranty thereof or subject to Section 6.10(b), any Minor Lease or any guaranty thereof (each, a “Material Lease Action”) without Agent’s prior consent or enter into a Material Lease, a

Signage License or any Minor Lease that does not satisfy the requirements of clause (ii) of Section 6.10(b) without Agent’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Prior to seeking Agent’s consent to enter into any Material Lease or Signage License (subject to specific provisions regarding Signage Licenses in this sub-paragraph below, and Article XI hereof), Loan Parties shall deliver to Agent a copy of such proposed lease or license (a “Proposed Material Lease”) which Proposed Material Lease shall be in form and substance reasonably acceptable to Agent.  All Leases shall provide for (y) automatic self-operative subordination to the Mortgage and, at Agent’s option, (1) attornment to Agent and (2) the unilateral right by Agent, at the option of Agent, to subordinate the Lien of the Mortgage to the Lease and (z) state that any cancellation, surrender, or amendment of any such Lease without the prior written consent of Agent shall be voidable by Agent.  Notwithstanding anything to the contrary in this Agreement with respect to a Proposed Material Lease which is a Signage License or a Material Lease Action with respect to a Signage License, Agent shall approve the same provided (A) the conditions set forth in the preceding sentence are satisfied, (B) such Proposed Material Lease or a Material Lease Action results in increased cash flow to Borrower, (C) the terms of such modified Proposed Material Lease or Material Lease Action are not materially less favorable, in Agent’s reasonable determination, as the Signage License in effect on the Closing Date, and (D) if any such Proposed Material Lease or Material Lease Action requires capital improvements to the signs, such improvements shall be at the sole cost and expense of the licensee under such Signage Lease or of Guarantor and such improvements shall be done in a good and workmanlike manner and shall be completed in accordance with all Legal Requirements in all materials respects and, subject to the Permitted Encumbrances, free and clear of Liens or claims for materials supplied or for labor or services performed in connection with such repairs and alterations or otherwise.  Subject to clause (h) below, Agent shall approve or disapprove each Proposed Material Lease or Material Lease Action (in each case other than a Signage License) for which Agent’s approval is required under this Loan Agreement within ten (10) Business Days of the submission by Loan Parties to Agent of a written request for such approval, accompanied by a final copy of the Proposed Material Lease, non-conforming Minor Leases or Material Lease Action.  If requested by Loan Parties, Agent will grant conditional approvals of Proposed Material Leases, non-conforming Minor Leases or proposed Material Lease Actions at any stage of the leasing process, including from initial “term sheet” through negotiated lease drafts, provided that Agent shall retain the right to disapprove any such Proposed Material Lease, non-conforming Minor Lease or proposed Material Lease Action, if subsequent to any preliminary approval material changes are made to the terms previously approved by Agent or additional material terms are added that had not previously been considered and approved by Agent in connection with such Proposed Material Lease, non-conforming Minor Lease or proposed Material Lease Action.  Notwithstanding anything set forth herein to the contrary, Agent’s consent shall not be required for any renewal, extension, expansion, termination, assignment or subletting of or any action with respect to, a Lease unilaterally exercised by the tenant thereunder in accordance with the provisions of such Lease.  Without limiting this Section 6.10(a), Loan Parties shall deliver to Agent a copy of any Material Lease and Signage License and any amendment, modification or supplement thereof within ten (10) Business Days after the execution and delivery thereof.

(b)                                 Notwithstanding the provisions of Section 6.10(a) above, provided that no Event of Default is continuing, Leases and any actions with respect thereto shall not be subject to the prior approval of Agent provided (i) the proposed Lease is not a Signage License and would be a Minor Lease or the existing Lease is (or, as amended, modified or renewed, if applicable, would still be) a Minor Lease, and (ii)(w) with respect to a proposed Lease only, the proposed Lease shall be written substantially in accordance with a form of Lease used for other Lessees which shall have been approved by Agent, subject in each case to any commercially reasonable changes (given the prevailing market conditions) made in the course of negotiation with the applicable tenant, (y) with respect to a proposed Lease or an extension of an existing Minor Lease, the tenant under the proposed Lease or existing Minor Lease shall be creditworthy (or there shall be a creditworthy guarantor or a commercially reasonable Security Deposit) and (z) the Minor Lease as amended or modified or the renewal of the Minor Lease or series of leases or proposed lease or series of leases:  (A) shall provide for net effective rental rates comparable to existing local market rates as reasonably determined by Agent and (B) shall provide for automatic self-operative subordination to the Mortgage and, at Agent’s option, (x) attornment to Agent and (y) the unilateral right by Agent, at the option of Agent, to subordinate the Lien of the Mortgage to the Minor Lease.

(c)                                  Each Loan Party shall perform its obligations under the Leases in all material respects and shall not permit any Lessee to prepay Rents pursuant to the terms of any Lease other than the usual prepayment of Rent as would result from the acceptance on the first day of each month of the Rent for the ensuing month, according to the terms of any Leases.  Loan Parties shall promptly (i) notify Agent, in writing, of any material defaults by any Lessee or Lease guarantor under any Lease after Loan Parties become aware of such defaults and (ii) deliver to Agent a copy of all termination notices, default notices, notices claiming any offset rights and all other material notices from any Lessee or Lease guarantor to Loan Parties or from Loan Parties to any Lessee or Lease guarantor.

(d)                                 Without limiting Loan Parties’ obligation to deliver to Agent copies of each Material Lease and Signage License and each amendment and supplement thereto, Loan Parties shall furnish to Agent, within ten (10) days after a request by Agent to do so, true copies of each Lease and any Lease guaranty thereof or amendments and supplements thereto not previously furnished to Agent.

(e)                                  Loan Parties shall use commercially reasonable efforts to enforce the performance of the obligations of the Lessees and Lease guarantor.

(f)                                    All Leases hereafter entered into by Loan Parties shall be made expressly subject and subordinate to the Mortgage and the terms and provisions thereof and shall contain provisions obligating the Lessees thereunder to attorn to Agent or any purchaser therefrom upon its written demand in the event Agent or such purchaser succeeds to the interest of Loan Parties under such Leases.  Each Lease guaranty shall provide that it shall remain in full force and effect, and that the guarantor thereunder shall perform for the benefit of Agent or such purchaser, upon attornment by the Lessee.  Upon Loan Parties’ request in connection with any Material Lease or Signage License, Agent agrees to enter into with a Lessee a subordination, non-disturbance and attornment agreement that is substantially similar to those delivered at the Closing (with such changes as are reasonably acceptable to Agent).

(g)                                 Loan Parties shall pay all documented, reasonable out-of-pocket expenses of Agent, including Agent’s Counsel Fees, incurred in connection with the review of any proposed Lease, amendment, modification, waiver, supplement, termination or surrender under this Section 6.10 which requires Agent’s approval.

(h)                                 In the event that Loan Parties request Agent’s consent under this Section 6.10, including, without limitation consent to a Minor Lease that does not meet the requirements of Section 6.10(b), Agent shall be deemed to have given such consent in the event Agent fails to notify Loan Parties whether or not it consents to such requested action within three (3) Business Days after the following conditions are satisfied:

(y)                                 Loan Parties shall have delivered to Agent a notice requesting Agent’s consent, together with the items required to be delivered in connection therewith in accordance with this Section 6.10 and such other information concerning the applicable Lease or the proposed Lessee as may be reasonably necessary for Agent to respond to such request (provided such information is requested within five (5) Business Days of Agent’s receipt of Loan Parties’ notice); and

(z)                                   In the event that Agent shall have failed to respond to Loan Parties’ notice within ten (10) Business Days after delivery of the notice and other materials set forth in clause (y) above, Loan Parties shall have delivered to Agent another notice which shall contain in boldface type at the beginning of such notice text to the following effect:  “THIS IS A SECOND REQUEST MADE PURSUANT TO SECTION 6.10 OF THE LOAN AGREEMENT BETWEEN TIMES SQUARE HOTEL OWNER, LLC, TIMES SQUARE HOTEL OPERATING LESSEE, LLC AND EUROHYPO AG, NEW YORK BRANCH AS AGENT, WITH RESPECT TO APPROVAL OF A PROPOSED LEASE OR LEASE ACTION WITH [LESSEE’S NAME] SENT TO YOU ON [DATE].  FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE SHALL BE DEEMED TO BE A CONSENT TO SAID LEASE OR LEASE ACTION.

Section 6.11                            Required Insurance.

(a)                                  In addition to any insurance required to be maintained by Loan Parties pursuant to the Management Agreement, the Hotel Franchise Agreement, the Ground Leases, the Premises Documents or the Leases, Loan Parties, at their sole cost and expense, shall maintain, or, as specifically set forth below, cause to be maintained, the Insurance Policies set forth on Schedule 6.11 attached hereto.

(b)                                 All insurance provided for in Section 6.11(a) shall be obtained under valid and enforceable policies and shall be subject to the approval of Agent as to form and substance including deductibles, loss payees and insureds.  Not less than ten (10) days before the expiration dates of the Insurance Policies theretofore furnished to Agent, certificates of insurance acceptable to Agent evidencing the Insurance Policies, accompanied by evidence satisfactory to Agent of payment of the Insurance Premiums, shall be delivered by Loan Parties to Agent.

(c)                                  Any blanket Insurance Policy shall be subject to Agent’s approval and shall otherwise provide the same protection as would a separate Insurance Policy insuring only the Premises in compliance with the provisions of Section 6.11(a).  Agent shall have determined, based on evidence of exposure conditions at the subject property as well as other properties insured under the blanket policy, as required by Agent that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.  Any changes to the blanket policy during the course of the Term that materially impact the risk exposure at the Premises shall require prior approval by Agent.

(d)                                 All Insurance Policies provided for or contemplated by Section 6.11(a), shall be primary and shall name Loan Parties as a named insured and, in the case of liability coverages, except for the Insurance Policy referenced in Schedule 6.11(a)(v) and (viii), shall name Agent and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property coverages, including but not limited to boiler and machinery, terrorism, flood and earthquake insurance, shall name Agent as mortgagee and loss payee by a standard non-contributing mortgagee clause or its equivalent in favor of Agent providing that the loss thereunder shall be payable to Agent.  Additionally, if Loan Parties obtain property insurance coverage in addition to or in excess of that required by Section 6.11(a), then such insurance policies shall also contain a standard non-contributing mortgagee clause or its equivalent in favor of Agent providing that the loss thereunder shall be payable to Agent.

(e)                                  All Insurance Policies provided for in Section 6.11(a), except for the Insurance Policies referenced in Schedule 6.11(a)(v) and (viii) shall provide that:

(i)                                     no act or negligence of Loan Parties, or anyone acting for Loan Parties, or of any tenant or other occupant of the Premises, or failure to comply with the provisions of any Insurance Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Agent is concerned;

(ii)                                  the Insurance Policy shall not be canceled without at least thirty (30) days’ (except as a result of non-payment of the policy premium which shall be at least ten (10) days’), written notice to Agent and any other party named therein as an additional insured and, if obtainable by Loan Parties using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day (or ten (10) day, applicable) notice; and

(iii)                               Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)                                    If at any time Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Agent shall have the right, (i) without notice to Loan Parties, to take such action as Agent deems necessary to protect its interest in the Premises, and (ii) with fifteen (15) days’ prior notice to Loan Parties, to obtain such insurance coverage as Agent in its sole discretion deems appropriate (in which case, all premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Loan Parties to Agent upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)                                 In the event of foreclosure of the Mortgage or other transfer of title to the Premises in extinguishment in whole or in part of the Obligations, all right, title and interest of Loan Parties in and to the Insurance Policies that are not blanket Insurance Policies then in force concerning the Premises and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee in the event of such other transfer of title.

(h)                                 The property, business income, general liability and umbrella Insurance Policies shall not contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts.”  However, if the property and business income Insurance Policies include any such terrorism exclusion(s), Loan Parties shall obtain and maintain a separate terrorism coverage amounts no less then an amount equal to the total insurable value of the Improvements and the personal property as specified in Schedule 6.11(a)(i) from a carrier which otherwise satisfies the rating criteria specified in Section 6.11(i) (a “Qualified Carrier”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, Loan Parties shall obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.  As used herein, “terrorism coverage” shall mean coverage against acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Program Authorization Act of 2007 (“TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within the definition of “terrorism coverage.”

(i)                                     All Insurance Policies required pursuant to Section 6.11 (i) shall be issued by companies authorized to do business in the state where the Premises is located, with a financial strength and claims paying ability rating of “A” or better by Standard & Poor’s (or “Api” for Affiliated FM Insurance Company); provided, however, that if the Loan Parties elect to have the Insurance Policies provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A” or better by Standard & Poor’s and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by Standard & Poor’s; provided, further, however, that notwithstanding the foregoing, the Liberty Mutual companies shall be an acceptable carrier under the Insurance Policies provided they maintain their rating of “A-” with Standard & Poor’s as of the date hereof.; (ii) shall, with respect to all property insurance policies, name Agent and its successors and/or assigns as their interest may appear as Agent and Mortgagee; (iii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Agent as the person to which all payments made by such insurance company shall be paid; (iv) shall, with respect to all liability policies, name Agent and its successors and/or assigns as an additional insured; (v) shall contain a waiver of subrogation in favor of Agent; (vi) shall contain such provisions as Agent deems reasonably necessary or desirable to protect its interest including endorsements providing that neither Loan Parties, Agent nor any other party shall be a co-insurer under said Policies and that Agent shall receive at least thirty (30) days prior written notice of cancellation; and (vii)

shall be satisfactory in form and substance to Agent and shall be approved by Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds.  Certified copies of the Policies shall be delivered to Agent, on the date hereof with respect to the current Policies, and within thirty (30) days after the effective date thereof with respect to all renewal Policies.  Loan Parties shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Agent evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Agent (provided, however, that Loan Parties shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Agent in the event that the amounts required to pay such Insurance Premiums have been deposited into the Tax and Insurance Reserve Account pursuant to Section 3.7 hereof).  In addition to the insurance coverages described in Section 6.11) above, Loan Parties shall obtain such other insurance as may from time to time be reasonably required by Agent in order to protect its interests.  Within thirty (30) days after request by Agent, Loan Parties shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Agent, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

Section 6.12                            Damage or Destruction.

(a)                                  Promptly, and in any case within five (5) Business Days after the occurrence thereof, Loan Parties shall notify Agent of any fire or other Casualty with respect to any portion of the Premises with an estimated claims value in excess of $1,000,000.  Such notice also shall generally describe the nature and extent of such Casualty.  Promptly upon the same becoming available, Loan Parties shall deliver to Agent Loan Parties’ best estimate of the cost of Restoration.

(b)                                 Agent shall be entitled to receive all insurance proceeds payable on account of a Casualty in excess of the Casualty Threshold (for the avoidance of doubt, it is understood that all proceeds payable on account of a Casualty in excess of the Casualty Threshold shall be deposited with Agent, not merely the portion of such proceeds which exceeds the Casualty Threshold).  Subject to the terms hereof, each Loan Party hereby irrevocably assigns, transfers and sets over to Agent all of such Loan Party’s right to any such insurance proceeds, award or payment.  Loan Parties hereby irrevocably authorize and empower Agent, in the name of Loan Parties or otherwise, to file for and prosecute in its own name what would otherwise be Loan Parties’ claim for any such insurance proceeds.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and shall then be continuing and provided Loan Parties promptly file all claims and diligently prosecute same, and subject to the terms of the Ground Leases, Loan Parties shall have the right to file, adjust, settle and prosecute any claim for such insurance proceeds; provided, however, that Loan Parties shall not agree to any adjustment or settlement of any such claim payable with respect to a Casualty the insurance proceeds with respect to which are greater than the Casualty Threshold without the prior consent of the Requisite Lenders, which consent shall not be unreasonably withheld, conditioned or delayed.  Loan Parties shall within ten (10) days after demand pay to Agent all documented, reasonable out-of-pocket costs and expenses (including the fee of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements) incurred by Agent in connection with a Casualty and seeking and obtaining any insurance proceeds, award or payment with respect thereto.  Net Proceeds held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby), until the earlier of the disbursement of such Net Proceeds and interest in accordance with this Section 6.12 or the satisfaction of the Obligations (other than Contingent Obligations).

(c)                                  Loan Parties shall, at the sole cost and expense of Loan Parties, promptly commence and diligently and continually perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances which, if not complied with is reasonably likely to result in a Material Adverse Effect, whether or not Loan Parties shall have satisfied the requirements of Section 6.12(d) in order to cause the Net Proceeds to be made available for such Restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose.

(d)                                 In the case of any Casualty with respect to which the insurance proceeds payable are less than the Casualty Threshold and provided that no Event of Default shall then exist, the Net Proceeds shall be held by Loan Parties to be applied and used for the Restoration.  If the insurance proceeds are equal to or greater than the Casualty Threshold, the Net Proceeds shall be held by Agent in the Casualty/Taking Account in accordance with the Cash Management Agreement and shall be applied by Agent as follows:

(i)                                     Subject to the terms of the Ground Leases, the Net Proceeds shall be made available to reimburse Loan Parties for the costs of Restoration or to be applied directly to such costs provided that the following conditions are satisfied (each a “Release Condition” and collectively, the “Release Conditions”):

(A)                              no Event of Default shall have occurred and be continuing;

(B)                                the loss is in an aggregate amount less than twenty-five percent (25%) of the outstanding principal amount of the Loan (or such higher amount agreed to by the Requisite Lenders in their sole and absolute discretion);

(C)                                the Ground Leases shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of such Casualty;

(D)                               Loan Parties shall have demonstrated to the reasonable satisfaction of Agent that the Restoration can be completed at least six (6) months prior to the scheduled Maturity Date, or such earlier time as may be required by applicable Legal Requirements;

(E)                                 Loan Parties shall have demonstrated to the reasonable satisfaction of Requisite Lenders that sufficient funds are available to Loan Parties through rent and/or business interruption insurance maintained pursuant to this Loan Agreement, cash and/or a Letter of Credit or other similar cash-equivalent security reasonably satisfactory to Agent as to form, content and issuer, and which shall be for the benefit of Agent, to pay any anticipated shortfall in Debt Service with respect to the Loan or operating expenses with respect to the Mortgaged Property during the period reasonably estimated by Loan Parties as necessary for the completion of the Restoration;

(F)                                 if at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Agent be sufficient to pay in full the balance of the costs which are estimated by Agent to be incurred in connection with the completion of the Restoration, either Borrower shall, in Borrower’s sole election, deposit the deficiency, either in cash or a Letter of Credit, with Agent or Guarantor shall provide a guaranty for the costs of completion of such Restoration, in form and substance reasonably satisfactory to Agent, in each case before any further disbursement of the Net Proceeds shall be made;

(G)                                Agent shall have been provided an Appraisal or any Appraisal Update, certifying that upon completion of the Restoration of the Mortgaged Property the Loan-to-Value Ratio shall be equal to or less than the Loan-to-Value Ratio immediately preceding the subject Casualty;

(H)                               Agent shall have reasonably determined that upon completion of the Restoration, the Adjusted Debt Service Coverage Ratio shall not be less than the Minimum DSCR, provided that Loan Parties may provide Agent with a Letter of Credit, cash deposit or similar equivalent security in a face amount which, if deducted from the outstanding principal would cause the Adjusted Debt Service Coverage Ratio to be greater than or equal to the Minimum DSCR; and

(I)                                    Agent shall have received architectural plans and specifications for the Restoration and an estimate of the costs and expenses of all such Restoration, all of which shall be in form reasonably acceptable to Agent.

(ii)                                  Notwithstanding anything to the contrary in this Section 6.12(d), if Agent (with the consent of the Requisite Lenders) does not elect to hold the Net Proceeds which it has the right to hold pursuant to Section 6.12(b) or 6.12(d), Loan Parties shall not disburse any Net Proceeds other than in accordance with the conditions of this Sections 6.12(d), 6.12(e), 6.12(f) and 6.12(i).

(e)                                  If one or more of the Release Conditions are not satisfied or otherwise waived by the Requisite Lenders within one hundred eighty (180) days (or such longer period as may be agreed to by Agent (with the consent of the Requisite Lenders) in writing) of the date of the Casualty, Net Proceeds may be applied in accordance with Section 6.12(h).

(f)                                    All documented, reasonable out-of-pocket costs and expenses incurred by Agent in connection with making the Net Proceeds available for the Restoration (including documented, reasonable out-of-pocket attorneys’ fees and disbursements and reasonable fees and actual out-of-pocket expenses of Agent’s construction consultants and inspectors) shall be paid by Loan Parties.  Any Net Proceeds (including, without limitation, any excess business interruption/rent loss proceeds) remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration shall, provided that no Event of Default shall be continuing, be distributed by Agent to Loan Parties.

(g)                                 Business interruption/rent loss insurance proceeds of Loan Parties shall be deposited into the Casualty/Taking Account and shall be disbursed to Loan Parties each month in the amount equal to the proceeds allocable to such month.

(h)                                 Upon a Casualty, if the disposition of the Net Proceeds is governed by Section 6.12(e), at the option of Requisite Lenders, the Loan shall be due and payable upon sixty (60) days prior written notice to Loan Parties or, if earlier, the Maturity Date.  Regardless of whether Agent shall so elect to accelerate the maturity of the Loan as aforesaid, Agent (with the approval of the Requisite Lenders) shall have the option to (i) make available the Net Proceeds to Loan Parties for Restoration in the manner provided in Section 6.12(d) or (ii) apply the Net Proceeds to the Obligations, in such order and manner as Requisite Lenders determine, as the case may be, without payment of the Prepayment Fee or any other prepayment premium, fee or penalty (for the avoidance of doubt, it is agreed that the payment of Additional Interest shall not be deemed to be a penalty or premium).

(i)                                     With respect to any Net Proceeds which Agent is required to make available (or otherwise elects to make available in its sole discretion), such Net Proceeds shall be disbursed to Loan Parties from time to time in accordance with Agent’s customary and reasonable construction lending practices and upon the receipt of the following, each in form and substance reasonably satisfactory to Agent:

(i)                                     A request for disbursement signed by Loan Parties, accompanied by billing statements, vouchers or invoices, which request for disbursement shall expressly warrant that the work with respect to which the advance is requested has been or will be performed in accordance with the approved plans and specifications for the Restoration;

(ii)                                  Proof that all invoices for labor and materials previously submitted by Loan Parties and approved and reimbursed or paid by Agent have been paid, except for those the subject of the current request for disbursement;

(iii)                               With respect to payments in excess of $25,000, Lien waivers for all payees under previous requests for disbursements;

(iv)                              If requested by Agent, a report from Loan Parties’ architect or, if Agent shall elect, Agent’s consultant, which shall specify the percentage of completion of Restoration, shall provide reasonably detailed comments on specific work performed since the date of the last such report, and, if required by Agent, an estimate of the cost to complete the Restoration after taking into account the work then completed;

(v)                                 At the request of Agent, a title report which shall show no Liens of record (other than Permitted Encumbrances);

(vi)                              If requested by Agent, copies of the agreements pursuant to which the Restoration or repair shall be done, including, without limitation, any general contractor agreement, construction management agreement, architect’s agreement or material subcontract, all of which shall be in form and substance reasonably satisfactory to Agent, and which also shall be reasonably satisfactory to Agent as to the party performing the construction obligations thereunder;

(vii)                           If requested by Agent, a collateral assignment to Agent of all construction and design-professional contracts with respect to the Restoration (which may be pursuant to the Assignment of Agreements), together with the written consent to such assignments by all parties to such contracts (which may be included in any such contract); and

(viii)                        If requested by Agent, such other information and documentation as Agent may reasonably and in good faith request regarding the Improvements and the Restoration and the cost thereof.

(j)                                     Any deposits made pursuant to subsection (d)(i)(F) above shall be held by Agent in the Casualty/Taking Account in accordance with the Cash Management Agreement and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to Section 6.12 hereof shall constitute additional security for the Loans and other obligations under the Loan Documents.

(k)                                  Notwithstanding anything to the contrary contained in this Section 6.12, in the event of any conflict between the provisions of this Section 6.12 and the Ground Leases with respect to the payment or application of Net Proceeds, the provisions of the Ground Leases shall control.

Section 6.13                            Taking of the Mortgaged Property.

(a)                                  Within five (5) Business Days after the occurrence thereof, Loan Parties shall notify Agent of any Taking of any portion of the Mortgaged Property or the commencement of any proceedings or negotiations which could be reasonably expected to result in such a Taking.  Such notice shall generally describe the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom.  Agent shall be entitled hereunder to hold and apply in accordance with this Section 6.13 all awards or compensation payable to or on account of Loan Parties by reason of a Taking if such awards or compensation exceed the Condemnation Threshold.  Each Loan Party hereby irrevocably assigns, transfers and sets over to Agent all rights of each Loan Party to any such awards or compensation and irrevocably authorizes and empowers Agent, in the name of Loan Parties or otherwise, to collect and receipt for any such award or compensation and grants to Agent the right to file and prosecute any and all claims for any such awards or compensation and to participate in any and all hearings, trials and appeals in connection with a Taking on behalf of Loan Parties to the extent the condemnation award or compensation exceeds the Condemnation Threshold; provided that, so long as no Event of Default shall be continuing, Agent shall not exercise the right to file and/or prosecute any such claim and Loan Parties shall have the right to settle claims with the reasonable prior consent of the Requisite Lenders.  Upon the occurrence and continuance of an Event of Default, Agent may participate in such proceedings or negotiations upon prior notice to Loan Parties and Loan Parties will deliver or cause to be delivered to Agent all instruments requested by Agent to permit such participation; provided, however, that Agent shall be under no obligation to question the amount of the award or compensation.  Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Loan Parties shall, upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or compensation in excess of the Condemnation Threshold to Agent, free and clear of any encumbrances of any kind or nature whatsoever other than Permitted Encumbrances.  In connection with a taking where the condemnation award or compensation exceeds the Condemnation Threshold, Agent may be represented by counsel satisfactory to it at the reasonable expense of Loan Parties.  Loan Parties will pay within ten (10) days after demand therefor reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and disbursements and fees and disbursements of any appraiser or other consultant) incurred by Agent in connection with any Taking and seeking and obtaining any award or payment on account thereof.

(b)                                 Loan Parties shall, at their sole cost and expense, promptly commence and diligently and continually perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, whether or not Loan Parties shall have satisfied the Release Conditions in order to cause the Net Restoration Award to be made available for such Restoration and whether or not such awards or compensation, if any, on account of the Taking shall be sufficient for such purpose.

(c)                                  All Net Restoration Awards payable on account of a Taking in excess of the Condemnation Threshold (for the avoidance of doubt, it is understood that all Net Restoration Awards payable on account of a Taking in excess of the Condemnation Threshold shall be deposited with Agent, not merely the portion of such proceeds which exceeds the Condemnation Threshold) shall be held by Agent in the Casualty/Taking Account in accordance with the Cash Management Agreement.  All such Net Restoration Awards shall be applied as follows:

(i)                                     If the Release Conditions are satisfied, and the Taking is not a Material Taking, all Net Restoration Awards shall be applied to pay the cost of Restoration in accordance with the terms of the Ground Leases, such application to be effected in the same manner as provided in Section 6.12(d) with respect to Net Restoration Awards and the balance, if any, of such Net Restoration Awards shall, at the option of Agent, be applied as a prepayment of the principal amount of the Loan (and, provided that no Event of Default shall have occurred and be continuing, without payment of the Prepayment Fee or any other prepayment premium, fee or penalty (for the avoidance of doubt, it is agreed that the payment of Additional Interest shall not be deemed to be a penalty or premium)) or be paid over or assigned to Loan Parties following completion of the Restoration.

(ii)                                  If the Taking is a Material Taking or one or more of the Release Conditions are not satisfied within one hundred eighty (180) days of the date of the Taking, all Net Restoration Awards being held by Agent or Loan Parties shall be applied in accordance with Section 6.12(h).

(iii)                               In the case of a Taking for temporary use, any Net Restoration Awards shall be treated as business interruption/rent loss proceeds and shall be applied as set forth in Section 6.12(g).

(iv)                              Upon a Taking, if the disposition of the Net Restoration Awards is governed by Section 6.13(c)(ii), at the option of Agent, the Loan shall be due and payable upon sixty (60) days prior written notice to Loan Parties, or if earlier, the Maturity Date.  Regardless of whether Agent shall so elect to accelerate the maturity of the Loan as aforesaid, Agent shall have the option to (i) make available the Net Restoration Awards to Loan Parties for Restoration in the manner provided in Section 6.12(d) or (ii) apply the Net Restoration Awards to the Obligations, in such order and manner as Agent determines, as the case may be without payment of the Prepayment Fee (unless an Event of Default shall then be continuing, in which event the Prepayment Fee shall be due and payable) or any other prepayment premium, fee or penalty (for the avoidance of doubt, it is agreed that the payment of Additional Interest shall not be deemed to be a penalty or premium).

For purposes of clarification, the Release Conditions set forth in Section 6.12(d) shall apply to a release of Net Restoration Awards, except as otherwise specified in this Section 6.13(c); provided, however, that references to “Casualty” and “Net Proceeds” in Section 6.12(d) shall be deemed references to “Taking” and “Net Restoration Awards.”

(d)                                 Notwithstanding anything to the contrary contained in this Section 6.13, in the event of any conflict between the provisions of this Section 6.13 and the Ground Leases with respect to the payment or application of any Net Restoration Award, the provisions of the Ground Leases shall control.

Section 6.14                            Costs and Expenses.  Without limiting any other provision of this Loan Agreement or of any other Loan Document, Loan Parties shall pay within ten (10) days after demand by Agent (or to the extent expressly otherwise provided in this Loan Agreement, within the time period set forth within such express provision), to or for the account of Agent as the case may be, Agent’s Counsel Fees and all other documented, reasonable out-of-pocket costs and expenses incurred by or on behalf of Agent in connection with the closing of the Loan (together with the documented, reasonable out-of-pocket attorney’s fees of each Lender incurred in respect of negotiating Article VII and Article IX of this Loan Agreement for the Closing), any prepayments of the Loan, Agent’s responses to requests for consents and waivers under the Loan Documents, all payments from any Accounts, any modification, amendment or restructuring of the Loan or the Loan Documents requested by Loan Parties (regardless if such modification, amendment or restructuring closes) and, during an Event of Default, the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents, including the following, whether currently outstanding or which may arise at any time during the term of the Loan:

(a)                                  all taxes and recording expenses, including all filing fees and mortgage recording and deed transfer taxes, with respect to the Security Documents, and any other documents requested by Loan Parties modifying, extending or consolidating the Security Documents;

(b)                                 in the event the Mortgaged Property or other Collateral, or any part thereof, shall be advertised for foreclosure sale and not sold, all costs in connection therewith, including documented, reasonable out-of-pocket attorneys’ fees and disbursements, advertising costs and trustees’ commissions;

(c)                                  all title insurance charges and premiums; and

(d)                                 subject to the provisions hereof and/or the other Loan Documents, appraisal, fees and expenses and all costs of preparing environmental and insurance reports concerning the Premises.

Section 6.15                            Transfers.

(a)                                  No Transfer shall be made without the prior consent of all Lenders except (1) as permitted pursuant to Section 6.15(c) or (2) for a Permitted Transfer; provided, that, in the case of a Permitted Transfer:

(i)                                     Except with respect to a Permitted Transfer described in clauses (c) or (d) of the definition of “Permitted Transfer”, no Event of Default shall have occurred and be continuing as of the date of such Permitted Transfer;

(ii)                                  Except with respect to a Permitted Transfer described in clauses (c), (d), or (f) of the definition of “Permitted Transfer,” Loan Parties shall have given Agent prior written notice of the proposed Transfer, which notice shall identify the proposed transferee(s) and the proposed percentage interest to be transferred and include the following items:

(A)                              a revised organizational chart of Loan Parties which shall show the effect of such proposed Transfer, which organizational chart shall be in substantially the same form, detail and scope as the Loan Parties’ organizational chart delivered on the Closing Date;

(B)                                drafts (other than initial or interim drafts) of all consents, notices, instruments of transfer and other documents required to be executed or delivered under the organizational documents of the entity whose ownership interests are being transferred, along with any amendment to the organizational documents of the entity whose ownership interests are being transferred, any consent of the members, partners, shareholders, as applicable, of the entity whose ownership interests are being transferred, and any other instrument of transfer which is entered into or delivered in connection with any such transfer (and final executed copies of each of the foregoing shall be delivered to Agent within ten (10) days after the date upon which such Permitted Transfer occurs);

(C)                                such information as may be reasonably requested by Agent within ten (10) Business Days of receipt of Loan Parties’ notice in order to evidence Loan Parties’ compliance with Sections 6.20 and 6.29;

(iii)                               the proposed Transfer shall not result in Loan Parties, the transferor or the proposed transferee being in default under any Loan Document or under any other agreement, instrument or document of which any of the foregoing Persons is a party, either upon such transfer or but for the passage of time or the giving of notice or both;

(iv)                              all taxes (other than income taxes), including, stamp taxes, mortgage recording taxes, transfer taxes, recordation taxes, intangible taxes and other taxes, charges and fees incurred in connection with such Transfer shall have been paid by the transferor or the proposed transferee at the time of such proposed transfer, and if such amounts shall become due as a result of the proposed transferor’s or transferee’s direct or indirect ownership interest in Loan Parties or the Premises, evidence of such payment shall have been delivered to Agent within ten (10) days after such transfer; and

(v)                                 Agent shall have been or shall be reimbursed for all documented, reasonable out-of-pocket expenses incurred by Agent, if any, in connection with such proposed transfer, including Agent’s Counsel Fees.

(b)                                 Without limiting Section 6.15(a), Loan Parties shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in the Loan, the Loan Documents or the Collateral, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Loan Parties assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Loan Parties, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Agent’s or Lenders’ rights in connection therewith, to constitute a prohibited transaction under ERISA or the IRC (unless Loan Parties furnish to Agent a legal opinion reasonably satisfactory to Lenders that the transaction is exempt from the prohibited transaction provisions of ERISA and the IRC) or otherwise result in Agent or any Lender being deemed in violation of any applicable provision of ERISA.  Loan Parties agree to indemnify and hold Agent and Lenders free and harmless from and against all actual losses, reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses), taxes, actual damages and reasonable expenses Agent or any Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA by reason of a breach of the foregoing prohibitions.

(c)                                  Notwithstanding anything to the contrary herein, a transfer, merger or other business combination of Sunstone REIT to or with another publically traded REIT (a “REIT Merger”) shall be permitted, provided no Event of Default shall exist and subject to the prior approval of each Lender in its sole discretion; provided, however, that in the event the entity which will remain following any such REIT Merger (“Successor REIT”) has financial wherewithal and creditworthiness which is equal to or superior to that of Sunstone REIT prior to such proposed REIT Merger (as determined by the Lenders in their sole discretion), the Lenders shall not unreasonably withhold their approval to any such proposed REIT Merger.  Any assumption of the Loan by the Successor REIT shall be subject to the prior approval of each Lender in its sole discretion, unless such resulting entity meets the criteria set forth above in the proviso clause, in which case such approval shall not be unreasonably withheld.

(d)                                 If, as a result of any Transfer pursuant to Section 6.15(c) above, Sunstone REIT no longer owns any direct or indirect interest in Loan Parties, it shall also be a condition hereunder that a replacement guarantor (1) with a Tangible Net Worth and Unencumbered Cash or Cash Equivalents (as defined below) which is not less than $120,000,000 and $10,000,000, respectively, (2) which is otherwise satisfactory to the Lenders, (3) which is an Affiliate of the proposed transferee and (4) which owns a direct or indirect interest in Loan Parties, shall execute and deliver a recourse liability agreement (in the same form as the Recourse Liability Agreement) and an environmental indemnity agreement (in the same form as the Environmental Indemnity) on or prior to the date of a Transfer pursuant to Section 6.15(c) above, pursuant to which, in each case, the replacement guarantor/indemnitor agrees to be liable under each such recourse liability agreement and environmental indemnity agreement from and after the date of a Transfer pursuant to Section 6.15(c) above (whereupon the applicable Guarantor shall be released from any further liability under the Recourse Liability Agreement and Environmental Indemnity from and after the date of such Permitted Transfer and such replacement guarantor/indemnitor shall be the “Guarantor” for all purposes set forth in this Loan Agreement).  In addition, the Successor REIT shall be subject to the restrictions on Transfer set forth in this Section 6.15, provided that references to “Sunstone REIT” in this Section 6.15 and in the definition of Permitted Transfer shall be deemed to refer to the Successor REIT.  For purposes of this Section 6.15(d), the following terms are defined as follows:

(i)                                     “Cash or Cash Equivalents” means (i) cash, (ii) marketable securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (iii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States or any State thereof having, capital, surplus and undivided profits aggregating in excess of $500,000,000, with maturities of not more than one (1) year from the date of acquisition by such replacement guarantor, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than one (1) year after the date of acquisition by such replacement guarantor and (v) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above, in each case, which are owned by such replacement guarantor on an individual basis (as opposed to being owned jointly with any other Person).  In addition, notwithstanding anything to the contrary set forth herein, undrawn proceeds under a line of credit with respect to such replacement guarantor shall be deemed to constitute Cash or Cash Equivalents (but shall not constitute an asset for the purpose of determining such replacement guarantor’s Tangible Net Worth) to the extent of such undrawn amounts.

(ii)                                  “Tangible Net Worth” means, as of any date, (i) the aggregate amount of (y) all assets of such replacement guarantor which would be reflected on a balance sheet or personal financial statements, plus (z) accumulated depreciation (but excluding therefrom (A) capitalized interest, debt discount and expense, goodwill, patents, trademarks, service marks, tradenames, copyrights, franchises, licenses, amounts due from Affiliates and any other items which would be treated as intangibles under Applicable Accounting Standards, (B) assets owned jointly with another Person and (C) assets owned by a trust with respect to which such replacement guarantor is not the sole, one hundred percent (100%) beneficiary, or with respect to which such replacement guarantor is not the sole, one hundred percent (100%) controlling party, less (ii) the aggregate amount of all liabilities of such replacement guarantor, including contingent liabilities, which would be reflected on a balance sheet, in each case prepared in accordance with Applicable Accounting Standards.

(iii)                               “Unencumbered Cash or Cash Equivalents” means Cash or Cash Equivalents that have not been pledged to any Person as security for any obligation of such guarantor or any other Person.

Section 6.16                            Defense of Title.  Loan Parties will defend title to the Premises and all other material Collateral, subject to the Permitted Encumbrances, but Agent shall have the right, at any time, to intervene in any suit affecting such title and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand, Loan Parties agree to pay Agent within ten (10) days of demand all documented, reasonable expenses paid or incurred by Agent in respect of any such suit affecting title to any such property or affecting Agent’s Lien or rights hereunder, including Agent’s Counsel Fees.  Loan Parties will indemnify and hold harmless Agent from and against any and all reasonable and documented out-of-pocket costs and expenses, including any and all cost, loss, damage or liability which Agent may suffer or incur by reason of the failure of Loan Parties to hold fee and leasehold title to all or any part of the Premises or fee title to any part of the Improvements or of Agent to have a security interest in any material Collateral and all amounts at any time so payable by Loan Parties shall be secured by the Security Documents.

Section 6.17                            Recordation and Certain Taxes.  Loan Parties, at their sole cost and expense, shall pay all recording, registration and filing fees, taxes and other similar charges, including any recording, transfer or intangible personal property tax or similar imposition, with respect to the Security Documents, and shall comply with all Legal Requirements in order fully and effectively to establish, preserve, perfect and protect the lien of the Security Documents subject only to Permitted Encumbrances.  Loan Parties hereby authorize Agent to file UCC Financing Statements (and continuations thereof) with respect to the Collateral.

Section 6.18                            Name, Fiscal Year and Accounting Method.  Except as may be approved by Agent (which approval shall not be unreasonably withheld, conditioned or delayed), Loan Parties will not change its fiscal year or its method of accounting.

Section 6.19                            Consolidation, Merger, Conveyance, Transfer or Lease.  Without the prior consent of Requisite Lenders, Loan Parties shall not consolidate with or merge into any other Person or convey, transfer or lease its properties or assets substantially as an entirety to any Person.

Section 6.20                            Organization Restrictions.

(a)                                  Each Loan Party and Loan Party Member shall at all times be a Single Purpose Entity.  Each Loan Party shall not (i) make or permit any change, amendment or modification to any of its organizational documents that would be material and adverse to the interests of Agent or Lenders or (ii) terminate or cancel or permit any termination or cancellation of its organizational documents, in each case without the prior consent of the Requisite Lenders (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Loan Party shall not take or permit any action which would result in a Loan Party not being a Single Purpose Entity.

(b)                                 Borrower has heretofore delivered to Agent a true and complete copy of the organizational documents of Loan Parties and Guarantor.  The only member of Operating Lessee on the date hereof is Borrower.  The only member of Borrower is the Loan Party Member.  As of the date hereof, there are no outstanding equity rights with respect to Borrower or Loan Party Member.

(c)                                  Schedule 6.20 contains a true and accurate chart reflecting the ownership of all of the direct and indirect equity interests in Loan Parties, including the percentage of ownership interest of the Persons shown thereon.

Section 6.21                            Changes in Zoning.  Loan Parties shall not request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, restrictive covenant or other restriction applicable to the Premises or any portion thereof or any other law, ordinance, rule, or regulation affecting the zoning, development or use of the Premises or any portion thereof, or any variance or special exception therefrom that would be binding on any Loan Party or the Premises, without the prior consent of the Requisite Lenders (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.22                            Distributions, Dividends and Affiliate Payments.  Loan Parties shall not make any dividends, payments or distributions to any direct or indirect owner of any equity interest issued in Loan Parties (solely on account of its capacity as a direct or an indirect owner of Loan Parties) (i) during the continuance of an Event of Default or a Cash Sweep Condition or (ii) at any time during which the Adjusted Debt Service Coverage Ratio as of the then most recent Testing Determination Date shall be less than the Minimum DSCR (after giving effect to any principal reductions of the Loan or any reduction in the stated amount of any Letter(s) of Credit (other than a Lease Letter of Credit) delivered to Agent).

Section 6.23                            ERISA.  Loan Parties shall not at any time while any Obligation remains outstanding have any employees or engage in any transaction which would cause any obligation or action taken or to be taken hereunder by Loan Parties to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.  Loan Parties (i) shall, and shall cause all ERISA Affiliates to make all required contributions to any Pension Plan or Multiemployer Plan and (ii) shall not, nor shall it permit any ERISA Affiliate to, cause or permit to occur an event that would result in the imposition of a Lien under IRC Section 430(k) or Section 303(k) or 4068 of ERISA, or any ERISA Event that is reasonably likely, alone or in the aggregate with all other ERISA Events, to have a Material Adverse Effect on Loan Parties.

Section 6.24                            Maintenance of Existence.  Each Loan Party shall (a) qualify to do business in and remain in good standing under the laws of its jurisdiction of organization and the State where the Premises are located and, to the extent a Material Adverse Effect is reasonably likely to result from the failure to qualify or remain in good standing, under the laws of such other jurisdiction as may be required for the ownership, management and operation of its assets, (b) preserve, renew and keep in full force and effect its existence as an entity organized and existing pursuant to the laws of its jurisdiction of organization and qualified to do business in the State where the Premises are located, (c) maintain all rights, privileges and franchises necessary for the conduct of its business in its jurisdiction of organization and the State where the Premises are located, and any other jurisdiction to the extent a Material Adverse Effect is reasonably likely to result from the failure to maintain such rights, privileges and franchises, and (d) comply in all material respects with all Legal Requirements with respect to the foregoing.

Section 6.25                            Subsidiaries and Joint Ventures.  Loan Parties shall not acquire any stock or assets of, or form a partnership, joint venture or other similar arrangement with, any Person, without the prior consent of all of the Lenders.  For the avoidance of doubt, it is acknowledged that this Section 6.25 shall not prohibit the acquisition by Loan Parties of FF&E or inventory in the ordinary course of business.

Section 6.26                            Patriot Act.  The Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, each Lender (for itself and/or as Agent for all Lenders hereunder) may from time-to-time request, and Loan Parties shall provide to such Lender or Agent, Loan Parties’ names, address, tax identification numbers and/or such other identification information as shall be necessary for Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Section 6.27                            Utilities.  Loan Parties shall pay, or cause to be paid, all charges for all utility services at any time rendered to the Premises subject to Loan Parties’ right to challenge, in good faith, such charges from time to time in accordance with Section 6.8, the payment of which is the obligation of Loan Parties in connection with the Premises and will do all other things required for the maintenance and continuance of utility services necessary for the operation, use and occupancy of the Premises for their intended purposes in accordance with this Loan Agreement, and use commercially reasonable efforts to ensure that they are available at the boundaries of the Premises.

Section 6.28                            Margin Stock.  Loan Parties shall not use any of the proceeds of the Loan for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and Loan Parties agree to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended.

Section 6.29                            Compliance with Anti-Money Laundering and OFAC Laws.

(a)                                  Loan Parties shall comply at all times with the requirements of all Anti-Money Laundering Laws in all material respects.

(b)                                 Loan Parties shall provide Agent any information regarding Loan Parties, their Affiliates, and their subsidiaries necessary for Agent and Lenders to comply with all Anti-Money Laundering Laws.

(c)                                  Loan Parties shall comply at all times with the requirements of all OFAC Laws in all material respects.

(d)                                 Neither Loan Party, any Affiliates, subsidiaries nor Persons holding any legal or beneficial interest in Loan Parties (whether directly or indirectly) shall, conduct business with or engage in any transaction with any Person named in any Government List or any Person included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to any of the Persons referred to or described in any Government List in violation of Legal Requirements.

(e)                                  If either Loan Party obtains actual knowledge or receives any written notice that a Loan Party or any Affiliate or subsidiary of a Loan Party or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on any Government List (such occurrence, an “OFAC Violation”), such Loan Party shall promptly (i) give written notice to Agent of such OFAC Violation and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and each Loan Party hereby authorizes and consents to Agent’s or any Lender taking any and all steps Agent or any Lender deems necessary, in its sole but good faith discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws that are legally binding on Agent or any Lender (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC as may be legally required on account of any actual or potential OFAC Violation).

(f)                                    Upon Agent’s request from time to time (to be made not more frequently than once in any twelve (12) month period), Loan Parties shall deliver a certification confirming its compliance with the covenants set forth in this Section 6.29.

(g)                                 Without limiting Section 6.15, in the event that Loan Parties shall not be the ultimate beneficiary of the Loan, Loan Parties shall immediately notify Agent of same in writing, which written notice shall include the name and address of the new ultimate beneficiary.

Section 6.30                            Limitation on Indebtedness.  Loan Parties shall not incur, create, contract for, assume, have outstanding, guarantee or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness.  Except in connection with a Permitted Transfer, no direct or indirect interest in Borrower may be pledged as collateral for any financing or otherwise, except as may be permitted under this Loan Agreement or expressly approved by Agent and Requisite Lenders in their discretion.

Section 6.31                            Loans to Members, Etc.  Loan Parties shall not make any loan or advance to Loan Party Member or to any employee or Affiliate of Loan Parties, except for business travel, out-of-pocket incidental personal business expenses and similar advances in the ordinary course of business.

Section 6.32                            Transactions with Affiliates.  Excepting the Operating Lease, Loan Parties shall not enter into, or be a party to, any transaction with any Affiliates of Loan Parties except contracts for the providing of goods and services in the ordinary course of Loan Parties’ business and upon fair and reasonable terms which are fully disclosed to Agent and are no more onerous to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

Section 6.33                            Debt Service Coverage Ratio.  Loan Parties shall cause the Premises to maintain, as to any Testing Determination Date, a Debt Service Coverage Ratio of not less than 1.00:1.00 (the “Default DSCR”); provided that the failure of the Premises to maintain a Debt Service Coverage Ratio greater than or equal to the Default DSCR at any time shall not constitute a Default or an Event of Default if, within ten (10) Business Days after the delivery of the Compliance Statement required to be delivered to Agent pursuant to Section 6.1(c) for the Calendar Quarter ending on such Testing Determination Date, Borrower either (y) makes a partial principal prepayment of the Loan in an amount such that, after giving effect thereto as though made on the first day of the twelve (12) month period ending on such Testing Determination Date most recently ended (but, for the avoidance of doubt, giving effect to Required Amortization Payments and other payments of principal actually received during such twelve (12) month period), the Debt Service Coverage Ratio would be greater than or equal to the Default DSCR or (z) Borrower delivers to Agent a Default DSCR Letter of Credit or a Default DSCR Cash Deposit.  Any such Letter(s) of Credit or Default DSCR Cash Deposit delivered to Agent shall be held in accordance with Section 3.6.  Provided no Default or Event of Default exists, Agent shall return each Default DSCR Letter of Credit or the Default DSCR Cash Deposit, as applicable, then being held by Agent at such time as the Adjusted Debt Service Coverage Ratio shall have been equal to or greater than 1.10:1.00 for two (2) consecutive Testing Determination Dates; provided that, if the Adjusted Debt Service Coverage Ratio is less than 1.10:1.00 for two (2) consecutive Testing Determination Dates, then Agent, may, if directed by the Requisite Lenders, draw on such Default DSCR Letter of Credit and apply the proceeds thereof or apply the Default DSCR Cash Deposit to the Obligations in such order as Agent may elect.  Any prepayment made in accordance with this Section 6.33 shall not be subject to payment of the Prepayment Fee.

Section 6.34                            Required Repairs.  Loan Parties shall perform the repairs and other work at the Premises as set forth on Schedule 6.34 hereto in all material respects (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the date specified on Schedule 6.34.

Section 6.35                            Ground Leases.

(a)                                  Borrower shall:

(i)                                     pay when due any installment of fixed rent payable under the Ground Leases prior to the expiration of any applicable grace period following delivery of the notice required, if any, under the Ground Leases to commence such grace period;

(ii)                                  pay additional rent or other charge payable under the Ground Leases prior to the expiration of any applicable grace period following delivery of the notice required, if any, under the Ground Leases to commence such grace period,

(iii)                               observe and perform all other terms, covenants and conditions of the Ground Leases prior to the expiration of any applicable grace period provided therein following the delivery of the notice, if any, required under the Ground Leases to commence such grace period and do everything necessary to preserve and to keep unimpaired and in full force and effect the Ground Leases;

(iv)                              upon request of Agent, deliver to Agent satisfactory evidence that all such rents and other sums payable, pursuant to the Ground Leases, which are then due and payable, have been paid; and

(v)                                 shall promptly notify Agent of the giving of any notice by the Ground Lessor under the Ground Leases to Borrower or Operating Lessee of any default by Borrower, as lessee thereunder, or Operating Lessee, as sublessee thereunder, or any other material matter, and promptly deliver to Agent a true copy of each such notice.

(b)                                 Borrower shall not:

(i)                                     cause or permit the occurrence of any event that would cause either Ground Lease to terminate without notice or action or would entitle Ground Lessor to terminate the Ground Lease and the term after applicable notice and grace periods, if any, thereof by giving notice to Borrower;

(ii)                                  voluntarily surrender the leasehold estate created by the Ground Leases;

(iii)                               cause or permit the termination of Ground Leases; or

(iv)                              cause or permit any term of the Ground Leases to be modified or supplemented without the prior consent of the Requisite Lenders.

(c)                                  If Borrower shall be in default beyond applicable cure periods under any Ground Lease, then, subject to the terms of such Ground Lease, Agent on behalf of the Lenders shall have the right (but not the obligation), to cause such default or defaults under such the

Ground Lease to be remedied and otherwise exercise any and all rights of Borrower under such Ground Lease, as may be necessary to prevent or cure any default, and Agent shall have the right to enter all or any portion of the Premises at such times and in such manner as Agent deems necessary, to prevent or to cure any such default; provided, that if a cure or grace period remains available to Borrower with respect to such default under the terms of such Ground Lease, and if Borrower has commenced and is diligently pursuing the cure of such default, and provided no Event of Default or Default then exists, Agent shall defer the commencement of its own activities with respect to such cure unless Agent determines in its sole and absolute discretion that either (i) the remaining period of time available for such cure under the terms of such Ground Lease is adequate (but not more than adequate) to afford Agent a reasonable opportunity for the cure of such default (which determination may be based on the assumption that Borrower shall have discontinued its efforts to cure such default, regardless of whether that assumption is true); (ii) Borrower shall have ceased to pursue diligently the cure of such default or shall have communicated its intention to do so; or (iii) immediate steps are required to be taken in order to cure such default so as to preserve, maintain or protect the Premises as collateral for the Loan or to prevent any material adverse effect thereon.  Without limiting the foregoing, upon any such default, Borrower shall promptly execute, acknowledge and deliver to Agent such instruments as may reasonably be required to permit Agent to cure any default under the Ground Leases or permit Agent to take such other action required to enable Agent to cure or remedy the matter in default and preserve the security interest of Agent under the Loan Documents with respect to the Premises.  Borrower irrevocably appoints Agent as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Ground Leases, including, without limitation, the right to effectuate any extension or renewal of the Ground Leases, or to preserve any rights of Borrower whatsoever in respect of any part of the Ground Leases (and the above powers granted to Agent are coupled with an interest and shall be irrevocable).  The actions or payments of Agent to cure any default by Borrower under the Ground Leases shall not remove or waive, as between Borrower and the Lenders, the default that occurred under this Loan Agreement by virtue of the default by Borrower under the Ground Leases.  All sums expended by Agent to cure any such default shall be paid by Borrower to Agent, upon demand, with interest on such sum, at the Default Rate if applicable, from the date such sum is expended to and including the date the reimbursement payment is made to Agent.  All such indebtedness shall be deemed to be secured by the Mortgage.  The provisions of this subsection (c) shall be in furtherance of any rights Agent may have under the Ground Leases.

(d)                                 Borrower shall use commercially reasonable efforts to enforce each material covenant or obligation of the Ground Leases in accordance with their terms.  Within ten (10) days after receipt of written demand by Agent, Borrower shall use reasonable efforts to obtain from the Ground Lessors and furnish to Agent the estoppel certificates of Ground Lessors setting for the matters contained in the estoppel certificate delivered in connection with the closing of the Loan.

(e)                                  Borrower shall deliver to the Ground Lessors, if requested by Agent or any successor, written notice of the identity of each successor to Agent.

(f)                                    Borrower shall furnish to Agent all information that Agent may reasonably request from time to time concerning the Ground Leases and Borrower’s compliance with the Ground Leases.

(g)                                 Borrower, promptly upon learning that a Ground Lessor has failed to perform the material terms and provisions under its Ground Lease and immediately upon learning of a rejection or disaffirmance or purported rejection or disaffirmance of a Ground Lease pursuant to any state or federal bankruptcy law, shall notify Agent thereof.  Promptly after execution of any amendment to the Mortgage covering the Premises, Borrower shall notify the Ground Lessors in a form satisfactory to Agent of the execution and delivery of the Mortgage or such amendment.  Agent shall have the right, but not the obligation, to give Ground Lessors at any time any notice described in this subsection or otherwise relating to the Loan.

(h)                                 Borrower shall promptly notify Agent of any request that any party to the Ground Leases makes for arbitration or other dispute resolution procedure pursuant to the such Ground Lease and of the institution of any such arbitration or dispute resolution.  Borrower hereby authorizes Agent to participate in any such arbitration or dispute resolution but such participation shall not, unless an Event of Default exists, be to the exclusion of Borrower.  Borrower shall promptly deliver to Agent a copy of the determination of each such arbitration or dispute resolution mechanism.

(i)                                     If Agent or its designee shall acquire or obtain a new ground lease following a termination of a Ground Lease, then Borrower shall have no right, title or interest whatsoever in or to such new Ground Lease, or any proceeds or income arising from the estate arising under any such new Ground Lease, including from any sale or other disposition thereof.  Agent or its designee shall hold such new ground lease free and clear of any right or claim of Borrower.

(j)                                     Notwithstanding anything to the contrary contained in this Loan Agreement with respect to the Ground Leases:

(i)                                     The lien of the Mortgage attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the Premises.

(ii)                                  Borrower shall not, without Agent’s prior written consent, elect to treat the Ground Leases as terminated under subsection 365(h)(l) of the Bankruptcy Code.  Any such election made without Agent’s prior written consent shall be void.

(iii)                               As security for the Loan, Borrower unconditionally assigns, transfers and sets over to Agent for the benefit of the Lenders all of Borrower’s claims and rights to the payment of damages arising from any rejection by a Ground Lessor under its Ground Lease under the Bankruptcy Code, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of the Ground Lessor under the Bankruptcy Code.  This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Loan shall have been satisfied and discharged in full.  Any amounts received by Agent or Borrower as damages arising out of the rejection of a Ground Lease as aforesaid shall be applied to all costs and expenses of and Agent and the Lenders (including, without limitation, attorney’s fees and costs) incurred in connection with the exercise of any of their rights or remedies in accordance with the applicable provisions of this Loan Agreement.

(iv)                              If, pursuant to subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the Ground Leases, the amount of any damages caused by the nonperformance by a Ground Lessor of any of its obligations thereunder after the rejection by Ground Lessor of its Ground Lease under the Bankruptcy Code, then Borrower shall not affect any offset of any amounts objected to by Agent.

(v)                                 If any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part of the Property in connection with any case under the Bankruptcy Code, Borrower shall conduct any such litigation with counsel approved by Agent.  Borrower shall, upon demand, pay to Agent all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Agent in connection with the prosecution or conduct of any such proceedings.  All such costs and expenses shall be secured by the lien of the Mortgage.

(vi)                              Borrower shall promptly, after obtaining knowledge of such filing notify Agent orally of any filing by or against any Ground Lessor of a petition under the Bankruptcy Code.  Borrower shall thereafter promptly give written notice of such filing to Agent, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing.  Borrower shall promptly deliver to Agent any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(vii)                           Borrower shall promptly notify Agent upon obtaining notice or knowledge that any Ground Lessor has filed a motion or sought other relief to sell or otherwise dispose of such Ground Lessor’s interest in the Property free and clear of its Ground Lease pursuant to Section 363(f) of the Bankruptcy Code, and Borrower shall not consent to or fail to object to any such sale or other disposition.

(viii)                        Borrower shall not, without Agent’s prior written consent, exercise any option to purchase under the Ground Leases.

(ix)                                Borrower shall not, without Agent’s prior written consent, fail to exercise any option or right to renew or extend the term of the Ground Leases in accordance with its terms (provided that the foregoing shall not obligate Borrower to extend the term of the Ground Lease beyond the Maturity Date), and shall give immediate written notice to Agent and shall execute, acknowledge, deliver and record any document requested by Agent to evidence the Lien of the Mortgage on such extended or renewed lease term.  If Borrower shall fail to exercise any such option or right as aforesaid, Agent may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Agent’s own name or in the name of and on behalf of a nominee of Agent, as Agent may determine in the exercise of its sole and absolute discretion.

(x)                                   Borrower shall not waive, excuse, condone or in any way release or discharge the Ground Lessors of or from their material obligations, covenant and/or conditions under the Ground Leases, without the prior written consent of Agent.

(xi)                                Borrower shall not, without Agent’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend the Ground Leases.  Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications.  Any acquisition of any Ground Lessor’s interest in the applicable Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of such Ground Lessor and lessee in such Ground Lease unless consent to such merger is granted by Agent.

(xii)                             Borrower shall not, without Agent’s prior written consent, cause, agree to, or permit to occur any subordination, or consent to the subordination of, the Ground Leases to any mortgage, deed of trust or other Lien encumbering (or that may in the future encumber) the estate of the lessor under the Ground Leases in any premise(s) demised to Borrower thereunder (other than a subordination or consent to subordination expressly required by the terms of the Ground Leases, in which Borrower obtains rights of non-disturbance for so long as Borrower is not in default under the Ground Leases after applicable notice or cure periods).

Section 6.36                            Operating Leases.

(a)                                  Each Loan Party shall (i) perform and observe as and when required thereunder all of the material covenants required to be performed and observed by it under the Operating Lease; (ii) promptly notify Agent of any default (beyond any applicable notice, grace or cure period) under the Operating Lease; and (iii) promptly deliver to Agent (without duplication) a copy of any notice of default or other material notice under the Operating Lease delivered to or from a Loan Party.

(b)                                 If at any time, (i) Operating Lessee shall become insolvent or a debtor in a bankruptcy proceeding or (ii) Agent or its designee has taken title to the Premises by foreclosure, deed in lieu, or assignment in lieu of foreclosure, has become a mortgagee-in-possession or has otherwise taken title to the Premises, Agent shall have the absolute right to (and each Loan Party shall reasonably cooperate and not in any way hinder, delay or otherwise interfere with Agent’s right to), immediately terminate the Operating Lease.

(c)                                  Except in connection with the Hotel Rebranding, Loan Parties shall not, without the prior written consent of Agent, which consent shall not be unreasonably withheld: (i)

modify, amend, surrender, terminate or cancel the Operating Lease or otherwise replace the Operating Lessee or enter into any other operating lease with respect to the Premises; provided, however, at the end of the term of the Operating Lease, Borrower may renew the Operating Lease or enter into a replacement Operating Lease with Operating Lessee at rent mutually determined by Loan Parties pursuant to the Internal Revenue Code (if applicable) and otherwise on substantially the same terms as the expiring Operating Lease (but Agent shall have the right to approve any material change thereto) or (ii) reduce or consent to the reduction of the term of the Operating Lease.

Section 6.37                            Hotel Rebranding and Renovation.

(a)                                  Provided no Default, Event of Default or Cash Sweep Condition shall exist, Borrower may undertake a rebranding of the Premises from a Doubletree Guest Suites to a Hilton Suites-branded hotel (or such other replacement Property Manager and Hotel Franchisor as Agent may approve, such approval not to be unreasonably withheld or delayed) and undertake a mandated property improvement plan of the Premises (such rebranding and renovation being referred to herein as the “Hotel Rebranding”) at the sole expense of Loan Parties and Guarantor, provided the following conditions are satisfied, which conditions shall be subject to Agent’s approval, not to be unreasonably withheld or delayed:

(i)                                     satisfaction of the conditions set forth in Section 6.9(c)(i), (ii), (iii), (iv), (vi) and (vii) with respect to the Hotel Rebranding;

(ii)                                  prior to commencing such Hotel Rebranding, Guarantor or another entity reasonably satisfactory to Agent and the Lenders shall have furnished Agent with either a guaranty for the costs of completion of the Hotel Rebranding, in form and substance satisfactory to Agent, including a covenant by Guarantor or such other guarantor to maintain a minimum Tangible Net Worth and minimum Unencumbered Cash or Cash Equivalents (as such terms are defined in Section 6.15(d)) of $75,000,000 and $15,000,000, respectively, or other collateral satisfactory to Agent;

(iii)                               Agent’s reasonable approval of any new management agreement or franchise agreement or other agreements with respect to the operation of the Premises as a Hilton Suites (or such other brand and franchisor as approved by Agent as set forth above) hotel (including a manager’s consent and subordination agreement acceptable to Agent); and

(iv)                              such other conditions and deliveries reasonably required by Agent based upon the proposed Hotel Rebranding.

Lenders and Agent acknowledge that provided the guaranty described in Section 6.37(a)(ii) is delivered, Agent will approve rebranding to a Hilton, Marriott, Hyatt, Sheraton, or InterContinental hotel provided that none of these entities have experienced a significant reputational or financial downgrade prior to such rebranding, as determined by Agent in its sole and absolute discretion.

(b)                                 All repairs and alterations in connection with the Hotel Rebranding shall be done in a good and workmanlike manner and shall be completed in accordance with all Legal

Requirements in all material respects and, subject to the Permitted Encumbrances, free and clear of Liens or claims for materials supplied or for labor or services performed in connection with such repairs and alterations or otherwise.  After completion of the Hotel Rebranding, Loan Parties shall provide Agent with a copy of the as-built plans and specifications for same, if available.

(c)                                  From time to time and upon not less than two (2) Business Days’ prior notice to Loan Parties, unless in the event of an emergency or an Event of Default shall exist, Loan Parties shall permit Agent, Lenders and their agents and representatives, to enter upon the Premises during normal business hours for the purpose of inspection of the Hotel Rebranding, provided that such inspection shall be conducted in such a manner as to minimize any disruption to the operation of the Premises.  Upon Agent’s reasonable request, Loan Parties shall to the extent available provide to Agent a copy of all the items set forth in Section 6.9(d) with respect to the Hotel Rebranding.  In addition, upon Agent’s reasonable request, Borrower shall provide periodic progress reports with respect to the Hotel Rebranding in form and substance reasonably satisfactory to Agent (including, without limitation, satisfactory lien waivers and updated title reports).

Section 6.38                            Post-Closing Deliverables.  Loan Parties shall deliver to Agent each of the items described in Schedule 6.38 attached hereto, in form and substance satisfactory to Agent, within the applicable time period that is described on such Schedule.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                                   Events of Default.  The following shall each constitute an “Event of Default” hereunder:

(a)                                  the failure of Borrower to pay when due the principal of, and accrued, unpaid interest on, the Notes;

(b)                                 the failure of Borrower to pay within five (5) Business Days of the date due (i) any payment or deposit required pursuant to Section 2.4(c), Section 2.4(f), Section 2.4(g) or Article III or (ii) any Additional Interest following delivery of the certificate to Borrower detailing the calculation thereof;

(c)                                  the failure of Loan Parties, as applicable, (i) to pay within five (5) Business Days after same is due any payment on account of any fees when due under the Loan Fee Letter or (ii) to pay when due any other monetary Obligations, excluding those referred to in clause (a) or (b) of this Section 7.1 on or before the due date therefor and such failure described in this subclause (ii) continues for five (5) Business Days following notice to Loan Parties of such failure;

(d)           if any of the Impositions are not paid prior to the date such Impositions are delinquent, subject to the right to contest the same as set forth herein and/or in the other Loan Documents;

(e)           if the Insurance Policies required hereunder are not kept in full force and effect in accordance with the terms and conditions hereof;

(f)            if any Transfer is made in violation of the terms of this Loan Agreement or any other Loan Document which remains uncured for thirty (30) days (for the avoidance of doubt, it is agreed that the foregoing thirty (30) day period shall commence upon the occurrence of the Transfer and not upon Agent delivering notice thereof to Loan Parties);

(g)           if, except as otherwise expressly permitted under Section 6.10 of this Loan Agreement, any Lease shall hereafter be entered into, terminated (other than by operation of its express terms), extended (other than by operation of its express terms), modified or amended by Loan Parties without the prior written consent of Agent or Requisite Lenders, as applicable;

(h)           if Loan Parties fail to deliver to Agent any financial statement or certificate required to be delivered pursuant to Section 6.1(a), (b) or (c), and such failure continues (i) for fifteen (15) days after written notice from Agent with respect to any such financial statement or certificate required to be delivered to Agent on a monthly or quarterly basis and (ii) for thirty (30) days after written notice from Agent with respect to any such financial statement required to be delivered to Agent on an annual basis, provided, that, Loan Parties shall not be entitled to more than two (2) written notices with respect to delivery of any of the foregoing financial statements and/or certificates during any twelve (12) month period, and if after said two (2) written notices have been delivered by Agent, any such financial statements or certificates are not provided to Agent within fifteen (15) days after the date such financial statement or certificate was required to be so delivered, with respect to any financial statement required to be delivered to Agent on a monthly or quarterly basis, or within thirty (30) days after the date such financial statement was required to be so delivered, with respect to any financial statement required to be delivered to Agent on an annual basis, an Event of Default shall occur without notice;

(i)            Loan Parties shall fail in the due performance or observance of any covenant, agreement or term binding upon Loan Parties contained in this Loan Agreement or in any other Loan Document, other than those covenants, agreements or terms which Loan Parties’ failure to perform would constitute another Event of Default referred to in this Section 7.1, and such failure shall continue un-remedied for more than thirty (30) days after notice thereof shall have been given to Loan Parties by Agent; provided, however, that if such failure is of a nature such that it cannot be cured by the payment of money and if such failure requires work to be performed, acts to be done or conditions to be removed which cannot by their nature, with due diligence, be performed, done or removed, as the case may be, within such thirty (30) day period and Loan Parties shall have commenced to cure such failure within such thirty (30) day period, such period shall be deemed extended for so long as shall be required by Loan Parties in the exercise of due diligence to cure such failure, but in no event shall such thirty (30) day period be so extended to be a period in excess of one hundred and twenty (120) days;

(j)            any “Event of Default” under any other Loan Document or any other default shall occur under any other Loan Document, and shall continue beyond the applicable grace period, if any, provided for therein, (other than a Default under this Loan Agreement, such a default being the subject of other provisions of this Section 7.1);

(k)           any warranty, representation or certification made by Loan Parties or Guarantor in or pursuant to this Loan Agreement or any other Loan Document or any document, instrument or certificate heretofore or hereafter executed and delivered in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect when made or deemed to have been made unless the breach of such representation, warranty or certification was unintentional and is susceptible to cure and such breach is cured to the reasonable satisfaction of the Requisite Lenders reasonable satisfaction within thirty (30) days after Borrower’s receipt of notice that the applicable certification, representation or warranty was incorrect or misleading;

(l)            Loan Parties use, or permit the use of, funds from the Accounts for any purpose other than the purpose for which such funds were disbursed from the Accounts;

(m)          the Management Agreement or the Hotel Franchise Agreement is amended, modified or terminated without the prior consent or prior approval of the Requisite Lenders, to the extent such consent or approval is required pursuant to this Loan Agreement;

(n)           any breach or default by Borrower shall occur and shall continue, beyond any applicable grace period provided for therein, under any Interest Rate Protection Agreement;

(o)           Loan Parties or Guarantor shall (i) voluntarily commence a Bankruptcy Proceeding (of the type identified in clause (iii) of the definition thereof) under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely manner any such proceeding or petition (unless instituted by Agent or any of the Lenders), (iii) take any actions described in clause (i) of the definition of Bankruptcy Proceeding (except with respect to the appointment of a receiver or trustee which is requested by Agent or any of the Lenders), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding (other than petition by Agent or any of the Lenders and other than to make a true, correct and complete response to such petition), (v) make a general assignment for the benefit of creditors (other than Agent or the Lenders) or (vi) admit in writing its inability to pay its debts generally as they become due;

(p)           except with respect to any Bankruptcy Proceeding initiated by Agent or any of the Lenders, an involuntary Bankruptcy Proceeding shall be filed seeking (i) liquidation, reorganization or other relief in respect of Loan Parties or Guarantor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Loan Parties or Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or a final, non-appealable order or decree approving or ordering any of the foregoing shall be entered by a court of competent jurisdiction;

(q)           Borrower shall fail in the due performance and observance of any of its covenants contained in Sections 2.7 or 6.35;

(r)            Loan Parties shall fail in the due performance and observance of any of its covenants contained in Sections 6.10(a), 6.19, 6.20, 6.22, 6.23, 6.33, 6.34, 6.35, or 6.36;

(s)           Loan Parties or Guarantor shall have incurred any liability, or an event or action shall have occurred that could reasonably be expected to cause Loan Parties to incur any liability, (x) with respect to any Pension Plan, including any liability under Section 412 of the IRC or Title IV of ERISA or (y) on account of a partial or complete withdrawal (as such terms are defined in Section 4203 and 4205 of ERISA, respectively) from, unpaid contributions to, or the reorganization, termination or insolvency of, any Multiemployer Plan or (ii) Loan Parties or Guarantor shall have engaged in any transaction in connection with which Loan Parties could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the IRC, and in each case in subclauses (i) and (ii) of this clause (s), such event or condition, together with all other such events or conditions under this clause (s), if any, is reasonably likely to result in a Material Adverse Effect or which would materially and adversely impair the ability of Agent and/or Lenders to enforce or collect any of the Obligations;

(t)            The liquor license for the Premises is revoked or, for any reason, the applicable Governmental Authorities, or any of them, require the cessation of the sale of alcoholic beverages at the Improvements (but not at any other hotel in the Times Square area) for a period of more than thirty (30) consecutive days; or

(u)           Borrower and/or Operating Lessee ceases to do business as a hotel at the Premises or terminates such business for any reason whatsoever (other than a temporary cessation in connection with any renovation or restoration, of the Premises in compliance with this Agreement following a casualty or condemnation).

Section 7.2            Acceleration of Loan.  In addition to any other rights and remedies which Agent and Lenders may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, upon and at any time during the occurrence of any Event of Default, Agent may, (1) by notice to Loan Parties, declare the indebtedness evidenced by the Notes, together with all other sums payable thereunder and under the other Loan Documents (including, with respect to any acceleration prior to the Permitted Prepayment Date, the Spread Maintenance Premium applicable thereto and with respect to any acceleration from and after the Permitted Prepayment Date, the Prepayment Premium applicable thereto), immediately due and payable (except with respect to any event of the nature described in Section 7.1(o) or (p), with respect to which such indebtedness and other sums shall automatically become due and payable upon the occurrence of any such event) without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity hereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Loan Parties, (2) terminate the obligation if any, of the Lenders to advance amounts hereunder, and (3) exercise Agent’s rights and remedies pursuant to any one or more of the Security Documents, the other Loan Documents or as may be available at law or equity.

Section 7.3            Agent’s Right to Perform; Protective Advances.  (a) In addition to any other rights and remedies which Agent may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, upon the occurrence and during the continuance of any Event of Default, Agent may, in its own name or in the name of Loan Parties, (i) enter upon and into possession of the Premises and any other Collateral, (ii) assume and/or perform all or any portion of the obligations and exercise all or any portion of the rights of Loan Parties under any or all Leases, agreements and documents to which a Loan Party is a party or by which the Premises are bound, including the Ground Leases, the Property Management Agreement, and the Hotel Franchise Agreement,(iii) satisfy liens, claims and judgments against the Collateral, (iv) pay Impositions, Insurance Premiums and other operating expenses of the Premises, (v) perform and complete any construction or renovation that is then underway or scheduled to be done or required to be done pursuant to a Lease or otherwise at Loan Parties’ expense, and/or (vi) perform reconstruction and maintenance of, and otherwise operate, the Premises or any portion thereof, all at the sole risk, cost and expense of Loan Parties.  Agent shall have the right to discontinue any work commenced by Agent and to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right and power (but shall not be obligated) to assume all or any portion of the obligations of Loan Parties under any or all Leases, agreements and documents as Agent may elect and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Loan Parties, whether or not previously incorporated into the Premises.  Upon the occurrence and during the continuance of an Event of Default, Loan Parties hereby appoint Agent as its attorney-in-fact (coupled with an interest), with full power of substitution, and in the name of Loan Parties, if Agent elects to do so, at any time upon the occurrence and during the continuance of any Event of Default, (a) to use such sums as are necessary including all or any portion of the funds in the Accounts to pay the reasonable and documented out-of-pocket costs of the foregoing, (b) to endorse the name of Loan Parties on any checks or drafts representing proceeds of the insurance policies or condemnation awards, or other checks or instruments payable to Loan Parties with respect to the Collateral, (c) to prosecute or defend any action or proceeding incident to the Collateral, (d) to terminate any contract pertaining to the Collateral or any portion thereof and any other contract to which a Loan Party is party, (e) to negotiate and execute, on behalf of Loan Parties, any Lease, Ground Leases, Management Agreement, Franchise Agreement or other agreement, and amendment, modification, extension or supplement thereto and (f) to do every act with respect to the Premises, including the alteration or construction that is then underway or scheduled to be done or required to be done pursuant to a Lease or otherwise at Loan Parties’ expense, repair, reconstruction, maintenance, leasing and operation thereof or any portion thereof, which Loan Parties otherwise may do.  The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable.  Agent shall have no obligation to undertake any of the foregoing actions, and if Agent should do so, it shall have no liability to Loan Parties for the sufficiency or adequacy of any such actions taken by Agent, except with respect to liability arising from Agent’s fraud, gross negligence or willful misconduct.  In connection with the foregoing (and upon the occurrence and during the continuance of any Event of Default), Agent may in good faith elect in order to protect Agent’s and/or Lenders’ interest in the Premises to:

(i)            engage builders, construction managers, architects, general and trade contractors, suppliers, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, equipment and fixtures;

(ii)           pay, settle or compromise all bills or claims which may become Liens against the Premises, or which have been or may be incurred in any manner in connection with such construction, reconstruction, renovation or repair or for the discharge of liens, encumbrances or defects in the title of the Premises; and

(iii)          take such other action (including the employment of watchmen and the taking of other measures to protect the Premises) or refrain from acting under this Loan Agreement as Agent may in from time to time determine without any limitation whatsoever.

(b)           Loan Parties shall be liable to Agent for all documented, reasonable out-of-pocket sums paid or incurred in connection with the construction, reconstruction, or repair of the Premises whether the same shall be paid or incurred pursuant to the provisions of this Section 7.3 or otherwise, and all other payments made or liabilities incurred by Agent under this Loan Agreement of any kind whatsoever to the extent consistent with the rights and remedies granted to Agent and/or Lenders hereunder, all of which shall be paid by Loan Parties to Agent upon demand within ten (10) Business Days of receipt by Loan Parties of written notice from Agent of the payment of the same with interest at the Default Rate from the time incurred by Agent or any Lender to the date of payment to Agent, and all of the foregoing sums, including such interest at the Default Rate, shall be deemed and shall constitute disbursements of Loan proceeds under this Loan Agreement and be evidenced by the Notes and secured by the Security Documents.

Section 7.4            Assignment of Funds.  During the continuance of any Event of Default, the rights, powers and privileges provided in Section 7.3 and all other remedies available to Agent under this Loan Agreement or the other Loan Documents or by statute or by rule of law or equity may be exercised by Agent at any time and from time to time whether or not the Obligations shall be due and payable, and whether or not Agent shall have instituted any foreclosure or other action for the enforcement of any of the Security Documents, the Notes or the other Loan Documents.  Loan Parties hereby assign to Agent a security interest in all right, title and interest of Loan Parties to all sums held in the Accounts and to the extent not held in an Account, all sums held by Agent for the account of Loan Parties and any other security delivered by Loan Parties as additional security (a security interest in all of the foregoing being granted hereby to Agent) for the Loan and the performance by Loan Parties of their obligations under the Loan Documents, all of which security may be utilized by Agent for the purposes set forth in Section 7.3 or the other Loan Documents or applied against the Obligations in such order and manner as Agent shall determine.

Section 7.5            Accounts.  Notwithstanding anything to the contrary contained herein, but subject to the terms of the Manager SNDA, at the direction of the Requisite Lenders issued after the occurrence and during the continuance of an Event of Default, the rights of Loan Parties and each and every other Person (excluding Agent) with respect to Accounts, upon notice to Loan Parties, shall immediately terminate, and no such Person except Agent shall make any further withdrawal therefrom and except with respect to checks initially issued in respect of such Account before such notice but presented for payment after such notice.  Thereafter, Agent may from time to time designate such signatories with respect to the Accounts as Agent may desire, and may make or authorize withdrawals from the Accounts (other than the Tenant Security Account) to pay the Obligations in whole or in part and/or pay operating expenses and capital expenses with respect to the Premises, including the sale and marketing thereof, and/or any other expenses, all as Agent may deem necessary or appropriate and in such order as Agent may elect, subject in each case to the terms of the Manager SNDA.  Agent may notify the financial institutions in which any Account is held that Loan Parties no longer have a right to instruct such financial institution with respect to matters relating to the withdrawal, operation or administration of, or investment or application of funds on deposit in such Account, subject to the terms of the Manager SNDA.  Without limiting the foregoing, Agent shall have the right, subject to the terms of the Manager SNDA, to cause the withdrawal of all funds on deposit in any Account and the deposit of such funds in an account established with Agent at any time following receipt by Loan Parties and the financial institution in which such Account is held of a notice from Agent pursuant to the Cash Management Agreement with respect to such Account, and Loan Parties hereby authorize and direct such financial institutions to make payment directly to Agent of the funds in or credited to such accounts, or such part thereof as Agent may request.  Such financial institution shall have the absolute right to rely upon such notice without inquiring as to the accuracy of the matters referred to in such notice and the depositories shall be fully protected by Loan Parties in relying upon such written notice from Agent.  In the event that Agent delivers such a notice, Agent shall thereafter have the exclusive right to so instruct such financial institution.  Nothing in this Section 7.5 shall be construed so as to limit or impair Agent’s absolute right to have a receiver appointed following an Event of Default.

Section 7.6            No Liability of Agent or Lenders.  Whether or not Agent elects to employ any or all of the remedies pursuant to the Loan Documents or otherwise available to it at law or equity upon the occurrence of an Event of Default, neither Agent nor Lenders shall be liable for the construction of or failure to construct, complete or repair any improvements, or with respect to any other rights or obligations of Loan Parties or their Affiliates, including the rights and obligations of Loan Parties in, to or under any Permitted Encumbrance, the Hotel Franchise Agreement or the Management Agreement, or to protect the Premises or the Collateral, or for payment of any expense incurred in connection with the exercise of any remedy available to Agent or for the performance or non-performance of any other obligation of Loan Parties.  It is expressly understood that Agent and Lenders assume no liability or responsibility for (i) performance of any obligations or duties of Loan Parties hereunder or under any of the other Loan Documents, the Ground Leases, the Hotel Franchise Agreement, any Leases or the Management Agreement, (ii) compliance with any Legal Requirements or (iii) any other matters pertaining to control over the management and affairs of Loan Parties or the use, operation, management or ownership of the Premises or the Collateral, nor by any such action shall Agent or any Lender be deemed to create a partnership or joint venture with Loan Parties, provided that Lenders and Agent shall be liable for either or both of their gross negligence and willful misconduct.

Section 7.7            Management Agreement and Hotel Franchise Agreement.  Except as set forth in the Management Agreement or the Manager SNDA, upon the occurrence and during the continuance of any Event of Default, in addition to any other rights or remedies of

Agent hereunder or under the other Loan Documents, Agent, with the approval of the Requisite Lenders, may terminate any Management Agreement entered into with any Affiliate of Loan Parties and/or may require that Loan Parties terminate the Management Agreement to the extent that Loan Parties have the contractual right to do so.  Except as set forth in the Hotel Franchise Agreement or the Comfort Letter, upon the occurrence and during the continuance of any Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent, with the approval of the Requisite Lenders, may terminate any Hotel Franchise Agreement entered into with any Affiliate of Loan Parties and/or may require that Loan Parties terminate the Hotel Franchise Agreement to the extent that Loan Parties have the contractual right to do so.

Section 7.8            Right of Offset.  Loan Parties hereby grant to Agent and Lenders a right of offset, to secure the repayment of the Obligations, upon any and all monies, securities or other property of Loan Parties, and the proceeds therefrom, now or hereafter held or received by or in transit to Agent and any Lender, from or for the account of Loan Parties, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Loan Parties (including each Account), and any and all claims of Loan Parties against Agent or any Lender at any time existing.  At any time during the continuance of an Event of Default or following the maturity (whether by acceleration or otherwise) of the Loan, Agent and each Lender is hereby authorized from time to time, without notice to Loan Parties, to offset, appropriate, apply and enforce said liens against any and all sums hereinabove referred to against the Loan and the remaining Obligations, provided that Section 7.5 shall govern Agent’s exercise of any rights or remedies as to any of the Accounts.  Agent and Lenders shall not be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations under any of the Loan Documents.

Section 7.9            Termination of Loan Agreement.  The obligations of the parties hereunder and the obligations in the other Loan Documents, excluding those which expressly survive the termination hereof or repayment of the Loan, shall automatically terminate only upon repayment in full of the outstanding principal amount of the Loan, together with all interest and other indebtedness due and payable in connection therewith, and all other outstanding Obligations (other than Contingent Obligations).  Upon such repayment, Agent shall execute and deliver to Loan Parties at Loan Parties’ sole cost and expense, such documentation as is reasonably necessary to confirm such termination, to release the Liens and security interests created under any of the Loan Documents and re-assign or transfer to Loan Parties any Collateral delivered to, held by or assigned to Agent, each as in a form reasonably acceptable to Agent; provided that, with respect to a prepayment of the Obligations, any Letters of Credit or cash deposit then being held as Collateral shall be returned to Loan Parties after such repayment (or with respect to a repayment of the Obligations where the Appraised Value (as set forth in an Appraisal which is not dated more than thirty (30) days prior to the date of such repayment) is less than the Obligations (other than Contingent Obligations), one hundred (100) days after such prepayment). If the Obligations have been repaid and thereafter such all or any portion of such payment is rescinded or must otherwise be returned or paid over by Agent or any Lender, whether required pursuant to any bankruptcy or insolvency law or otherwise, the Obligations and the obligations of each party under the Loan Documents, shall continue to the extent of such payment.

ARTICLE VIII

ASSIGNMENTS AND PARTICIPATIONS

Section 8.1            Assignment and Participations.

(a)           Assignment and Participations.  Agent and Lenders shall have the right, subject to this Section 8.1, to assign, sell, negotiate, pledge or hypothecate all or any portion of their rights and obligations hereunder.  No Lender shall assign, sell, negotiate, pledge, hypothecate or otherwise transfer all or any portion of its rights in and to the Loan to any other Person (an “Assignee”) (a) without Agent’s prior consent, not to be unreasonably withheld in the case of a proposed transfer to an Assignee which is an Eligible Assignee (provided that Agent’s consent shall not be required with respect to the assignment, sale, negotiation, pledge or hypothecation by any Lender of all or any portion of its interest in the Loan to (i) an Approved Assignee or (ii) another Lender or an Affiliate of any Lender, unless, in the case of clause (i) or clause (ii), the proposed transferee is an Affiliate of Loan Parties, in which case the prior unanimous consent of all Lenders shall be required); (b) other than in compliance with Section 8.5 hereof; (c) unless such transaction shall be an assignment of a constant (and not varying), ratable percentage of such Lender’s interest in the Loan; (d) unless the aggregate principal amount of the Loan to be held by the Assignee after such transaction is Fifteen Million Dollars ($15,000,000) or more (or such lesser amount approved by Agent); (e) unless, after giving effect to such transaction, such Lender’s aggregate unassigned interest in the Loan shall be in a principal amount of at least Fifteen Million Dollars ($15,000,000) (or such lesser amount approved by Agent) unless such transaction encompasses all of such Lender’s rights in and to the Loan, in which case such Lender shall have assigned all of its rights in and to the Loan, and (f) without the consent of Borrower (not to be unreasonably withheld, delayed or conditioned), which consent shall be required solely as long as no Event of Default shall exist and solely to the extent that the proposed transfer is to an Assignee which is not an Eligible Assignee; provided, however, any Lender shall have the right at any time without the consent of or notice to Agent, any other Lender or other Person to grant a security interest in all or any portion of such Lender’s interest in the Notes or the Loan to any Federal Reserve Bank or the central reserve bank or similar authority of any other country to secure any obligation of such Lender to such bank or similar authority (a “Central Bank Pledge”) or a Pfandbrief Transfer (as defined below).  Effective on any such assignment and assumption by the assignee and on compliance with Section 8.5 hereof, the assigning Lender shall have no further liability hereunder with respect to the interest of such Lender that was the subject of such transfer and such Assignee shall be a Lender with respect to such interest.  Except for a Central Bank Pledge or a Pfandbrief Transfer, a Lender making any such assignment shall notify Borrower and to the extent required under the Ground Leases, the Ground Lessors of same, specifying the Assignee thereof and the amount of the assignment.  The assigning or selling Lender shall pay the reasonable and documented out-of-pocket costs incurred by Agent to facilitate any assignment, sale or other transfer under this Section 8.1, including without limitation, Agent’s reasonable and documented out-of-pocket legal fees and expenses.

(b)           Pfandbrief Transfer.  Notwithstanding anything to the contrary contained herein, the pledge or assignment by a Lender, including, without limitation, Eurohypo or any successor Agent (the “Transferring Lender”) of all or any part of its interest in the Loan

(the “Transferred Interest”) to a trustee, administrator or receiver or their respective nominees, collateral agents or collateral trustees (a “Security Trustee”) of a mortgage pool securing covered mortgage bonds issued by an eligible German bank (Pfandbriefbanken) permitted to issue covered mortgage bonds (Hypothekenpfandbriefe) under German bond law (Pfandbriefgesetz 2005, as the same may be amended or modified and in effect from time to time, and/or any substitute or successor legislation thereto) (any such pledge or assignment, a “Pfandbrief Transfer”) shall be permitted.  Any such Pfandbrief Transfer shall be subject to the following terms and conditions:

(i)            Any further pledge or assignment by the Security Trustee of the Transferred Interest or any acquisition of the Transferred Interest by any Person other than the Security Trustee (each, an “Additional Transfer”) shall be subject to the other requirements set forth in this Section 8.1 and shall require the prior written consent of Agent and Borrower in accordance with this Agreement.

(ii)           Neither the Pfandbrief Transfer, nor any foreclosure on the Transferred Interest, nor any Additional Transfer, shall result in the release of the Transferring Lender from any of its obligations under this Loan Agreement or the other Loan Documents (and the Transferring Lender shall remain responsible for all of the obligations originally incurred by it under this Loan Agreement and the other Loan Documents with respect to the Transferred Interest), except, in the case of any such Additional Transfer that complies with the terms and provisions of the Loan Documents pursuant to which the Transferring Lender would be released from its obligations accruing from and after the Additional Transfer (including any required consent of Borrower to such transfer), for the obligations accruing from and after such Additional Transfer.  Consequently, notwithstanding the Pfandbrief Transfer, nor any foreclosure on the Transferred Interest, nor any Additional Transfer, the Transferring Lender shall remain obligated to fund its share of all advances of the Loan, all expense reimbursements, all indemnification payments, and all other amounts originally required to be funded by the Transferring Lender under the Loan Documents to the same extent as if no Pfandbrief Transfer, foreclosure on the Transferred Interest, or any Additional Transfer had occurred (except if such Additional Transfer complies with the terms and provisions of the Loan Documents pursuant to which the Transferring Lender would be released from its obligations accruing from and after the Additional Transfer (including any required consent of Borrower to such transfer), in which case the Transferring Lender shall be released from any such obligations accruing from and after such Additional Transfer in accordance with the terms of the Loan Documents).

(iii)          Notwithstanding the Pfandbrief Transfer, or any foreclosure on the Transferred Interest, or any Additional Transfer, the Transferring Lender (and not the Security Trustee or any other transferee or assignee) shall have the sole and exclusive right and power to exercise any and all rights of a Lender (whether contractual or otherwise) under, pursuant to or contemplated by the Loan Documents with respect to the Transferred Interest including without limitation, the right to grant any and all discretionary approvals, consents and voting rights under the Loan Documents that relate to the Transferred Interest, except that, in the case of an Additional Transfer that complies with the terms and provisions of the Loan Documents pursuant to which the

Transferring Lender would be released from its obligations accruing from and after the Additional Transfer (including any required consent of Borrower to such transfer), the transferee or assignee shall succeed to the rights and powers originally held by the Transferring Lender to exercise any and all approval, consent and voting rights under the Loan Documents with respect to the Transferred Interest.

(iv)          The interest acquired by the Security Trustee pursuant to the Pfandbrief Transfer or any foreclosure on the Transferred Interest, and the interest acquired by any other Person pursuant to any Additional Transfer, shall remain subject to all rights, defenses, offsets, claims and counterclaims which Agent, any Lender or Borrower may have against the Transferring Lender, except, in the case of an Additional Transfer that complies with the terms and provisions of the Loan Documents pursuant to which the Transferring Lender would be released from its obligations accruing from and after the Additional Transfer (including any required consent of Borrower to such transfer), for any rights, defenses, offsets, claims and counterclaims which Agent, any Lender or Borrower may have against the Transferring Lender as a result of any acts or occurrences from and after the date of such Additional Transfer.

(v)           Notwithstanding the Pfandbrief Transfer, or any foreclosure on the Transferred Interest, or any Additional Transfer, Agent, any Lender and Borrower shall be entitled to deal exclusively with the Transferring Lender as the “Lender” with respect to the Transferred Interest, except in the case of an Additional Transfer which complies with the terms and provisions of the Loan Documents pursuant to which the Transferring Lender would be released from its obligations accruing from and after the Additional Transfer (including any required consent of Borrower to such transfer), in which case Agent, any Lender or Borrower shall be entitled to deal with the transferee or assignee of the Transferred Interest.  Borrower, Agent and the Lenders also hereby confirm and agree, with respect to any Pfandbrief Transfer or Additional Transfer, that (i) all notices and other communications to the Lenders shall be made to Agent in the manner and at the address for Agent specified in or pursuant to the Loan Agreement and (ii) Borrower and Agent shall be entitled to exclusively rely upon any certification, notice, document, authorization, instruction or other communication (including any thereof by telephone, telecopy, telegram or cable) made or given by Agent notwithstanding any contrary or conflicting certification, notice, document, authorization, instruction or other communication made or give by the assignee of the Pfandbrief Transfer or Additional Transfer.

(vi)          No Pfandbrief Transfer, nor any foreclosure on the Transferred Interest, nor any Additional Transfer shall affect or change in any way any of the rights or obligations with respect to the Transferred Interest.  Without limiting the foregoing, any rights or claims of the pledgee or transferee of the Transferred Interest against Agent shall be subject to the same limitations and exculpations as are set forth with respect to the rights and claims of a “Lender” against Agent contained herein, and shall not in any event be greater than the rights or claims that could have been asserted by the Transferring Lender in accordance with the Loan Documents with respect to the Transferred Interest had such Pfandbrief Transfer, foreclosure on the Transferred Interest or Additional Transfer not occurred.

(vii)         Borrower, Agent and Eurohypo also hereby confirm and agree that, notwithstanding any Pfandbrief Transfer, any foreclosure on the Transferred Interest, or any Additional Transfer involving the interest of Eurohypo as a Lender, nothing herein is intended to, or shall, modify or affect the rights, duties or obligations of Eurohypo AG, New York Branch, in its capacity as Agent for the Lenders, and any assignment, resignation, removal and/or replacement of Agent shall continue to be governed by, and subject to the terms and conditions set forth in, Section 9.13 (and other applicable provisions, if any) of this Loan Agreement.  Furthermore, nothing herein shall constitute Borrower’s consent to, or approval of, the appointment of any Security Trustee or any other Person as a successor Agent, or constitute a waiver of any of the conditions or other provisions of this Loan Agreement applicable to the appointment of such a successor.

(viii)        The pledgee or transferee of any interest pursuant to the Pfandbrief Transfer, any foreclosure on the Transferred Interest or any Additional Transfer shall be bound by the provisions of this Loan Agreement as if it were a “Lender” hereunder.

(ix)           Any Pfandbrief Transfer or Additional Transfer shall be at no cost or expense to Borrower, shall not increase Borrower’s obligations under the Loan other than in a de minimus fashion, and shall be in accordance with all material applicable law.  The Transferring Lender shall promptly reimburse Agent for any and all out-of-pocket costs and expenses incurred by Agent in connection with Agent’s consideration of the request for the consent set forth herein and in connection with the negotiation and documentation of the same, including, without limitation, reasonable legal fees and expenses.

Section 8.2            Participation. Any Lender may assign, sell or otherwise transfer a participation in and to all or any portion of its rights and obligations in and to the Loan to any other Person (a “Participant”) without the consent of Agent, any Lender, Loan Parties or any other Person; provided that no such participation shall (i) release such Lender from any of its obligations hereunder or (ii) result in the Participant having the right to approve or provide any amendment, modification, termination, waiver, consent or approval under any Loan Document, or to exercise any other right of a Lender under any Loan Document except to the extent that any such amendment, modification, termination, waiver, consent, approval or exercise of any right required the unanimous consent of all Lenders.  Each Lender agrees to provide Agent prompt notice of all participations sold by such Lender together with a copy of the documentation governing such participations.  The assigning or selling Lender shall pay the reasonable and documented out-of-pocket costs incurred by Agent to facilitate any participation under this Section 8.2, including without limitation, Agent’s reasonable and documented out-of-pocket legal fees and expenses.

Section 8.3            Availability of Records.  Loan Parties acknowledge and agree that Agent and each Lender may provide on a confidential basis to any actual or proposed Assignee or Participant originals or copies of this Loan Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, financial statements and other information, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of Loan Parties, Guarantor or other Persons and/or received by Agent or any Lender in connection with the Loan; provided, however, that any disclosure regarding Guarantor or Sunstone REIT shall be limited to publically available information.  As a condition precedent to providing such documentation and information, each applicable Lender shall cause such Assignee or Participant to enter into a confidentiality agreement in favor of Loan Parties and Guarantors that is consistent with the scope and provisions of Section 10.25 hereof.

Section 8.4            Loan Parties’ Facilitation of Transfer.

(a)           In order to facilitate permitted assignments and other transfers to Assignees and sales to Participants, each Loan Party, as applicable, shall execute and deliver to Agent and shall cause Guarantor to execute and deliver to Agent such further documents, instruments or agreements as Agent or any Lender may reasonably and in good faith require, including one or more substitute promissory notes evidencing the Commitment of each Lender, provided that such documents, instruments or agreements do not (a) increase the obligations or liabilities of any such Person hereunder or under any other Loan Documents in excess of the obligations or liabilities provided herein or in any other Loan Documents or (b) decrease such Person’s rights hereunder or under any other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements, provided that, without impairing Loan Parties’ obligations set forth in this Loan Agreement, Loan Parties shall not be liable for any costs or expenses of Agent, any Lender, any Assignee or any Participant associated with execution and delivery of such documents, instruments or agreements.  In addition, Loan Parties agree to reasonably cooperate with Agent and Lenders, including providing such information and documentation regarding Loan Parties, Guarantor, any other Person and the Premises as Agent or any Lender or any potential Assignee or Participant may reasonably request from time to time, provided that Loan Parties shall not be liable for any costs or expenses of Agent, any Lender, any Assignee or any Participant associated with such cooperation, and provided, further, that Loan Parties may, as a condition precedent to the provision of such information and documentation, require Agent or any Lender to cause the intended recipients of such information or documentation to enter into a confidentiality agreement in favor of Loan Parties and Guarantors that is consistent with the scope and provisions of Section 10.25 hereof.  The assigning or selling Lender shall pay the reasonable and documented out-of-pocket costs incurred by Loan Parties and Guarantor under this Section 8.4(a), including without limitation, Loan Parties’ and/or Guarantor’s reasonable and documented out-of-pocket legal fees and expenses.  In the event the Loan is securitized, Loan Parties shall (i) certify that the Loan Parties have examined those specific portions of the public offering document issued in such syndication (“Disclosure Documents”) identified in writing by Agent as specially applying to Borrower, Operating Lessee, Guarantor, Manager, Hotel Franchisor or the Premises and that such portions do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (the “Securities Certification”) and (ii) provide market standard indemnities with respect to the information provided or certified by the Loan Parties and included in the Disclosure Documents insofar as Agent or any Lender becomes subject to any losses, claims, actual damages or liabilities attributable to any inaccuracy in the Securities Certification (and then, only to the extent that Agent or such Lender did not have actual knowledge, at the time that public offering documents were published, of such inaccuracy).

(b)           Agent shall, with the approval or at the direction of all the Lenders, have the right, at any time (whether prior to, in connection with, or after any permitted assignment, participation and other transfers to Assignees and sales to Participants), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided, and Loan Parties and Guarantor shall reasonably cooperate with Agent in connection therewith.  Without limiting the foregoing, Agent may, with the consent of all the Lenders, (i) cause the Notes, the Mortgage and the other Loan Documents to be split into one or more senior and one or more junior loans (which loans may be secured by mortgages) in whatever proportion Agent deems appropriate, (ii) create one or more senior and subordinate notes (e.g., an A/B or A/B/C structure), or (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal amount of the Loan among such components and/or assign different interest rates and/or LIBOR and/or Base Rate spreads to each Note), which components may be represented by separate Notes, in each such case, in whatever proportion and whatever priority Agent determines; provided, however, in each such instance the outstanding principal amount of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification and economic terms (including as to the timing and the manner of application of payments) of the Notes immediately after the effective date of such modification is equivalent to the economic terms of the Notes immediately prior to such modification; provided, further, however, neither Loan Parties nor any of their Affiliates (including Guarantor) shall be required to enter into any such modifications which , individually or in the aggregate, would create new or greater obligations or liabilities on or reduce the rights of Loan Parties or Guarantor or any of their Affiliates under the Notes, as applicable.  If requested by Agent, Loan Parties shall, and shall cause Guarantor and any applicable Affiliate of Loan Parties to, execute and deliver such documentation as Agent may reasonably request to evidence and/or effectuate any such modification or severance, provided, however, that neither Loan Parties nor any of their Affiliates (including Guarantor) shall be required to enter into any such documents or amendments which, individually or in the aggregate would alter the economic terms of any of the Loan Documents or which would create new or greater obligations or liabilities on or reduce the rights of Loan Parties or Guarantor or any of their Affiliates under any of the Loan Documents.  Lenders shall pay the reasonable and documented out-of-pocket costs incurred by Loan Parties and Guarantor under this Section 8.4(b), including without limitation, Loan Parties’ and Guarantor’s reasonable and documented out-of-pocket legal fees and expenses and all costs and expenses to comply with Section 2.7 on account of such modification, and neither Loan Parties nor Guarantors shall be liable for any fees or expenses of Agent or any Lender incurred in connection therewith.

Section 8.5            Notice; Registration Requirement.  No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective or permitted under this Article VIII until (a) an assignment and acceptance agreement in the form attached hereto as Schedule 8.5 (an “Assignment and Acceptance”) with such changes thereto as are reasonably acceptable to Agent (or such other form as may reasonably acceptable to Agent) with respect to such assignment, sale, negotiation, pledge, hypothecation or other transfer shall have been delivered to Agent, and (b) the parties to such transfer, assignment or purchase shall have paid to Agent a processing and registration fee of $5,000.00.  The entries in the Register shall be conclusive, absent manifest error.  Upon satisfaction of the conditions set forth in the foregoing clauses (a) and (b), Agent shall register such Assignee’s name and address in the Register which Agent maintains for the recordation of the names, addresses and interests of Lenders.  This Section 8.5 shall not apply to any Central Bank Pledge or Pfandbrief Transfer.

Section 8.6            Registry.  Agent shall maintain a register (the “Register”) on which Agent will record the Commitments from time to time of each Lender, each repayment with respect to the principal amount of the Loan of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect Loan Parties’ obligations in respect of the Loan.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any disbursement made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Agent with respect to ownership of such Commitments and prior to such recordation all amounts owing to the transferor with respect to such Commitments shall remain owing to the transferor.  The registration of a transfer of all or part of any Commitment shall be recorded by Agent on the Register only upon the acceptance by Agent of a properly executed and delivered Assignment and Acceptance by the assignor and assignee.  At the assigning Lender’s option, concurrently with the delivery of an Assignment and Acceptance pursuant to which an interest of such Lender in the Loan was assigned to such Assignee, the assigning Lender shall surrender its Note evidencing the portion of the Loan corresponding to the interest so transferred and Borrower shall deliver to Agent one or more new promissory notes in the same aggregate principal amount issued to the assigning Lender and/or the Assignee in accordance with Section 8.4.  The Register shall be available for inspection by Loan Parties and/or any Lender at Agent’s New York City office, at the sole cost and expense of Loan Parties or such Lender, at any reasonable time and from time to time and upon reasonable prior written notice.

Section 8.7            Lender Interest Rate Protection Agreements.  Each Lender that is a party to any Interest Rate Protection Agreement acknowledges that the interest of Borrower in and to such Interest Rate Protection Agreement will be pledged and collaterally assigned to Agent pursuant to the Loan Documents, and hereby consents without any restrictions to such pledge and collateral assignment.  All payments, if any, due under such Interest Rate Protection Agreement shall be paid directly to Agent and all other rights of Borrower shall, upon the occurrence and during the continuance of an Event of Default, be exercisable by Agent in accordance with the terms of this Loan Agreement.  Each Lender that is a party to any Interest Rate Protection Agreement shall execute and deliver to Agent, and cause any Affiliate of such Lender that is a party to any Interest Rate Protection Agreement to execute and deliver to Agent, upon entering into such agreement the Interest Rate Protection Agreement Acknowledgment in order to confirm the foregoing.

Section 8.8            Disclosure by Agent or Lender.  Without limiting Section 8.3, Loan Parties consent to the issuance by Agent and Lenders of press releases, advertisements and other promotional materials in connection with the marketing activities of Agent and Lenders, including the disclosure that Eurohypo is the Agent for the Loan, the amount of the Loan and the name, location and use of the Premises; provided that the content of all such release, advertisements and promotional materials shall be subject to Loan Parties’ reasonable prior approval and provided, further, in no event shall such release, advertisements or promotional materials disclose the identity of Guarantor or any direct or indirect owner of Loan Parties.

ARTICLE IX

AGENT AND LENDERS

Section 9.1            Scope of Article IX.  This Article IX shall be binding on Agent and Lenders, but shall not be binding on or, except with respect to Section 9.2(f)(i), enforceable by Loan Parties unless otherwise expressly provided herein.  As among Agent and Lenders, the provisions of this Article IX may be amended, waived or otherwise modified by Agent and Lenders without, except as set forth in Section 9.2(f)(i), Loan Parties’ consent and without the need for Loan Parties to be party to any of the same.  Without limiting the foregoing, nothing contained in this Article IX or any amendments, waivers or modifications thereof by Agent and Lenders, shall limit or modify the rights and obligations of, and restrictions applicable to, Loan Parties, Agent or Lenders set forth in any other provision of this Loan Agreement or in the other Loan Documents, except as among Agent and Lenders.

Section 9.2            Agent.

(a)           Appointment.  Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender with respect to the Loan and to act as “Agent” under the Loan Documents.  Each Lender hereby irrevocably authorizes Agent, as its agent, to take such action and to exercise such powers on such Lender’s behalf as may be taken by Agent under any Loan Document, including as a payee, mortgagee, assignee or beneficiary or otherwise, together with such other powers as are reasonably incidental thereto.  Nothing contained in this Loan Agreement, any Assignment and Acceptance or in any other Loan Document is intended to create or shall be construed as imposing on Agent any obligations except as expressly set forth in this Loan Agreement or in any other Loan Document.  Agent shall not have any fiduciary or trustee relationship with Lenders or any Loan Party.

(b)           Duties of Agent.  Agent shall not have any duties or responsibilities except those expressly set forth in this Loan Agreement and in the other Loan Documents; no implied covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be construed to exist under this Loan Agreement or any other Loan Document.  Agent shall perform its duties hereunder in accordance with the same standard of care as that customarily exercised by Agent with respect to the administration of a loan similar to the Loan held entirely for its own account.  Agent shall not have any duty to ascertain or inquire into or verify the performance or observance of any covenants or agreements in any Loan Documents by Loan Parties or any other Person or the satisfaction of any condition or to inspect the Premises.  Agent shall not be liable for any undertaking of Loan Parties or any other Person or for any error of judgment, or for any action taken or omitted to be taken by Agent other than willful misconduct or gross negligence of Agent.

(c)           Reliance by Agent.  Agent is entitled to rely upon (and shall be protected in relying upon) any written or oral statement and notices or any other certification or documents believed by Agent to be genuine and correct and to have been signed or made by the proper Person and, with respect to all of its duties under the Loan Documents, upon advice of counsel (including counsel for Loan Parties and Guarantor), independent public accountants, engineers, architects and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken by Agent in good faith in accordance with the advice of such counsel, independent public accountants, engineers, architects and other experts.

(d)           Delegation of Duties.  Agent may execute any of its duties under this Loan Agreement and any duties as Agent or as a party, payee, mortgagee, assignee or beneficiary under any Loan Document, by or through agents, Affiliates or attorneys-in-fact; provided that such agents, Affiliates or attorneys-in-fact shall be subject to the same standard of care as Agent as set forth in Section 9.2(b).  Agent shall not be responsible for the negligence or misconduct of any agents, Affiliates or attorneys-in-fact selected by Agent with reasonable care and prudence.

(e)           Agent in its Capacity as a Lender.  With respect to Eurohypo’ s ownership interest in the Loan as a Lender, Eurohypo in its capacity as Lender shall have the rights and powers of a Lender under this Loan Agreement and the other Loan Documents as set forth herein and therein and may exercise or refrain from exercising the same as though it were not Agent, and the term “Lender” and “Lenders” shall include Eurohypo in its individual capacity for so long as Eurohypo shall hold any interest in the Loan.

(f)            Relationship with Loan Parties.

(i)            Each Lender acknowledges that, with respect to the Loan and the Loan Documents, Agent shall have the sole and exclusive authority to deal and communicate with Loan Parties and any other Person on behalf of Lenders and each Lender acknowledges that any notices or demands from such Lender to Loan Parties or such Person must be promptly forwarded to Agent for delivery. This subclause (i) may not be amended or waived without the consent of Loan Parties.

(ii)           Each Lender agrees that it will not take any legal action, institute any actions or proceedings, or otherwise exercise remedies, against Loan Parties or any other Person with respect to any of the Obligations, without the prior consent of Agent, which consent may be withheld by Agent in its discretion.

Section 9.3            Distributions.  Each Lender shall be entitled to receive, and Agent shall transfer to each Lender, each Lender’s Pro Rata Share of all payments received by Agent pursuant to the Loan Documents on account of principal, interest and other sums, excluding, however, (a) any sums payable to Agent or any Lender in a manner other than in proportion to each Lender’s Pro Rata Share in connection with any Interest Rate Protection Agreement or pursuant to Section 2.9 or 2.14, without regard as to whether such sums constitute Additional Interest, (b) except as otherwise agreed among Agent and Lenders, fees payable pursuant to the Loan Fee Letter and (c) any sums payable to Agent in its capacity as Agent, including any sums payable on account of expenses incurred by Agent which Loan Parties are obligated to reimburse Agent pursuant to the Loan Documents to the extent that Lenders have not made a payment on account thereof pursuant to Section 9.9 (the sums referred to in clauses (a) through (c) are hereinafter referred to as, “Excluded Sums”).  Payments actually received by Agent for the account of any Lenders shall be paid to such Lenders promptly following receipt and in any event within two (2) Business Days of Agent’s receipt thereof.  Notwithstanding anything to the contrary set forth herein, without increasing Loan Parties’ obligations under this Loan Agreement or any other Loan Document, if Aareal shall hereafter sell, assign or otherwise transfer its interest in the Loan to Aareal Bank AG, it is acknowledged and agreed that all repayments of principal which are to be made pursuant to Section 2.4(b) which are otherwise allocable to Aareal Bank AG, shall not be received and transferred on a pro rata basis, but rather, shall be received and transferred solely to Aareal until the portion of the principal amount of the Loan attributable to Aareal is paid in full.

Section 9.4            Authority, No Reliance; Binding Effect.  Each Lender (a) represents and warrants that it is legally authorized to enter into this Loan Agreement, (b) agrees that neither Agent nor any Lender shall be responsible to one another for the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Obligations, (c) confirms and agrees that neither Agent nor any Lender has made or will be deemed to have made any warranty or representation to another or shall be responsible to another for any statements, warranties or representations (written or otherwise) made in or in connection with the Loan or the Loan Documents or for the financial condition of Loan Parties or any other Person or for the title or the value of any portion of the Mortgaged Property or other Collateral and (d) agrees that it will be bound by the provisions of this Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of this Loan Agreement are required to be performed by it as a Lender.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Loan Agreement.

Section 9.5            Loan.

(a)           Amendments and Modifications; Exercise of Rights and Remedies.  Except as set forth in Section 9.5(b), Agent reserves the right, in its discretion, in each instance without prior notice to Lenders, (i) to exercise or refrain from exercising any powers or rights which Agent or Lenders may have under or with respect to the Notes, this Loan Agreement or any other Loan Document, (ii) to enforce or forbear from enforcing the Loan Documents, (iii) to grant or withhold consents, approvals or waivers and to make any other determinations in connection with the Loan and the Loan Documents, (iv) to amend or modify the Loan Documents, (v) to acquire additional security or release any security given with respect to the Loan, (vi) to collect all sums due under the Loan Documents, (vii) to declare the Loan due and payable when permitted to do so pursuant to the terms of the Loan Documents, (viii) to enforce the Loan Documents, (ix) to take possession of, foreclose or accept a deed and/or assignment of the Collateral or any portion thereof in lieu of foreclosure, (x) to sell, dispose of or otherwise deal with the ownership and operation of the Collateral, (xi) to bid at foreclosure of the Mortgage such amount as Agent shall determine in its discretion and (xii) to exercise or determine not to exercise all powers which are incidental to any of the foregoing.  Notwithstanding anything to contrary contained in this Loan Agreement, any modification or supplement of Article IX, or of any of the rights or duties of Agent hereunder, shall require the consent of Agent.

(b)           Restrictions of Power of Agent.  Notwithstanding anything to the contrary contained in Section 9.5(a) or elsewhere in this Loan Agreement:

(i)            Agent shall not, without the prior written consent of all Lenders, do any of the following:

(A)          agree to any amendment to or waiver of any of the terms or conditions of the Notes, this Loan Agreement or any other Loan Document which would:  (1) extend the time for any payments of interest or principal, including the Maturity Date; (2) reduce the rate of interest payable pursuant to this Loan Agreement; (3) increase the principal amount of the Loan or the amount of any Commitment (provided that no such increase shall be deemed to result from the operation of the provisions of this Loan Agreement which contain indemnification obligations of such Lender obligations of such Lender with respect to protective advances as more fully provided in Sections 9.9 and 9.14 hereof; (4) release any material portion of the Collateral granted under the Loan Documents except as required hereunder or thereunder; (5) release Loan Parties or any Guarantor of the Loan from any of their material obligations with respect to the Loan; (6) consent to any Transfer which is not a Permitted Transfer; (7) permit Loan Parties to incur any indebtedness which is not Permitted Indebtedness; or (9) amend or modify this Section 9.5(b);

(B)           subordinate the lien on any Collateral for the Loan;

(C)           modify the percentage or the requirement for a specific number of Lenders where applicable in the definition of “Requisite Lenders”;

(D)          cross-collateralize the Loan with any other loan or indebtedness; or

(E)           take any other action, or grant or withhold any other consent or approval which pursuant to the express provisions of this Loan Agreement or any other Loan Documents requires the unanimous consent or approval of all Lenders;

(ii)           Agent shall not without the prior written consent of the Requisite Lenders:

(A)          agree to any amendment to or waiver of any of the terms or conditions of the Notes, this Loan Agreement or any other Loan Document which would amend or modify the following definitions: “Adjusted Debt Service,” “Adjusted Debt Service Coverage Ratio,” “Cash Sweep Condition,” “Default DSCR Cash Deposit,” “Cash Sweep Letter of Credit,” “Casualty Threshold,” “Condemnation Threshold,” “Debt Service Coverage Ratio,” “Default DSCR Letter of Credit,” “Material Adverse Effect,” “Material Lease Action,” “Material Operating Agreement,” “Material Taking,” “Single Purpose Entity,” “Spread Maintenance Premium,” “Permitted Indebtedness,” “Permitted Transfer,” or “Transfer;

(B)           waive in writing any monetary or material non-monetary Event of Default on the part of Loan Parties or any Guarantor under the Loan Documents;

(C)           authorize, consent to, accept, vote to adopt or agree to any plan of reorganization, arrangements, adjustment or composition in a Bankruptcy Proceeding relative to Loan Parties or any guarantor under the Loan Documents;

(D)          amend or modify Section 8.1;

(E)           adjust, compromise or settle any title insurance claim in excess of five percent (5%) of the then outstanding principal amount of the Loan;

(F)           take any other action, or grant or withhold any other consent or approval which pursuant to the express provisions of this Loan Agreement or any other Loan Documents requires the consent or approval of the Requisite Lenders;

(G)           in connection with an Event of Default which is continuing: (1) consummate a foreclosure or accept a deed in lieu of foreclosure (provided, however, in the event the Event of Default is a monetary Event of Default and the Loan has been accelerated or the Event of Default is a result of a failure by Borrower to pay the Obligations in full on the Maturity Date, and the Requisite Lenders have failed to agree on an enforcement action within ninety (90) days after such Event of Default, Agent shall proceed to consummate a foreclosure or accept a deed in lieu of foreclosure without obtaining the consent of the Requisite Lenders); (2) determine the amount of any credit bid to be made by Agent in any foreclosure action, if such amount is less than the unpaid principal amount of the Loan, accrued and unpaid interest thereon at the interest rate thereon (other than interest at the Default Rate) and all amounts required to be paid or reimbursed to Agent hereunder; (3) agree to any proposed sale of the Property for less than the unpaid principal amount of the Loan, accrued and unpaid interest thereon at the interest rate thereon (other than interest at the Default Rate) and all amounts required to be paid or reimbursed to Agent hereunder; or (4) approve of any recommended course of action with respect to the Collateral for the Loan in the event that all or any portion of the Collateral for the Loan is acquired by Agent as the result of the exercise of any remedies under this Loan Agreement or under any other Loan Document, or is retained in satisfaction of all or any part of Loan Parties’ obligations under the Loan Documents, in which case, title to any such Collateral or any portion thereof shall be held in the name of Agent or a nominee or subsidiary of Agent and Lenders, as agent, for the ratable benefit of Lenders; or

(H)          permit the pledge of any direct or indirect interest in Borrower as collateral for any financing or otherwise, approve the lender of such financing or the terms of such financing.

(c)           Deemed Consent.  In the event that Agent requests a Lender’s consent pursuant to Section 9.5(b) and Agent does not receive the Lender’s written response within ten (10) Business Days of the request therefor, such Lender shall be deemed to have consented to the action or determination proposed in such request.  All such requests for consent from Agent to Lenders shall (i) be given in the form of a written notice to each Lender, (ii) be accompanied by a description of the matter or item as to which such consent is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved and (iii) shall include Agent’s proposal in respect thereof.

(d)           Instructions from Lenders; Notices.

(i)            Agent may at any time request instructions from Lenders with respect to any actions, consents, waivers or approvals which, by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval, consent or waiver and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval, consent or waiver under any of the Loan Documents until Agent shall have received such instructions.

(ii)           With respect to any actions, consents, waivers or approvals which, by the express terms of any of the Loan Documents, requires the approval or consent of all Lenders or the Requisite Lenders, Agent shall (i) take such action and shall grant any such consent, approval or waiver as shall be approved (or deemed approved) by all of the Lenders or the Requisite Lenders, as the case may be, and (ii) except as set forth in Section 9.16(b), shall refrain from taking such action and/or granting any such consent, approval or waiver which has not been approved (or deemed approved) by all of the Lenders or the Requisite Lenders, as the case may be.

(iii)          Agent shall deliver to Loan Parties and/or Guarantor any request by a Lender for information concerning the Premises or the business or financial condition of Loan Parties and Guarantor, including the performance of their obligations under the Loan Documents, as such Lender shall reasonably request.

(iv)          Agent shall (y) notify the Lenders of any material action taken by Agent in accordance with Section 9.5(a) without the consent or approval of the Requisite Lenders, and (z) deliver to the Lenders a copy of all notices of default sent to Loan Parties and/or Guarantor and copies of material notices and material correspondence received from Loan Parties and/or Guarantor with respect to the Loan.

Section 9.6            Equitable Adjustments.  If a Lender shall obtain any payment (whether voluntary, involuntary or otherwise) on account of such Lender’s interest in the Loan in excess of such Lender’s Pro Rata Share to which such Lender is entitled (other than payments on account of Excluded Sums payable to such Lender) or payment on account of Excluded Sums payable to another Person, such Lender shall forthwith pay over to Agent an amount sufficient to enable Agent to cause such excess payment to be shared ratably with the other Lenders or, in the case of Excluded Sums payable to another Person, such Excluded Sums.

Section 9.7            Other Transactions.  Agent and each Lender and their respective Affiliates and subsidiaries may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Loan Parties, any Affiliate of

Loan Parties, any subsidiaries of Loan Parties or its Affiliates and any Person who may do business with or own interests in or securities of Loan Parties or any such Affiliate or subsidiary without any duty to account therefor to each other.  In the event that Agent or a Lender shall enter into an Interest Rate Protection Agreement, Agent or such Lender, as the case may be, shall be free to exercise its rights and remedies pursuant to the terms of the applicable Interest Rate Protection Agreement as if Agent or Lender, as the case may be, was not Agent or a Lender hereunder.

Section 9.8            Obligations Absolute.  Each Lender acknowledges and agrees that its obligations hereunder are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any breach by Agent or a Lender of their obligations under this Loan Agreement or any other Loan Document, any lack of validity or enforceability of the Notes, this Loan Agreement or any other Loan Document, the occurrence and continuance of any Default or Event of Default or the failure to satisfy any term or condition of the Notes, this Loan Agreement or any other Loan Document.  Without limiting the generality of the immediately preceding sentence, each Lender agrees that any payment required to be made by it shall be made without any offset, abatement, withholding or reduction whatsoever and a breach by Agent or any Lender of any of their obligations pursuant to this Loan Agreement or any other Loan Document shall not limit or otherwise affect a Lender’s obligations pursuant to this Loan Agreement.

Section 9.9            Indemnification.

(a)           Generally.  Lenders hereby agree to indemnify Agent (to the extent Agent is not otherwise reimbursed hereunder or under the Loan Documents by Loan Parties), on demand, in proportion to their Pro Rata Shares, for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising hereunder or out of any of the Loan Documents, any action taken or omitted by Agent hereunder or thereunder, the Premises or the Collateral, including any matter required to be indemnified by Loan Parties pursuant to Section 10.1; provided, however, that Lenders shall not be liable for (a) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s willful misconduct or gross negligence or (b) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which arise pursuant to any Lender Interest Rate Protection Agreement to which Agent or its Affiliate is party.  A certificate of Agent as to the amount for which Lenders are required to reimburse Agent pursuant to this Section 9.9 shall be prima facie evidence as to such amount in the absence of manifest error.  Lenders’ obligations under this Section 9.9 shall survive the termination of this Loan Agreement and the Loan Documents.  Without limiting the foregoing, in the event Agent with the approval or at the direction of the Requisite Lenders elects to make a protective advance, each Lender shall fund its Pro Rata Share thereof.  If Agent advances its own funds for any protective advance made with the approval or at the direction of the Requisite Lenders, each Lender shall upon Agent’s demand reimburse Agent for same in the amount of its Pro Rata Share thereof.

(b)           Indemnification Regarding Certain Actions.  Unless indemnified to Agent’s satisfaction against any claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel), Agent may not be compelled to do any act under this Loan Agreement or any other Loan Document or to take any action toward the execution or enforcement of the powers hereby or thereby created or to prosecute or defend any suit with respect to this Loan Agreement or any other Loan Document.  In no event, however, shall Agent be required to take any action that Agent determines would be in violation of any applicable regulatory requirements, or could incur for Agent criminal or onerous civil liability.

Section 9.10         Taxes.  All taxes due and payable on any payments to be made to any Lender with respect to the Obligations or under the Loan Documents shall be such Lender’s sole responsibility.  All payments payable by Agent to any Lender hereunder or otherwise with respect to the Obligations shall be made without deduction for any taxes, charges, levies or withholdings, except to the extent, if any, that such amounts are required to be withheld by Agent under applicable law or the terms of the Loan Documents or this Loan Agreement.  Each Lender shall provide to Agent and Borrower before the first Payment Date after the execution of any Assignment and Acceptance pursuant to which it becomes a Lender hereunder, and from time to time thereafter, including upon a change in circumstances and upon the expiration of a previously delivered form, a completed and signed copy of any form(s) (including Internal Revenue Service Forms W-8 BEN, W-8 ECI and/or W-9) that may be required by the United States Internal Revenue Service in order to certify such Lender’s exemption from United States withholding and backup withholding taxes with respect to payments to be made to such Lender with respect to the Obligations or under the Loan Documents and/or such other documents as are necessary to indicate that all such payments are exempt from such taxes (or subject to such taxes at a rate reduced by an applicable tax treaty, in which case Agent and/or Borrower, as applicable, shall withhold Taxes to the extent required by law and, to the extent such Taxes are Excluded Taxes, shall not be required to pay any additional amounts to such Lender by reason of such withholding).  This paragraph shall inure to the benefit of, and be enforceable by, Borrower.

Section 9.11         Return of Payments.  If Agent has received or applied any payment with respect to the Loan and has paid to any Lender any portion of such payment, and thereafter such payment or application is rescinded or must otherwise be returned or paid over by Agent, whether required pursuant to any bankruptcy or insolvency law, the Loan Documents, or otherwise, such Lender shall, at Agent’s request, promptly return its share of such payment or application to Agent.  In addition, such Lender shall simultaneously remit its Pro Rata Share of any interest or other amounts required to be paid by Agent with respect to such payment or application.  If any Lender fails to remit such payment to Agent prior to 10:00 a.m. (New York City time) on the second (2nd) Business Day following Agent’s request for such funds, the payment owed to Agent shall earn interest at the Base Rate for each day from the date of Agent’s request until its payment to Agent.

Section 9.12         No Partnership.  This Loan Agreement, the Assignment and Acceptances and the other Loan Documents do not create a partnership or joint venture among Agent and/or Lenders.

Section 9.13         Resignation and Removal of Agent; Successor Agent.

(a)           Resignation.  Agent may resign, without the consent of any Lender, from the performance of all its functions and duties hereunder at any time by giving at least fifteen (15) Business Days’ prior written notice to Loan Parties and Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control.

(b)           Removal of Agent.  (i) In the event of the occurrence of any material gross negligence or willful misconduct of Agent and the Requisite Lenders agree or (ii) if any of the following shall occur and the Requisite Lenders agree, (A) Agent is and continues to be a Defaulting Lender, (B) Agent is the debtor in a Bankruptcy Proceeding pursuant to Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code, or in case of a foreign institution acting as Agent, their respective domestic legal equivalent or is the subject of dissolution or winding-down process or (C) the interest in the Loan being held by Agent and/or its Affiliates as a Lender shall be less than twenty-five percent (25%) in the aggregate, then in any such event Agent may be removed as the administrative agent under this Loan Agreement and the Loan Documents; provided, however, that no such removal of Agent shall in any way affect the rights of Agent in its individual capacity as a Lender.

(c)           Appointment of Successor Agent by Requisite Lenders.  Upon any resignation or removal of Agent, the Requisite Lenders (including in the determination of the Requisite Lenders, the Pro Rata Shares of such Lender that is also the resigning or removed Agent) shall appoint a successor Agent (who, to the extent a Lender shall be willing to serve, also shall be a Lender).  Such resignation or removal shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 9.13(c) or, if applicable, the appointment by Agent of a successor Agent pursuant to Section 9.13(d).  Notwithstanding the foregoing, in no event shall an Affiliate of Loan Parties be appointed Agent without the unanimous consent of all Lenders.

(d)           Appointment by Resigning Agent.  If, upon the resignation of Agent, a successor Agent shall not have been appointed within the fifteen (15) Business Days or shorter period provided in Section 9.13(a), the resigning Agent shall then appoint a successor Agent (who, to the extent a Lender shall be willing to serve, also shall be a Lender), which successor shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

(e)           Rights of the Successor and Retiring Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, or, if applicable, the appointment of a successor Agent by Agent pursuant to Section 9.13(d), such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent arising from and after the date of such acceptance and appointment, and the retiring Agent shall be discharged from the duties and obligations of Agent arising from and after such date.  After the resignation or removal of Agent as provided herein, the provisions of this Loan Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement.

Section 9.14         Defaults by any Lender.

(a)           Consequences of Default.   If for any reason any Lender shall be in default of any of its material obligations pursuant to this Loan Agreement or any other Loan Document (a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to Agent and any other Lender under this Loan Agreement, at law and in equity, such Defaulting Lender’s right to participate as a Lender in decisions under this Loan Agreement, including any rights to approve or direct any determination, action or inaction of Agent where the approval or direction of Lenders is required or permitted hereby, and such Defaulting Lender’s right to assign, transfer, sell all or any portion of its rights in and to the Loan or a participation therein pursuant to Article VIII, shall be suspended during the pendency of such failure or refusal.

(b)           Remedies.  If for any reason the Defaulting Lender fails to make timely payment of any amount required to be paid by such Defaulting Lender to or for the benefit of Agent or any other Lender hereunder, then, in addition to other rights and remedies which Agent or such other Lender may have hereunder or otherwise, Agent or any Lender shall be entitled, but not obligated (i) to advance funds on behalf of any Defaulting Lender, (ii) to the extent not paid by Borrower, to collect interest from the Defaulting Lender at the Base Rate until the date on which the payment is made, (iii) to withhold or set off or in the case of a Lender, to cause Agent to withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Loan Agreement, (iv) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (v) to purchase the Defaulting Lender’s interest in the Loan in the manner set forth in this Section 9.14.  Upon the Defaulting Lender’s failure to make payments as set forth herein and so long as such failure remains uncured (and it is agreed an advance of funds by any other Lender pursuant to clause (i) above shall not be considered a cure of the Defaulting Lender’s default), the Defaulting Lender shall not be entitled to receive its share of any payments made by Borrower (or amounts owed by Loan Parties) after such date pursuant to the Loan Documents.  If Agent receives any payment with respect to the Obligations from Loan Parties as to which a Defaulting Lender would otherwise have been entitled, then such Defaulting Lender’s share of such payment shall be credited toward the amount owed hereunder by such Defaulting Lender on a dollar for dollar basis.

(c)           Purchase of Defaulting Lender’s Interest After Default.  In the event of a default by a Lender as referred to in Section 9.14(a), each Lender which is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire such Defaulting Lender’s interest in the Loan.  If more than one Lender exercises such right, each such Lender which is not a Defaulting Lender shall have the right to acquire (in accordance with such acquiring Lender’s Pro Rata Share or upon agreement of the Lenders that desire to so purchase the Defaulting Lender’s interest, any other proportion) the Defaulting Lender’s interest in the Loan.  Such right to purchase shall be exercised by written notice from the applicable Lender(s) electing to exercise such right to the Defaulting Lender (an “Exercise Notice”), copies of which shall also be sent concurrently to each other Lender.  The Exercise Notice shall specify (i) the purchase price for the interest of the Defaulting Lender, determined in accordance with Section 9.15 and (ii) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full (including with the payment of any interest and other amounts due in connection therewith) to the satisfaction of Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the non-defaulting Lender(s) shall no longer have a right to purchase such Defaulting Lender’s interest.  Upon any such purchase of a Defaulting Lender’s interest and as of the date of such purchase (the “Purchase Date”), the Defaulting Lender’s interest in the Loan, and its rights hereunder as a Lender arising from and after the Purchase Date (but not its rights and liabilities with respect thereto or under this Loan Agreement or the other Loan Documents for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.  Without in any manner limiting the remedies of Agent or any other Lender, the obligation of a Defaulting Lender to sell and assign its interest in the Loan under this Section 9.14 shall be specifically enforceable by Agent and/or any other Lender by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loan and the other terms of the Loan Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.

Section 9.15         Purchase Price; Payment for Defaulting Lender’s Pro Rata Share.  The purchase price for the interest of a Defaulting Lender in the Loan shall be equal to the sum of all of the Defaulting Lender’s advances under the Loan Documents outstanding as of the Purchase Date, less the costs and expenses incurred by Agent and any non-defaulting Lender directly as a result of the Defaulting Lender’s default hereunder, including interest accrued on such unpaid amounts (at the Base Rate), court costs and including reasonable attorneys’ fees and disbursements, and fees for accountants and other similar advisors (provided that such costs and expenses are paid by the Lenders acquiring the interest of such Defaulting Lender to Agent and the Lenders incurring same).

Section 9.16         Defaults; Enforcement Action Plan.

(a)           Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless Agent has received notice from a Lender or a Loan Party specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that Agent receives such a notice of the occurrence of a Default or an Event of Default, or has actual knowledge of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to the Lenders.  Within ten (10) Business Days of delivery of such notice of Default or Event of Default from Agent to the Lenders (or such shorter period of time as Agent determines is necessary), Agent and the Lenders shall consult with each other to determine a proposed course of action.  Agent shall (subject to Section 9.9(b)) take such action with respect to such Event of Default as shall be directed by the Requisite Lenders, provided that, (A) unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make protective advances that Agent determines are necessary to protect or maintain the Premises and (2) to commence foreclosure on the Mortgage Property or any other Collateral or exercise any other remedy, with respect to such Event of Default as it shall deem advisable in the interest of the Lenders except to the extent that this Loan Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the

Lenders or the Requisite Lenders and (B) no actions approved by the Requisite Lenders shall violate the Loan Documents or Applicable Law.  Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Agent.  Agent shall advise the Lenders of all material actions which Agent takes in accordance with the provisions of this Section 9.16(a) and shall continue to consult with the Lenders with respect to all of such actions.  Notwithstanding the foregoing, if the Requite Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Agent; provided that all actions already taken by Agent pursuant to this Section 9.16(b) shall be valid and binding on each Lender.  All money (other than money subject to the provisions of Section 9.9(b)) received from any enforcement actions, including the proceeds of a foreclosure sale of the Premises, shall be applied, first, to the payment or reimbursement of Agent for expenses incurred in accordance with the provisions of Sections 9.16(b), (c) and (d) and 9.9 and to the payment of the fees required under the Administrative Fee Letter to the extent not paid by Borrower pursuant to Section 9.17, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 9.16(b), (c) and (d) and 9.17; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 9.16(b); and fourth, pari passu to the Lenders in accordance with their respective Pro Rata Shares, unless an unpaid amount is owed pursuant to Section 9.14, in which event such unpaid amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such unpaid amount to the Lender which advanced such sums pursuant to Section 9.14(b).; and fifth, to the Lender or, if more than one Lender, pari passu to the Lenders party to any Lender Interest Rate Protection Agreement for Obligations related thereto.

(b)           All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Loan shall be borne by the Lenders in accordance with their respective Pro Rata Share of the Loan.  All losses incurred in connection with the Loan, the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Pro Rata Share of the Loan, and the Lenders shall promptly, upon request, remit to Agent their respective Pro Rata Share of (i) any expenses incurred by Agent in connection with any Default to the extent any expenses have not been paid by Loan Parties, (ii) any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Security Documents or to preserve and protect the Premises, whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Mortgage, (iii) any other expenses incurred in connection with the enforcement of the Mortgage or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Loan Parties.  To the extent any such advances are recovered in connection with the enforcement of the Mortgage or the other Loan Documents, each Lender shall be paid its Pro Rata Share of such recovery after deduction of the expenses of Agent and the Lenders.

(c)           If, at the direction of the Lenders or otherwise as provided in Section 9.16(a), any action(s) is brought to collect on the Notes or enforce the Security Documents or any other Loan Document, such action shall (to the extent permitted under applicable law and the decisions of the court in which such action is brought) be an action brought by Agent and the

Lenders, collectively, to collect on all or a portion of the Notes or enforce the Security Documents or any other Loan Document and counsel selected by Agent shall prosecute any such action on behalf of Agent and the Lenders, and Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof.  All decisions concerning the appointment of a receiver while such action is pending, the conduct of such receivership, the conduct of such action, the collection of any judgment entered in such action and the settlement of such action shall be made by Agent.  The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Pro Rata Shares.

(d)           If, at the direction of the Requisite Lenders or otherwise as provided in Section 9.16(a), any action(s) is brought to foreclose the Mortgage, such action shall (to the extent permitted under applicable law and the decisions of the court in which such action is brought) be an action brought by Agent and the  Lenders, collectively, to foreclose all or a portion of the Mortgage and collect on the Notes.  Counsel selected by Agent shall prosecute any such foreclosure on behalf of Agent and the Lenders and Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof.  All decisions concerning the appointment of a receiver, the conduct of such foreclosure, the acceptance of a deed in lieu of foreclosure, the bid on behalf of Agent and the Lenders at the foreclosure sale of the Mortgaged Property, the manner of taking and holding title to the Premises (other than as set forth in subsection (e) below), the sale of the Premises after foreclosure, and the commencement and conduct of any deficiency judgment proceeding shall be made by Agent.  The costs and expenses of foreclosure will be borne by the Lenders in accordance with their respective Pro Rata Shares.

(e)           If the Premises (or any part thereof) is acquired by Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, the title to the Premises shall be held as required by the Requisite Lenders provided title is held in an entity which limits liability of the Lenders, or, in the absence of such direction of the Requisite Lenders, at the sole option of Agent, be held in the name of Agent, or a nominee or subsidiary of Agent, as administrative agent, for the ratable benefit of the Lenders, or a limited liability company of which Agent (or a nominee or subsidiary of Agent, as administrative agent, for the ratable benefit of the Lenders) is the manager and the Lenders (or their permitted assignees) are the members in proportion to their Pro Rata Shares, which shall be formed pursuant to a form of limited liability company agreement approved by the Requisite Lenders prior to the completion of such foreclosure, which agreement shall include provisions in all material respects similar to this Section 9.16 and Article IX in relation to the duties, rights and immunities of Agent (or a nominee or subsidiary of Agent, in its capacity as the manager thereunder), and provided that such agreement is approved by the Requisite Lenders.  In the event any Lender fails to execute and deliver such agreement in accordance with and after written request therefor from Agent, each such Lender hereby grants to Agent a power of attorney to execute and deliver such agreement on its behalf and to take on its behalf any other actions as may reasonably be required to form and qualify such company, which power of attorney is coupled with an interest and irrevocable.  The Lenders agree that, upon acquisition of the Premises as provided in this Article IX, Agent shall (subject to Section 9.9(b)) take such action with respect to the Premises as shall be directed by the Requisite Lenders, provided no such action required by the Requisite Lenders shall violate the Loan Documents or applicable law.

(f)            Agent shall prepare for the approval of the Requisite Lenders a recommended course of action for the Premises (an “Enforcement Action Plan”).  Subject to its standard of care contained herein, Agent (or a nominee or subsidiary of Agent, as administrative agent, for the ratable benefit of the Lenders) shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Premises acquired, and shall administer all transactions relating thereto, substantially in accordance with the Enforcement Acton Plan, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of the Premises, and the collecting of rents and other sums from the Premises and paying the expenses of the Premises.  Once approved by the Requisite Lenders, Agent shall use commercially reasonable efforts to operate and maintain the Premises in accordance with the Enforcement Action Plan in all material respects (subject to the effect of force majeure events, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, acts of terrorism, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, the effect of orders of Governmental Authorities, laws, rules, regulations or other cause beyond the reasonable control of Agent) and shall be authorized to make expenditures and pay expenses in accordance with the Enforcement Action Plan.  If the Requisite Lenders shall fail to approve of proposed Enforcement Action Plan, however, the following shall apply: (i) if the proposed Enforcement Action Plan is the initial Enforcement Action Plan, then Agent, on behalf of the Lenders, may approve an interim plan to govern the operations of the Premises until the Requisite Lenders approve the first plan; and, (ii) if the proposed Enforcement Action Plan is other than the plan referred to in the preceding clause (i), then the Premises shall be operated under the most recent Enforcement Action Plan until a new Enforcement Action Plan shall be approved by the Requisite Lenders, subject to adjustments as Agent shall deem appropriate to take into account emergency or serious maintenance situations at the Premises, any tenant improvement costs and leasing commissions for leases executed after approval of the most recently approved budget and any expenditures for the Premises required by Applicable Law, which, if not made, may result in the imposition of a fine or penalty or other sanction against the Lenders, Agent or entity that holds title to the Premises for the benefit of the Lenders.  Agent shall not make any material changes to the approved Enforcement Action Plan without the consent of the Requisite Lenders.

(g)           Upon demand therefor from time to time, each Lender shall contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by Agent pursuant to the approved Enforcement Action Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Premises.  In addition, Agent shall render or cause to be rendered to each Lender, on a periodic basis (but in any event once per calendar quarter), an income and expense statement for the Premises, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for the Premises, and such other expenses and operating reserves as Agent shall deem reasonably necessary pursuant to and in accordance with the approved Enforcement Action Plan.

(h)           To the extent there is net operating income from the Premises, Agent shall, in accordance with the approved Enforcement Action Plan, determine the amount and timing of distributions to the Lenders.

(i)            The Lenders acknowledge and agree that if title to the Premises is obtained by Agent or its nominee or limited liability company as provided above, the Premises will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with the Enforcement Action Plan as soon as practicable.  Agent shall undertake to sell the Premises, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders.  Any purchase money mortgage or deed of trust taken in connection with the disposition of the Premises in accordance with the immediately preceding sentence shall name Agent, as agent for the Lenders, as the beneficiary or mortgagee; provided, however, that purchase money financing shall not be provided in connection with the disposition of the Premises without the prior consent of each Lender.  If purchase money financing is so provided, then, Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable and shall contain such other terms and conditions as may be satisfactory to each of the Lenders.

(j)            All income or other money received after so acquiring title to or taking possession of the Premises with respect to the Premises, including income from the operation and management of the Premises and the proceeds of a sale of the Premises, shall be applied, first, to the payment or reimbursement of Agent for expenses incurred in accordance with the provisions of this Article IX or for any other sums then due to Agent hereunder; second, to the payment of operating expenses with respect to the Premises; third, to the establishment of reasonable reserves for the operation of the Premises, including, without limitation, to fund any capital improvement, leasing and other reserves; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 9.16(d) or (g); fifth, in accordance with clauses first through third of Section 9.16(a); sixth, pari passu to the Lenders in accordance with their respective Pro Rata Shares on account of all sums due and unpaid under the Loan Documents, unless an unpaid amount is owed pursuant to Section 9.14, in which event such unpaid amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such unpaid amount to the Lender which advanced such sums pursuant to Section 9.14(b); and seventh, to the Lender or, if more than one Lender, pari passu to the Lenders party to any Lender Interest Rate Protection Agreement for Obligations related thereto.

(k)           (i)            Notwithstanding anything to the contrary herein, Agent may resign as Agent hereunder unless, within thirty (30) days after the occurrence of a Special Servicing Event (as hereinafter defined), Agent and the Lenders have reached an agreement with respect to certain fees (collectively, the “Servicing Fees”) that would be payable to Agent for servicing, special servicing and administering the Loan after such Event of Default and during the continuation thereof and for managing the Premises during any period of time that the Premises is owned by Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure.  Such Servicing Fees shall be payable in accordance with a separate agreement to be entered into by Agent and the Lenders.

(ii)           In the event Agent resigns as permitted above, then the Requisite Lenders shall have the right to appoint a successor Agent which (A) satisfies the requirements of Section 9.13 or (B) is a Qualified Special Servicer (as hereinafter defined), within thirty (30)

days after such resignation.  If the Requisite Lenders have not appointed such a successor Agent within such thirty (30) day period, then the resigning Agent may (on behalf of the Lenders) appoint a successor Agent that satisfies the requirements of Section 9.13 or is a Qualified Special Servicer.  Whether the Qualified Special Servicer is appointed by the Requisite Lenders or by the resigning Agent, the Lenders shall pay the Servicing Fees required by such successor Agent in accordance with a separate agreement with such successor Agent.

(iii)          The time periods within which Agent is required to act in this Section 9.16 shall be tolled, commencing on the thirtieth (30th) day after the occurrence of a Special Servicing Event, and continuing until ten (10) Business Days after a replacement Agent has been appointed pursuant to this Section 9.16(k) or Agent and the Lenders have reached an agreement regarding the Servicing Fees.

(iv)          As used in this Section 9.16(k), the following terms have the meanings assigned below:

(i)            “Qualified Special Servicer” means a nationally recognized commercial mortgage loan servicer which (i) has the minimum rating required of a special servicer in the case of Fitch, (ii) is on the Standard & Poor’s list of approved special servicers in the case of Standard & Poor’s and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

(ii)           “Special Servicing Event” means (i) the occurrence of any Event of Default of which Agent has given notice thereof to the Lenders pursuant to Section 9.16(a) or (ii) the receipt by Agent of a notice of an Event of Default from any Lender pursuant to Section 9.16(a).

ARTICLE X

GENERAL CONDITIONS

Section 10.1         Indemnity.

(a)           Each Loan Party hereby indemnifies and agrees to defend, protect and hold harmless Agent and Lenders and their respective Affiliates, participants, directors, officers, agents and employees (each, an “Indemnified Party”) from and against any and all losses, liabilities, obligations, charges, claims, damages, penalties, causes of action, reasonable and documented out-of-pocket costs and expenses (including reasonable documented out-of-pocket attorneys’ fees and disbursements) of any kind or nature, actually suffered or incurred by an Indemnified Party in connection with this Loan Agreement, any of the other Loan Documents, the consummation of the transactions contemplated herein or therein, the use, operation or occupancy of any of the Premises or any Mortgaged Property (each being a “Claim”), including the following:

(i)            any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways;

(ii)           any design, construction, operation, use, non-use or condition of the Premises or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Agent or any Lender, any claim as to which the insurance is inadequate;

(iii)          any performance of or failure to perform any labor or services or furnishing of or failure to furnish any materials or other property in respect of the Premises or any part thereof;

(iv)          any negligence or tortious act or omission on the part of a Loan Party or any of its agents, contractors, servants, employees, Lessees, sublessees, licensees, guests or invitees;

(v)           any matter or other relationship that has arisen or may arise between or among Agent and/or Lenders on the one hand, and Loan Parties, Guarantor and/or any third party on the other hand (other than a prospective Assignee or a prospective or actual Participant), with respect to the Premises or the Mortgaged Property or any of the foregoing, as a result of the execution and delivery of the Notes, this Loan Agreement or the other Loan Documents, or any other action contemplated hereby, thereby or by any other document executed in connection with the Loan;

(vi)          any action or other proceeding brought by or on behalf of any Person against Agent or any Lender as the holder of, or by reason of its interest in, any sum deposited or paid hereunder or in connection herewith, any insurance proceeds, any condemnation awards or other amounts applied to the Obligations of Loan Parties; and

(vii)         any circumstance resulting in the impairment of the Liens of the Mortgage and/or the other Security Documents, including as a result of non-compliance with any applicable lien law.

(b)           If any action or proceeding shall be commenced or taken (including an action to foreclose the Mortgage, collect the Obligations or enforce Agent’s rights under this Loan Agreement, the Notes or the other Loan Documents) by Agent or any other Person, in which action or proceeding Agent or any Lender is involved or is made a party by reason of the execution and/or delivery of the Notes, this Loan Agreement, or any other Loan Documents or in which it becomes necessary to enforce, defend or uphold the lien on the Mortgaged Property pursuant to the Mortgage, this Loan Agreement or the other Loan Documents or Agent’s and Lenders’ rights under the Notes or any other Loan Documents, all out-of-pocket sums paid by Agent for the expense of any such action or litigation shall be paid by Loan Parties to Agent ten

(10) days after demand.  In the event the Mortgaged Property, or any part thereof, shall be advertised for foreclosure sale and not sold, Loan Parties shall pay all reasonable and documented out-of-pocket costs in connection therewith, including reasonable attorneys’ fees and disbursements and advertising costs.

(c)           Each Loan Party hereby indemnifies and agrees to defend and hold harmless the Indemnified Parties from and against any and all liabilities, claims, charges, actual out-of-pocket losses and expenses (including attorneys’ fees and disbursements) or damages of any kind or nature which may arise as a result of any claim by any broker, “finder” or advisor with which each Loan Party or any Affiliate of Loan Parties has dealt or is alleged to have dealt.

(d)           Loan Parties will hold Agent and each Lender harmless against any and all liability with respect to any mortgage/deed recording, transfer or intangible personal property tax or similar imposition now or hereafter in effect, to the extent that the same may be payable by Agent or any Lender with respect to this Loan Agreement, any Note or any other Loan Document.

(e)           Within ten (10) Business Days of demand by any Indemnified Party, Loan Parties shall commence to defend, and shall thereafter diligently pursue defense of, any investigation, action or proceeding in connection with any claim or liability, or alleged claim or liability, that would, if determined adversely to such Indemnified Party, be covered by the indemnification provisions contained in this Section, such defense to be at the sole cost and expense of Loan Parties and by counsel selected by Loan Parties and reasonably approved by such Indemnified Party, which counsel may, without limiting the rights of an Indemnified Party pursuant to the next succeeding sentence, also represent Loan Parties in such investigation, action or proceeding.  Any Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the expense of Loan Parties if (i) in the reasonable opinion of such Indemnified Party, Loan Parties’ counsel has a conflict of interest or (ii) such defense is not being conducted in a manner which is acceptable to such Indemnified Party in its reasonable discretion.  In addition, notwithstanding anything to the contrary set forth in this Loan Agreement or in any other Loan Document, Loan Parties shall not be required to pay for the attorneys fees of more than one Lender in connection with any act, condition, event or indemnity under this Loan Agreement or under any other Loan Document.

(f)            The provisions of this Section 10.1 shall survive the repayment of the Loan.  The provisions of the indemnities hereunder shall exclude (a) any Claims arising from the gross negligence or willful misconduct or breach of any provision of any Loan Document by any Indemnified Party; (b) any Claim arising during the possession or control of the Premises by any Indemnified Party; (c) any Claim arising as a result of any act, omission, event or conditions which first occurred or existed from and after foreclosure, deed in lieu of foreclosure or other similar proceeding; (d) any Claim arising as a result of any claim by any broker, finder or advisor retained by Agent or any Lender; or (e) any Claims arising on account of a dispute between or among Agent and/or Lenders (or between or among Agent and/or Lenders on the one hand, and a prospective Assignee or a prospective or actual Participant on the other hand).

Section 10.2         No Waivers.  No failure or delay on the part of Agent or Lenders in exercising any right, power or remedy hereunder or under or in connection with this Loan

Agreement or the other Loan Documents or to insist upon the strict performance of any term of this Loan Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under or in connection with this Loan Agreement or any other Loan Document.

Section 10.3         Submission of Evidence.  Any condition of this Loan Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts and Agent shall, at all times, be free to independently establish to its satisfaction such existence or non-existence.

Section 10.4         Loan Parties, Agent and Lenders Sole Beneficiaries.  No Person other than Loan Parties, Agent and Lenders shall be deemed to be beneficiary of the terms, provisions, covenants and other conditions of this Loan Agreement and the other Loan Documents (provided that the Constituent Members are third party beneficiaries of Section 10.12), any or all of which covenants and conditions of Loan Parties may be freely waived, in whole or in part, by Agent at any time if Agent deems it advisable or desirable to do so.

Section 10.5         Contractors.  No contractor, supplier or any other Person dealing with Loan Parties shall be, nor shall any of them be deemed to be, third party beneficiaries of this Loan Agreement, but each shall be deemed to have agreed, (a) that the contractor, supplier or other Person in question shall look to Loan Parties as their sole source of recovery if not paid and (b) except as otherwise agreed to in writing between Agent and such Person in question, that they may not claim against Agent or Lenders under any circumstances.

Section 10.6         Entire Agreement.  This Loan Agreement and the other Loan Documents embody the entire agreement and understanding between Loan Parties, Agent and/or Lenders with respect to the Loan and supersede and cancel all prior loan applications, expressions of interest, commitments, agreements and understandings, whether oral or written, relating to the subject matter hereof, except as specifically agreed in writing to the contrary.

Section 10.7         Assignment.  Loan Parties may not assign, transfer or otherwise convey this Loan Agreement or any other Loan Document, in whole or in part, nor all or any portion of the Loan nor any interest therein, and any such assignment shall be void ab initio.

Section 10.8         Further Assurances; Filing of Financing Statements.  Subject to the limitations of Section 8.4, Loan Parties shall, within ten (10) Business Days after written request, make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, instruments, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, deem reasonably necessary or proper in connection with this Loan Agreement or any of the other Loan Documents, the obligations of Loan Parties hereunder or thereunder, or for better assuring and confirming unto Agent and Lenders the full benefits and rights granted by this Loan Agreement or the other Loan Documents.  Loan Parties hereby agree that, without notice to or the consent of Loan Parties, Agent may file with the appropriate public officials such financing statements or similar documents as are or may become necessary to perfect and continue the perfection of the security interest granted by any Security Document.

Section 10.9         Cumulative Remedies.  The remedies in this Loan Agreement and the other Loan Documents herein are cumulative and not exclusive of any remedies available at law or equity or in any other agreement, document or instrument.

Section 10.10       Amendments, Consents, Waivers, Approvals, Etc.  Except as set forth in Section 9.1, no amendment, modification, termination, or waiver of any provision of this Loan Agreement or the other Loan Documents shall be effective unless in writing and signed by Loan Parties and Agent.  With respect to any matter for which Agent’s and/or Lenders, as applicable, consent or approval is required hereunder or under the other Loan Documents, no such consent or approval by Agent and/or Lenders, as applicable, hereunder shall in any event be effective unless the same shall be in writing and signed by Agent, it being agreed that Loan Parties may rely on the consent of Agent as evidence that Agent has received the consent of those Lenders whose consent is required hereunder for the applicable matter.  No notice to or demand on Loan Parties in any case shall entitle Loan Parties to any other or further notice or demand in similar or other circumstances.  No failure or delay of Agent in exercising any power or right hereunder or to demand payment for any sums due pursuant to this Loan Agreement or any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power.

Section 10.11       Notices.  Except as may be otherwise expressly provided herein, all notices, certificates, demands, requests, approvals, consents, waivers and other communications provided for herein shall be in writing and (a) mailed (registered or certified mail, return receipt requested, and postage prepaid), (b) hand-delivered, with signed receipt, or (c) sent by nationally-recognized overnight courier as follows:

If to Loan Parties, to their address at:

c/o Sunstone Hotel Investors, Inc.

120 Vantis, Suite 350

Aliso Viejo, California 92656

Attention:  Finance Department

with copies similarly delivered to:

Gibson, Dunn & Crutcher LLP

323 South Grand Avenue

Los Angeles, California 90071-3197

Attention:  Michael F. Sfregola, Esq.

If to Agent, prior to November 1, 2011, to:

Eurohypo AG, New York Branch

1114 Avenue of the Americas

New York, New York 10036

Attention:  Legal Director

with copies similarly delivered to:

Eurohypo AG, New York Branch

1114 Avenue of the Americas

New York, New York 10036

Attention:  Head of Portfolio Operations

with copies similarly delivered to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013-1024

Attention:  Marc D. Young

If to Eurohypo, as Lender, prior to November 1, 2011:

Eurohypo AG, New York Branch

1114 Avenue of the Americas

New York, New York 10036

Attention:  Legal Director

with copies similarly delivered to:

Eurohypo AG, New York Branch

1114 Avenue of the Americas

New York, New York 10036

Attention:  Head of Portfolio Operations

with copies similarly delivered to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013-1024

Attention:  Marc D. Young

If to Agent, from and after November 1, 2011, to:

Eurohypo AG, New York Branch

1301 Avenue of the Americas, 35th Floor

New York, New York 10019

Attention:  Legal Director

with copies similarly delivered to:

Eurohypo AG, New York Branch

1301 Avenue of the Americas, 35th Floor

New York, New York 10019

Attention:  Head of Portfolio Operations

with copies similarly delivered to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013-1024

Attention:  Marc D. Young

If to Eurohypo, as Lender, from and after November 1, 2011:

Eurohypo AG, New York Branch

1301 Avenue of the Americas, 35th Floor

New York, New York 10019

Attention:  Legal Director

with copies similarly delivered to:

Eurohypo AG, New York Branch

1301 Avenue of the Americas, 35th Floor

New York, New York 10019

Attention:  Head of Portfolio Operations

with copies similarly delivered to:

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013-1024

Attention:  Marc D. Young

If to Aareal Capital Corporation:

Aareal Capital Corporation

250 Park Avenue, Suite 820

New York, New York 10177

Attention:  Daniel de Roo, Credit Management

with copies similarly delivered to:

Aareal Capital Corporation

250 Park Avenue, Suite 820

New York, New York 10177

Attention:  Alan Griffin, Esq.

or to such other address with respect to any, as such party shall notify the other parties in writing.  All such notices, certificates, demands, requests, approvals, waivers and other communications given pursuant to this Section 10.11 shall be effective when received (or delivery is refused) at the address specified as aforesaid.

Section 10.12       Limitation on Liability.  All Obligations shall be recourse to Borrower.  Notwithstanding anything to the contrary contained in this Loan Agreement, in the Notes, the Mortgage or in the other Loan Documents, no recourse or any personal liability shall be had for the payment of the principal, Interest, Additional Interest or other amounts owed hereunder or under the Notes or the other Loan Documents, or for any claim based on this Loan Agreement, the Notes or any other Loan Document against any (i) Constituent Member, (ii) any present or future, direct or indirect, shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, participant, principal or agent of or in Loan Parties or in any Person that is or becomes a Constituent Member, (iii) any of their respective successors and assigns, or (iv) any of the assets of any Person described in clauses (i) through (iii) above, it being expressly understood that the sole remedies of Agent and Lenders with respect to such amounts and claims shall be against Loan Parties and the assets of Loan Parties, including the Mortgaged Property, and other Collateral; provided, however, that:

(a)           nothing contained in this Loan Agreement (including the provisions of this Section 10.12), the Notes or the other Loan Documents shall constitute a waiver of any of Borrower’s obligations herein, under the Notes or the other Loan Documents, or of any of any obligations of Guarantors (including, to the extent a direct or indirect member of Loan Parties) under the Loan Documents to which it is a party;

(b)           nothing contained in this Loan Agreement (including the provisions of this Section 10.12), the Notes or the other Loan Documents shall constitute a limitation of liability of Borrower or any of its assets;

(c)           nothing contained in this Loan Agreement (including the provisions of this Section 10.12), the Notes or the other Loan Documents shall constitute a limitation of liability of Guarantor or any of its respective assets with respect to (i) the Recourse Liability Agreement, (ii) the Environmental Indemnity or (iii) any other guaranty or indemnity agreement given by it in connection with the Loan, as applicable; and

(d)           the liability of Operating Lessee shall be limited to its interest in the Mortgaged Property.

Section 10.13       Binding Effect.  This Loan Agreement shall be binding upon and inure to the benefit of Agent and Lenders and their respective permitted successors and assigns and Loan Parties and their permitted successors and assigns.

Section 10.14       Severability of Provisions.  Any provision of this Loan Agreement which is prohibited or unenforceable in the State of New York or in any other jurisdiction in the United States shall be, as to the State of New York or such other jurisdiction in the United States, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

Section 10.15       Governing Law and Consent to Jurisdiction.  This Loan Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York.  Loan Parties, Agent and Lenders irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Loan Agreement, the Notes or the other Loan Documents may be brought in the Courts of the United States of America located in the Southern District of New York or in a state court of record in New York County, New York, (b) consent to the jurisdiction of each such court in any such suit, action or proceeding and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  Loan Parties irrevocably consent to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Loan Parties at their address provided in Section 10.11.  Nothing in this Section 10.15, however, shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any suit, action or proceeding against Loan Parties or their property in the courts of any other jurisdictions.

Section 10.16       Waiver of Jury Trial.  Loan Parties, Agent and Lenders each hereby expressly and unconditionally waives any and every right either party may have to a trial by jury, in any suit, action or proceeding brought under or with respect to this Loan Agreement, the Notes or the other Loan Documents.

Section 10.17       No Joint Venture.  Loan Parties are not and shall not be deemed to be a joint venturer, partner, tenant in common or joint tenant with, or an agent of, Agent or Lenders for any purpose.  Neither Agent nor Lenders shall be deemed to be in privity of contract with any Person providing services with respect to the construction, operation and management the Premises or any part thereof unless and until and except to the extent that Agent shall affirmatively act to establish any such privity pursuant to Article VII, or in the exercise of Agent’s and Lenders’ remedies pursuant to the Mortgage, the Assignment of Agreements or any other Loan Document.

Section 10.18       Determinations and Consents of Agent and Lenders.  Unless expressly provided to the contrary in any particular instance, any determination, election or judgment made or any consent or waiver given by Agent and/or Lenders pursuant to this Loan Agreement or any other Loan Document shall be made or given, as the case may be, in Agent’s or Lender’s, as the case may be, sole and absolute discretion, whether or not the applicable provision of this Loan Agreement or such other Loan Document expressly so provides.  In making any such determination, election or judgment or in providing or deciding not to provide any such consent or waiver, Agent and Lenders shall be entitled to rely, to the extent Agent and/or Lenders so elect, in whole or in part on the advice of counsel, independent public accountants, engineers, architects and other experts selected by Agent and/or Lenders, as applicable.

Section 10.19       Reliance by Agent and Lenders on Action on Behalf of Loan Parties.  Unless Loan Parties shall have previously provided Agent and Lenders with express written notice that such Person shall not be authorized to bind Loan Parties, Agent and Lenders shall be entitled to rely on any notice, communication or other action taken by any Person purporting to sign as the officer or other authorized agent, signatory, representative or agent of Loan Parties purporting to be taken on Loan Parties’ behalf as being conclusive evidence of Loan Parties’ right to take such action and, in doing so, bind Loan Parties to the action taken.

Section 10.20       Headings, Etc.  The headings and captions of various sections of this Loan Agreement have been inserted for convenience only and are not to be construed as defining, modifying, limiting or amplifying, in any way, the scope or intent of the provisions hereof.

Section 10.21       Incorporation by Reference.  Loan Parties agree that the Notes and the other Loan Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Loan Agreement to the same extent and effect as if fully set forth in and made a part of the Notes and the other Loan Documents.  In the event of a conflict between any of the Loan Documents and the provisions of this Loan Agreement, this Loan Agreement shall control.

Section 10.22       Counterparts.  This Loan Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.

Section 10.23       Attorneys’ Fees.  Any provisions of this Loan Agreement or any other Loan Document that require payment to Agent or Lenders of legal fees or expenses incurred by any of them shall be construed as including any and all such fees and expenses incurred in connection with litigation, mediation, arbitration, other alternative dispute processes, administration proceedings and Bankruptcy Proceedings, and any appeals from any of the foregoing (any of the foregoing, an “Action”); provided that, so long as no Event of Default shall have occurred and be continuing, in no event shall Loan Parties be required to pay more than one set of legal fees and expenses in any Action with respect to the payment of Lenders’ and Agent’s legal fees and expenses.

Section 10.24       Employer Identification Number Etc.  Loan Parties acknowledge that in order for Lenders to comply with the requirements under the Patriot Act, Loan Parties must provide to Agent certain information or supporting documentation (collectively “Documentation”) at the time of execution of this Loan Agreement.  Lenders may be required by the Patriot Act to verify and record any Documentation provided by Loan Parties to validate Loan Parties’ identity.  Documentation that may be requested from Loan Parties may include, but is not limited to, a Federal Employer Identification Number (FEIN), a Certificate of Good Standing to validate Loan Parties’ corporate, partnership or limited liability company existence, a Certificate of Incumbency to authenticate the management of Loan Parties, and other government issued certified documents to validate Loan Parties’ authorization to conduct business.

Section 10.25       Confidentiality.  Agent, each Lender and their respective Affiliates shall hold all information and materials at any time submitted by or on behalf of Loan

Parties or Guarantor and/or received by Agent or any Lender in connection with the Loan or pursuant to any Loan Document in accordance with reasonable, customary procedures for handling confidential information, and Agent, each Lender and their respective Affiliates shall not disclose or permit their respective Affiliates, directors, officers, employees, agents or advisors (the “Lender Representatives”) to disclose such information to any Person, except that Agent or any Lender may (i) disclose information which is or becomes generally available to the public other than as a result of a disclosure by Lender Representatives or which becomes available from a Person who is not actually known by Agent or Lenders to be bound by a confidentiality agreement, (ii) disclose that portion of such information that is reasonably required by any bona fide potential Assignee or Participant in connection with an assignment or participation or a proposed assignment or participation in accordance with Article VIII, provided that such potential Assignee or Participant enters into a confidentiality agreement as required by Section 8.3; (iii) disclose such information to the extent permitted by, and in compliance with, Section 8.8; (iv) disclose such information to examiners, auditors and regulators of Agent and/or Lenders in the ordinary course of any applicable audit or examination; or (v) disclose such information as may be required by law, regulation or other applicable judicial or governmental order, provided that with respect to this clause (v), Agent or such Lender, as applicable, will, to the extent permitted by law, provide Loan Parties with prompt written notice of any request pursuant to such requirement so that Loan Parties may seek a protective order or other remedy, provided, further, that with respect to this clause (v) Agent or such Lender, as applicable, shall, at Loan Parties’ expense, cooperate with Loan Parties in a commercially reasonable manner in obtaining any such protective order or other remedy, and provided, further, that with respect to this clause (v), if no such protective order or other remedy is obtained, Agent or such Lender, as applicable, may disclose only that portion of such information that its legal counsel reasonably advises is legally required to be disclosed, and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such information that is disclosed.  This paragraph shall run to the benefit of, and be enforceable by, Loan Parties and Guarantors.  The provisions of this Section 10.25 shall survive the repayment of the Loan and the termination of this Loan Agreement.

ARTICLE XI

SIGNAGE COLLATERAL RELEASE

Section 11.1         Signage Collateral Release.

(a)           Conditions.  Borrower shall be permitted to sell and assign (the “Signage Sale”) all of the signage rights (the “Signage Collateral”) at the Premises during the period from the Closing Date to the date which is the third (3rd) anniversary of the Closing Date, provided all of the following conditions have been satisfied:

(i)            no Event of Default or Default exists and is continuing at the time of the Signage Sale notice or on the date of the Signage Sale;

(ii)           Agent shall have received from Borrower at least thirty (30) days prior written notice of the date proposed for the Signage Sale, which date shall be a Payment Date;

(iii)          Borrower shall remit to Agent an amount (the “Signage Release Prepayment”) which is not less than $50,000,000 (“Minimum Signage Release Prepayment Amount”);

(iv)          Borrower shall pay to Agent all sums then due and payable under the Notes, this Loan Agreement, the Mortgage and the other Loan Documents;

(v)           Borrower shall submit to Agent, not less than fifteen (15) Business Days prior to the date of such Signage Sale, a partial release of Lien (and related Loan Documents) for the Signage Collateral for execution by Agent.  Such release shall be in a form appropriate in the jurisdiction in which the Signage Collateral is located and reasonably satisfactory to Agent.  In addition, Borrower shall provide all other documentation Agent reasonably requires to be delivered by Borrower in connection with such release, including evidence (including such endorsement to the title policies obtained in connection with the Mortgage at the Closing as Agent may require) that such documentation (A) is in compliance with all applicable legal requirements, (B) will effect such partial release in accordance with the terms of this Loan Agreement, and (C) will not impair or otherwise adversely affect the Liens, security interests and other rights of Agent or the Lenders under the Loan Documents and (D) after giving effect to such Signage Sale, the representations set forth in Sections 5.14, 5.16, 5.18 and 5.31, are true and correct with respect the Premises not subject to the Signage Sale;

(vi)          After giving effect to such Signage Sale and application of the proceeds thereof as set forth in subsection (c) below, the Debt Yield following any release of the Signage Collateral shall not be less than the greater of (i) the Debt Yield immediately prior to such release, as reasonably determined by Agent, or (ii) 11%;

(vii)         After giving effect to such Signage Sale and application of the proceeds thereof as set forth in subsection (c) below, the Loan-to-Value Ratio for the Premises then remaining, based on an Appraisal or Appraisal Update dated within ninety (90) days prior the Signage Sale, shall not be greater than be the lesser of (i) the Loan-to-Value Ratio immediately prior to such Signage Sale, or (ii) 60%;

(viii)        Agent shall have received from Borrower with respect to the matters referred to in clauses (v) and (vi) (y) statements of the net operating income and debt service (both on a consolidated basis and separately for the applicable Signage Collateral to be released for the applicable measuring period and (z) based on the foregoing statements of net operating income and debt service, calculations of the Debt Service Coverage Ratio, Loan to Value Ratio and Debt Yield both with and without giving effect to the proposed Signage Sale, accompanied by an authorized officer’s certificate of Borrower that such statements, calculations and information are true, correct and complete in all material respects;

(ix)           Borrower, at its sole cost and expense, shall have delivered to Agent one or more endorsements to the Title Policy delivered to Agent on the date hereof in connection with the Mortgage insuring that, after giving effect to such Signage Sale, (x) the Lien created by the Mortgage and insured thereby is a first priority Lien on the remaining Mortgaged Property subject only to the Permitted Exceptions applicable to the remaining Mortgaged Property and (y) that the Title Policy is in full force and effect and unaffected by such Signage Sale;

(x)            Borrower shall pay all reasonable costs and expenses of Agent in connection with the Signage Sale;

(xi)           the proposed Signage Sale shall not constitute a default under the Ground Leases, and the prior consent of the Ground Lessors shall be obtained in connection with the Signage Sale; and

(xii)          Borrower shall have delivered to Agent an officer’s certificate confirming the matters referred to in clause (x) above and certifying that all conditions precedent for such Partial Release contained in this Agreement have been satisfied.

(b)           Prepayment.  Notwithstanding anything to the contrary in Section 2.4(d), any Signage Release Prepayment shall be subject only to the following prepayment penalty schedules:

Year 1	With respect to Loan Portions having (or which had, immediately prior to such prepayment) a LIBOR Rate Period of 3 Months or a Base Rate: 1.68% on the amount prepaid

With respect to Loan Portions having (or which had, immediately prior to such prepayment) a LIBOR Rate Period of 6 Months: 1.38% on the amount prepaid

Year 2	With respect to Loan Portions having (or which had, immediately prior to such prepayment) a LIBOR Rate Period of 3 Months or a Base Rate: 1.40% on the amount prepaid

With respect to Loan Portions having (or which had, immediately prior to such prepayment) a LIBOR Rate Period of 6 Months: 1.15% on the amount prepaid

Year 3	With respect to Loan Portions having (or which had, immediately prior to such prepayment) a LIBOR Rate Period of 3 Months or a Base Rate: 1.12% on the amount prepaid

With respect to Loan Portions having (or which had, immediately prior to such prepayment) LIBOR Rate Period of 6 Months: 0.92% on the amount prepaid.

(c)           Payment of Proceeds.

(i)            All net sales proceeds from the sale of the Signage Collateral (with a maximum deduction of 4% for closing costs which shall also include any associated prepayment penalties, including the prepayment fees set forth in subsection (b) above, any Breakage Costs and Additional Interest) up to the Minimum Signage Release Prepayment Amount shall be applied against the Obligations.

(ii)           In the event net sales proceeds from the sale of the Signage Collateral (with a maximum deduction of 4% for closing costs which shall also include any associated prepayment penalties, including the prepayment fees set forth in subsection (b) above, any Breakage Costs and Additional Interest) are greater than the Minimum Signage Release Prepayment Amount, then up to the next $10 million of net sales proceeds will be distributed to the Borrower.

(iii)          82.5% of all net proceeds from the sale of the Signage Collateral (with a maximum deduction of 4% for closing costs which shall also include any associated prepayment penalties, including the prepayment fees set forth in subsection (b) above, any Breakage Costs and Additional Interest) in excess of $60 million shall be applied against the Obligations.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

LOAN PARTIES:

BORROWER:

TIMES SQUARE HOTEL OWNER, LLC,
a Delaware limited liability company

By:	/s/ John V. Arabia
Name: John V. Arabia
Title: CFO

OPERATING LESSEE:

Acknowledged and agreed to solely with respect to the representations, warranties and covenants set forth herein which are applicable to the Operating Lessee:

TIMES SQUARE HOTEL OPERATING LESSEE, LLC, a Delaware limited liability company

By:	/s/ John V. Arabia
Name: John V. Arabia
Title: CFO

[Remainder of Page Intentionally Left Blank; Additional Signature Pages Follow]

AGENT:

EUROHYPO AG, NEW YORK BRANCH

By:	/s/ Jeffrey A. Altenau
Name: Jeffrey A. Altenau
Title: Executive Director

By:	/s/ Stephen Cox
Name: Stephen Cox
Title: Executive Director

[Remainder of Page Intentionally Left Blank; Signatures Continue on the Following Page]

LENDER:

EUROHYPO AG, NEW YORK BRANCH

By:	/s/ Jeffrey A. Altenau
Name: Jeffrey A. Altenau
Title: Executive Director

By:	/s/ Stephen Cox
Name: Stephen Cox
Title: Executive Director

Commitment: $90,000,000

LENDER:

AAREAL CAPITAL CORPORATION

By:	/s/ Ralph C. Marra, Jr.
Name: Ralph C. Marra, Jr.
Title: Executive Director

By:	/s/ Alan L. Griffin
Name: Alan L. Griffin
Title: Counsel

Commitment: $90,000,000

EXHIBIT A

The Land

REAL PROPERTY IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK, DESCRIBED AS FOLLOWS:

PARCEL I (PRESENT LOT 61)(FEE PARCEL)

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE CORNER FORMED BY THE INTERSECTION OF THE SOUTHERLY SIDE OF WEST 47TH STREET WITH THE EASTERLY SIDE OF BROADWAY;

RUNNING THENCE EASTERLY ALONG THE SAID SOUTHERLY SIDE OF 47TH STREET, 80 FEET;

THENCE SOUTHERLY PARALLEL WITH THE EASTERLY SIDE OF BROADWAY, 40 FEET 5 INCHES;

THENCE WESTERLY PARALLEL WITH THE SOUTHERLY SIDE OF 47TH STREET AND FOR THE PART OF THE WAY THROUGH A PARTY WALL, 80 FEET TO THE EASTERLY SIDE OF BROADWAY;

THENCE NORTHERLY ALONG THE SAID EASTERLY SIDE OF BROADWAY, 40 FEET 5 INCHES TO THE CORNER AFORESAID AT THE POINT OR PLACE OF BEGINNING.

PARCEL II (PRESENT AIR RIGHTS LOT 9062 AND SUBTERRANEAN LOT 8062/LEASEHOLD)

ALL THAT CERTAIN LOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, COUNTY, CITY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

ALL THAT PORTION OF THE BELOW DESCRIBED PARCEL LYING ABOVE A HORIZONTAL PLANE DRAWN AT ELEVATION 46.67 BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF SEVENTH AVENUE, DISTANT 40’-5” SOUTH OF THE CORNER FORMED BY THE INTERSECTION OF THE SOUTHERLY LINE OF WEST 47TH STREET WITH THE EASTERLY LINE OF SEVENTH AVENUE:

1) RUNNING THENCE EASTERLY PARALLEL WITH THE SOUTHERLY LINE OF WEST

Ex. A - 1

47TH STREET, 80’-0”;

2) THENCE SOUTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 40’-0”;
3) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 80’-0” TO A POINT IN THE EASTERLY LINE OF SEVENTH AVENUE;
4) THENCE NORTHERLY, ALONG THE EASTERLY LINE OF SEVENTH AVENUE, 40’-0” TO THE POINT OR PLACE OF BEGINNING.

EXCEPTING THEREFROM ALL THAT PORTION OF THE BELOW DESCRIBED PARCEL LYING BETWEEN A LOWER HORIZONTAL PLANE DRAWN AT ELEVATION 46.67 FEET AND AN UPPER HORIZONTAL PLANE DRAWN AT ELEVATION 68.50, FEET BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF SEVENTH AVENUE, DISTANT 52’-6 ¾” SOUTH OF THE CORNER FORMED BY THE INTERSECTION OF THE SOUTHERLY LINE OF WEST 47TH STREET WITH THE EASTERLY LINE OF SEVENTH AVENUE:

1) RUNNING THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 6’-3”;
2) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 3’-9 ¾” TO A POINT OF CURVATURE;
3) THENCE NORTHEASTERLY, ALONG THE ARC OF A CIRCLE CURVING TO THE RIGHT, HAVING A RADIUS OF 2’-3” AND AN INCLUDED ANGLE OF 90°-00’-00”, 3’-6 3/8” TO A POINT OF TANGENCY;
4) THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 2’-9”;
5) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 4’-11 ¾”;
6) THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 4’-1”;
7) THENCE SOUTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 3’-4 ½”;
8) THENCE SOUTHEASTERLY ALONG A LINE FORMING AN ANGLE OF 135°-00’-00” ON ITS NORTHEASTERLY SIDE WITH THE PRECEDING COURSE, 3’-2 ¼”;
9) THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 12’-9 ½”;
10) THENCE SOUTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 5’-5”;
11) THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 17’-7 ½”;
12) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 8’-2”;
13) THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 8’-0”;
14) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH

Ex. A - 2

AVENUE, 1’-3”;

15) THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 24’-0”;
16) THENCE SOUTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 34’-9 ¼”;
17) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 1’-1 ½”;
18) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 1’-10 ½”;
19) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 3’-1”;
20) THENCE SOUTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 4’-4 ½”;
21) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 8’-10 ½”;
22) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 0’-8”;
23) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 3’-10”;
24) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 0’-2”;
25) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 63’-1” TO A POINT IN THE EASTERLY LINE OF SEVENTH AVENUE;
26) THENCE NORTHERLY, ALONG THE EASTERLY LINE OF SEVENTH AVENUE, 27’-0 ¼” TO THE POINT OR PLACE OF BEGINNING.

ELEVATIONS REFER TO DATUM USED BY THE TOPOGRAPHICAL BUREAU, BOROUGH OF MANHATTAN, WHICH IS 2.75 FEET ABOVE NATIONAL GEODETIC SURVEY VERTICAL DATUM OF 1929 (UNITED STATES COAST AND GEODETIC SURVEY DATUM) MEAN SEA LEVEL, SANDY HOOK, NEW JERSEY.

PARCEL IIA: (PRESENT AIR RIGHTS LOT 9062 AND SUBTERRANEAN LOT 8062)

ALL THAT PORTION OF THE BELOW DESCRIBED PARCEL LYING BELOW A HORIZONTAL PLANE DRAWN AT ELEVATION 46.67 BOUNDED AND DESCRIBED AS FOLLOWS: BEGINNING AT A POINT IN THE EASTERLY LINE OF SEVENTH AVENUE, DISTANT 40’-5” SOUTH OF THE CORNER FORMED BY THE INTERSECTION OF THE SOUTHERLY LINE OF WEST 47TH STREET WITH THE EASTERLY LINE OF SEVENTH AVENUE:

1) RUNNING THENCE EASTERLY PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 80’-0”;
2) THENCE SOUTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 40’-0”;
3) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 80’-0” TO A POINT IN THE EASTERLY LINE OF SEVENTH AVENUE;

Ex. A - 3

4) THENCE NORTHERLY, ALONG THE EASTERLY LINE OF SEVENTH AVENUE, 40’-0” TO THE POINT OR PLACE OF BEGINNING.

ELEVATIONS REFER TO DATUM USED BY THE TOPOGRAPHICAL BUREAU, BOROUGH OF MANHATTAN, WHICH IS 2.75 FEET ABOVE NATIONAL GEODETIC SURVEY VERTICAL DATUM OF 1929 (UNITED STATES COAST AND GEODETIC SURVEY DATUM) MEAN SEA LEVEL, SANDY HOOK, NEW JERSEY.

PARCEL IIB:

BEGINNING AT A POINT IN THE SOUTHERLY LINE OF WEST 47TH STREET, DISTANT 80’-0” EAST OF THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY LINE OF SEVENTH AVENUE WITH THE SOUTHERLY LINE OF WEST 47TH STREET:

1) RUNNING THENCE EASTERLY, ALONG THE SOUTHERLY LINE OF WEST 47TH STREET, 5’-10 ¼”;
2) THENCE SOUTHERLY, ALONG A LINE FORMING AN ANGLE OF 90’-18’-00” ON ITS WESTERLY SIDE WITH THE PRECEDING COURSE, 19’-1”; 3) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 5’-11 ½”;
4) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 19’-1” TO THE POINT OR PLACE OF BEGINNING.

PARCEL IIC:

ALL THAT PORTION OF THE BELOW PARCEL LYING ABOVE A HORIZONTAL PLANE DRAWN AT ELEVATION 124.36 FEET BOUNDED AND DESCRIBED AS FOLLOWS: BEGINNING AT A POINT IN THE SOUTHERLY LINE OF WEST 47TH STREET DISTANT 85’-10 ¼” EAST OF THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY LINE OF SEVENTH AVENUE WITH THE SOUTHERLY LINE OF WEST 47TH STREET:

1) RUNNING THENCE EASTERLY, ALONG THE SOUTHERLY LINE OF WEST 47TH STREET, 83’-5 ¾”;
2) THENCE SOUTHERLY, ALONG A LINE FORMING AN ANGLE OF 89°-57’-00” ON ITS WESTERLY SIDE WITH THE PRECEDING COURSE, 88’-5”;
3) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 89’-3”;
4) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 69’-4”;
5) THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 5’-11 ½”;
6) THENCE NORTHERLY, ALONG A LINE FORMING AN ANGLE OF 89°-42’-00” ON ITS WESTERLY SIDE WITH THE PRECEDING COURSE, 19’-1” TO THE POINT OR PLACE OF BEGINNING.

Ex. A - 4

ELEVATIONS REFER TO DATUM USED BY THE TOPOGRAPHICAL BUREAU, BOROUGH OF MANHATTAN, WHICH IS 2.75 FEET ABOVE NATIONAL GEODETIC SURVEY VERTICAL DATUM OF 1929 (UNITED STATES COAST AND GEODETIC SURVEY VERTICAL DATUM) MEAN SEA LEVEL, SANDY HOOK, NEW JERSEY.

PARCEL IID:

ALL THAT PORTION OF THE BELOW DESCRIBED PARCEL LYING ABOVE A HORIZONTAL PLANE DRAWN AT ELEVATION 144.85 FEET BOUNDED AND DESCRIBED AS FOLLOWS: BEGINNING AT A POINT IN THE SOUTHERLY LINE OF WEST 47TH STREET DISTANT 169’-4” EAST OF THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY LINE OF SEVENTH AVENUE WITH THE SOUTHERLY LINE OF WEST 47TH STREET:

1) RUNNING THENCE EASTERLY, ALONG THE SOUTHERLY LINE OF WEST 47TH STREET, 35’-4 ½”;

2) THENCE SOUTHERLY, ALONG A LINE FORMING AN ANGLE OF 89°-57’-00” ON ITS WESTERLY SIDE WITH THE PRECEDING COURSE, 88’-5”;

3) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 35’-4 ½”;

4) THENCE NORTHERLY, ALONG A LINE FORMING AN ANGLE OF 89°-57’-00” ON ITS EASTERLY SIDE WITH THE PRECEDING COURSE, 88’-5” TO THE POINT OR PLACE OF BEGINNING.

ELEVATIONS REFER TO DATUM USED BY THE TOPOGRAPHICAL BUREAU, BOROUGH OF MANHATTAN, WHICH IS 2.75 FEET ABOVE NATIONAL GEODETIC SURVEY VERTICAL DATUM OF 1929 (UNITED STATES COAST AND GEODETIC SURVEY DATUM) MEAN SEA LEVEL, SANDY HOOK, NEW JERSEY.

PARCEL IIE:

BEGINNING AT A POINT IN THE SOUTHERLY LINE OF WEST 47TH STREET, DISTANT 204’-8 ½” EAST OF THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY LINE OF SEVENTH AVENUE WITH THE SOUTHERLY LINE OF WEST 47TH STREET:

1) RUNNING THENCE EASTERLY, ALONG THE SOUTHERLY LINE OF WEST 47TH STREET, 11’-11 1/2”;
2) THENCE SOUTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 100’-5” TO A POINT IN THE CENTER LINE OF BLOCK;
3) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET AND ALONG THE CENTER LINE OF BLOCK; 12’-0 ¾”;
4) THENCE NORTHERLY, ALONG A LINE FORMING AN ANGLE OF 89°-57’-00” ON ITS

Ex. A - 5

EASTERLY SIDE WITH THE PRECEDING COURSE, 100’-5” TO THE POINT OR PLACE OF BEGINNING.

PARCEL IIF:

BEGINNING AT A POINT 80’-0” EAST OF THE EASTERLY LINE OF SEVENTH AVENUE AND 88’-5” SOUTH OF THE SOUTHERLY LINE OF WEST 47TH STREET:

1) RUNNING THENCE EASTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 124’-7 ½”;
2) THENCE SOUTHERLY, ALONG A LINE FORMING AN ANGLE OF 89°-57’-00” ON ITS WESTERLY SIDE, 12’-0” TO A POINT IN THE CENTER LINE OF BLOCK;
3) THENCE WESTERLY, ALONG THE CENTER LINE OF BLOCK, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 17’-1 ¼”;
4) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 0’-1”;
5) THENCE WESTERLY, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 87’-6”;
6) THENCE SOUTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 0’-1” TO A POINT IN THE CENTER LINE OF BLOCK; 7) THENCE WESTERLY, ALONG THE CENTER LINE OF BLOCK, PARALLEL WITH THE SOUTHERLY LINE OF WEST 47TH STREET, 20’-0”;
8) THENCE NORTHERLY, PARALLEL WITH THE EASTERLY LINE OF SEVENTH AVENUE, 12’-0” TO THE POINT OR PLACE OF BEGINNING.

PARCEL III (PRESENT LOT 65 F/K/A LOT 64)(GROUND LEASE PARCEL)

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EASTERLY SIDE OF BROADWAY DISTANT 80 FEET 5 INCHES SOUTHERLY FROM THE SOUTHERLY SIDE OF 47TH STREET; AND

RUNNING THENCE EASTERLY PARALLEL WITH 47TH STREET AND PARTLY THROUGH A PARTY WALL, 80 FEET;

THENCE SOUTHERLY PARALLEL WITH BROADWAY, 20 FEET;

THENCE WESTERLY PARALLEL WITH 47TH STREET AND PARTLY THROUGH A PARTY WALL, 80 FEET TO THE EASTERLY SIDE OF BROADWAY; AND

THENCE NORTHERLY ALONG THE WESTERLY SIDE OF BROADWAY, 20 FEET TO THE POINT OR PLACE OF BEGINNING.

Ex. A - 6

EXHIBIT B

Form of Note

PROMISSORY NOTE

$	, 2011

This PROMISSORY NOTE (this “Note”) is executed as of                   , 2011 by TIMES SQUARE HOTEL OWNER, LLC, a Delaware limited liability company, having an address at 120 Vantis, Suite 350, Aliso Viejo, California 92656 (“Borrower”), in favor of                                                   , having offices at                                        (“Lender”).  All capitalized terms used but not otherwise defined in this Note shall have the respective meanings assigned to such terms in the Loan Agreement (as defined below).

Borrower hereby unconditionally promises to pay pursuant to the terms of this Note and the Loan Agreement, to the order of Lender or its registered assigns permitted under the Loan Agreement, by paying same to Lender, to the account or at the address set forth in Section 2.5(a) of the Loan Agreement, or at such other place as the holder of this Note may from time to time designate in writing, the sum of                      DOLLARS AND 00/100 ($                  ), in lawful money of the United States of America in immediately available funds, or such lesser amount as shall be outstanding hereunder from time to time, together with accrued and unpaid Interest, Additional Interest and all other sums due under this Note, the Loan Agreement and the other Loan Documents.

1.             Principal, Interest and other Payments.

(a)           The unpaid principal amount of the Loan shall be payable in accordance with the terms of Article II of the Loan Agreement.

(b)           The unpaid principal amount of the Loan shall bear interest (including Additional Interest) from the date hereof until paid in accordance with Article II of the Loan Agreement, and such interest (including any Additional Interest) shall be payable in accordance with Article II of the Loan Agreement.

(c)           (i)            Subject to the terms and conditions of the Loan Agreement and provided that no Event of Default shall have occurred and be continuing, all payments received by Agent with respect to the Loan shall be applied in the following order of priority:

first, to the payment of all amounts due and then owing pursuant to this Note, the Loan Agreement or the other Loan Documents (other than any Lender Interest Rate Protection Agreement) which do not constitute either principal or Interest;

second, to the payment of Interest due and then owing;

third, to any payment of principal due and then owing;

fourth, to any regularly scheduled payment due and the owing under any Lender Interest Rate Protection Agreement;

fifth, to the unpaid principal balance of the Loan;

sixth, to any payment (other than any regularly scheduled payment) due and then owing under any Lender Interest Rate Protection Agreement (whether a termination payment or other payment due in connection with any prepayment of the Loan or otherwise); and

seventh, any remaining amount to Borrower.

(ii)           During the continuance of an Event of Default, all payments received by Agent with respect to the Loan, including sums received by Agent in connection with Agent’s exercise of any remedies pursuant to the Loan Documents or otherwise at law or in equity, shall be applied to the Loan in such order and manner as Agent shall determine in its sole discretion, except as otherwise expressly provided in the Loan Agreement.

2.             Loan Agreement.  This Note has been executed and delivered pursuant to that certain Loan Agreement dated as of October 7, 2011, by and among Borrower, as borrower, Times Square Hotel Operating Lessee, LLC, a Delaware limited liability company, as operating lessee (the “Operating Lessee”), Lender and the other lenders from time to time party thereto, and Agent (the “Loan Agreement”).  The holder of this Note and Borrower shall be entitled to the benefits provided in and the provisions of the Loan Agreement and the other Loan Documents.  Reference is hereby made to the Loan Agreement for, among other things, a statement of (a) the prepayment rights and obligations of Borrower, (b) the Maturity Date of this Note and the events upon which the maturity of this Note may be accelerated, (c) the Collateral and other security for this Note, and (d) the maximum interest rate chargeable under this note.  All of the provisions of the Loan Agreement are hereby incorporated herein by reference.  The obligations of Borrower under this Note are secured by inter alia, (i) the Mortgage and (ii) any Liens created by the other Loan Documents.

3.             Waivers.  Borrower and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest and demand, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment or changes in this Note or in any of its terms, provisions, and covenants, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity, except for any demands or notices required to be provided pursuant to any of the Loan Documents.

4.             Limitation of Liability.  Recourse for the obligations under this Note shall be limited as set forth in Section 10.12 of the Loan Agreement.

5.             Governing Law; Waiver of Jury Trial.  This Note shall be governed by, and construed in accordance with, the substantive laws of the State of New York.  BORROWER

2

AND LENDER EACH HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

[Remainder of Page Intentionally Left Blank; Signature to Follow]

3

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first set forth above.

BORROWER:

TIMES SQUARE HOTEL OWNER, LLC,
a Delaware limited liability company

By:
Name:
Title:

Ex. B - 1

EXHIBIT C

Definition of Single Purpose Entity

“Single Purpose Entity” means a corporation, limited partnership or limited liability company that:

(i)            is organized solely for the purpose of:  (A)(1)  intentionally omitted (2) acquiring, owning, constructing improvements on, holding, managing, developing, financing, maintaining, marketing, selling, exchanging, assigning, transferring, operating, entitling, improving, rehabilitating, leasing, mortgaging, pledging and otherwise using, dealing with and disposing of the Premises, together with any additional land becoming part of the Premises pursuant to the exercise any option under the Ground Leases and (3) borrowing money and issuing evidence of indebtedness in furtherance of any or all of the objectives of its business and securing the same by mortgage, pledge or other liens; or (B) acting as a general partner of the limited partnership that owns the Premises or member of the limited liability company that owns the Premises, and in the case of either clause (A) or (B) above, doing any and all other acts or things that may be incidental or necessary to carry on its business as described in such clause;

(ii)           will not engage in any business unrelated to (A) the purposes described in clause (i)(A) above (including incidental personal property necessary therefor), (B) acting as general partner of the limited partnership that owns the Premises or (C) acting as a member of the limited liability company that owns the Premises, as applicable;

(iii)          will not have any assets other than those related to the Premises, together with any additional land becoming part of the Premises pursuant to the exercise any option under the Ground Leases and any incidental personal property necessary for the purposes described in clause (i)(A) above, or its partnership or member interest in the limited partnership or limited liability company that owns the Premises, as applicable;

(iv)          will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger or asset sale (except as expressly permitted by this Loan Agreement), transfer of partnership or membership interests in violation of the Loan Documents, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement which will adversely affect its status as a Single Purpose Entity, as applicable;

(v)           if such entity is a limited partnership, has and will have, as its only general partners, Single Purpose Entities;

(vi)          will maintain its accounts, books and records separate from any other Person and, to the extent required, will file its own tax returns (except to the extent that such entity is permitted or required to file a consolidated tax return under applicable Legal Requirements or is a tax disregarded entity which is not required to file a tax return under applicable Legal Requirements);

Ex. C - 1

(vii)         will not commingle its funds or assets with those of any other Person (other than Agent and other than as provided in the Management Agreement);

(viii)        will hold its assets in its own name;

(ix)           will conduct its business in its name except for services rendered under a management, franchise, license or similar agreement;

(x)            will maintain its financial statements, accounting records and other entity documents separate from any other Person except where consolidated financial statements are permitted or required under applicable Legal Requirements or Applicable Accounting Standards;

(xi)           will pay its own liabilities, including the salaries of its own employees (if any), out of its own funds and assets, provided, however, that the foregoing shall not require any parent or member of such entity to make any additional capital contributions or advance any other funds to such entity;

(xii)          Intentionally omitted;

(xiii)         will have no Indebtedness other than Permitted Indebtedness;

(xiv)        will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;

(xv)         will not acquire obligations or securities of its owners;

(xvi)        will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;

(xvii)       except in connection with the Loan or Permitted Equipment Financing, has not pledged and will not pledge its assets for the benefit of any other Person;

(xviii)      will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person subject to the right to identify the Premises as the Doubletree Guest Suites Times Square (or any approved replacement brand) in accordance with the Hotel Franchise Agreement or with any other management, franchise or license agreement as may be entered into in accordance with this Loan Agreement;

(xxviii)     except as permitted under any Loan Document, will not make loans to any Person;

(xix)         will not identify its owners, or any Affiliate of any of them, as a division or part of it;

Ex. C - 2

(xx)          will not enter into or be a party to, any transaction with its owners or Affiliates except (a) in connection with the Loan or as permitted under any Loan Document (the Operating lease being specifically approved by Agent), (b) in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (c) with respect to capital contributions and distributions permitted under its organizational documents;

(xxi)         will have no obligation to indemnify its partners, officers, directors, members, as the case may be, unless such an obligation is subordinated to the Obligations and will not constitute a claim against it if cash flow in excess of the amount required to pay the then owing Obligations is insufficient to pay the then owing Obligations;

(xxii)        if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a certificate of limited partnership and limited partnership agreement, or (ii) a corporation, has a certificate of incorporation or articles of incorporation, that in each case provide that such entity (a) will not dissolve, merge, liquidate or consolidate; (b) will not sell all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest; (c) will not engage in any other business activity, other than as permitted pursuant to the Loan Documents, or amend its organizational documents with respect to the matters set forth in this definition without the consent of Agent; and (d) shall not file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest or is the direct or indirect general partner or manager; without the affirmative vote of all of the directors, general partners or managers of the entity, including its Independent Directors and Independent Managers; and

(xxiii)       shall cause at least two duly appointed directors or managers (each, an “Independent Director” or “Independent Manager”, as applicable) reasonably satisfactory to Agent who shall not have been at the time of such individual’s appointment or at any time while serving as a director or manager of such entity, and may not have been at any time during the preceding five (5) years (i) a stockholder, director, manager (other than as an Independent Manager in the case of Borrower), officer, employee, partner, attorney or counsel of such entity or any Affiliate of such entity, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with such entity or any Affiliate of such entity (other than its fees and charges for serving as an Independent Director or Independent Manager of such entity), (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person prohibited by clause (i) or (ii) above, or (iv) a member of the immediate family of any such stockholder, director, manager, officer, employee, partner, customer, supplier or other Person prohibited by clause (i) or (ii) above.  (For purposes of this subclause (xxiii), the term “Affiliate” means any person controlling, under common control with, or controlled by the person in question; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise).

Ex. C - 3

EXHIBIT D

Required Amortization Payments

No.	Due Date	Interest	Principal	Balance
				$180,000,000.00
1	11/1/2011	900,000.00		180,000,000.00
2	12/1/2011	900,000.00		180,000,000.00
3	1/1/2012	900,000.00		180,000,000.00
4	2/1/2012	900,000.00		180,000,000.00
5	3/1/2012	900,000.00		180,000,000.00
6	4/1/2012	900,000.00		180,000,000.00
7	5/1/2012	900,000.00		180,000,000.00
8	6/1/2012	900,000.00		180,000,000.00
9	7/1/2012	900,000.00		180,000,000.00
10	8/1/2012	900,000.00		180,000,000.00
11	9/1/2012	900,000.00		180,000,000.00
12	10/1/2012	900,000.00		180,000,000.00
13	11/1/2012	900,000.00		180,000,000.00
14	12/1/2012	900,000.00		180,000,000.00
15	1/1/2013	900,000.00		180,000,000.00
16	2/1/2013	900,000.00		180,000,000.00
17	3/1/2013	900,000.00		180,000,000.00
18	4/1/2013	900,000.00		180,000,000.00
19	5/1/2013	900,000.00		180,000,000.00
20	6/1/2013	900,000.00		180,000,000.00
21	7/1/2013	900,000.00		180,000,000.00
22	8/1/2013	900,000.00		180,000,000.00
23	9/1/2013	900,000.00		180,000,000.00
24	10/1/2013	900,000.00		180,000,000.00
25	11/1/2013	900,000.00	179,190.95	179,820,809.05
26	12/1/2013	899,104.05	180,086.90	179,640,722.15
27	1/1/2014	898,203.61	180,987.34	179,459,734.81
28	2/1/2014	897,298.67	181,892.28	179,277,842.53
29	3/1/2014	896,389.21	182,801.74	179,095,040.79
30	4/1/2014	895,475.20	183,715.75	178,911,325.04
31	5/1/2014	894,556.63	184,634.32	178,726,690.72
32	6/1/2014	893,633.45	185,557.50	178,541,133.22
33	7/1/2014	892,705.67	186,485.28	178,354,647.94
34	8/1/2014	891,773.24	187,417.71	178,167,230.23
35	9/1/2014	890,836.15	188,354.80	177,978,875.43
36	10/1/2014	889,894.38	189,296.57	177,789,578.86
37	11/1/2014	888,947.89	190,243.06	177,599,335.80
38	12/1/2014	887,996.68	191,194.27	177,408,141.53
39	1/1/2015	887,040.71	192,150.24	177,215,991.29
40	2/1/2015	886,079.96	193,110.99	177,022,880.30
41	3/1/2015	885,114.40	194,076.55	176,828,803.75
42	4/1/2015	884,144.02	195,046.93	176,633,756.82
43	5/1/2015	883,168.78	196,022.17	176,437,734.65
44	6/1/2015	882,188.67	197,002.28	176,240,732.37
45	7/1/2015	881,203.66	197,987.29	176,042,745.08
46	8/1/2015	880,213.73	198,977.22	175,843,767.86
47	9/1/2015	879,218.84	199,972.11	175,643,795.75
48	10/1/2015	878,218.98	200,971.97	175,442,823.78
49	11/1/2015	877,214.12	201,976.83	175,240,846.95
50	12/1/2015	876,204.23	202,986.72	175,037,860.23
51	1/1/2016	875,189.30	204,001.65	174,833,858.58
52	2/1/2016	874,169.29	205,021.66	174,628,836.92
53	3/1/2016	873,144.18	206,046.77	174,422,790.15
54	4/1/2016	872,113.95	207,077.00	174,215,713.15
55	5/1/2016	871,078.57	208,112.38	174,007,600.77
56	6/1/2016	870,038.00	209,152.95	173,798,447.82

Ex. D - 1

No.	Due Date	Interest	Principal	Balance
57	7/1/2016	868,992.24	210,198.71	173,588,249.11
58	8/1/2016	867,941.25	211,249.70	173,376,999.41
59	9/1/2016	866,885.00	212,305.95	173,164,693.46
60	10/1/2016	865,823.47	213,367.48	172,951,325.98
61	11/1/2016	864,756.63	214,434.32	172,736,891.66
62	12/1/2016	863,684.46	215,506.49	172,521,385.17
63	1/1/2017	862,606.93	216,584.02	172,304,801.15
64	2/1/2017	861,524.01	217,666.94	172,087,134.21
65	3/1/2017	860,435.67	218,755.28	171,868,378.93
66	4/1/2017	859,341.89	219,849.06	171,648,529.87
67	5/1/2017	858,242.65	220,948.30	171,427,581.57
68	6/1/2017	857,137.91	222,053.04	171,205,528.53
69	7/1/2017	856,027.64	223,163.31	170,982,365.22
70	8/1/2017	854,911.83	224,279.12	170,758,086.10
71	9/1/2017	853,790.43	225,400.52	170,532,685.58
72	10/1/2017	852,663.43	226,527.52	170,306,158.06
73	11/1/2017	851,530.79	227,660.16	170,078,497.90
74	12/1/2017	850,392.49	228,798.46	169,849,699.44
75	1/1/2018	849,248.50	229,942.45	169,619,756.99
76	2/1/2018	848,098.78	231,092.17	169,388,664.82
77	3/1/2018	846,943.32	232,247.63	169,156,417.19
78	4/1/2018	845,782.09	233,408.86	168,923,008.33
79	5/1/2018	844,615.04	234,575.91	168,688,432.42
80	6/1/2018	843,442.16	235,748.79	168,452,683.63
81	7/1/2018	842,263.42	236,927.53	168,215,756.10
82	8/1/2018	841,078.78	238,112.17	167,977,643.93
83	9/1/2018	839,888.22	239,302.73	167,738,341.20
84	10/1/2018	838,691.71	240,499.24	167,497,841.96

Ex. D - 2

SCHEDULE 1.1

Example of Net Operating Income

Doubletree Times Square

August 2011 T12

	2010 Actual September	2010 Actual October	2010 Actual November	2010 Actual December	2011 Actual January	2011 Actual February	2011 Actual March	2011 Actual April	2011 Actual May	2011 Actual June	2011 Actual July	2011 Actual August	2011 Actual August T12

Occupancy	94.3%	94.4%	95.4%	93.3%	86.8%	92.6%	97.6%	98.6%	98.0%	98.4%	98.4%	96.0%	95.3%
ADR	345.74	352.42	383.23	564.57	214.01	211.96	279.60	341.67	348.21	359.55	348.13	337.75	342.23
REVPAR	325.95	332.57	365.79	526.52	185.72	196.27	272.80	336.80	341.37	353.76	342.57	324.30	326.21
GOPAR	190.46	195.64	221.17	362.02	63.30	73.93	133.97	190.45	198.69	212.42	196.35	224.40	189.35

REVENUE
Rooms	4,498,138	4,742,464	5,047,885	7,508,182	2,648,414	2,527,990	3,890,098	4,647,801	4,867,996	4,881,938	4,884,996	4,624,500	54,770,402
Food and Beverage	309,863	324,082	308,615	424,478	322,336	313,861	326,058	275,523	327,571	274,258	304,776	724,184	4,235,605
Other Operating Departments	342,788	322,539	341,220	338,635	345,715	343,693	344,869	344,810	344,467	347,902	400,170	353,749	4,170,557
Rent and Other Income	120,833	107,671	125,476	119,970	126,301	114,953	124,746	142,454	124,881	116,655	122,176	125,681	1,471,797
	—	—	—	—	—	—	—	—	—	—	—	—
Total Revenue	5,271,622	5,496,756	5,823,196	8,391,265	3,442,766	3,300,497	4,685,771	5,410,588	5,664,915	5,620,753	5,712,118	5,828,114	64,648,361

DEPARTMENTAL EXPENSES
Rooms	1,000,550	1,025,032	1,071,578	1,226,929	964,411	988,528	1,147,134	1,117,369	1,120,721	1,123,324	1,164,914	1,135,499	13,085,989
Food and Beverage	410,573	408,741	419,717	551,491	383,016	379,344	413,890	380,703	389,613	351,089	393,572	553,863	5,035,612
Other Operating Departments	97,083	88,596	62,969	62,550	66,789	67,102	67,652	64,359	51,542	61,840	64,002	64,435	818,919
	—	—	—	—	—	—	—	—	—	—	—	—
Total Departmental Expenses	1,508,206	1,522,369	1,554,264	1,840,970	1,414,216	1,434,974	1,628,676	1,562,431	1,561,876	1,536,253	1,622,488	1,753,797	18,940,520
	—	—	—	—	—	—	—	—	—	—	—	—
Total Departmental Income	3,763,416	3,974,387	4,268,932	6,550,295	2,028,550	1,865,523	3,057,095	3,848,157	4,103,039	4,084,500	4,089,630	4,074,317	45,707,841

UNDISTRIBUTED OPERATING EXPENSES
Administrative and General	341,063	315,189	349,799	291,994	313,702	250,465	354,515	319,543	319,806	361,887	334,010	306,655	3,858,628
Sales and Marketing	399,132	504,265	511,732	737,016	382,068	316,031	428,381	544,842	544,446	423,328	578,909	186,247	5,556,397
Property Operation & Maint.	184,771	173,442	178,611	151,146	172,637	167,386	167,276	152,564	182,066	166,908	160,223	166,736	2,023,766
Utilities	210,084	191,624	176,601	207,788	257,451	179,394	196,516	202,990	223,399	200,972	216,509	214,674	2,478,002
	—	—	—	—	—	—	—	—	—	—	—	—
Total Undistributed Expenses	1,135,050	1,184,520	1,216,743	1,387,944	1,125,858	913,276	1,146,688	1,219,939	1,269,717	1,153,095	1,289,651	874,312	13,916,793
	—	—	—	—	—	—	—	—	—	—	—
Gross Operating Profit	2,628,366	2,789,867	3,052,189	5,162,351	902,692	952,247	1,910,407	2,628,218	2,833,322	2,931,405	2,799,979	3,200,005	31,791,048

Ex. D - 1

Doubletree Times Square

August 2011 T12

	2010 Actual September	2010 Actual October	2010 Actual November	2010 Actual December	2011 Actual January	2011 Actual February	2011 Actual March	2011 Actual April	2011 Actual May	2011 Actual June	2011 Actual July	2011 Actual August	2011 Actual August T12

OTHER EXPENSES
Management Fees	145,879	153,031	161,955	239,193	90,738	86,466	127,961	149,702	157,332	155,794	157,081	162,413	1,787,545
Rent	123,903	159,294	134,642	134,642	134,642	123,903	146,414	134,642	135,675	135,675	136,707	137,733	1,637,872
Property and Other Taxes	470,966	473,664	473,059	500,765	458,490	458,452	462,417	473,760	458,367	458,335	515,970	516,035	5,720,280
Insurance	12,264	12,264	13,889	73,828	11,721	9,680	15,238	(14,406)	16,005	16,005	25,883	21,985	214,356
	—	—	—	—	—	—	—	—	—	—	—
Total Other Expenses	753,012	798,253	783,545	948,428	695,591	678,501	752,030	743,698	767,379	765,809	835,641	838,166	9,360,053
	—	—	—	—	—	—	—	—	—	—	—
EBITDA before FF&E Reserve	1,875,354	1,991,614	2,268,644	4,213,923	207,101	273,746	1,158,377	1,884,520	2,065,943	2,165,596	1,964,338	2,361,839	22,430,995

FF&E Reserve	210,865	219,870	232,928	335,651	137,711	132,020	187,431	216,424	226,597	224,830	228,485	233,125	2,585,937
	—	—	—	—	—	—	—	—	—	—	—
EBITDA after FF&E Reserve	1,664,489	1,771,744	2,035,716	3,878,272	69,390	141,726	970,946	1,668,096	1,839,346	1,940,766	1,735,853	2,128,714	19,845,058

Adjustment to NOI (EBITDA after FF&E Reserve)
T-12 Occupancy	95.3%
Adjustment Necessary	yes
Max Occupancy	95.0%												95.0%
Rooms	460
Days in the year	365
Revenue Adjustment
Adjustment to Room Revenue													(182,411)

Expense Adjustment % of Rooms Revenue													55%
Total Expense Adjustment													(100,326)

Total NOI Adjustment													(82,085)

Adjusted T-12 NOI													19,762,973

Ex. D - 2

SCHEDULE 2.7(a)

Form of Interest Rate Protection Agreement Acknowledgment

[Letterhead of Issuer]

[Date]

[                            ] (“Counterparty”) has entered into a Confirmation (Reference No.:  [                ]) (“Interest Rate Protection Agreement”), dated as of [                  ], 20[    ], between the Counterparty and Times Square Hotel Owner, LLC, a Delaware limited liability company (“Assignor”).  Attached hereto as Exhibit A is a true, correct and complete copy of the Interest Rate Protection Agreement confirmation.  Counterparty acknowledges that it has been informed that Assignor has pledged and collaterally assigned all of its rights, title and interests in, to and under the Interest Rate Protection Agreement to Eurohypo AG, New York Branch, as agent for the various lenders from time to time (together with its successors and assigns, in such capacity, the “Agent”).  Counterparty hereby consents to said pledge and collateral assignment, agrees that it will make any payments to become payable under or pursuant to the Interest Rate Protection Agreement (including, without limitation, termination payments) directly to or as otherwise directed in writing by Agent and agrees that all rights of Assignor under the Interest Rate Protection Agreement, including all rights to consent to any termination or modification of same or grant any other consent thereunder, shall be exercisable by Agent, and not by Assignor.  All such payments shall be made without offset or deduction for any claim by the Counterparty against Assignor, all of which such claims will be asserted directly or separately against Assignor.  Counterparty acknowledges that in the event it shall fail to make such payments directly to or as otherwise directed in writing by Agent, it shall be deemed to have not made such payment pursuant to the Interest Rate Protection Agreement.  Counterparty’s address for notices hereunder is:

[                                          ]

[                                          ]

[                                          ]

Attention: [                                          ]

Telephone: [                                          ]

Facsimile No.:   [                                          ]

Reference No.:  [                                          ]

Agent’s payment instructions as of the date hereof are as follows, provided that Agent may change same at any time upon notice to Counterparty: [                                                    ], ABA #[                  ], Account #[                        ], Reference: Loan # [          /          ], Account Name:  [                                                                    ].

Counterparty shall be entitled to conclusively rely (without any independent investigation) on any notice or instructions from Agent in respect of the Interest Rate Protection Agreement.  In the event of any inconsistency between any notice or instructions from Assignor

Sch. 2.7(a) - 1

and any notice or instructions from Agent, Counterparty shall be entitled to conclusively rely (without any independent investigation) on the notice or instruction from Agent.  Assignor releases Counterparty from all liability in connection with Counterparty’s compliance with Agent’s written instructions.  Assignor hereby agrees to indemnify, defend and hold Counterparty harmless from and against any and all claims, other than those ultimately determined to be proximately caused by the gross negligence or willful misconduct of Counterparty, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorneys’ fees and disbursements) incurred by Counterparty as a result of the assertion of any claim by any person or entity arising out of, or otherwise related to, any actions taken or omitted to be taken by Counterparty in reliance upon any instructions or notice provided by Agent.

Counterparty hereby agrees that, in the event of any breach or default by the Assignor under the Interest Rate Protection Agreement that has not been cured by Assignor, and in the event of any termination event that could be claimed by Counterparty under the Interest Rate Protection Agreement as a result of any act, omission, event or condition attributable to Assignor which could be cured through the payment of money or otherwise through performance by a person other than Assignor, that has not been cured by Assignor, Counterparty shall notify Agent at its address set forth in below of the occurrence of such breach, default or event.  Counterparty further agrees that Agent shall have the right to cure any such breach, default or event; that the Counterparty shall accept any such cure tendered by Agent within the same period for cure of such breach, default or event set forth in the Assignment of Agreements, which cure period shall be measured, however, from the date notice of such breach, default or event is delivered to Agent in accordance herewith) (herein, the “Cure Period”); and that Counterparty shall not terminate the Interest Rate Protection Agreement or exercise any remedies on account of such breach, default or event, unless Agent fails to cure such breach, default or event within the Cure Period.  Counterparty acknowledges and agrees that Agent shall have the right (but shall be under no obligation) to cure such breach, default or event, and that neither the tender of any such cure by or on behalf of Agent, nor this Acknowledgment or any term or provision of the Assignment of Agreements, shall be deemed to result in the assumption by Agent of any obligations of Assignor under the Interest Rate Protection Agreement.

Delivery of an executed counterpart of a signature page of this acknowledgment by telecopy or mail shall be effective as delivery of a manually executed original counterpart of this acknowledgment.  This acknowledgment may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this acknowledgment to produce or account for more than one such counterpart.

ISSUER:

By:
Name:
Title:

Dated:

Sch. 2.7(a) - 2

AGENT:

EUROHYPO AG, NEW YORK BRANCH,
as Agent for Lenders

By:
Name:
Title:

By:
Name:
Title:

Dated:

ACKNOWLEDGED AND AGREED:

Dated:	ASSIGNOR:

TIMES SQUARE HOTEL OWNER, LLC, a Delaware limited liability company

By:
Name:
Title:

Sch. 2.7(a) - 3

EXHIBIT A

Interest Rate Protection Agreement Confirmation

(see attached)

Sch. 2.7(a) - 4

SCHEDULE 5

Exceptions to Representations and Warranties

None.

Sch. 5- 1

SCHEDULE 5.11

Accounts

Depository Account — HSBC 048-73152-8 (Times Square Hotel Oper Lessee LLC)

Operating Account — HSBC 048-76074-9 (Times Square Hotel Oper Lessee LLC)

Payroll Account — HSBC 048-76005-6 (1568 Broadway Hotel Management LLC)

Sch. 5.11- 1

SCHEDULE 5.17A

Option to Purchase or Rights of First Refusal to Purchase

None.

Sch. 5.17A-1

SCHEDULE 5.17B

Material Operating Agreements

Agreements with the following Persons, in each case providing for to the type of service or otherwise related to the subject matter listed next to the Person’s name:

Counterparty:	Service/Subject Matter:
None.

Sch. 5.17B- 1

SCHEDULE 5.17C

Amendments

Management Agreement-

First Amendment dated July 6, 2007

Second Amendment dated November 28, 2007

Third Amendment dated January 2008

Premises Documents-

As disclosed on Preliminary Title Report dated September 12, 2011

Franchise Agreement-

Amended and Restated Franchise Agreement dated as October 1, 2011.

Sch. 5.17C - 1

SCHEDULE 5.26

Collective Bargaining Agreements

Memorandum of Agreement effective February 14, 2001

Collective Bargaining Agreement effective July 1, 2001

Successor Me-Too Agreement effective June 1, 2006

2006 Memorandum of Understanding effective July 1, 2006

Medical Pension Benefits Agreement effective December 19, 2007

Timekeeping Agreement effective March 5, 2008

Housekeeping Attendants Agreement effective September 2, 2008

Porterage Fees Agreement effective September 2, 2008

Housekeeping Supervisor Agreement effective December 2008

Bartenders Agreement effective September 10, 2009

Sch. 5.26 - 1

SCHEDULE 6.11

Insurance Requirements

(a)           Loan Parties, at their sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Loan Parties and the Premises providing at least the following coverages:

(i)            Property insurance against loss or damage by fire, wind (including named storms), lightning and such other perils as are included in a standard “all risk” or “special form” policy and including terrorism, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Premises, which for purposes of this Loan Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings).  The Full Replacement Cost must be adjusted annually to reflect increased value due to inflation; (B) containing an agreed amount endorsement with respect to the Improvements and, if required, personal property at the Property, waiving all co-insurance provisions; (C) providing for no deductible in excess of $10,000.00 (except for deductibles for windstorm and earthquake coverage, which deductibles may be up to 5% of the total insurable value of the Property set forth in the Policy); and (D) containing “Law and Ordinance Coverage” if the Property shall at any time be legal non-conforming, including coverage for Loss to the Undamaged Portion, Demolition Costs and Increased Cost of Construction, all in amounts acceptable to Agent.  In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Agent shall require; and (z) if required by Agent, earthquake insurance in an amount not exceeding the “Probable Maximum Loss” amount plus business income, less a deductible of five percent (5%) and in form and substance satisfactory to Agent, provided that the insurance pursuant to clause (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).  Borrower shall be required to maintain (a) so long as TRIPRA or a similar or subsequent statute is in effect, terrorism insurance for Certified and, if requested by Agent, Non-Certified acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Premises (plus twelve (12) months of business interruption coverage), and (b) if TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the first sentence of this subsection (i), but in such event Borrower shall not be required to spend on terrorism insurance coverage more than an amount equal to two (2) times the annual premium paid by Borrower for the coverage in place as of the date hereof for the comprehensive all risk insurance required under subsection (i) hereof) in any fiscal year on insurance premiums for terrorism insurance (the “Terrorism Insurance Cap”) whether such coverage is part of the Insurance Policies required under Section 6.11 and Schedule 6.11 or is a separate Insurance Policy of terrorism insurance, and if the cost of

Sch. 6.11 - 1

the terrorism insurance required amount exceeds the Terrorism Insurance Cap, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Insurance Cap; provided, however, if Agent reasonably determines that (i) terrorism insurance is customarily maintained by owners and/or operators of first class hotels in Manhattan or (ii) Borrower or its Affiliates are obtaining terrorism insurance on any other hotel properties similar in type and quality to the Premises which Borrower and its Affiliates own and/or operate in Manhattan, then Borrower shall maintain such terrorism insurance as a part thereof regardless of the cost of the related insurance premiums;

(ii)           commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, and including liquor liability if required, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and 00/100 Dollars ($1,000,000) and Two Million and 00/100 Dollars ($2,000,000) in the aggregate per location; (B) to continue at not less than the aforesaid limit until required to be changed by Agent by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors, (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Section 10.1 to the extent the same is available;

(iii)          rental loss and/or business income interruption insurance (A) with loss payable to Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsection (iv) (if applicable), subsection (vi), subsection (x) and Section 5.1.1(h) below for a period commencing at the time of loss and continuing for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch but in no event for less than eighteen (18) months (C) containing an extended period of indemnity endorsement which provides the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property for a period of eighteen (18) months.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property for the succeeding twenty-four (24) month period.  All proceeds payable to Agent pursuant to this subsection shall be held by Agent and, unless otherwise expressly permitted or required under this Loan Agreement, shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and the Notes; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

Sch. 6.11 - 2

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property and Liability coverage forms do not otherwise apply, coverage all in form and substance and with limits, terms and conditions acceptable to Agent including (A) owner’s contingent or protective liability insurance, or its equivalent, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form, including coverage for 100% of the total insurable costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (iii), (vi), (x) and Section 5.1.1(h), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)           workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Agent in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)         umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Million and 00/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) and, if required, the employers liability required in subsection (v) above and motor vehicle liability required in subsection (viii) below;

(viii)        motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Agent (if applicable);

(ix)           insurance against employee dishonesty in an amount and with deductibles acceptable to Agent (if applicable);

(x)            insurance for liquor liability, Garagekeeper’s liability, Innkeeper’s liability, safe deposit box liability and crime insurance, all in amounts reasonably satisfactory to Agent; and

(x)            upon sixty (60) days’ notice, such other insurance and in such amounts as Agent from time to time may request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

Sch. 6.11 - 3

SCHEDULE 6.20

Organizational Chart

Sch. 6.11 - 1

Contracting party: Times Square Hotel Owner, LLC

Partner number:

Contract/Account number:

Statement regarding the economic beneficiary pursuant to § 1, section 6 GwG*
- Legal entities/Partnerships -

As a bank, Aareal Bank AG is obliged pursuant to German law (§ 3, section 1, subsection 3 GwG), as are its subsidiaries such as Aareal Capital Corporation, to ascertain, before establishing a business relationship, whether its contracting party acts for an economic beneficiary. “Economic beneficiaries” are individuals in the background, at whose instance actions are actually taken or - in the case of a legal entity/partnership - individuals, who ultimately control the contracting party or hold a quasi-owner position.

☒ 1. Contracting party acting in its own interests

☐ 1.1 Shareholding structure (always enclose)

An organisational chart showing the contracting party’s shareholding structure (including the individuals in the background) is enclosed.

☐ 1.2 Listed company

The contracting party is listed at a “privileged” stock exchange. (No further clarification required: 1.3 to 1.6 are not applicable.)

☐ 1.3 Shareholders

There exist individuals who, directly or indirectly (through multi-level shareholding structures), control more than 25% of the shares or voting rights in the contracting party.

Names and addresses of individuals:

☐ 1.4 Beneficiary of an arrangement for the benefit of a third party

(To be enquired if the shareholding structure includes a trust, a foundation, or another arrangement for the benefit of a third party) There exist individuals who are beneficiaries of, or exercise control over, 25% or more of the managed assets.

Names and addresses of individuals:

☐ 1.5 Factual control

Notwithstanding paragraphs 1.3 and 1.4 above, the contracting party is under the factual control of the following individuals: Names and addresses of individuals:

☒ 1.6 No economic beneficiaries

There exist no individuals who exercise control over the contracting party as per paragraphs 1.3 to 1.5 above.

☐ 2. Acting at the instance of a third party

The business relationship is entered into in the interests of a third party (in particular, a trustee).

☐ 2.1 The third party/parties is/are the following individual(s) (names and addresses):

☐ 2.2 The third party is the following legal entity/partnership (name and address)

☐ A shareholding structure as per paragraph 1.1 above exists.

☐ Listed company as per paragraph 1.2 above

☐ The shareholders as per paragraph 1.3 above are the following persons (names and addresses):

☐ The beneficiaries as per paragraph 1.4 above are the following persons (names and addresses):

☐ Factual control as per paragraph 1.5 above is exercised by the following persons (names and addresses):

☐ No economic beneficiaries as per paragraph 1.6 above

I am/We are aware that I am/we are required to inform Aareal Capital Corporation without undue delay of any changes to the information set forth above.

TIMES SQUARE HOTEL OWNER, LLC

/s/ John V. Arabia
Signature

Aliso Viejo, CA
Place, Date

* Geldwäschegesetz, German Money Laundering Act

Sunstone Hotel Investors, Inc.
Sun CHP I, Inc.
9.0908%
90.9092%
98.9%
Sun SHP II, LLC,
1.1%
Sunstone Hotel Partnership, LLC
All ownership %'s are 100%
unless otherwise indicated
Sunstone Broadway, LLC
Times Square Hotel Sub, LLC
Pension Holding Corporation
Times Square Hotel Owner, LLC, a Delaware Limited Liability Company
(Hotel Owner/Ground Lessee)
Operating
Lease
Times Square Hotel Operating Lessee, LLC
Hotel Operator/Liquor License Holder

SCHEDULE 6.34

Required Repairs

Item	Comments	Required Completion Schedule
Roofing	Replace leaking skylight in Stairwell A	Within 60 days of the Closing Date
Plumbing	Disinfect House Water Tank	Within 60 days of the Closing Date
HVAC	Reinsulate Steam Station	Within one year of the Closing Date
Fire Life Safety	Hire an Expeditor to clear all open violations there are 28 at $500 each	Within 180 days of the Closing Date
ADA	Provide additional ADA kits 5 at $500 each	Within one year of the Closing Date
	Install Braille Signage - rest rooms, elevator, telephone, stairways etc 460 at $30 each	Within eighteen (18) months of the Closing Date

Sch. 6.11 - 2

SCHEDULE 6.38

Post Closing Deliverables

Deliverable	Required Completion Schedule
Establish the Lockbox (as defined in the Clearing Account Agreement) pursuant to the terms of the Clearing Account Agreement

Within four (4) weeks of the Closing Date, provided, however, that such period may be extended for an additional fifteen (15) days if, in Agent’s reasonable judgment, Loan Parties have commenced and are diligently pursuing the establishment of the Lockbox.

Sch. 6.38 - 1

SCHEDULE 8.5

Form of Assignment and Acceptance

This ASSIGNMENT AND ACCEPTANCE (this “Assignment”) made as of                   , 20     by and between                                                      (“Assignor”), as a Lender (as defined in the Loan Agreement (as defined below)), and                                                      (together with its successors and assigns permitted under the Loan Agreement, “Assignee”).  Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement (as hereinafter defined).

WHEREAS, Times Square Hotel Owner, LLC, a Delaware limited liability company (“Borrower”), Times Square Hotel Operating Lessee, LLC, a Delaware limited liability company (“Operating Lessee”; Borrower and Operating Lessee are each sometimes referred to as a “Loan Party” and as “Loan Parties”), Eurohypo AG, New York Branch, as agent for the Lenders (as defined in the Loan Agreement) (in such capacity, “Agent”) and the Lenders party thereto, are parties to that certain Loan Agreement dated as of                     , 2011 (as the same may have been or may hereafter be amended, restated, extended or otherwise modified from time to time pursuant to the terms thereof, the “Loan Agreement”), pursuant to which Lenders have agreed to make, and Agent has agreed to administer, a loan to Borrower in the original principal amount of $180,000,000.00 (the “Loan”);

WHEREAS, Assignor is one of the “Lenders” under the Loan Agreement; and

WHEREAS, Assignor wishes to sell and assign to Assignee all of Assignor’s right, title and interest in and to a portion of the Loan in an amount equal to $[          ], which constitutes         percent (      %) of Assignor’s interest in the entire Loan, together with all of Assignor’s right, title, and interest in and to the Loan Agreement and, the other Loan Documents in respect of such portion (the “Assigned Interest”).

NOW, THEREFORE, in consideration of ($[                  ]) paid by Assignee to Assignor with respect to the Assigned Interest, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.             As of the date hereof, Assignor hereby sells, assigns, transfers and grants to Assignee the Assigned Interest.  As of the date hereof, Assignee hereby purchases the Assigned Interest and assumes all obligations and liabilities of Assignor under the Loan Documents in respect of the Assigned Interest.

2.             Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Documents, or any other instrument or document furnished pursuant thereto, or any collateral security granted in connection therewith, if any, other than that Assignor has not created any adverse interest in the Assigned Interest; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any

Sch. 8.5 - 1

Guarantor, any of their respective Affiliates or any other obligor for the performance or the observance by Borrower, any Guarantor, any of their respective Affiliates or any other obligor of any of their respective obligations under the Loan Agreement, any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto.

3.             Assignee (a) represents and warrants to Agent and Lenders that it is legally authorized to enter into this Assignment and is an Eligible Assignee; (b) confirms that it has received copies of the Loan Agreement, together with copies of the financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in granting or withholding any consent or approval under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) confirms that Agent shall act as agent for Assignee and the other Lenders and shall take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents or other instruments or documents furnished pursuant hereto or thereto as are delegated to Agent by the terms thereof; and (e) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with their respective terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

4.             Assignor represents and warrants that (a) the current outstanding principal amount of the Loan is                            Dollars ($                      ), (b) Assignor has not previously assigned, pledged, transferred or hypothecated all or any portion of the Assigned Interest and (c) it is legally authorized to enter into this Assignment.

5.             From and after the date hereof, (a) Assignee shall be a party to the Loan Agreement and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) Assignor shall relinquish its rights as a Lender and be released from its obligations as a Lender under the Loan Documents and to the Loan with respect to the Assigned Interest.  Exhibit A attached hereto sets forth Assignor’s and Assignee’s respective Commitments after giving effect to this Assignment [(and, in the case of Assignor, any other Assignments that Assignor is entering simultaneously herewith)].

6.             The address of Assignee to which notices under the Loan Documents shall be sent is:

Attn:

Telephone:

Facsimile:

Sch. 8.5 - 2

with copies similarly delivered to:

Attn:
Telephone:
Facsimile:

7.             This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

8.             This Assignment may be executed in any number of counterparts, with the same effect as if all of the parties had signed the same document.  All counterparts shall be construed together and constitute one agreement.

Sch. 8.5 - 3

IN WITNESS WHEREOF, the parties have duly executed this Assignment as of the day and the year first above written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Eurohypo AG, New York Branch, as agent for Lenders
signs below for the sole purpose of consenting to
this Assignment.  Such consent is not, and shall
not be construed to be, a consent or waiver to any
other assignment or any other provision of any
Loan Document.  Agent shall retain all of its respective
rights under the Loan Documents.

EUROHYPO AG, NEW YORK BRANCH, as agent for Lenders

By:
Name:
Title:

By:
Name:
Title:

Sch. 8.5 - 4

EXHIBIT A [to Schedule 8.5]

Assignor’s Commitment (following this Assignment [and the other assignments by Assignor being executed contemporaneously herewith]):

$                                                            .

Assignee’s Commitment - $                                                      .

Sch. 8.5 - 5